UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

☒ Preliminary Information Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement

STREAM GLOBAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

STREAM GLOBAL SERVICES, INC.

20 William Street, Suite 310

Wellesley, Massachusetts 02481

NOTICE OF ACTION BY WRITTEN CONSENT

We Are Not Asking You for a Proxy and

You are Requested Not To Send Us a Proxy

To the Stockholders of Stream Global Services, Inc.:

On August 14, 2009, Stream Global Services, Inc., a Delaware corporation (“Stream”), entered into a share exchange agreement (the “Exchange Agreement”), with EGS Corp., a Philippine corporation (the “Company” or “EGS”), EGS Dutchco B.V., a corporation organized under the laws of the Netherlands (“Dutchco”), and NewBridge International Investment Ltd., a British Virgin Islands company (“NewBridge”). Dutchco and NewBridge are sometimes referred to herein as the “Stockholders.” Under the terms of the Exchange Agreement, NewBridge or one of its affiliates will contribute to Stream $35,840,988 in principal under a bridge loan and the Stockholders will transfer to Stream all of their shares of capital stock of EGS (the “Shares”) in exchange for an aggregate of 33,653,446 shares (the “Share Amount”) of common stock, $0.001 par value per share, of Stream (“Stream Common Stock”) (or, at the election of Stream or the Company, the Share Amount less up to 9,800,000 shares of non-voting common stock, par value $0.001 per share (“Stream Non-Voting Common Stock”), in substitution for an equal number of shares of Stream Common Stock, or, at the election of Stream, $9,990 in cash in substitution for 1,885 shares of Stream Common Stock) (the “share exchange”). Our board of directors has approved the Exchange Agreement and the transactions contemplated thereby. A copy of the Exchange Agreement was previously filed as an exhibit to Stream’s Current Report on Form 8-K filed on August 20, 2009 and is incorporated by reference in this information statement.

This notice and the accompanying information statement are dated September [    ], 2009 and are first being mailed to our stockholders on or about September [    ], 2009.

On August 14, 2009, certain Stream stockholders, who, as of such date, collectively held 100% of the outstanding shares of Stream Series A Convertible Preferred Stock and Stream Series B Convertible Preferred Stock (collectively, “Stream Preferred Stock”), and 90.2% of the outstanding shares of Stream Common Stock and Stream Preferred Stock (on an as converted basis), as a single class, by written consent in lieu of a meeting, approved the following pursuant to Sections 228 and 242 of the Delaware General Corporation Law (“DGCL”):

1.	The consummation of the transactions contemplated by the Exchange Agreement, including the issuance of 33,653,446 shares of Stream Common Stock to the Stockholders (or, at the election of Stream or the Company, the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock in substitution for an equal number of shares of Stream Common Stock or, at the election of Stream, $9,990 in cash in substitution for 1,885 shares of Stream Common Stock); the issuance of additional shares of Stream Common Stock to satisfy any indemnification obligations of Stream under the Exchange Agreement; the issuance of up to 50,000,000 shares of Stream Common Stock (subject to adjustment for stock splits, stock dividends and similar events) pursuant to the exercise of participation rights granted pursuant to a stockholders agreement dated August 14, 2009 among Stream, Ares Corporate Opportunities Fund II, L.P. (“Ares”), Dutchco, NewBridge, R. Scott Murray, Stream’s Chairman and Chief Executive Officer, and Trillium Capital LLC (“Trillium”); and the issuance of 1,000,000 shares of Stream Common Stock to Ares in partial consideration for the surrender to Stream for cancellation of a warrant to purchase 7,500,000 shares of Stream Common Stock expiring in 2018 held by Ares.

2.	An amendment to Stream’s Third Amended and Restated Certificate of Incorporation, among other things, increasing the authorized capital stock and authorizing shares of Stream Non-Voting Common Stock, as described in the accompanying information statement.

3.	An amendment to Stream’s Third Amended and Restated Certificate of Incorporation cancelling Stream Preferred Stock after the closing of the share exchange (the “closing”).

4.	An amendment to Stream’s 2008 Stock Incentive Plan increasing the number of shares of Stream Common Stock authorized for issuance thereunder from 5,000,000 to 10,000,000.

The amendments to our Certificate of Incorporation and our 2008 Stock Incentive Plan will not be effected if no closing occurs pursuant to the Exchange Agreement.

Notwithstanding the execution and delivery of the written consent described above, under applicable securities regulations, the share exchange may not be completed until 20 calendar days after the date this information statement is mailed to our stockholders. Therefore, the earliest possible date on which the share exchange can be completed is September [    ], 2009.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

This notice and the accompanying information statement shall constitute notice to you of the action by written consent required by Section 228 of the Delaware General Corporation Law. Please read the accompanying information statement carefully and in its entirety, as it contains important information.

Sincerely,

R. Scott Murray

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Agreement or the proposed share exchange, passed upon the merits or fairness of the proposed share exchange, or passed upon the adequacy or accuracy of the disclosure contained in the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement incorporates by reference important business and financial information about Stream that is not included in or delivered with this information statement. You can obtain this information without charge from the Securities and Exchange Commission’s website at www.sec.gov or upon written or oral request to:

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, Massachusetts 02481

Attention: Investor Relations

Phone: (781) 304-18000

See “Where You Can Find More Information” on page [    ] of this information statement for more information.

Unless the context otherwise requires, references in this information statement to “we,” “our,” “us” and similar pronouns refer to Stream and references to “the Company” or “EGS” refer to EGS Corp.

We have provided all information contained in or incorporated by reference into this information statement with respect to Stream. The Company has provided all information contained in this information statement with respect to the Company. No party assumes any responsibility for the accuracy or completeness of the information provided by any other party. You should rely only on the information contained in or incorporated by reference into this information statement. We have not authorized any person to provide you with any information that is different from what is contained in or incorporated by reference into this information statement.

Summary Term Sheet for the Share Exchange

The following is a summary of the principal terms of the share exchange. This summary does not contain all information that may be important to you. We encourage you to read carefully this information statement, including the annexes and the documents we have incorporated by reference into this information statement, in their entirety.

On August 14, 2009, Stream Global Services, Inc., a Delaware corporation (“Stream”, “we”, “our” or “us”), entered into a share exchange agreement (the “Exchange Agreement”) with EGS Corp., a Philippine corporation (“EGS” or the “Company”), which is the indirect parent company of eTelecare Global Solutions, Inc., a Philippine corporation (“eTelecare”), EGS Dutchco B.V., a corporation organized under the laws of the Netherlands (“Dutchco”), which is an indirect wholly-owned subsidiary of Providence Equity Partners VI International L.P. (“Providence”), and NewBridge International Investment Ltd., a British Virgin Islands company (“NewBridge”), which is an indirect wholly-owned subsidiary of the Ayala Corporation, a Philippine corporation (“Ayala”). Dutchco and NewBridge are sometimes referred to herein as the “Stockholders.” In connection with the share exchange:

•

NewBridge or one of its affiliates will contribute to Stream $35,840,988 in principal under a bridge loan and the Stockholders will transfer to Stream all of the shares of capital stock of EGS owned by them (the “Shares”); for further discussion, see “THE SHARE EXCHANGE AGREEMENT—The Share Exchange”;

•

Stream will issue to the Stockholders an aggregate of 33,653,446 shares of Stream Common Stock (the “Share Amount”) (or, at the election of Stream or the Company, the Share Amount less up to 9,800,000 shares of non-voting common stock, par value $0.001 per share (“Stream Non-Voting Common Stock”), in substitution for an equal number of shares of Stream Common Stock or, at the election of Stream, $9,990 in cash in substitution for 1,885 shares of Stream Common Stock); for further discussion, see “THE SHARE EXCHANGE AGREEMENT—The Share Exchange”;

•

The Stockholders, Ares Corporate Opportunities Fund II, L.P. (“Ares”), R. Scott Murray, Trillium Capital LLC (“Trillium”) and Stream have entered into a stockholders agreement, dated as of August 14, 2009 (the “Stockholders Agreement”) providing for certain voting agreements, restrictions on transfer of shares, rights of first offer, tag along rights, drag along rights, rights of participation, approval rights and information rights; for further discussion, see “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Stockholders Agreement”;

•

So long as certain share ownership requirements are met, Ares, NewBridge and Dutchco (each, a “Significant Investor”) have certain pro rata participation rights under the Stockholders Agreement to purchase, at $6.00 per share, up to an aggregate of 50,000,000 shares of Stream Common Stock upon the exercise of Stream’s publicly-held warrants; for further discussion, see “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Stockholders Agreement”;

•

Stream will issue to Ares 1,000,000 shares of Stream Common Stock in partial consideration for the surrender to Stream for cancellation of a warrant to purchase 7,500,000 shares of Stream Common Stock expiring in 2018 held by Ares; for further discussion, see “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Ares Letter Agreement”;

•

In order to satisfy indemnification obligations arising out of any breach of specified representations and covenants that survive the closing for 12 months (or such longer time specified in the Exchange Agreement) under the Exchange Agreement, the Stockholders may be required to surrender to Stream, or Stream may be required to issue to the Stockholders, shares of Stream Common Stock after the closing of the share exchange (the “closing”); for further discussion, see “THE SHARE EXCHANGE AGREEMENT—The Share Exchange—Indemnification and Insurance of Directors and Officers”;

1

•

Stream’s board of directors will be reconstituted to be comprised of 10 members: our Chief Executive Officer; up to 3 directors designated by Ares; up to 3 directors designated by Dutchco and NewBridge; and 3 independent directors, of which 2 shall be designated by Ares, Dutchco and NewBridge; for further discussion, see “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Stockholders Agreement”;

•	Our certificate of incorporation will be amended to, among other things:

•	increase our authorized capital stock and authorize shares of Stream Non-Voting Common Stock prior to the closing; and

•	cancel the Stream Series A Convertible Preferred Stock and the Stream Series B Convertible Preferred Stock (collectively, “Stream Preferred Stock”) after the closing;

•	Our by-laws will be amended to conform to the Stockholders Agreement; and

•	Our 2008 Stock Incentive Plan will be amended to increase the number of shares of Stream Common Stock authorized for issuance thereunder from 5,000,000 to 10,000,000.

Completion of the share exchange is not subject to the further approval of the Company’s stockholders. The approval of Stream’s stockholders holding a majority of the issued and outstanding Stream Common Stock for the share exchange and related matters listed above has already been obtained.

2

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE

Following are questions and related answers that address some of the questions you may have regarding the pending share exchange transaction among Stream, the Company and the Stockholders, the charter amendments, the plan amendment and related matters. These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the Exchange Agreement, the charter amendments, the plan amendment or any of the other matters discussed in this information statement, and are subject to, and are qualified in their entirety by, the more detailed information contained or incorporated by reference in or attached to this information statement. Therefore, please read carefully this information statement, including the attached annexes, in its entirety.

Q:	What is the share exchange transaction?

A:	The share exchange transaction involves the transfer by the Stockholders of all issued and outstanding shares of the Company owned by them to Stream and the contribution by NewBridge or one of its affiliates of $35,840,988 in principal under a bridge loan in exchange for an aggregate of 33,653,446 shares of Stream Common Stock (subject to adjustment as described in the Exchange Agreement).

In connection with the share exchange, we will amend our certificate of incorporation to (a) increase the total number of authorized shares of Stream’s capital stock to 212,000,000, consisting of 200,000,000 shares of Stream Common Stock, 11,000,000 shares of Stream Non-Voting Common Stock and 1,000,000 shares of Stream Preferred Stock, which we refer to as the “pre-closing charter amendment”; and (b) cancel Stream Preferred Stock after the closing, which we refer to as the “post-closing charter amendment” and together with the pre-closing charter amendment, the “charter amendments.” We will also amend our by-laws to, among other things, conform our by-laws to the Stockholders Agreement entered into in connection with the Exchange Agreement. We refer to these amendments to our by-laws as the “by-law amendments.” In addition, we will amend our 2008 Stock Incentive Plan to increase the number of shares of Stream Common Stock issuable thereunder from 5,000,000 to 10,000,000. We refer to this amendment to our 2008 Stock Incentive Plan as the “plan amendment.”

Q:	How will the share exchange affect my Stream Common Stock?

A:	Your rights as a holder of Stream Common Stock will not be affected by the share exchange itself. However, after the share exchange, your rights as a Stream stockholder will be governed by the certificate of incorporation, as amended by the charter amendments, and the by-laws, as amended by the by-law amendments, rather than the current certificate of incorporation and by-laws of Stream. The pre-closing charter amendment and the amended and restated by-laws were previously filed as exhibits to Stream’s Current Report on Form 8-K filed on August 20, 2009 and are incorporated by reference in this information statement. The post-closing charter amendment is attached hereto as Annex B. Other than that, your rights as a Stream stockholder will not be affected, and you will not receive any additional shares by virtue of the Stream Common Stock you own at the time of the share exchange. However, your current percentage ownership of Stream will be reduced as a result of the issuance of additional shares of Stream Common Stock in the share exchange.

Q:	Why is Stream amending its certificate of incorporation to increase the authorized number of shares of its common stock?

A:	A portion of the additional Stream shares to be authorized will be issued in connection with the share exchange and the remainder may be used for other corporate purposes that may arise from time to time.

Q:	Why is Stream amending its certificate of incorporation to authorize shares of Stream Non-Voting Common Stock?

A:

If necessary to avoid a breach of one or more of Stream’s financing arrangements, Stream or the Company may elect to issue the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock in substitution for an equal number of shares of Stream Common Stock. If such substitution is elected, Ares will hold at least 51% of Stream’s issued and outstanding voting power upon the closing.

Q:	Why is Stream amending its certificate of incorporation to cancel the Stream Preferred Stock after the closing?

A:	All of the outstanding shares of Stream Preferred Stock will be converted into shares of Stream Common Stock at the closing.

Q:	Why is Stream amending its stock option plan?

A:	We believe that the ability to grant additional stock options and other stock-based awards is necessary for us to attract, retain and motivate talented personnel. The plan amendment will also enable us to continue our policy of equity ownership by employees, officers and directors as an incentive to contribute to our success. The number of shares of Stream Common Stock is being increased from 5,000,000 to 10,000,000 due to the increase in the number of employees that Stream will have after the closing.

Q:	Do I have dissenters’ or appraisal rights with respect to the share exchange?

A:	No. Stream stockholders will not have dissenters’ or appraisal rights under Delaware law.

Q:	What are the other material conditions to complete the share exchange?

A:	Among other things, the share exchange is subject to the expiration of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, compliance with certain Philippine regulatory requirements and the shares of Stream Common Stock to be issued in the share exchange having been approved for listing on NYSE Amex. The share exchange also is subject to other customary closing conditions.

Q:	When do you expect the share exchange to be completed?

A:	We currently expect the share exchange to be completed as soon as practicable following the expiration of the 20 calendar days following the date on which this information statement is first being sent to our stockholders, subject to obtaining all other regulatory approvals and satisfaction of certain other closing conditions.

Q:	What are the material United States federal income tax consequences of the share exchange?

A:	There will not be any United States federal income tax consequences to the Stream stockholders as a result of the share exchange. For further discussion, see “THE SHARE EXCHANGE—The Share Exchange—Material United States Federal Income Tax Considerations.”

Q:	Did the board of directors approve the share exchange and related matters?

A:	Yes. Our board of directors has determined that the share exchange is in the best interests of our company and our stockholders and approved the Exchange Agreement and the transactions contemplated thereby, the issuance of shares in the Exchange Agreement, the charter amendments, the by-law amendments and the plan amendment. To review the factors considered by the board of directors, see “THE SHARE EXCHANGE—The Share Exchange—Stream’s Reasons for the Share Exchange.”

Q:	Why am I not being asked to vote on the share exchange and related transactions?

A:	The required approvals were obtained on August 14, 2009, when certain Stream stockholders, who collectively held 100% of the outstanding shares of Stream Preferred Stock and 90.2% of the outstanding shares of Stream Common Stock and Stream Preferred Stock (on an as converted basis), as a single class, executed written consents to approve the issuance of shares in connection with the share exchange, the charter amendments and the plan amendment. Accordingly, we are not soliciting your proxy or your vote with respect to these matters.

Q:	Why did Stream send me this information statement?

A:	Under Delaware law and applicable securities regulations, we are required to provide you with information regarding the written consent approving the issuance of shares in connection with the share exchange, the charter amendments and the plan amendment, even though your vote or consent is neither required nor requested to complete the share exchange.

Q:	Who can help answer my questions?

A:	If you have any questions about the share exchange or if you need additional copies of this information statement, you should contact:

Stream Global Services, Inc.

Attention: Legal Department

20 William Street, Suite 310

Wellesley, Massachusetts 02481

Phone: (781) 304-1800

Householding of Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our investor relations department at the address or telephone number listed above. If you wish to receive separate copies of our information statements, proxy statements or annual reports to stockholders in the future, or if you are receiving multiple copies and wish to receive only one copy per household, then you should contact your bank, broker, or other nominee record holder.

SUMMARY OF THE INFORMATION STATEMENT

The summary highlights selected information contained elsewhere in this information statement and the attached annexes. This summary does not purport to contain a complete statement of all material information relating to the Exchange Agreement, the share exchange, the charter amendments, the plan amendment and the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information contained in or attached to this information statement. You should carefully read this information statement in its entirety, as well as all annexes attached to this information statement. As your approval of the share exchange and the other matters described in this information statement is neither required nor requested, we are not asking you for a proxy and you are requested not to send us a proxy.

The Companies (page [    ])

Stream Global Services, Inc.

Stream, a Delaware corporation, is a premium provider of customer care and business process outsourcing, or BPO, services for the brand-driven Fortune 1000. A global firm, with approximately 16,000 employees based out of 35 service centers in 20 countries, Stream is a trusted advisor to some of the largest technology, retail, entertainment/media, telecommunications and related companies in the world. Its service programs, including technical support, client retention and revenue generation, are delivered through a set of standardized best practices by a highly skilled workforce. Stream continues to expand its global presence and service offerings to increase brand loyalty, revenue and business performance for organizations across the globe.

Stream’s principal office is located at 20 William Street, Suite 310, Wellesley, Massachusetts 02481, and its telephone number is (781) 304-1800.

EGS Corp.

The Company, a Philippine corporation, is a privately-held company that is jointly owned by Dutchco and NewBridge. The Company was organized in 2008 as a holding company to indirectly hold shares of eTelecare, after EGS Acquisition Corp., a direct subsidiary of the Company, completed a tender offer for the issued and outstanding shares (including American Depositary Shares) of eTelecare.

The Company’s principal office is located at 33/F Tower One, Ayala Triangle, Ayala Avenue, Makati City, 1226, Metro Manila, Philippines, and its telephone number is 63 (2) 752-5438.

eTelecare Global Solutions, Inc.

eTelecare is a leading provider of BPO services focusing on the complex, voice-based segment of customer care services. eTelecare provides a range of services including technical support, financial advisory services, warranty support, client service, sales and client retention. eTelecare’s services are delivered from service centers in the Philippines, the United States, Nicaragua and South Africa with approximately 9,000 employees in the Philippines, approximately 2,500 employees in the United States, approximately 500 employees in Nicaragua and approximately 500 employees in South Africa as of June 30, 2009.

eTelecare was founded in 1999. eTelecare’s principal executive office is located at 31st Floor CyberOne Building, Eastwood City, Cyberpark, Libis, Quezon City, Philippines 1110, and its phone number is 63 (2) 916-5670.

Approval of the Share Exchange (page [    ])

Our board of directors has determined that the share exchange is in the best interests of Stream and our stockholders and approved the Exchange Agreement, the issuance of shares in connection with the share exchange, the charter amendments and the plan amendment prior to approval by our stockholders. To review the factors considered by the board of directors, see “THE SHARE EXCHANGE—The Share Exchange—Stream’s Reasons for the Share Exchange.”

Stockholder Action by Written Consent; Record Date (page [    ])

Under Section 242 of the DGCL and our certificate of incorporation, the approval of our board of directors and the affirmative vote of the holders of a majority of the outstanding shares of Stream Series A Convertible Preferred Stock, a majority of the outstanding shares of Stream Series B Convertible Preferred Stock and a majority of the outstanding shares of Stream Common Stock and Stream Preferred Stock (on an as converted basis), voting together, is required to approve the amendments to our certificate of incorporation. In addition, under NYSE Amex Rules, listed companies such as Stream are required to obtain stockholder approval to list additional shares to be issued as consideration for the acquisition of stock of another company where the issuance of common stock in the transaction exceeds 20% of the shares outstanding prior to the transaction. NYSE Amex Rules also require stockholder approval of the plan amendment, and we are required to obtain stockholder approval of the plan amendment in order to have the ability to issue incentive stock options under the plan and to have options qualify for the exception under Rule 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, for performance-based compensation.

Under Delaware law and our by-laws, our stockholders may approve the issuance of shares in connection with the share exchange, the charter amendments and the plan amendment by written consent of stockholders holding at least the minimum number of shares required to approve such actions. On August 14, 2009, certain Stream stockholders, who, as of such date, collectively held 100% of the outstanding shares of Stream Preferred Stock, and 90.2% of the outstanding shares of Stream Common Stock and Stream Preferred Stock (on an as converted basis), as a single class, by written consents in lieu of a meeting, approved the issuance of shares in the share exchange, the charter amendments and the plan amendment. The record date for determining the Stream stockholders entitled to receive notice of stockholder action by written consent and receive this information statement is August 13, 2009, the date on which our board of directors approved the Exchange Agreement. On August 13, 2009, there were 9,445,999 shares of Stream Common Stock outstanding and entitled to vote, 150,000 shares of our Series A Convertible Preferred Stock outstanding and entitled to cast 25,836,987 votes, and 702 shares of our Series B Convertible Preferred Stock outstanding and entitled to cast 118,658 votes.

Notwithstanding the execution and delivery of the written consents, U.S. federal securities laws provide that the share exchange may not be completed until at least 20 calendar days after the date this information statement is mailed to our stockholders. Therefore, the share exchange cannot be completed until that time has elapsed. We currently expect the share exchange to be completed as soon as practicable following the expiration of that 20 calendar day period, subject to obtaining all other regulatory approvals and satisfaction of other closing conditions.

Opinion of Stone Key Partners, Stream’s Financial Advisor (page [    ])

In connection with the share exchange, Stream’s financial advisor, Stone Key Partners LLC and the Stone Key Securities division of Hudson Partners Securities LLC, or Stone Key, delivered to Stream’s board of directors its written opinion, as investment bankers, to the effect that, as of August 13, 2009, and based upon and subject to the various considerations and assumptions set forth therein, the exchange of the Share Amount, (or, at the election of Stream or the Company, the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock in substitution for an equal number of shares of Stream Common Stock, or, at the election of Stream, $9,990 in cash in substitution for 1,885 shares of Stream Common Stock) for the contribution to Stream by NewBridge or one of its affiliates of $35,840,988 in principal under a bridge loan and all of the shares of capital stock of the Company held by the Stockholders was fair, from a financial point of view, to Stream. The full text of the written opinion of Stone Key, dated August 13, 2009, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Stone Key in rendering its written opinion, is attached as Annex A to this information statement. We encourage you to read that written opinion carefully and in its entirety.

The Stone Key written opinion was provided to Stream’s board of directors in connection with its consideration of the Exchange Agreement and addresses only the fairness, from a financial point of view, to Stream, as of the date of the Stone Key opinion, of the exchange of an aggregate of 33,653,446 shares of Stream Common Stock (or, at the election of Stream or the Company, the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock in substitution for an equal number of shares of Stream Common Stock, or, at the election of Stream, $9,990 in cash in substitution for 1,885 shares of Stream Common Stock) for the contribution to Stream of a bridge loan by NewBridge or one of its affiliates and all of the shares of capital stock of the Company held by the Stockholders. Stone Key was not requested to and did not provide advice concerning the structure, the specific amount of consideration or any other aspects of the share exchange, evaluate any alternatives for Stream, including alternatives to the share exchange, or provide services other than the delivery of its opinion.

Material United States Federal Income Tax Considerations (page [    ])

There will not be any United States federal income tax consequences to the Stream stockholders as a result of the share exchange. For further discussion, see “THE SHARE EXCHANGE—The Share Exchange— Material United States Federal Income Tax Considerations.”

Regulatory Approvals (page [    ])

The share exchange is subject to the approval under the under the HSR Act and compliance with certain Philippine regulatory requirements.

Accounting Treatment (page [    ])

The acquisition of the Company will be accounted for as a business combination with Stream as the acquirer in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations, (SFAS No. 141(R)). Under the purchase method of accounting, the assets and liabilities of the Company acquired are recorded as of the acquisition date at their respective fair values, and added to those of Stream. The excess purchase price over those values is recorded as goodwill. Transaction costs are expensed as incurred.

No Dissenters’ Rights (page [    ])

Stream stockholders are not entitled to dissenters’ rights or to demand appraisal of, or to receive payment for, their shares of Stream Common Stock under the DGCL in connection with the share exchange.

Interests of Stream Stockholders, Directors and Officers in the Share Exchange (page [    ])

You should be aware that certain of our stockholders, directors and officers have interests in the share exchange that differ from, or are in addition to, the interests of other Stream stockholders. These interests are disclosed under “THE SHARE EXCHANGE—Interests of Stream Stockholders, Directors and Officers in the Share Exchange.”

Interests of the Company’s Stockholders, Directors and Officers in the Share Exchange (page [    ])

You should be aware that certain of the Company’s stockholders, directors and officers have interests in the share exchange that differ from, or are in addition to, the interests of other Company stockholders. These interests are disclosed under “THE SHARE EXCHANGE—Interests of the Company’s Stockholders, Directors and Officers in the Share Exchange.”

Closing Conditions (page [    ])

The remaining conditions to closing include the following:

•	all required regulatory approvals, including under the HSR Act, shall have been obtained;

•

all other authorizations, consents, orders or approvals of any governmental entity in connection with the share exchange, the failure of which to file, obtain or incur is reasonably likely to have a Stream Material Adverse Effect (as defined in the Exchange Agreement) or a Company Material Adverse Effect (as defined in the Exchange Agreement), shall have been filed, been obtained or incurred on terms and conditions which could not reasonably be likely to have a Stream Material Adverse Effect or Company Material Adverse Effect;

•

there shall have elapsed twenty calendar days from the mailing of this information statement to the stockholders of Stream, and no stop order or similar proceeding with respect thereto shall have been initiated or threatened in writing by the Securities and Exchange Commission, or SEC, or its staff with respect thereto;

•

no governmental entity shall have issued any order or injunction making the share exchange illegal or otherwise prohibiting consummation of the share exchange or the transactions contemplated by the Exchange Agreement;

•	the shares of Stream Common Stock to be issued in the share exchange shall have been approved for listing on the NYSE Amex; and

•	there shall not have been instituted or be pending any action or proceeding by any governmental entity seeking to impose any action of divestiture or limitation (as defined in the Exchange Agreement).

Termination (page [    ])

The Exchange Agreement may be terminated at any time prior to completion of the share exchange, whether prior to or after receipt of Stream stockholder approval by:

•	mutual written consent of Stream, the Company and the Stockholders;

•	either Stream or the Company, if the share exchange has not been consummated by December 31, 2009 (subject to extension to February 28, 2010 under certain circumstances);

•

either Stream or the Company, if a governmental entity of competent jurisdiction has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the share exchange;

•

Stream, if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement on the part of the Company or any of the Stockholders which would cause the closing conditions not to be satisfied and which has not been cured within 10 days; or

•

the Company, if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement on the part of Stream which would cause the closing conditions not to be satisfied and which has not been cured within 10 days.

Stockholders Agreement (page [    ])

In connection with the Exchange Agreement, Stream entered into a Stockholders Agreement with Ares, NewBridge, Dutchco, Mr. Murray and Trillium. The Stockholders Agreement will become effective upon the closing and will replace an existing stockholders agreement between Stream and Ares. This agreement provides, among other things, for voting arrangements with respect to Stream’s board of directors, transfer restrictions for two years following the closing among certain investors with respect to their Stream capital stock, pro rata participation rights in favor of certain investors with respect to future equity issuances by Stream and approval rights in favor of certain investors over actions by Stream and its subsidiaries.

Registration Rights Agreement (page [    ])

In connection with the Exchange Agreement, Stream entered into an Amended and Restated Registration Rights Agreement with Ares, NewBridge, Dutchco, Mr. Murray, and certain of the founding stockholders of Stream. The Registration Rights Agreement will become effective upon the closing and will replace an agreement among Stream, Ares and such founding stockholders. Pursuant to the Registration Rights Agreement, Stream grants, among other things, certain rights to certain investors with respect to registration of shares of Stream Common Stock under the Securities Act of 1933, as amended, or the Securities Act, including shelf, demand and piggy-back registrations and related procedures, payment of expenses and indemnification. Each of the investors party to the Registration Rights Agreement also agree to certain market standoff provisions.

Ares Letter Agreement (page [    ])

In connection with the Exchange Agreement, Stream entered into a letter agreement with Ares providing for, among other things, conversion of all outstanding Stream Preferred Stock held by Ares and payment of all accrued but unpaid dividends thereon, issuance by Stream to Ares of 1,000,000 shares of Stream Common Stock in partial consideration for a warrant expiring in 2018 to purchase 7,500,000 shares of Stream Common Stock held by Ares, termination of the existing stockholders agreement with Ares, Ares’ consent and approval of transactions contemplated by the Exchange Agreement, and mutual releases of Ares and Stream. Ares has also agreed to sell to Stream prior to November 30, 2009, at Stream’s option, for $0.15 per warrant, Stream publicly traded warrants expiring in October 2011 to purchase 425,000 shares of Stream Common Stock that Ares holds.

STREAM SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following table in conjunction with Stream’s consolidated financial statements and related notes and Stream’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this information statement.

The following balance sheet data as of December 31, 2008 and 2007 and statements of operations data for the year ended December 31, 2008 and for the period from June 26, 2007 (date of inception) to December 31, 2007 were derived from Stream’s audited consolidated financial statements. The following balance sheet data as of December 31, 2007, 2006, 2005 and 2004 and the statements of operations for each of the years ended December 31, 2007, 2006, 2005 and 2004 and for the seven months ended July 31, 2008 were derived from Stream Holding Corporation, a Delaware corporation and wholly owned subsidiary of Stream (“SHC”), audited consolidated financial statements. The selected consolidated statement of operations data for the six months ended June 30, 2009 and the consolidated balance sheet data as of June 30, 2009 have been derived from Stream’s unaudited consolidated financial statements. The selected consolidated statement of operations data for the six months ended June 30, 2008 have been derived from SHC’s unaudited consolidated financial statements. The unaudited consolidated financial statements include, in the opinion of Stream’s management, all adjustments, which include only normal recurring adjustments that Stream’s management considers necessary for fair presentation of the financial information set forth in those statements. Stream’s historical results are not necessarily indicative of the results to be expected in the future.

In addition, in order assist investors in better understanding the historical performance of our operating business, we have also included below financial information for SHC for periods before we acquired SHC.

Stream

(In thousands, except per share amounts)	Six Months ended June 30, 2009 (unaudited)	Year ended December 31, 2008	For the period from June 26, 2007 (date of inception) to December 31, 2007
Revenue	$261,284	$211,373	$—
Gross profit	109,265	83,095	—
Income (loss) from operations	9,970	5,229	(242)
Net income (loss)	(867)	796	1,117
Income (loss) per share attributable to common stockholders per share:	$(0.48)	$(2.20)	$0.07

SHC

(In thousands, except per share amounts)	Six months ended June 30, 2008 (unaudited)	Seven months ended July 31, 2008	Years Ended December 31,
			2007	2006	2005	2004
Revenue	$269,086	$312,085	$483,569	$405,547	$310,905	$215,613
Gross profit	94,588	109,409	162,634	128,679	93,827	74,686
Income (loss) from operations	5,309	(14,667)	5,894	5,470	(11,114)	4,236
Net income (loss) from continuing operations before extraordinary gain	$(6,176)	$(25,372)	$(11,323)	$(5,349)	$(17,544)	$(903)

Stream

(In thousands)	June 30, 2009 (unaudited)	December 31, 2008	December 31, 2007
Total current assets	$147,199	$146,856	$248,526
Property, equipment and fixtures, net	49,577	41,634	27
Total assets	337,808	329,945	248,718

Total current liabilities	74,242	79,392	8,563
Long-term debt and capital leases, net of current	83,113	69,108	—
Redeemable preferred stock	712	145,911	—
Stockholders’ equity	$145,860	$1,751	$166,280

SHC

	Balances as of December 31,
(In thousands)	2007	2006	2005	2004
Total current assets	$138,914	$102,825	$78,635	$86,732
Property, equipment and fixtures, net	36,656	25,977	21,975	7,883
Total assets	193,416	145,117	118,722	110,908

Total current liabilities	148,685	60,674	54,111	44,932
Long-term debt and capital leases, net of current	28,692	66,207	42,264	21,242
Stockholders’ equity	$7,352	$10,309	$12,234	$31,964

THE COMPANY’S SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following table in conjunction with the Company’s consolidated financial statements and related notes and the Company’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this information statement.

The following balance sheet data as of December 31, 2008 and statements of operations data for the period from December 12, 2008 to December 31, 2008 were derived from the Company’s audited consolidated financial statements. The following balance sheet data as of December 31, 2007, 2006, 2005 and 2004 and the statements of operations data for the years ended December 31, 2007, 2006, 2005 and 2004 and for the period January 1, 2008 to December 11, 2008 were derived from eTelecare’s audited consolidated financial statements. The selected consolidated statement of operations data for the six months ended June 30, 2009 and the consolidated balance sheet data as of June 30, 2009 have been derived from the Company’s unaudited consolidated financial statements. The selected consolidated statement of operations data for the six months ended June 30, 2008 has been derived from eTelecare’s unaudited consolidated financial statements. The unaudited consolidated financial statements include, in the opinion of the Company’s management, all adjustments, which include only normal recurring adjustments that the Company’s management considers necessary for fair presentation of the financial information set forth in those statements. The Company’s historical results are not necessarily indicative of the results to be expected in the future.

EGS

(In thousands, except per share amounts)	Six Months ended June 30, 2009 (unaudited)	Period from December 12, 2008 to December 31, 2008
Revenue	$140,257	$14,521
Income (loss) from operations	(3,200)	(866)
Net income (loss)	$(13,297)	$(655)

eTelecare

(In thousands, except per share amounts)	Six months ended June 30, 2008 (unaudited)	Period from January 1, 2008 to December 11, 2008	Years Ended December 31,
			2007	2006	2005	2004
Revenue	$148,639	$285,260	$259,942	$195,118	$152,213	$97,775
Income (loss) from operations	2,901	(7,987)	22,616	19,220	4,109	5,125
Net income (loss)	$2,516	$(8,523)	$23,056	$12,245	$(1,764)	$2,442

EGS

(In thousands)	June 30, 2009 (unaudited)	December 31, 2008
Total current assets	$100,995	$101,028
Property, equipment and fixtures, net	52,004	58,213
Total assets	328,694	332,324

Total current liabilities	68,517	58,313
Long-term debt and capital leases, net of current	124,523	125,841
Stockholders’ equity	$131,688	$145,224

eTelecare

	Balances as of December 31,
(In thousands)	2007	2006	2005	2004
Total current assets	$90,386	$36,300	$25,023	$24,744
Property, equipment and fixtures, net	55,666	34,979	21,166	20,351
Total assets	166,549	89,450	65,175	66,670

Total current liabilities	27,868	32,177	27,535	20,741
Long-term debt and capital leases, net of current	—	24,645	19,997	29,662
Stockholders’ equity	$133,039	$28,214	$12,916	$13,898

SELECTED UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL INFORMATION

The table below presents summary financial data from Stream’s and the Company’s unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 and the unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2009 included in this information statement. The unaudited pro forma condensed combined consolidated statements of operations are presented as if the combination had occurred on January 1, 2008. The unaudited pro forma condensed combined consolidated balance sheet presents the combined financial position of Stream and the Company as of June 30, 2009 assuming that the combination took place on that date.

The selected unaudited pro forma condensed combined consolidated financial data is based on estimates and assumptions, which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of Stream that would have been reported had the combination been completed as of the indicated dates, and should not be taken as representative of future results of operations or financial position of Stream. This information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial statements and related notes and the historical financial statements and related notes of Stream and the Company included in or incorporated by reference into this information statement.

Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various preliminary estimates of their fair values, in accordance with SFAS No. 141(R). Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with SFAS No. 141(R). The purchase price allocation is not yet finalized. Stream is in the process of completing its assessment of the estimated fair value of the Company’s net assets acquired. Until such analysis can be completed, all of the excess purchase price has been allocated between goodwill and intangibles consistent with the purchase price allocation (except for the trade name allocation) that was recorded in connection with the Company’s acquisition of eTelecare in December 2008 as we believe that this is a reasonable basis for the allocation of the purchase price until such time as we complete the final purchase price allocation following the closing of the combination. Stream expects to complete the valuation for accounting purposes following the close of the combination, and expects that the allocation of tangible assets acquired will include, among other things, items such as cash, accounts receivable, unbilled accounts receivable, prepaid expenses and deposits, property and equipment and tangible liabilities to include, among other things, items such as accounts payable, accrued liabilities, income taxes (accrued and deferred), capital lease obligations and any long-term debt assumed in the combination. We also expect to allocate a portion of the purchase price for accounting purposes to identifiable intangible assets and liabilities such as customer relationships. We expect to incur additional costs related to employee severance, consolidation of facilities and other restructuring costs related to the combination. We have not yet completed our assessment or have an estimate of these costs. These costs will be accounted for in accordance with SFAS No. 141(R). Deferred taxes will be recorded for the difference between the book and tax basis of tangible and intangible assets and liabilities other than goodwill. Any remainder will be allocated to goodwill, which will not be amortizable, but will be reviewed annually and on an interim basis if the events or changes in circumstances between annual tests indicate that an asset might be permanently impaired.

Pro Forma Combined (unaudited)

(In thousands, except per share amounts)	Six Months ended June 30, 2009	Year ended December 31, 2008
Revenue	$401,541	$823,239
Gross profit	141,695	264,231
Income (loss) from operations	5,463	(4,558)
Net income (loss)	(12,817)	(31,641)
Income (loss) per share attributable to common stockholders per share:	$(0.20)	$(1.05)

Pro Forma Combined (unaudited)

(In thousands)	June 30, 2009
Total current assets	$244,109
Property, equipment and fixtures, net	101,581
Total assets	628,326

Total current liabilities	151,334
Long-term debt and capital leases, net of current	171,795
Stockholders’ equity	$267,350

COMPARATIVE PER SHARE INFORMATION

The following table presents (a) unaudited income (loss) per share data and net book value per share data for each of Stream and the Company on a historical basis, and (b) the unaudited income (loss) per share and net book value per share data for the combined company on a pro forma basis. The pro forma per share data gives effect to the combination on the terms described in “Unaudited Pro Forma Condensed Combined Consolidated Financial Information” presented elsewhere in this information statement. The unaudited pro forma financial data is presented for informational purposes only and is not intended to represent or necessarily be indicative of the financial position had the combination been completed on December 31, 2008 or June 30, 2009 or operating results that would have been achieved by us had the combination been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma combined per common share data presented below have been derived from unaudited pro forma condensed combined consolidated financial statements included elsewhere in this information statement.

The Stream income (loss) per share for the six months ended June 30, 2009 and the Stream net book value per share as of June 30, 2009 have been derived from Stream’s unaudited consolidated financial statements. The Stream income (loss) per share for the year ended December 31, 2008 has been derived from Stream’s unaudited pro forma results. The Company income (loss) per share for the six months ended June 30, 2009 and the Company net book value per share as of June 30, 2009 have been derived from the Company’s unaudited consolidated financial statements. The Company income (loss) per share for the year ended December 31, 2008 has been derived from the Company’s unaudited pro forma results. This information is only a summary and should be read in conjunction with the selected historical financial data of Stream and the Company, the unaudited pro forma condensed combined consolidated financial statements of Stream and the Company, the separate historical financial statements of Stream and the Company and the related notes that are incorporated by reference or included elsewhere in this information statement.

Stream

	As of or for the six months ended June 30, 2009 (unaudited)	Year ended December 31, 2008
Historical per common share data
Income (loss) per share	$(0.48)	$(2.20)
Net book value per share(1)	$15.43

EGS

	As of or for the six months ended June 30, 2009 (unaudited)	Year Ended December 31, 2008
Historical per common share data
Income (loss) per share	$(1.09)	$(0.76)
Net book value per share(1)	$11.31

Pro Forma Combined

	As of or for the Six Months ended June 30, 2009 (unaudited)	Year ended December 31, 2008
Pro forma per common share data
Income (loss) per share	$(0.20)	$(1.05)
Net book value per share(2)	$3.38

(1)	The historical net book value per share of Stream and the Company is computed by dividing stockholders’ equity at June 30, 2009 by the number of common shares outstanding at that date.

(2)	The pro forma net book value per share of the combined company’s common stock is computed by dividing the total stockholders’ equity (deficit) by the pro forma number of shares of common stock outstanding at June 30, 2009, assuming the combination had been completed on that date.

MARKET PRICE OF AND DIVIDEND INFORMATION ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since October 18, 2007, our units have been listed on NYSE Amex under the trading symbol “OOO.U”. Prior to October 18, 2007, there was no established trading market for our securities. On November 27, 2007, the common stock and warrants underlying our units began to trade separately on NYSE Amex under the symbols “OOO” and “OOO.WS,” respectively. The following table sets forth, for the period indicated, the high and low sale prices per share of Stream Common Stock, and the high and low sale prices of our warrants and units as reported by NYSE Amex:

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
Fiscal Year Ended December 31, 2007
Fourth Quarter (with respect to units, commencing October 18, 2007, and with respect to common stock and warrants, commencing November 27, 2007)	$7.30	$7.15	$0.68	$0.61	$8.10	$7.75

Fiscal Year Ended December 31, 2008
First Quarter	$7.65	$7.21	$0.65	$0.18	$8.20	$7.63
Second Quarter	$7.78	$7.24	$0.91	$0.12	$8.55	$7.50
Third Quarter	$7.99	$2.05	$0.79	$0.05	$8.50	$2.50
Fourth Quarter	$6.20	$1.14	$0.59	$0.01	$7.50	$1.02

Fiscal Year Ending December 31, 2009
First Quarter	$4.35	$2.84	$0.22	$0.09	$4.50	$3.51
Second Quarter	$5.05	$2.95	$0.25	$0.12	$5.20	$3.69
Third Quarter (through August 25, 2009)	$4.95	$3.39	$0.25	$0.06	$4.80	$4.27

As of August 25, 2009, there were 291 holders of record of Stream Common Stock, 1 holder of record of our public warrants and 1 holder of record of our units.

On                     , 2009, the latest practicable date before the mailing of this information statement, the last sale price of Stream Common Stock as reported on the NYSE Amex was $             per share. The last reported sale prices for our units and warrants on NYSE Amex on                     , 2009 were $             per unit and $             per warrant. On August 13, 2009, the last trading day prior to the public announcement of the share exchange, the last sale price of Stream Common Stock as reported on the NYSE Amex was $4.20 per share.

We have not paid any dividends on Stream Common Stock to date. Our board of directors does not anticipate declaring any dividends on Stream Common Stock in the foreseeable future. The payment of dividends on Stream Common Stock in the future, if any, will be within the discretion of our then board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition.

The holders of the Series A Convertible Preferred Stock are entitled receive dividends at a rate of 5% per annum, which increased from 3% per annum commencing on March 11, 2009, payable semi-annually in arrears June 30 and December 31. At our option, dividends on the Series A Convertible Preferred Stock may be paid in cash or by adding the amount of accrued dividends per share of Series A Convertible Preferred Stock to the Stated Value (as defined below) of the Series A Convertible Preferred Stock. If an Acceleration Event (as defined in the Certificate of Amendment to Certificate of Designations of Series A Convertible Preferred Stock) occurs before August 7, 2015, then the Stated Value of each share of Series A Convertible Preferred Stock is automatically increased by adding to the Stated Value all dividends that would otherwise be payable on a share of Series A Convertible Preferred Stock on each dividend payment date from the date on which the Acceleration Event occurs until August 7, 2015. The “Stated Value” for each share of Series A Convertible Preferred Stock equals the sum of (i) $1,000 plus (ii) all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value) on such Series A Convertible Preferred Stock as of the date of calculation. The closing of the share exchange shall constitute an Acceleration Event.

Holders of the Series B Convertible Preferred Stock are entitled to receive dividends at a rate of 5% per annum, payable semi-annually in arrears every June 30 and December 31, commencing on June 30, 2009. At our option, dividends on the Series B Convertible Preferred Stock may be paid in cash or by adding the amount of accrued dividends per share of Series B Convertible Preferred Stock to the Stated Value of the Series B Convertible Preferred Stock. An amount equal to the sum of all accrued but unpaid dividends is also payable upon a Fundamental Transaction that the holders of Series B Convertible Preferred Stock treat as a Liquidation Event (each as defined in the Certificate of Designations of Series B Convertible Preferred Stock). If an Acceleration Event (as defined in the Certificate of Amendment to Certificate of Designations of Series B Convertible Preferred Stock) occurs before March 20, 2016, then the Stated Value of each share of Series B Convertible Preferred Stock is automatically increased by adding to the Stated Value all dividends that would otherwise be payable on a share of Series B Convertible Preferred Stock on each dividend payment date from the date on which the Acceleration Event occurs until March 20, 2016. The “Stated Value” for each share of Series B Convertible Preferred Stock equals the sum of (i) $1,000 plus (ii) all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value) on such Series B Convertible Preferred Stock as of the date of calculation. The closing of the share exchange shall constitute an Acceleration Event.

The Company was organized as a holding company to indirectly hold shares of eTelecare and there has never been a public market for shares of the Company’s capital stock.

Beginning in March 2007, eTelecare’s common stock was publicly traded on the NASDAQ Global Market under the symbol “ETEL” and, beginning in November 2007, on the Philippine Stock Exchange, or PSE, under the symbol “ETEL”. After EGS Acquisition Corp. (a direct subsidiary of the Company) completed a tender offer to purchase all of the issued and outstanding common shares (including American Depositary Shares) of eTelecare in December 2008, eTelecare’s American Depositary Shares ceased trading on, and were subsequently delisted from, NASDAQ and 0.4% of eTelecare’s common shares were held by public stockholders and were listed on the PSE. After obtaining the requisite board and stockholder approvals, (i) an amendment to eTelecare’s Amended Articles of Incorporation (the “Company Amendment”) was filed to provide for a reverse stock split, or RSS and (ii) the Articles and Plan and Agreement of Merger by and between eTelecare and EGS Acquisition Corp. (the “Merger Agreement”) was executed. Pursuant to the RSS, the shares of eTelecare held by the public stockholders were fractionalized and cancelled in exchange for a cash payment in an amount equal to the amount per share paid by EGS Acquisition Corp. to all other eTelecare stockholders in the tender offer completed in December 2008. Pursuant to the Merger Agreement, EGS Acquisition Corp. will merge with and into eTelecare, with eTelecare continuing as the surviving corporation (the “Merger”). On August 25, 2009, the Company received approval from the PSEC of the Company Amendment and the Merger Agreement and the RSS was declared effective. The Merger will become effective on the fifth business day following the effectiveness of the RSS.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains and incorporates by reference forward-looking statements regarding the anticipated financial condition, results of operations and businesses of Stream and EGS in the future, including expectations, beliefs, projections, future plans and strategies and assumptions concerning future results and events. These forward-looking statements generally may, but do not necessarily, include words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue” or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Our future results following completion of the share exchange may differ materially from those expressed in these forward-looking statements. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those identified under “Risk Factors” in this information statement and in the annual and quarterly reports filed by Stream with the SEC, and that are incorporated by reference in this information statement including the following:

•	the share exchange may not be completed, or the completion of the share exchange may be delayed;

•	integrating the businesses of Stream and the Company may be more difficult than expected;

•	the combined company is operating in emerging markets;

•	the combined company may incur significant costs to develop new sites, without any assurance of significant future revenues from those sites;

•	anticipated synergies from the share exchange may not be achieved;

•	the combined company may be unable to execute its business strategy;

•	general economic and business conditions may change;

•	the combined company may not experience any increase in demand for services or the combined company’s target clients may not experience increased demand for BPO services;

•	the combined company may experience delays in obtaining new clients or sales from existing clients;

•	the combined company may not be able to hire and retain key personnel;

•	the combined company may experience lengthy sales cycles;

•	the combined company may face intense competition in the marketplace from competitors with greater financial resources; and

•	the combined company may not be able to obtain necessary financing.

Given these risks and uncertainties, you are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this information statement. Neither Stream nor the Company undertakes any obligation (and each company expressly disclaims any such obligation) to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect the occurrence of any future developments or events.

RISK FACTORS

An investment in the combined company may include different and/or additional risks than an investment in Stream prior to the share exchange. In addition to the other information contained in or incorporated by reference into this information statement, including the risk factors contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated by reference in this information statement, you should carefully review the risks described below together with all of the other information included in this information statement. Additional risks and uncertainties not presently known to Stream and the Company or that are not currently believed to be important to you, if they materialize, also may adversely affect the share exchange and Stream and the Company as a combined company.

Risks Related to the Share Exchange

The issuance of Stream Common Stock to the Stockholders in the share exchange will substantially dilute the percentage ownership interests of current Stream stockholders.

If the share exchange is completed, we expect that we will issue to Dutchco and NewBridge, whom we refer to as the Stockholders, at the closing up to 33,653,446 shares of Stream Common Stock (subject to certain adjustments). Upon completion of the share exchange, the Stockholders will own shares of Stream Common Stock representing up to an aggregate 42.5% of Stream Common Stock (assuming conversion of all outstanding shares of Stream Preferred Stock) immediately following the closing. The issuance of Stream Common Stock to the Stockholders will cause a significant reduction in the relative percentage interest of current Stream stockholders in Stream’s earnings, if any, voting power and market capitalization.

Following the share exchange, the Stockholders will have significant influence and control over our management and affairs.

Upon closing of the share exchange, the Stockholders will own up to an aggregate of 42.5% of Stream Common Stock (assuming conversion of all outstanding shares of Stream Preferred Stock). In addition, in connection with the closing of the share exchange, we expect our board of directors to be increased to 10 members, and the Stockholders will be entitled to appoint three directors and one independent director to the board, subject to certain ownership limitations. In addition, the Stockholders will have approval rights over certain corporate actions under the Stockholders Agreement. As a result, the Stockholders will have significant influence and control over our management and affairs.

The combined company may not realize the anticipated benefits of the share exchange due to challenges associated with integrating the companies or other factors.

The success of the share exchange will depend in part on the success of management of the combined company, in integrating the operations, technologies and personnel of the two companies following the closing of the share exchange. The inability of the combined company to meet the challenges involved in integrating successfully the operations of Stream and the Company or otherwise to realize the anticipated benefits of the share exchange could seriously harm the combined company’s results of operations. In addition, the overall integration of the two companies will require substantial attention from the combined company’s management, particularly in light of the geographically dispersed operations of the two companies, which could further harm the combined company’s results of operations.

The challenges involved in integration include:

•	integrating the two company’s operations, technologies and products and services;

•	coordinating and integrating sales and marketing and research and development functions;

•	demonstrating to our clients that the share exchange will not result in adverse changes in business focus;

•	assimilating and retaining the personnel of both companies and integrating the business cultures, operations, systems and clients of both companies; and

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations and administrative functions.

Stream and the Company may not be able to successfully integrate their operations in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the share exchange, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits and synergies of the share exchange are based on assumptions and current expectations, not actual experience, and assume a successful integration. In addition, the combined company’s ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent that Stream’s or the Company’s relationships with existing or potential clients, suppliers or strategic partners is adversely affected as a consequence of the share exchange, or by practical or legal constraints on its ability to combine operations.

If the benefits of the share exchange do not meet the expectations of the marketplace, investors, financial analysts or industry analysts, the market price of Stream Common Stock may decline.

The market price of Stream Common Stock may decline as a result of the share exchange if the combined company does not perform as expected or if the combined company does not otherwise achieve the perceived benefit of the share exchange as rapidly as, or to the extent anticipated by, the marketplace, investors, financial analysts or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price, and we may not be able to raise future capital, if necessary, in the equity markets.

We have incurred and expect to continue to incur substantial costs associated with the pending share exchange, whether or not the share exchange is completed, which will reduce the amount of cash otherwise available for other corporate purposes, and our financial results and operations and the market price of Stream Common Stock may be adversely affected.

We have incurred and expect to continue to incur substantial costs in connection with the pending share exchange, whether or not the share exchange is completed. These costs will reduce the amount of cash otherwise available for other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may incur additional material charges reflecting additional costs associated with the share exchange in fiscal quarters subsequent to the quarter in which the share exchange is consummated. There is no assurance that the significant costs associated with the share exchange will prove to be justified in light of the benefit ultimately realized.

In addition, we have diverted significant management resources in an effort to complete the share exchange and are subject to restrictions contained in the Exchange Agreement on the conduct of our business. If the share exchange is not completed, we will receive little or no benefit from these costs. Moreover, if the share exchange is not completed, we may experience negative reactions from the financial markets and our clients, suppliers and employees. Each of these factors may adversely affect the market price of Stream Common Stock and our financial results and operations.

The completion of the share exchange could result in disruptions in business, loss of clients or contracts or other adverse effects.

The completion of the share exchange may cause disruptions, including potential loss of clients, employees and other business partners, in the business of the combined company, which could have material adverse effects on the combined company’s business and operations. Although we believe that Stream’s and the Company’s business relationships will remain stable following the share exchange, Stream’s and the Company’s clients, employees and other business partners, in response to the completion of the share exchange, may adversely change or terminate their relationships with the combined company, which may have a material adverse effect on the business of the combined company.

Future sales of substantial amounts of Stream Common Stock may adversely affect our market price.

The shares issued to the Stockholders in the share exchange will not be registered under the Securities Act. However, we have granted registration rights to the Stockholders to facilitate the resale of the shares of Stream Common Stock they will receive in the share exchange. See “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Amended and Restated Registration Rights Agreement.” Future sales of substantial amounts of Stream Common Stock into the public market, or perceptions in the market that such sales could occur, may adversely affect the prevailing market price of Stream Common Stock.

The pro forma financial statements presented are not necessarily indicative of the combined company’s financial condition or results of operations following the share exchange.

The pro forma financial statements contained in this information statement are presented for illustrative purposes only and may not be indicative of the combined company’s financial condition or results of operations following the share exchange. The pro forma financial statements have been derived from the historical financial statements of Stream and the Company, and many adjustments and assumptions have been made regarding the combined company after giving effect to the share exchange. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the share exchange. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the share exchange may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the share exchange. Any potential decline in the combined company’s financial condition or results of operations could cause the market price of Stream Common Stock to decline.

The completion of the share exchange is subject to the satisfaction or waiver of conditions.

The share exchange is subject to the satisfaction or waiver of a number of closing conditions set forth in the Exchange Agreement. If these conditions are not satisfied or waived, the share exchange will not be completed. Also, even if all of these conditions are satisfied, the share exchange may not be completed, as each of Stream and the Company has the right to terminate the Exchange Agreement under certain circumstances specified in the Exchange Agreement and described in greater detail in the section entitled “THE SHARE EXCHANGE AGREEMENT—Termination” beginning on page [    ] of this information statement.

The Stockholders and Ares will receive participation rights, and the exercise of such rights will further dilute the percentage ownership interests of current Stream stockholders.

Upon consummation of the share exchange, the Stockholders and Ares will receive participation rights, subject to certain conditions, pursuant to which, upon a sale or issuance of our capital stock by us or the exercise of any of our outstanding warrants, they will have the right to purchase such number of shares of Stream Common Stock (up to an aggregate maximum of 50 million shares upon the exercise of outstanding warrants) necessary to maintain their percentage ownership of outstanding shares of common stock prior to such issuance, sale or exercise. See “AGREEMENTS RELATED TO SHARE EXCHANGE—Stockholders Agreement” beginning on page [    ] of this information statement. The exercise of such participation rights by the Stockholders and/or Ares will cause further reduction in the relative percentage interest of current Stream stockholders in Stream’s earnings, if any, voting power and market capitalization.

Risks Related to the Combined Company

Stream has a history of losses and there can be no assurance that the combined company will become or remain profitable or that losses will not continue to occur.

On a pro forma combined consolidated basis, Stream had a net loss of $11.7 million and $14.7 million for the fiscal years ended December 31, 2008 and 2007, respectively. The combined company may not achieve or sustain profitability in the future. The combined company’s ability to achieve profitability will depend, in part, on its ability to:

•	attract and retain an adequate client base;

•	our ability to manage effectively a larger and more global business;

•	react to changes, including technological changes, in the markets we target or operate in;

•	deploy its services in additional markets or industry segments;

•	continue to maintain operating efficiencies in our service centers across the globe;

•	respond to competitive developments and challenges;

•	attract and retain experienced and talented personnel; and

•	establish strategic business relationships.

The combined company may not be able to do any of these successfully, and our failure to do so is likely to have a negative impact on the combined company’s operating results.

The combined company may be unable to successfully execute on any of its identified business opportunities or other business opportunities that it determines to pursue.

The combined company will have approximately 30,000 employees (based on Stream’s and the Company’s employees as of August 14, 2009). In order to pursue business opportunities, we will need to continue to build our infrastructure, our client initiatives and operational capabilities. Our ability to do any of these successfully could be affected by one or more of the following factors:

•	the ability of our technology and hardware, suppliers and service providers to perform as we expect;

•	our ability to execute our strategy and continue to operate a larger, more diverse business efficiently on a global basis;

•	our ability to effectively manage our third party relationships;

•	our ability to attract and retain qualified personnel;

•	technology and application failures and outages, security breaches or interruption of service, which could adversely affect our reputation and our relations with our clients;

•	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving service and pricing demands of the markets we serve; and

•	our ability to raise substantial additional capital to fund our growth.

Our failure to adequately address the above factors would have a significant impact on our ability to implement our business plan and our ability to pursue other opportunities that arise, which might negatively affect our business.

Failure to comply with internal control attestation requirements could lead to loss of public confidence in the combined company’s financial statements and negatively impact our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the combined company will be required to include, in each Annual Report on Form 10-K beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2009, management’s assessment of the effectiveness of the combined company’s internal control over financial reporting. Furthermore, our independent registered public accounting firm will be required to attest to whether management’s assessment of the effectiveness of internal controls over financial reporting is fairly stated in all material respects and to separately report on whether it believes the combined company maintained, in all material respects, effective internal control over financial reporting. Following the share exchange, the combined company will be required to modify and apply the disclosure controls and procedures, internal controls and related corporate governance policies to include the current operations of EGS and eTelecare. If the combined company fails to timely complete the development of the combined company’s internal controls and management is unable to make this assessment, or if the independent registered public accounting firm cannot timely attest to this assessment, the combined company could be subject to regulatory sanctions and a loss of public confidence in its internal controls and the reliability of its financial statements, which ultimately could negatively impact our stock price.

Any future acquisitions and other material changes in the combined company’s operations likely will require us to expand and possibly revise our disclosure controls and procedures, internal controls and related corporate governance policies. In addition, these laws and regulations relating to effectiveness of internal controls over financial reporting are subject to varying interpretations in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. If the combined company’s efforts to comply with these laws and regulations differ from the conduct intended by regulatory or governing bodies due to ambiguities or varying interpretations of the law, we could be subject to regulatory sanctions, our reputation may be harmed and our stock price may be adversely affected.

Many of the Company’s and Stream’s existing or emerging competitors are better established and have resources significantly greater than the Company and Stream, which may make it difficult to attract and retain clients and grow revenues.

The market in which we compete is highly competitive and fragmented. We expect competition to persist and intensify in the future. Our competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients.

Because Stream and the Company compete with the in-house operations of existing or potential clients, our business, results of operations and financial condition could be adversely affected if our existing clients decide to provide in-house customer relationship management, or CRM, and other BPO solutions that currently are outsourced or if potential clients retain or increase their in-house customer service and product support capabilities. In addition, competitive pressures from current or future competitors or in-house operations could cause our services to lose market acceptance or result in significant price erosion, which would have a material adverse effect upon our business, results of operations and financial condition. Some of our clients may in the future seek to consolidate services that we provide, which may in turn reduce the amount of work we perform for them.

Some of our existing and future competitors have greater financial, human and other resources, longer operating histories, greater technological expertise, more recognizable brand names and more established relationships than we do in the industries that we currently serve or may serve in the future. Some of our competitors may enter into merger, strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs. Increased competition, pricing pressure or loss of market share could reduce our operating margin, which could harm our business, results of operations and financial condition.

The Company and Stream depend on third-party technology that, if it should become unavailable, contain defects, or infringe on another party’s intellectual property rights, could result in increased costs or delays in the production and improvement of our products or result in liability claims.

Each of Stream and the Company licenses critical third-party software that it incorporates into its services on a non-exclusive basis. If Stream’s or the Company’s relations with any of these third-party software providers are impaired or the third-party software infringes upon another party’s intellectual property rights, the combined company’s business could be harmed. The operation of the combined company’s business would also be impaired if errors occur in the third-party software that it utilizes. It may be more difficult for us to correct any defects in third-party software because the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the capabilities of their software. If the cost of licensing any of these third-party software products increases, our gross margin levels could significantly decrease.

The industries in which the combined company will operate are continually evolving. Our services may become obsolete, and we may not be able to develop competitive services on a timely basis or at all.

The CRM and BPO service industry is characterized by rapid technological change, competitive pricing, frequent new service introductions and evolving industry standards. The success of the combined company will depend on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. The combined company will face a number of difficulties and uncertainties associated with this reliance on technological development, such as:

•	competition from service providers using other means to deliver similar or alternative services;

•	realizing economies of scale on a global basis (including conducting future business in China, Japan and South America);

•	responding successfully to advances in competing technologies and network security in a timely and cost-effective manner; and

•	existing, proposed or undeveloped technologies that may render our services less profitable or obsolete.

To be successful, the combined company must attract, retain and motivate key employees, and the inability to do so could seriously harm the combined company.

To be successful, the combined company must attract, retain and motivate executives, including our Chairman and Chief Executive Officer, Mr. Murray, and other key executives and employees. Employees of Stream and the Company may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to attract and retain key personnel. The combined company also must continue to attract and motivate employees and keep them focused on the strategies and goals of the combined company, which effort may be adversely affected as a result of the uncertainty and difficulties with integrating Stream and the Company.

We may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

The combined company’s operating results may fluctuate in the future as a result of a variety of factors, many of which are outside of our control. If quarterly results of operations fall below the expectations of securities analysts or investors, the price of Stream Common Stock could decline substantially. Fluctuations in quarterly results of operations may be due to a number of factors, including, but not limited to, those listed below:

•	our ability to increase sales to existing clients and attract new clients;

•	the addition or loss of large clients;

•	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of the business, operations and infrastructure of the combined company;

•	our ability to open new service centers in emerging markets such as China, Japan and South America;

•	failure of our key suppliers and business partners;

•	the timing and success of new service introductions by the combined company or competitors;

•	changes in our pricing policies or those of competitors;

•	changes in consumer demand for CRM and BPO services;

•	service outages or security breaches;

•	the timing of costs related to the development or acquisition of technologies, services or businesses;

•	the effect of any future acquisitions or business partnerships;

•	our ability to raise debt and equity capital in order to finance our growth and sustain our existing business model;

•	general economic, industry and market conditions; and

•	geopolitical events such as war, threat of war or terrorist actions.

We believe that the quarterly revenues and results of operations of the combined company may vary significantly in the future and that period-to-period comparisons of operating results may not be meaningful. You should not rely on historical results as an indication of future performance.

If the combined company fails to manage future growth effectively, it may be unable to execute its business plan, maintain high levels of service or address competitive challenges adequately.

The combined company will need to expand its business. We anticipate that this expansion will require substantial management effort and significant additional investment in infrastructure. In addition, the combined company will be required to continue to improve our operational, financial and management controls and our reporting procedures. Future growth of the combined company will place a significant strain on managerial, administrative, operational, financial and other resources. If the combined company is unable to manage growth successfully, our business will be harmed.

THE COMPANIES

Stream Global Services, Inc.

Stream is a global provider of CRM and other BPO services to companies in the technology, software, consumer electronics and communications industries. Stream’s CRM solutions encompass a wide range of telephone, e-mail and Internet based services, sales services, customer service and technical support programs designed to maximize the long-term value of the relationships between its clients and their customers, or end-users. Technical support programs include technical troubleshooting (including game support), hardware and warranty support, hosted services, data management, telecommunications services and professional services. Customer service programs consist of activities such as customer setup/activations, customer order and billing inquiries, win-back programs, and customer lifecycle management initiatives. Sales services programs consist of activities such as revenue generation, warranty extension, product sales and subscription sales and renewals for our clients. Stream works closely with its clients to design and implement large-scale, tailored CRM programs that provide comprehensive solutions to their specific business needs.

Stream delivers its customer care solutions through end-user initiated (inbound) voice-based telephone calls, e-mail and chat sessions that are routed to one or more of our service centers around the world. Stream’s multi-jurisdiction geographic locations, technology infrastructure and process-driven service model allow Stream to deliver tailored BPO solutions based on a client’s required servicing needs, linguistic requirements and pricing. Typically, an end-user makes an inbound request for technical assistance, seeks product activation or support, or requires a response to warranty or other issues. Stream’s trained service and technology professionals respond to these inquiries from one of Stream’s service centers utilizing technologically advanced telephone systems and workstations, which are designed to enable the service professional to provide a comprehensive resolution.

Stream seeks to establish long-term, strategic relationships, formalized by renewable multi-year contracts, with clients in the technology, software, consumer electronics and communications industries. Stream targets these industries because of their growth potential, their complex product and service offerings and their large customer bases, which often require sophisticated customer interactions. Stream focuses on offering customer care solutions to fulfill the needs of these higher complexity programs, where Stream believes its customer service, sales service, technical expertise and its operational processes and performance metrics give it a competitive advantage over other customer care providers.

Stream delivers services from its 35 service centers in 20 countries across the world. Stream has approximately 16,000 employees providing services to its client’s customers and administrative services in its business.

EGS Corp.

EGS is a privately-held company that is jointly owned by Dutchco and NewBridge. The Company was organized in 2008 as a holding company to indirectly hold shares of eTelecare after EGS Acquisition Corp., a direct subsidiary of the Company, completed a tender offer for the issued and outstanding shares (including American Depositary Shares) of eTelecare. The Company was organized in connection with the tender offer and, to date, has engaged in no activities other than those incident to its formation, the consummation of the tender offer, the maintenance of certain debt obligations and the Exchange Agreement and the transactions contemplated thereby.

The Company’s principal office is located at 33/F Tower One, Ayala Triangle, Ayala Avenue, Makati City, 1226, Metro Manila, Philippines, and its telephone number is 63 (2) 752-5438.

eTelecare Global Solutions, Inc.

eTelecare is a leading provider of BPO services focusing on the complex, voice-based segment of customer care services. eTelecare provides a range of services including technical support, financial advisory services, warranty support, client service, sales and client retention. eTelecare’s services are delivered from service centers in the Philippines, the United States, Nicaragua and South Africa with approximately 9,000 employees in the Philippines, approximately 2,500 employees in the United States, approximately 500 employees in Nicaragua and approximately 500 employees in South Africa as of June 30, 2009.

eTelecare’s principal executive office is located at 31st Floor CyberOne Building, Eastwood City, Cyberpark, Libis, Quezon City, Philippines 1110, and its phone number is 63 (2) 916-5670.

THE SHARE EXCHANGE

This section of this information statement describes the pending share exchange. While Stream believes that the description in this section covers the material terms of the share exchange and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this information statement, including the Annexes, and the other documents referred to or incorporated by reference into this information statement for a more complete understanding of the share exchange.

General

The Exchange Agreement provides that NewBridge or one of its affiliates will contribute to Stream $35,840,988 in principal under a bridge loan and the Stockholders will transfer to Stream the Shares in exchange for the Share Amount (or, at the election of Stream or the Company, the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock in substitution for an equal number of shares of Stream Common Stock, or, at the election of Stream, $9,990 in cash in substitution for 1,885 shares of Stream Common Stock).

In connection with the share exchange, our certificate of incorporation will be amended to (a) increase the total number of authorized shares of Stream’s capital stock to 212,000,000, consisting of 200,000,000 shares of Stream Common Stock, 11,000,000 shares of Stream Non-Voting Common Stock and 1,000,000 shares of Preferred Stock; and (b) cancel Stream Series A Convertible Preferred Stock and Stream Series B Convertible Preferred Stock after the closing.

The pre-closing amendment to the certificate of incorporation was previously filed as an exhibit to Stream’s Current Report on Form 8-K filed on August 20, 2009 and is incorporated by reference in this information statement. The post-closing amendment to the certificate of incorporation is attached hereto as Annex B.

In addition, the Stream Global Services, Inc. Stock Incentive Plan will be amended to increase the number of shares of Stream Common Stock covered thereby from 5,000,000 to 10,000,000. The form of amendment to the plan is attached to this information statement as Annex C and is incorporated by reference into this information statement.

Approval of the Share Exchange

After evaluating the negotiated terms of the Exchange Agreement and consulting with outside legal counsel and financial advisors, the Stream board of directors determined that the share exchange transaction is in the best interests of Stream and its stockholders and approved the Exchange Agreement, the issuance of shares of Stream Common Stock in the share exchange, the charter amendments and the plan amendment. To review the factors considered by the board of directors, see “—The Share Exchange—Stream’s Reasons for the Share Exchange.”

Stockholder Action by Written Consent; Record Date

Under Section 242 of the DGCL and our certificate of incorporation, the approval of our board of directors and the affirmative vote of the holders of a majority of the outstanding shares of Stream Series A Convertible Preferred Stock, a majority of the outstanding shares of Stream Series B Convertible Preferred Stock, and a majority of the outstanding shares of Stream Common Stock and Stream Preferred Stock (on an as converted basis), voting together, is required to approve the amendments to our certificate of incorporation. In addition, under NYSE Amex Rules, listed companies such as Stream are required to obtain stockholder approval to list additional shares to be issued as consideration for the acquisition of stock of another company where the issuance of common stock in the transaction exceeds 20% of the shares outstanding prior to the transaction. NYSE Amex Rules also require stockholder approval of the plan amendment, and we are required to obtain stockholder approval of the plan amendment in order to have the ability to issue incentive stock options under the plan and to have awards qualify for the exception under Rule 162(m) of the Code for performance-based compensation.

Under Delaware law and our by-laws, our stockholders may approve the issuance of shares in connection with the share exchange, the charter amendments and the plan amendment by written consent of stockholders holding at least the minimum number of shares required to approve such actions. On August 14, 2009, certain Stream stockholders, who, as of such date, collectively held 100% of the outstanding shares of Stream Preferred Stock, and 90.2% of the outstanding shares of Stream Common Stock and Stream Preferred Stock (on an as converted basis), as a single class, by written consents in lieu of a meeting, approved the issuance of shares in connection with the share exchange, the charter amendments and the plan amendment. The record date for determining the Stream stockholders entitled to receive notice of stockholder action by written consent and receive this information statement is August 13, 2009, the date on which our board of directors approved the Exchange Agreement. On August 13, 2009, there were 9,445,999 shares of Stream Common Stock outstanding and entitled to vote, 150,000 shares of our Series A Convertible Preferred Stock outstanding and entitled to cast 25,836,987 votes, and 702 shares of our Series B Convertible Preferred Stock outstanding and entitled to cast 118,658 votes.

Notwithstanding the execution and delivery of the written consents, U.S. federal securities laws provide that the share exchange may not be completed until at least 20 calendar days after the date this information statement is mailed to our stockholders. Therefore, the share exchange cannot be completed until that time has elapsed. We currently expect the share exchange to be completed as soon as practicable following the expiration of that 20 calendar day period, subject to obtaining all other regulatory approvals.

The Share Exchange

Background of the Share Exchange

Since its inception, Stream has from time to time explored various opportunities to acquire complementary companies in the BPO industry.

In January 2009, Mr. Murray, the Chief Executive Officer of Stream, contacted a representative of Ayala, the beneficial owner of NewBridge, to discuss the possibility of combining Stream and the Company. Thereafter, a representative of Providence, the beneficial owner of Dutchco, sent to Mr. Murray an overview of the business of the Company and its subsidiaries.

On January 30, 2009, Mr. Murray and representatives of Providence met and discussed generally the respective businesses of Stream and the Company.

On February 12, 2009, Stone Key shared with Stream’s management a preliminary financial analysis of a possible combination between Stream and the Company.

Thereafter, there were numerous telephone conversations and meetings among some or all of Stone Key, Mr. Murray and representatives of Providence, Ayala and Ares concerning the respective businesses of Stream and the Company and the terms of a possible combination.

On February 24, 2009, Stone Key met with representatives of Providence and presented a financial analysis of the terms upon which Stream and the Company might be combined.

On March 11, 2009, representatives of Ares met with representatives of Providence to discuss further a possible business combination. Following that meeting, representatives of Stream, Providence and Ayala agreed that it would be appropriate to commence due diligence with respect to the businesses of Stream and the Company.

On March 13 and March 22, 2009, Stream signed a confidentiality agreement with Providence and LiveIt Investments Ltd. (an affiliate of Ayala), respectively.

On March 24, 2009, representatives of Providence, Ayala and of Ares, Mr. Murray and members of management of Stream met to review and discuss the business and operations of Stream and the advisability of a potential transaction.

On April 8, 2009, Stream and the Company signed a confidentiality agreement.

On April 27, 2009, representatives of Providence and Ayala and members of management of Stream and the Company met to discuss the businesses of Stream and the Company and the benefits of possible combination.

Following April 27, 2009, each of Stream and the Company continued to conduct its due diligence.

On April 29, 2009, at a regularly scheduled meeting of the board of directors of Stream, members of management, including Mr. Murray, and the directors discussed a possible combination with the Company.

From May 18 to May 21, 2009, there were a series of telephone conversations in which representatives of Ares, Providence and Stream discussed the financial terms of a possible combination, including the percentage of the combined company to be owned by each party.

On June 4, 2009, Stone Key, on behalf of Stream, presented to representatives of Providence proposed financial terms of a combination.

On June 6, 2009, Providence delivered to Stream a presentation by the Company’s financial advisor, Morgan Stanley, as to the proposed financial terms of a combination.

On June 12, 2009, having failed to reach a mutual understanding as to the sharing of equity ownership of a combined company, the parties determined to discontinue discussions concerning a possible business combination.

On June 22, 2009, the parties agreed to re-engage in discussions concerning a possible combination.

On June 25, 2009, representatives of Ares and Providence reached a preliminary understanding as to a 57.5%/42.5% ownership split between the stockholders of Stream and the Company; respectively, subject to the need for agreement as to the treatment Stream’s outstanding warrants in such ownership split and subject also to further diligence, negotiation of definitive documentation and respective board approvals.

On June 29, 2009, representatives of Ares and Providence met and continued discussions about the financial and governance terms of a possible combination.

On June 30, 2009, Mr. Murray and other members of Stream’s management team conducted a due diligence review of the Company’s sites in the Philippines and met with members of management of the Company and Ayala, including its chief executive officer. Mr. Murray and a representative of Ayala also met with McKinsey & Company (“McKinsey”), a consultant of the Company, to discuss the Company’s planned operating improvement projects.

On July 3, 2009, Stream sent to Providence and Ayala a draft term sheet outlining the principal financial, legal and governance terms of a proposed combination. Discussions ensued for the next few weeks.

On July 6, 2009, representatives of the Company, Providence, Ayala and Ares, together with WilmerHale, counsel to Stream, Weil Gotshal & Manges LLP, counsel to the Company, McKinsey, Morgan Stanley (“Morgan Stanley”), the Company’s financial advisor, and Ernst & Young LLP, the independent registered public accounting firm of Stream and the Company, met by telephone conference call to discuss the structure and the principal financial, legal and governance terms and timing of the proposed combination.

On July 9, 2009, the board of directors of Stream established a Special Committee of the board of directors, or the Special Committee, comprised of Messrs. O’Leary, Conway, Moore and Joubert, the disinterested directors of Stream, to review and make a recommendation to the board of directors with respect to the fairness of the proposed combination to Stream and with respect to any arrangements between Stream and Ares entered into in connection therewith. The board of directors established the Special Committee due to the fact that (i) Ares might be considered, in view of its holdings of Stream Preferred Stock, to benefit from the combination in a manner different than holders of Stream Common Stock, and (ii) it would be necessary for Stream to enter into certain agreements with Ares with respect to, among other things, the treatment of its warrants to purchase shares of Stream Common Stock.

On July 10, 2009, Stream and the Company made their respective electronic diligence data rooms available for review by the other party.

On July 13, 2009, Stream engaged a consultant to perform a study of the business and political environment in the Philippines.

On July 14, 2009, Stream formally retained Stone Key as financial advisor for a possible combination between Stream and the Company.

On July 14, 2009, Stream engaged PricewaterhouseCoopers LLP to perform tax and financial due diligence and assist in tax planning for the combination.

On July 14, 2009, at a meeting of the Special Committee of Stream, at which Mr. Murray and representatives of WilmerHale were present, the directors reviewed the proposed terms of the combination, including the proposed 57.5%/42.5% equity ownership split; certain governance provisions, including the reconstitution of the board of directors and the grant of approval rights to Providence, Ayala and Ares with respect to certain matters; the grant of preemptive rights to Providence and Ayala with respect to any future exercises of Stream’s publicly-held warrants; the issuance to Ares of 1,000,000 shares of Stream Common Stock in partial consideration for the surrender to Stream for cancellation of a warrant expiring in 2018 held by Ares; and in consideration for such surrender of warrants and the conversion of Stream Preferred Stock it holds into Stream Common Stock, the extension of Ares’ existing preemptive rights to future exercises of Stream’s publicly-held warrants on the same basis such rights were to be granted to Providence and Ayala.

Following July 14, 2009, the parties and their advisors continued to conduct business, legal, tax and financial due diligence and to negotiate the financial, governance and legal terms of the combination.

On July 15, 2009, Stream engaged Ernst & Young LLP to perform financial due diligence of the Company.

On July 16, 2009, WilmerHale distributed to Weil Gotshal an initial draft of a share exchange agreement.

On August 10, 2009, the managing directors of Dutchco convened a meeting to approve the Exchange Agreement, the Stockholders Agreement and the Registration Rights Agreement.

On August 11, 2009, the board of directors of NewBridge convened a meeting and determined that it was in the best interests of NewBridge to consummate the share exchange and perform the necessary actions in connection therewith, including, among other things, the transfer and contribution of NewBridge’s rights in the Tranche B Loan (as defined below) and Stream’s issuance of shares of Stream Common Stock in connection thereto.

On August 12, 2009, the Special Committee met, with representatives of Stream management, WilmerHale and Stone Key present, to review and discuss the terms of the proposed combination and the proposed arrangements with Ares.

Later on August 12, 2009, the board of directors of Stream, with representatives of Stream management, WilmerHale and Stone Key present, met to review and discuss the terms of the proposed combination and the proposed arrangements with Ares.

On August 13, 2009, the Company formally retained Morgan Stanley as financial advisor in connection with a possible strategic transaction involving the Company, including the share exchange.

On August 13, 2009, the Special Committee met, with representatives of Stream management and Stone Key present, and reviewed the proposed transactions. The Special Committee unanimously (i) determined that the proposed combination was advisable, fair and in the best interests of Stream and its stockholders and recommended that the board of directors approve the combination, and (ii) recommended that the board of directors approve the proposed arrangements with Ares.

On August 13, 2009, following the Special Committee meeting, the board of directors of Stream met to review the proposed transactions. At the meeting, WilmerHale reviewed in detail the principal terms of the Exchange Agreement and the related agreements for the transaction. Stone Key then presented its analysis of the financial terms of the transaction and presented its opinion (later confirmed in writing) that, based upon and subject to various limitations, qualifications and assumptions set forth in its opinion, the exchange of shares of Stream Common Stock for the outstanding shares of the Company pursuant to the Exchange Agreement was fair, from a financial point of view, to Stream. Members of Stream’s management then reported on the results of their due diligence review. After discussion, the board of directors of Stream approved the proposed transactions.

On August 14, 2009, the Company held a special meeting of its stockholders to discuss the terms of the transactions and obtained the unanimous approval of Dutchco and NewBridge to enter into the Exchange Agreement and consummate the transactions contemplated thereby. In addition, on August 14, 2009, the Company held an organizational meeting of its board of directors to discuss the terms of the transactions and obtained the unanimous resolution by its board of directors to enter into the Exchange Agreement and to consummate the transactions contemplated thereby.

On August 14, 2009, the parties executed the Exchange Agreement, the Stockholders Agreement and the Registration Rights Agreement and filed a press release regarding the same.

On August 14, 2009, the required stockholder vote of Stream stockholders, including Ares, was obtained by written consent.

Stream’s Reasons for the Share Exchange

The following discussion of the information and factors discussed by Stream’s board of directors is not meant to be exhaustive but is believed to include all material factors considered by it in reaching its determination that the share exchange transaction between Stream and EGS is fair to and in the best interests of Stream and its stockholders:

•

Generate projected revenues approaching $1 billion for the year ending December 31, 2010. The combined company will also have a strong balance sheet to allow it to make future investments in technologies, new service offerings for its clients and new geographic locations such as China, Brazil and Japan.

•	Be a top tier global BPO provider by extending its presence to 50 global solution centers with operations in North America, Europe, the Philippines, India, Latin America, Middle East and Africa.

•

Broaden its service offerings to include a full portfolio of sales and revenue generation, warranty management, customer loyalty and brand management, customer care, technical support as well as customer life cycle management.

•	Expand and diversify its blue chip client base across multiple vertical markets.

•

Extend the combined company’s reach into new industry segments such as financial services, retail and consumer products. In addition, the combination will significantly expand our market share in the technology, telecommunications and broadband industries.

•	Maintain strong financial sponsorship from Ares, Providence and Ayala—institutions that collectively manage over $50 billion in investments.

•	Leverage the combined company’s investment in technology in order to provide the highest level of business performance and enhance operating efficiencies in the business.

•

Create a strong platform for future growth in geographies, service offerings and market segments. The combined company will continue to be one of the premier providers of sales and revenue generation, customer care, technical support and warranty service offerings in the industry.

•	Be led by a very experienced group of management executives with a proven track record of creating value for clients, employees and stockholders.

•	Create significant new and exciting career advancement opportunities for our employees around the world.

Opinion of Stone Key

Overview

Pursuant to an engagement letter dated July 8, 2009, Stream retained Stone Key to act as its financial advisor with respect to a possible transaction with EGS. In selecting Stone Key, Stream’s board of directors considered, among other things, the fact that Stone Key’s principals have substantial experience advising companies in the CRM, BPO and technology industries, as well as substantial experience providing strategic advisory services. Stone Key, as part of its investment banking business, is engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, valuations and general corporate advisory services.

At the August 13, 2009 meeting of Stream’s board of directors, Stone Key delivered its oral opinion, which was subsequently confirmed in writing, that, as of August 13, 2009, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be issued by Stream pursuant to the share exchange was fair, from a financial point of view, to Stream.

The full text of Stone Key’s written opinion is attached as Annex A to this information statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Stone Key. The Stone Key opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Stone Key as of the date of the Stone Key opinion. Stone Key has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Stone Key’s opinion:

•	was provided to Stream’s board of directors for its benefit and use in connection with its consideration of the share exchange;

•	did not constitute a recommendation to the board of directors of Stream;

•	does not constitute a recommendation to any stockholder of Stream as to how to vote in connection with the share exchange;

•

did not address Stream’s underlying business decision to pursue the share exchange, the relative merits of the share exchange as compared to any alternative business or financial strategies that might exist for Stream, or the effects of any other transaction in which Stream might engage;

•

did not express any view or opinion with respect to Stream’s recapitalization, the Ares Letter Agreement, the Dutchco Letter Agreement, the Stream/Ayala Letter Agreement, the AYC Holdings Letter Agreement, the Stockholders Agreement (each as described in “AGREEMENTS RELATED TO THE SHARE EXCHANGE”) or the consummation of the transactions contemplated thereby, or the merits of the share exchange to any holder of Stream equity relative to any other holder of Stream equity; and

•

did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Stream’s officers, directors or employees, or any class of these persons, in connection with the share exchange relative to the consideration to be issued pursuant to the share exchange.

Stream did not provide specific instructions to, or place any limitations on, Stone Key with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Stone Key:

•	reviewed a draft (dated August 13, 2009) of the Exchange Agreement, in substantially final form;

•

reviewed Stream’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2007 and 2008, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009 and its Current Reports on Form 8-K filed since December 31, 2008;

•

reviewed eTelecare’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, and its Current Reports on Form 8-K and Reports on Form 6-K filed since December 31, 2007;

•

reviewed certain operating and financial information relating to Stream’s business and prospects, including projections for the five and one-half years ended December 31, 2014 for each of Stream and the Company on a pro forma combined basis, all as prepared and provided to Stone Key by Stream’s management;

•

reviewed certain operating and financial information relating to the Company’s and eTelecare’s business and prospects, including the Company’s and eTelecare’s financial statements and other information since December 31, 2007, all as prepared and provided to Stone Key by the Company’s management;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the share exchange, all as provided to Stone Key by Stream’s management;

•	met with certain members of Stream’s senior management to discuss Stream’s business, operations, historical and projected financial results and future prospects;

•	met with certain members of the Company’s senior management to discuss the Company’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of Stream Common Stock;

•	reviewed certain publicly-available financial data, stock market performance data and trading multiples of companies which Stone Key deemed generally comparable to Stream and the Company;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies which Stone Key deemed generally comparable to Stream and the Company;

•

performed discounted cash flow analyses based on the projections for Stream on a stand alone basis and for Stream and EGS on a pro forma combined basis, all as prepared and provided to Stone Key by Stream’s management;

•	reviewed the pro forma financial results, financial condition and capitalization of Stream giving effect to the share exchange; and

•	conducted such other studies, analyses, inquiries and investigations as Stone Key deemed appropriate.

In connection with rendering its opinion, Stone Key further noted that:

•

Stone Key relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Stream and EGS or obtained by Stone Key from public sources, including, without limitation, the projections referred to above.

•

With respect to the projections, Stone Key relied on representations that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the senior management of Stream as to the expected future performance for Stream on a stand alone basis and Stream and EGS on a pro forma combined basis.

•

Stone Key did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the projections; Stone Key expressed no view or opinion as to the projections and the assumptions upon which they were based; and Stone Key relied upon the assurances of the senior management of Stream and the Company, as the case may be, that they were unaware of any facts that would have made the information and projections incomplete or misleading.

•

In arriving at its opinion, Stone Key did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Stream and the Company, nor was Stone Key furnished with any such appraisals.

•	In rendering its opinion, Stone Key did not solicit, nor was it asked to solicit, third party acquisition interest in Stream.

•

Stone Key assumed that the transactions contemplated by the Exchange Agreement will be consummated in a timely manner and in accordance with the terms of the Exchange Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Stream or the Company.

•	The credit, financial and stock markets are experiencing unusual volatility; Stone Key expressed no opinion or view as to the effects of such volatility on the share exchange or the parties thereto.

•	Stone Key is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Stream, the Company and their respective advisors with respect to these issues.

•	Stone Key did not express any opinion as to the price or range of prices at which the shares of Stream Common Stock may trade subsequent to the announcement or consummation of the share exchange.

Summary of Analyses for Fairness Opinion

The following is a summary of the principal financial and valuation analyses performed by Stone Key and presented to Stream’s board of directors in connection with rendering its fairness opinion. As discussed in detail below, Stone Key noted that it placed substantially less reliance on the analysis of the comparable companies and the precedent merger and acquisition transactions and substantially more reliance on the discounted cash flow analysis.

Some of the financial and valuation analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Stone Key’s financial and valuation analyses.

Discounted Cash Flow Analyses. Stone Key performed discounted cash flow analyses on the five and one-half year projections provided by Stream’s senior management for Stream on a stand alone basis and for Stream and EGS on a pro forma combined basis. Stone Key calculated the estimated present value of the associated unlevered after-tax free cash flows and an estimate of the terminal value at the end of the projection horizon.

In performing its discounted cash flow analyses:

•

Stone Key estimated Stream’s weighted average cost of capital to be within a range of 11.00% to 12.50%, and the combined company’s weighted average cost of capital to be within a range of 10.00% to 11.50%, based on, among other factors, (i) a review of the average of the five-year and two-year historical adjusted betas of companies that Stone Key deemed generally comparable to Stream and the combined company, (ii) Stone Key’s estimate of the U.S. equity risk premium, (iii) Stream’s and the combined company’s assumed target capital structure on a prospective basis and (iv) Stone Key’s investment banking and capital markets judgment and experience in valuing companies similar to Stream and the combined company.

•

In calculating terminal value of each of Stream and the combined company for purposes of its discounted cash flow analyses, Stone Key used a reference range of terminal enterprise value/forward earnings before interest, taxes, depreciation and amortization (or EBITDA) multiples of 4.50x to 5.50x. The terminal values implied by the aforementioned terminal multiple reference ranges were cross-checked for reasonableness by reference to implied perpetual growth rates in the terminal year free cash flow. Specifically, Stone Key calculated the implied perpetual growth rates of each of its discounted cash flow analyses. The range of implied perpetual growth rates for the various discounted cash flow analyses were 6.0% to 8.3% for the five and one-half year projections for Stream on a stand alone basis and 1.4% to 4.3% for the five and one-half year projections for the combined company. Stone Key compared such implied perpetual growth rates to growth rates in the CRM and BPO industries in general based upon its professional judgment and knowledge of the CRM and BPO industries. Stone Key’s discounted cash flow analyses resulted in an overall enterprise value range of (i) $237 million to $298 million for Stream on a stand-alone basis and (ii) $784 million to $964 million for the combined company.

•

As the stockholders of Stream will own approximately 57.5% of the equity of the combined company upon consummation of the share exchange, Stone Key then calculated the overall equity value range of the combined company attributable to that 57.5% ownership interest to be $362 million to $465 million and the overall enterprise value range of the combined company attributable to that 57.5% ownership interest to be $451 million to $554 million.

Comparable Company Analysis. Stone Key compared and analyzed Stream’s historical and projected financial performance against other publicly-traded companies in the CRM and BPO industries. Because (i) the public float of Stream Common Stock is insignificant relative to the number of outstanding shares of Stream Common Stock and Stream Common Stock is subject to significant trading volatility, (ii) those public companies that are most comparable to Stream and the combined company have business operations that differ substantially from those of Stream and the combined company, with widely varying growth and operating characteristics and (iii) there are significant projected improvements in Stream’s and the combined company’s revenue and operating margins over the next five and one-half years, Stone Key noted that it placed substantially less reliance upon the analysis of the comparable companies and substantially more reliance on the discounted cash flow analysis.

The following publicly traded comparable companies in the CRM and BPO industries were used in the analysis of Stream and the combined company and were selected on the basis of their business profile, service offerings and size and scale of operations:

•	APAC Customer Services, Inc.

•	Convergys Corporation

•	ICT Group, Inc.

•	StarTek, Inc.

•	Sykes Enterprises, Inc.

•	TeleTech Holdings, Inc.

•	Teleperformance S.A.

Stone Key calculated the following trading multiples for the above comparable companies based on Wall Street consensus estimates and the most recent publicly-available filings:

Selected CRM/BPO Industry

Peer Group Trading Multiples

	Enterprise Value/ EBITDA				Stock Price as of August 10, 2009/ Earnings Per Share
	2009 Estimated		2010 Estimated		2009 Estimated		2010 Estimated
Peer: Mean	5.7	x	5.0	x	15.0	x	13.1	x
Harmonic Mean	5.5		4.8		13.5		12.2
Median	6.3		5.0		14.9		14.5
High	6.8		6.4		24.1		18.2
Low	4.2		3.3		8.6		8.5

In performing its comparable company analysis:

•	Stone Key selected a reference range of trading multiples of trading enterprise value/forward EBITDA multiple range of 4.5x to 5.5x based on estimates for 2010 (or 2010E).

•

Stone Key’s analysis of the comparable companies based on the 2010E EBITDA trading multiples resulted in an enterprise value range of $227 million to $277 million for Stream on a stand-alone basis and $547 million to $668 million for the combined company.

Precedent Merger and Acquisition Transactions Analysis. Stone Key reviewed and analyzed certain relevant precedent merger and acquisition transactions during the past several years involving the CRM and BPO industries. Specifically, Stone Key reviewed and the combined company announced transactions in the CRM and BPO industries which it deemed generally comparable to Stream since 2004 with an enterprise value of at least $100 million and for which information was publicly available. In determining comparability, Stone Key reviewed the business profile, service offerings, size and scale of operations and various financial, operating and other characteristics of the companies involved in the transactions. Because (i) the public float of Stream Common Stock is insignificant relative to the number of outstanding shares of Stream Common Stock and Stream Common Stock is subject to significant trading volatility, (ii) those public companies that are most comparable to Stream and the combined company have business operations that differ substantially from those of Stream and the combined company, with widely varying growth and operating characteristics and (iii) there are significant projected improvements in Stream’s and the combined company’s revenue and operating margins over the next five and one-half years, Stone Key noted that it placed substantially less reliance upon the analysis of the precedent merger and acquisition transactions and substantially more reliance on the discounted cash flow analysis.

The following precedent merger and acquisition transactions were considered by Stone Key:

•	Davis + Henderson Income Fund’s acquisition of Resolve Business Outsourcing Income Fund—closed July 27, 2009

•	Ayala’s and Providence’s acquisition of eTelecare Global Solutions, Inc.—closed December 21, 2008

•	Aegis BPO Services Limited (an Essar Group company)’s acquisition of PeopleSupport Incorporated—closed October 30, 2008

•	Convergys Corporation’s acquisition of Intervoice, Inc.—closed September 4, 2008

•	Global BPO’s acquisition of Stream—closed July 31, 2008

•	Diamond Castle Holdings’ acquisition of PRC, LLC—closed November 29, 2006

•	ClientLogic Corporation’s acquisition of Sitel Corporation—closed January 30, 2007

•	TransWorks Information Services Ltd.’s acquisition of Minacs Worldwide, Inc.—closed August 18, 2006

•	TH Lee and Quadrangle’s acquisition of West Corporation—closed October 24, 2006

•	Management and One Equity Partners’ acquisition of NCO Group, Inc.—closed November 15, 2006

•	NCO Group’s acquisition of RMH Teleservices, Inc.—closed April 2, 2004

A summary of Stone Key’s analysis of the precedent merger and acquisition transactions is presented in the tables below:

Selected CRM/BPO

Precedent M&A Transaction Multiples

	Transaction Enterprise Value
	Last 12 Months EBITDA		Next 12 Months EBITDA
Precedent M&A Deals:
Mean	8.2	x	6.6	x
Harmonic Mean	7.8		6.2
Median	8.3		6.8
High	10.7		9.1
Low	5.4		3.6

In performing its precedent merger and acquisition transactions analysis:

•

Stone Key selected a reference range of transaction multiples as follows: (i) transaction enterprise value/last 12 months EBITDA multiple range of 7.5x to 8.5x and (ii) transaction enterprise value/next 12 months EBITDA multiple range of 6.0x to 7.0x.

•

Stone Key’s analysis of the selected relevant precedent merger and acquisition transactions resulted in an enterprise value range for Stream of $359 million to $407 million based on last 12 months EBITDA multiples and an enterprise value range for Stream of $302 million to $352 million based on next 12 months EBITDA multiples.

•

Stone Key’s analysis of the selected relevant precedent merger and acquisition transactions resulted in an enterprise value range for the combined company of $653 million to $740 million based on last 12 months EBITDA multiples and an enterprise value range for Stream of $911 million to $1,033 million based on next 12 months EBITDA multiples.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Stone Key create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Stone Key opinion. In arriving at its opinion, Stone Key:

•

based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Stone Key opinion;

•	considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor; and

•

arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Stone Key in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the consideration to be issued by Stream pursuant to the share exchange.

Stone Key also noted that:

•

The analyses performed by Stone Key, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the public companies used in the comparable company analysis described above are identical to Stream or EGS, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the share exchange.

•

Accordingly, the analyses of publicly traded comparable companies and precedent merger and acquisition transactions is not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which Stream, EGS and the share exchange were compared.

•	The analyses performed by Stone Key do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The type and amount of consideration payable pursuant to the share exchange were determined through negotiations between Stream and EGS and were approved by Stream’s board of directors. The decision to enter into the Exchange Agreement was solely that of Stream’s board of directors. The Stone Key opinion was just one of the many factors taken into consideration by Stream’s board of directors. Consequently, Stone Key’s analyses should not be viewed as determinative of the decision of Stream’s board of directors with respect to the fairness, from a financial point of view, of the consideration to be issued by Stream pursuant to the share exchange.

Pursuant to the terms of Stone Key’s engagement letter, Stream has agreed to pay Stone Key a customary transaction fee, a substantial portion of which is payable upon consummation of the share exchange contemplated by the Exchange Agreement. A portion of Stone Key’s compensation was made payable when Stone Key informed Stream that is was prepared to deliver its fairness opinion, which portion will be credited against the fee payable upon consummation of the share exchange. In addition, Stream has agreed to reimburse Stone Key for certain expenses and to indemnify Stone Key against certain liabilities arising out of Stone Key’s engagement. Stone Key may seek to provide Stream and its affiliates with certain investment banking and other services unrelated to the share exchange in the future.

Material United States Federal Income Tax Considerations

This discussion is based on the Code and on Treasury regulations, administrative rulings and court decisions in effect as of the date of this information statement, all of which may change at any time, possibly with retroactive effect.

The following discussion summarizes the material federal income tax consequences of the share exchange that are generally applicable to Stream stockholders solely as a result of such stockholders’ ownership of Stream Common Stock. Neither estate and gift nor foreign, state or local tax considerations are addressed. Furthermore, this discussion does not address all United States federal income tax issues that may be important to a Stream stockholder.

The following discussion does not address the tax consequences of other transactions effectuated prior to or after the share exchange, whether or not such transactions are in connection with the share exchange.

The share exchange will not result in any United States federal income tax consequences to Stream stockholders.

Regulatory Approvals

Each party’s obligations to complete the share exchange are subject to receipt of the consents of the governmental authorities described below.

United States Antitrust Laws

Under the HSR Act, the share exchange may not be completed until notifications have been given and information furnished to the Federal Trade Commission, or FTC, and to the Antitrust Division of the Department of Justice, or DOJ, and the specified waiting period has been terminated or has expired. Stream and EGS each filed notification and report forms under the HSR Act with the FTC and the DOJ on August 21, 2009. Providence and Ayala each filed notification and report forms under the HSR Act with the FTC and the DOJ on August 26, 2009.

Philippine Regulatory Compliance

After EGS Acquisition Corp. (a direct subsidiary of the Company) completed a tender offer to purchase all of the issued and outstanding common shares (including American Depositary Shares) of eTelecare in December 2008, it owned approximately 99.6% of the issued and outstanding common shares (including American Depositary Shares) of eTelecare, while the remaining 0.4% of the issued and outstanding shares were held by public stockholders and were listed on the PSE. After obtaining the requisite board and stockholder approvals, (i) the Company Amendment was filed to provide for a RSS and (ii) the Merger Agreement was executed. Pursuant to the RSS, the shares of eTelecare held by the public stockholders were fractionalized and cancelled in exchange for a cash payment in an amount equal to the amount per share paid by EGS Acquisition Corp. to all other eTelecare stockholders in the tender offer completed in December 2008. Pursuant to the Merger Agreement, EGS Acquisition Corp. will merge with and into eTelecare, with eTelecare continuing as the surviving corporation. On August 25, 2009, the Company received approval from the PSEC of the Company Amendment and the Merger Agreement and the RSS was declared effective. The Merger will become effective on the fifth business day following the effectiveness of the RSS.

Under the Securities Regulation Code of the Philippines, or the SRC, the share exchange may trigger the requirement for a mandatory tender offer in the Philippines to purchase all of the shares of eTelecare held by public stockholders. Pursuant to the terms of the Exchange Agreement, Stream and the Company agreed to use their commercially reasonable efforts to seek from the PSEC exemptive relief from compliance with any possible mandatory tender offer requirements under the SRC and its implementing rules and regulations, such relief being to the effect that a tender offer with respect to the shares of eTelecare need not be conducted in connection with the share exchange. In the event that such exemptive relief is not obtained, or such relief is obtained but contains conditions that would materially and adversely affect Stream or eTelecare after the closing of the share exchange and either the Company or Stream is unwilling to accept such conditions, the parties have agreed to use commercially reasonable efforts to seek from the PSEC (i) exemptive relief or approval to close the share exchange prior to commencement or completion of any such tender offer, (ii) confirmation from the PSEC that any tender offer does not need to include any eTelecare shares held by the Company or EGS Acquisition Corp., (iii) exemptive relief or approval that any tender offer consideration may be cash only, and (iv) such other exemptive relief or approval that the parties agree is reasonable under the circumstances.

In the event the PSEC provides a formal opinion that a mandatory tender offer is required under the SRC in connection with the share exchange, the PSEC denies exemptive relief from compliance with any possible mandatory tender offer requirements under the SRC, or the PSEC grants such exemptive relief with conditions that would materially and adversely affect Stream or eTelecare after the closing and either Stream or the Company is unwilling to accept such conditions, then Stream shall commence a tender offer in accordance with the terms of the Exchange Agreement and the SRC and its implementing rules and regulations and shall use reasonable efforts to consummate such tender offer, subject to the terms and conditions thereof.

In the event that the PSEC states that the share exchange should not close prior to the commencement or closing of any tender offer or the PSEC denies or disapproves the exemptive relief or application to close the share exchange prior to commencement or completion of any tender offer, then Stream shall commence the tender offer prior to the closing of the share exchange in accordance with the SRC and its implementing rules and regulations. In the event the PSEC states that the tender offer may be conducted subsequent to the closing of the share exchange, then Stream shall commence the tender offer following the closing of the share exchange in accordance with the SRC and its implementing rules and regulations. In the event that, in connection with a tender offer, the PSEC requires that the consideration for the tender offer shall include Stream Common Stock, then the offer price in such tender offer shall include such amount of Stream Common Stock to be determined by Stream, in consultation with the Company and in compliance with the SRC and its implementing rules and regulations. In such a case, the period within which to launch the tender offer shall be counted from the date the PSEC shall have provided confirmation of exemption from registration under the SRC of the offered Stream Common Stock or written declaration of the effectiveness of a registration statement with respect to the offered Stream Common Stock, as the case may be.

Stream and the Company agree that any tender offer that may be conducted shall remain open until the date that is 20 Philippine business days after commencement of the tender offer or such later date that such parties agree to in accordance with the SRC and its implementing rules and regulations.

Accounting Treatment

The acquisition of the Company will be accounted for as a business combination in accordance with SFAS No. 141(R). Under the purchase method of accounting, the assets and liabilities of the Company acquired are recorded as of the acquisition date at their respective fair values, and added to those of Stream. The excess purchase price over those values is recorded as goodwill.

NYSE Amex Listing

The share exchange is conditioned on NYSE Amex approval of the listing of the shares of Stream Common Stock to be issued pursuant to the Exchange Agreement.

No Dissenters’ Rights

Stream stockholders are not entitled to dissenters’ rights or to demand appraisal of, or to receive payment for, their shares of Stream Common Stock under the DGCL in connection with the share exchange.

Resales of Stream’s Common Stock

With limited exceptions, each Investor (as defined in the Stockholders Agreement) is subject to restrictions on transfers of shares of Stream Common Stock it owns. See “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Stockholders Agreement—Transfer Restrictions.”

Charter Amendments and By-law Amendments

General

In connection with the share exchange, our board of directors approved a certificate of amendment to be filed with the Secretary of State of the State of Delaware prior to the closing (the “Certificate of Amendment”). The Certificate of Amendment will amend our certificate of incorporation, to, among other things, increase the total number of authorized shares of Stream’s capital stock to 212,000,000, consisting of 200,000,000 shares of Stream Common Stock, 11,000,000 shares of Stream Non-Voting Common Stock and 1,000,000 shares of Preferred Stock. Immediately following the closing, Stream’s certificate of incorporation shall be further amended to eliminate all authorized shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

As of August 14, 2009, the authorized capital of Stream was 150,000,000 shares, consisting of 149,000,000 shares of Stream Common Stock, of which 9,445,999 shares were outstanding; and 1,000,000 shares of Preferred Stock, of which 150,000 shares are designated Series A Convertible Preferred Stock, of which 150,000 shares were outstanding and will be converted into 34,919,792 shares of Stream Common Stock immediately prior to the closing; and 2,000 shares are designated Series B Convertible Preferred Stock, of which 702 shares were outstanding and will be converted into 165,342 shares of Stream Common Stock immediately prior to the closing.

If the share exchange is completed, the authorized capital stock of Stream will be 200,000,000 shares of Stream Common Stock and 11,000,000 shares of Stream Non-Voting Common Stock, and 1,000,000 shares of Preferred Stock of which 150,000 shares shall be designated Series A Convertible Preferred Stock, and 2,000 shares shall be designated Series B Convertible Preferred Stock. Immediately prior to the closing, the outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will be converted into shares of Stream Common Stock including the issuance of shares of Stream Common Stock that become due from acceleration of future dividends that would have been paid through the seventh anniversary of the applicable issuance date. After such conversion, Stream’s certificate of incorporation, as amended, shall be further amended to eliminate all authorized shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

The Stream Non-Voting Common Stock shall be equivalent to Stream Common Stock except that Stream Non-Voting Common Stock shall have no voting rights other than as required by law and shall be convertible at the option of each holder into Stream Common Stock after the earliest of (i) the first anniversary of the closing, (ii) termination of Stream’s existing credit agreement or (iii) the consummation of a Change of Control as defined in the Stockholders Agreement.

Moreover, the Certificate of Amendment will amend our certificate of incorporation to amend the definition of “Acceleration Event” in the Certificate of Designations of the Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on August 7, 2008 to treat Stream’s Non-Voting Common Stock the same as Stream Common Stock and to amend the definition of “Fundamental Transaction” in the Certificate of Designations of the Series B Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on March 13, 2009 to treat Stream’s Non-Voting Common Stock the same as Stream Common Stock.

Finally, the Certificate of Amendment will amend our certificate of incorporation to reflect provisions of the Stockholders Agreement relating to approval rights of the directors and quorum requirements.

The Certificate of Amendment has been approved by the requisite vote of holders of Stream’s capital stock pursuant to an action by written consent. The form of pre-closing Certificate of Amendment was previously filed as an exhibit to Stream’s Current Report on Form 8-K filed on August 20, 2009 and is incorporated by reference in this information statement. The form of post-closing certificate of amendment is attached hereto as Annex B.

Reasons for Amendments

Our board of directors believes that it is desirable to increase the number of authorized shares of Stream Common Stock in order to ensure there is a sufficient number available to issue shares in connection with the share exchange, to satisfy obligations pursuant to the Stockholders Agreement and any indemnification obligations of Stream under the Exchange Agreement and to provide Stream with adequate flexibility to issue Stream Common Stock for proper corporate purposes that may arise in the future. The additional shares also could be used for, among other things, stock dividends, acquisitions of other companies, public or private financings to raise additional capital and for stock-based employee benefit plans.

Stream is authorizing shares of Stream Non-Voting Common Stock in connection with the provision of the Exchange Agreement under which Stream or EGS may elect to substitute the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock for an equal number of shares of Stream Common Stock in the share exchange if necessary to avoid a breach of one or more of Stream’s financing arrangements.

Under the terms of Stream’s Certificate of Incorporation, an “Acceleration Event” shall occur with respect to the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock if and when a person or group acquires more than 35% of the voting rights or voting equity interests in Stream. Upon the occurrence of an Acceleration Event, all dividends that would have otherwise accrued with respect to the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock until the seventh anniversary of their respective original issue date shall accelerate and be added to the stated value of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which is convertible into Stream Common Stock at $6.00 per share. To accommodate the right of Stream or EGS to substitute shares of Stream Non-Voting Common Stock for voting common stock, as described above, without adversely affecting Ares’ rights with respect to its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, Stream has adopted the Certificate of Amendment to amend the definition of “Acceleration Event” and “Fundamental Transaction”, as applicable, to provide that shares of Stream Non-Voting Common Stock that may be issued in substitution for shares of Stream

Common Stock shall be treated the same as Stream Common Stock for purposes of this definition and therefor the consummation of the share exchange shall be an Acceleration Event even if non-voting shares are substituted for voting shares.

Amendment to By-laws

Under our current certificate of incorporation and by-laws, our board of directors may approve amendments to our by-laws without the approval of our stockholders. Our board of directors has approved, subject to the completion of the share exchange, amendments to our by-laws to:

•	remove the section defining the record date for determination of the stockholders entitled to notice of or to vote at any meeting of stockholders;

•	include references to the Stockholders Agreement;

•

limit the scope of the inspector of elections duties to ascertaining the number of shares of capital stock and the voting power of each share, determining the shares represented at the stockholders meeting and the validity of proxies and ballots, counting all votes, determining and retaining for a reasonable period a record of any challenges made to any determination by the inspectors, and certifying the inspectors’ determination of the number of shares represented at the meeting and the count of all votes and ballots;

•

change the definition of a quorum of the board of directors to require that at least one director nominated by each Significant Investor (as defined in the Stockholders Agreement) shall be required to constitute a quorum;

•	increase the notice time for special meetings of the board of directors to 48 hours advance notice in person, or four days advance notice by first-class mail; and

•

define a quorum for a committee of the board of directors as a majority of the members of any committee, provided that so long as a director nominated by each Significant Investor serves on the committee, the presence of such director shall be required to constitute a quorum.

The board has approved these by-law amendments to be effective at the same time as the pre-closing charter amendment described above. If the share exchange is not completed, these by-law amendments will not be effected. The form of amended and restated by-laws was previously filed as an exhibit to Stream’s Current Report on Form 8-K filed on August 20, 2009 and is incorporated by reference in this information statement.

Stock Incentive Plan Amendment

Increase in Shares Authorized for Issuance

On August 14, 2009, our stockholders approved by written consent an amendment to our 2008 Stock Incentive Plan, which we refer to as the “plan”, that will increase the shares of Stream Common Stock reserved for issuance under the plan from 5,000,000 shares to 10,000,000 shares upon the closing. As of August 14, 2009, there remained 1,865,673 shares available for future grant under the plan.

We continue to believe that stock based incentives are an important ingredient in the compensation packages for executive and other personnel. Without the ability to grant additional stock options and restricted stock, we do not believe that we would have the appropriate tools to compete with other CRM and BPO providers for the talented technical, sales and management personnel we need to succeed.

Description of the Plan

Since its adoption in July 2008, the plan has been used for the grant of stock options for purposes of attracting, retaining and motivating employees, officers, directors and consultants of Stream and its subsidiaries, and rewarding and providing incentives for individual performance. We believe that the adoption of the foregoing amendment to the plan will enhance the long-term stockholder value of Stream by offering opportunities to Stream’s officers, employees, directors and consultants to acquire a proprietary interest in us, thereby more closely aligning their interests with those of our stockholders. The plan will terminate on June 26, 2018. We expect that following the closing of the share exchange, the combined company will have approximately 30,000 employees and 9 non-employee directors who would be eligible to participate in the plan.

The following is a summary of the principal features of the plan, as amended, a copy of the form which is set forth in Annex C to this information statement.

Types of Awards

The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below (collectively, “awards”).

Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of Stream Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price that is at least equal to the fair market value of the Stream Common Stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the Stream Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of our company). Options may not be granted for a term in excess of ten years. The plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, delivery to us of shares of Stream Common Stock, (iii) subject to certain conditions, delivery to us of a promissory note, (iv) any other lawful means, or (v) any combination of these forms of payment.

Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in Stream Common Stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Stream Common Stock. SARs may be granted independently or in tandem with an option.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of Stream Common Stock, subject to our right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Restricted Stock Unit Awards. Restricted stock unit awards entitle the recipient to receive shares of Stream Common Stock to be delivered at the time such shares vest pursuant to the terms and conditions established by our board of directors.

Other Stock-Based Awards. Under the plan, our board of directors has the right to grant other awards based upon the Stream Common Stock having such terms and conditions as our board of directors may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of Stream Common Stock, and the grant of awards entitling recipients to receive shares of Stream Common Stock to be delivered in the future.

Performance Conditions. Our board of directors may determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award granted to a recipient will vest solely upon the achievement of specified performance criteria. With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria for each such award will be based on one or more of the following measures: (a) earnings per share, (b) return on average equity or average assets with respect to a pre-determined peer group, (c) earnings, (d) earnings growth, (e) revenues, (f) expenses, (g) stock price, (h) market share, (i) return on sales, assets, equity or investment, (j) regulatory compliance, (k) improvement of financial ratings, (l) achievement of balance sheet or income statement objectives, (m) total stockholder return, (n) net operating profit after tax, (o) pre-tax or after-tax income or (p) cash flow. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by recipient and may be different for different awards, (ii) may be particular to a recipient or the department, branch, line of business, subsidiary or other unit in which the recipient works and may cover such period as may be specified by our board of directors and (iii) will be set by our board of directors within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as performance-based compensation under Section 162(m) may be based on these or other performance criteria.

Transferability of Awards

Except as our board of directors may otherwise determine or provide in an award agreement, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the recipient, awards are exercisable only by the recipient.

Eligibility to Receive Awards

Our employees, officers, directors, consultants and advisors and employees, officers, directors, consultants and advisors of our subsidiaries are eligible to be granted awards under the plan. Under present law, however, incentive stock options may only be granted to our employees and employees of our subsidiaries. Upon closing of the share exchange, the combined company will have over 30,000 employees eligible to participate in the plan.

The maximum number of shares with respect to which awards may be granted to any participant under the plan is 1,000,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with SAR is treated as a single award. The maximum number of shares with respect to which awards other than options and SARs may be granted is 20% of the total number of authorized shares under the plan. In addition, the maximum number of shares with respect to which awards may be granted to directors who are not our employees at the time of grant is 10% of the total number of authorized shares under the plan.

Plan Benefits

The granting of awards under the plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Administration

The plan is administered by our board of directors. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret the provisions of the plan and any award agreements entered into under the plan. Pursuant to the terms of the plan, our board of directors may delegate authority under the plan to one or more committees or subcommittees of our board of directors. Our board of directors has formed a compensation committee and authorized it to administer certain aspects of the plan, including the granting of options to executive officers, and has authorized certain of our officers to grant options to employees or officers, but in no case to executive officers, subject to limitations set by the board of directors and/or compensation committee.

Subject to any applicable limitations contained in the plan, our board of directors, or any committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of Stream Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options (which may not exceed 10 years), and (iv) the number of shares of Stream Common Stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

Our board of directors is required to make appropriate adjustments in connection with the plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The plan also contains provisions addressing the consequences of any reorganization event, which is defined as (a) any merger or consolidation of our company with or into another entity as a result of which all of Stream Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of Stream Common Stock for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of our company. In connection with a reorganization event, our board of directors may take any one or more of the following actions as to all or any outstanding awards (other than restricted stock and restricted stock unit awards): (i) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such reorganization event unless exercised within a specified period following the date of such notice, (iii) provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of Stream Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (the “acquisition price”), make or provide for a cash payment to an award holder equal to (A) the acquisition price times the number of shares of Stream Common Stock subject to the holder’s awards (to the extent the exercise price does not exceed the acquisition price) minus (B) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (v) provide that, in connection with a liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

Upon a reorganization event other than a liquidation or dissolution of our company, our repurchase and other rights with respect to restricted stock awards will inure to the benefit of our successor. Upon a liquidation or dissolution of our company, except to the extent provided to the contrary in an award agreement or other agreement between us and the recipient, all restrictions and conditions on all restricted stock awards then outstanding will automatically be deemed terminated or satisfied.

Our board of directors may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Stream Common Stock covered by such award will again be available for grant under the plan, subject, however, in the case of incentive stock options, to any limitations under the Code.

Substitute Options

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our board of directors may grant options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute options may be granted on such terms, as our board of directors deems appropriate in the circumstances, notwithstanding any limitations on options contained in the plan. Substitute options will not count against the plan’s overall share limit, except as may be required by the Code.

Provisions for Foreign Participants

Our board of directors may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment or Termination

No award may be made under the plan after June 26, 2018 but awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the plan; provided that, to the extent determined by our board of directors, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained. No award will be made that is conditioned upon stockholder approval of any amendment to the plan.

U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the plan. This summary is based on the federal tax laws in effect as of the date of this information statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. The plan provides that no award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless our board of directors, at the time of grant, specifically provides that the award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50%-or-more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-Statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (meaning sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-Statutory Stock Options. A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying Stream Common Stock.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Section 162(m) of the Code, generally prohibits public companies from taking a tax deduction for compensation over $1,000,000 paid to its chief executive officer and to each other officer (other than the chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, by reason of being among our three most highly paid executive officers. In general, we seek to structure the stock-based compensation granted to our executive officers to allow Stream to deduct the officers’ compensation; however, it is possible that compensation from our executive officers’ stock-based compensation may not be exempted from Section 162(m).

Equity Compensation Plan Information

At December 31, 2008, we had only one equity compensation plan, our 2008 Stock Incentive Plan. The following table contains information about the plan.

	Shares to be issued upon exercise of outstanding options (a)		Weighted- average exercise price of outstanding options (b)	Shares available for future issuance under equity compensation plans(1) (c)
Plan category
Equity compensation plans approved by our stockholders	3,210,000	(2)	$6.00	1,690,673
Equity compensation plans not approved by our stockholders	—		—	—
Total	3,210,000		$6.00	1,690,673

(1)	Excludes shares reflected under column (a).

(2)	This amount does not include 99,327 shares of outstanding restricted stock granted to our employees.

Compensation of Our Directors and Executive Officers

Compensation Discussion and Analysis

We have designed our compensation policies to attract and retain high quality executives and employees and to motivate and reward our executives and employees for superior company performance. Our philosophy is that when Stream performs well, our executives should be compensated for Stream’s performance, and when Stream does not perform well, our executives should receive reduced compensation. To that end, two of the three major compensation components we use for our Named Executive Officers (defined below) are linked directly to Stream’s short-term (annual) and longer-term performance.

Our “Named Executive Officers” means, R. Scott Murray, our Chief Executive Officer as of December 31, 2008, Stephen C. Farrell, our Chief Financial Officer as of December 31, 2008, our two other most highly compensated executive officers who were serving as executive officers on December 31, 2008, plus our former Chief Financial Officer who was no longer a Stream executive officer on December 31, 2008.

In October 2007, we consummated our initial public offering and listed our securities on the American Stock Exchange (now NYSE Amex) as a development stage company. In July 2008, we acquired SHC and exited the development stage of operations. Our principal executive officer, principal financial officer and three other most highly compensated executive officers, whom we refer to as our Named Executive Officers, did not receive any compensation for their work for us until August 2008 when we exited our development stage.

Compensation Philosophy and Processes

Our Compensation Committee reviews and approves all compensation for our executive officers, including salary, bonus, equity compensation, perquisites, severance arrangements and change in control benefits.

Our Compensation Committee has a two-fold philosophy regarding the total compensation of our senior executives, which consists primarily of base salary, target annual cash bonus and estimated value of stock-based awards. First, our Compensation Committee seeks to tie our executives’ compensation directly to Stream’s annual and long-term performance. Second, our Compensation Committee seeks to ensure that our executive compensation is competitive by targeting the total compensation of each executive at the middle of the range of our compensation peer group and survey group of companies described below.

Our Compensation Committee retained an independent compensation consultant, Pearl Meyer and Partners, or PMP. PMP conducted market research and developed recommendations for the compensation of our Chief Executive Officer and other executives. Our Chief Executive Officer also makes recommendations to our Compensation Committee about the compensation of the other executive officers based on their achievements. While our Compensation Committee is solely responsible for approving executive compensation, our Senior Vice President of Human Resources and other members of our human resources department support the work of the Committee and PMP. Our Compensation Committee meets periodically in executive session without management present.

With the help of PMP, our Compensation Committee has developed a peer group of companies that we use to help us determine competitive levels of compensation. This peer group of companies consists of publicly traded companies that are similar to Stream in terms of services offered, revenue and market capitalization as of June 2008, when the peer group was determined, and based on 2007 data for the peer group companies. The peer group for 2008 consists of:

•	3Com Corp.

•	CBIZ Inc.

•	CMGI Inc.

•	Gevity HR Inc.

•	Harte Hanks Inc.

•	ICT Group Inc.

•	Lionbridge Technologies

•	PRG-Schultz International Inc.

•	StarTek Inc.

•	Sykes Enterprises Incorporated

•	Teletech Holdings Inc.

In addition to the peer group, PMP also used data from a survey group in its executive compensation analysis, especially for executive positions for which our peer group companies did not publicly disclose compensation information. The survey group for 2008 consisted of the 2007 CHiPS Executive and Senior Management Total Compensation Survey with a technology industry focus and the 2007 Aspen Publishers Executive Compensation Report with a services industry focus.

Components of Executive Compensation

Our executive compensation consists primarily of three components: Base salary, annual bonuses under our management incentive plan, and stock-based awards.

Base salary. In determining our Named Executive Officers’ base salaries, the Compensation Committee generally targets the middle of the range of the salaries of comparable executives in our peer group of companies and our survey group. For 2008 and 2009, the base salary of each of our Named Executive Officers was in approximately the 45th to 60th percentile range of our peer group and survey group. Our Named Executive Officers did not begin to receive salaries or other compensation until August 2008, when we exited the development stage of our operations.

Annual bonuses under our management incentive plan. Each Named Executive Officer is eligible to receive a cash incentive award only if Stream achieves a certain percentage of its budgeted Adjusted EBITDA for the year. “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted for any acquisitions or divestitures, one time charges such as non-ordinary course litigation settlements and gains (including legal costs), non-cash foreign currency gains and losses, transaction related costs or amortization of intangibles related to the transaction, restructuring charges for items such as site closure costs or employee severance, stock compensation charges or write-downs in assets.

The annual cash bonuses represent a significant portion of the annual compensation for which each Named Executive Officer is eligible, and accordingly the Compensation Committee believes that the bonuses provide an important incentive for our executive officers to contribute to our success as a company. Depending on the level of Adjusted EBITDA that Stream achieves, R. Scott Murray, our Chief Executive Officer, is eligible to earn a bonus equal to between 0% and 200% of his annual base salary, while our other Named Executive Officers are eligible to earn bonuses equal to between 0% and 120% of their annual base salaries. Thus, if Stream performs well, then our executives have an opportunity to earn significant additional compensation over and above their base salaries, and if Stream does not perform well, then our executives’ earning potential is significantly reduced.

Our 2008 management incentive plan provided that if we achieved between 90% and 100% of our adjusted EBITDA goal, then our executives and other employees would be eligible to receive between 50% and 100% of their target bonuses. For our fiscal year ended December 31, 2008, we achieved 95% of our Adjusted EBITDA goal, and in accordance with our 2008 management incentive plan, our Compensation Committee determined to pay our executives and other employees participating in the plan 75% of the target bonus for which they were eligible. We pro rated the bonus for each of our Named Executive Officers for the number of days during 2008 that he or she was employed by us after our acquisition of SHC. Under our 2009 management incentive plan, our Adjusted EBITDA goal is $50 million for our fiscal year ending December 31, 2009.

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If we achieve Adjusted EBITDA for 2009 of $40 million (80% of the goal) or less, then our executives and other employees participating in the 2009 management incentive plan will not be eligible to receive any bonuses under the plan.

•

If we achieve 81-100% of our Adjusted EBITDA goal, then our executives and other employees participating in the plan will be eligible to receive between 5% and 100% of their target bonuses under the plan.

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Our 2009 management incentive plan also has accelerators for over-achievement. If we achieve Adjusted EBITDA for 2009 of $55 million or more, then our executives and other employees participating in the plan will be eligible to receive between 105% and 200% of their target bonuses under the plan.

You can find the bonus amounts that each of our Named Executive Officers will be eligible to receive under our 2009 management incentive plan if we achieve our Adjusted EBITDA goals for 2009 in the table entitled “—Grants of Plan-Based Awards”.

In addition, our sales personnel, including Robert Dechant, our Executive Vice President, Global Sales and Marketing, are eligible to earn commissions based on our achievement of certain revenue and gross margin targets. For our fiscal year ended December 31, 2008, Mr. Dechant received $39,628 of sales commissions, based on our achievement of 99% of our revenue target and 100% of our gross margin target for 2008.

For our fiscal year ending December 31, 2009, Mr. Dechant is eligible to earn commissions, payable quarterly, equal to between 0% and 40% of his annual base salary (not including accelerators) if we achieve our revenue and gross margin targets for each quarter and the full year. 75% of Mr. Dechant’s commission is based upon our achievement of quarterly and annual revenue goals, and 25% of his commission is based on our achievement of quarterly and annual gross margin goals. In addition, Mr. Dechant is eligible to earn accelerators if we over-achieve our revenue and gross margin goals, based on the amount of over-achievement.

Stock-based awards. The Compensation Committee uses stock-based awards to help align our executive officers’ interests with those of our stockholders and to encourage our executive officers to contribute to Stream’s long-term market performance. During 2008, the Committee granted stock options to our Named Executive Officers, other than Mr. Murray, that vest in installments over five years, with an exercise price equal to $6.00 per share, which was greater than the fair market value of Stream Common Stock on the date of grant, so that the officer will earn no compensation from his or her options unless the market price of Stream Common Stock increases above the exercise price. In addition, the vesting of 10% of the shares under our Named Executive Officers’ stock options will accelerate if we achieve Adjusted EBITDA of between $65 million and $70 million for the fiscal year ending December 31, 2009, and the vesting of 20% of the shares under the options will accelerate if we achieve Adjusted EBITDA of $70 million or more for the fiscal year ending December 31, 2009. This acceleration provision gives the executives an additional incentive to contribute to our short-term success as well as our long-term success.

In 2008, our Compensation Committee authorized grants to our Named Executive Officers of stock options to purchase shares of Stream Common Stock as follows:

•	R. Scott Murray—0 shares

•	Robert Dechant—200,000 shares

•	Stephen C. Farrell—275,000 shares

•	Sheila M. Flaherty—150,000 shares

In authorizing these grants, the Committee considered the equity compensation levels of comparable executives at our peer group companies, the position and total compensation package of each Named Executive Officer, and the number of shares of Stream Common Stock that each of the Named Executive Officers already held. In particular, Mr. Murray and Ms. Flaherty, as Stream founders, already held significant securities positions in our company. Therefore, Ms. Flaherty received a smaller stock option grant, and Mr. Murray, who holds nearly 40% of our outstanding Stream Common Stock, did not receive an option grant.

Mr. Farrell resigned from Stream and ceased to be our Chief Financial Officer in May 2009 and his unvested options expired at that time. His vested options expired unexercised on August 27, 2009.

Employment Agreements and Severance and Change of Control Provisions

We have entered into employment agreements with each of our Named Executive Officers, which are described in greater detail below under “—Employment Agreements.” Among other things, these employment agreements provide (1) for severance benefits if the executive’s employment with us is terminated without cause or by the executive for good reason and (2) for increased severance benefits if the executive’s employment with us is terminated without cause or by the executive for good reason within 24 months after a change of control (as defined in the agreement) or within six months before a change of control and after we sign an agreement for a change of control. We designed the change in control provisions of our employment agreements to help ensure that our executive team is able to evaluate objectively whether a potential change in control transaction is in the best interests of Stream and our stockholders, without having to be concerned about their future employment. These agreements also help ensure the continued services of our executive officers throughout the change in control transaction by giving them incentives to remain with us.

Retirement, Perquisites and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and retirement plans. Executives are eligible to participate in all of our employee benefit plans on the same basis as our other employees.

In the United States, under our 401(k) plan, we contribute to the plan on behalf all participants, including our executive officers, matching contributions of $0.25 for each dollar saved in the plan by the participant, up to an additional 6% of the participant’s contributions, subject to the limits set forth in the rules of the Internal Revenue Service.

Each Named Executive Officer is eligible to receive reimbursement from us, up to a maximum amount per year, of the reasonable costs for tax and estate planning and premiums on life insurance policies. For Mr. Murray, the maximum amount we will reimburse him for these costs is $50,000 per year, and for the other Named Executive Officers, the maximum is $10,000 per year. We offer these perquisites in order to remain competitive.

Tax matters.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally prohibits public companies from taking a tax deduction for compensation over $1,000,000 paid to each of its Named Executive Officers unless certain requirements are met. In general, we seek to structure the stock-based compensation granted to our executive officers to allow Stream to deduct the officers’ compensation; however, it is possible that compensation from our executive officers’ stock-based compensation may not be exempted from Section 162(m). In addition, the Compensation Committee may choose from time to time to authorize executive compensation that is not exempt from the $1,000,000 limit if the Committee believes the compensation is appropriate and in the best interests of Stream and our stockholders, after taking into consideration general business conditions and the performance of our executives.

Compensation Committee Report

The Compensation Committee has reviewed, and has had the opportunity to discuss with our management, the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review, the Compensation Committee recommended to Stream’s board of directors that the Compensation Discussion and Analysis be included in this information statement.

By the Compensation Committee of the Board of Directors of Stream Global Services, Inc.

Kevin T. O’Leary, Chairman

G. Drew Conway

David B. Kaplan

Compensation of our Executive Officers

Summary Compensation

The following table contains information about the compensation of each of our Named Executive Officers for our fiscal year ended December 31, 2008. We were incorporated in June 2007, and our Named Executive Officers did not receive any compensation from Stream for our fiscal year ended December 31, 2007. Our Named Executive Officers also did not receive any compensation during 2008 until after July 31, 2008, when we acquired SHC.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
R. Scott Murray	2008	211,981	185,836		—	21,106	(2)	418,923
Chairman, President, Chief Executive Officer, Acting Chief Financial Officer and Principal Accounting Officer	2007	—	—		—	—		—

Stephen C. Farrell(3)	2008	45,769	27,616		3,083	1,750	(2)	78,218
Former Executive Vice President and Chief Financial Officer

Robert Dechant(4)	2008	103,646	92,149	(5)	9,234	3,846	(6)	205,375
Executive Vice President, Global Sales and Marketing

Sheila M. Flaherty	2008	111,923	56,219		6,296	5,743	(7)	180,181
Executive Vice President and Chief Legal and Administrative Officer	2007	—	—		—	—		—

Charles F. Kane(8)	2008	—	—		—	—		—
Former Chief Financial Officer	2007	—	—		—	—		—

(1)	These amounts represent the dollar amount that we recognized in our fiscal year ended December 31, 2008 for financial reporting purposes in accordance with SFAS No. 123 (revised 2004), Share-Based Payments, or SFAS No. 123R, related to the grant of a stock option to each Named Executive Officer. These amounts do not represent actual amounts paid to or realized by the Named Executive Officers during 2008. The SFAS No. 123R value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. You can find a description of the assumptions we used for purposes of determining grant date fair value in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	This amount represents our payment of fees for tax and financial planning for the Named Executive Officer.

(3)	Mr. Farrell joined Stream in October 2008. He resigned from Stream and ceased to be our principal financial officer in May 2009. His unvested options expired upon his termination and his vested options expired, unexercised, on August 27, 2009.

(4)	Mr. Dechant joined Stream in August 2008.

(5)	$39,628 of this amount represents sales commissions.

(6)	$346 of this amount represents the value of our contributions on behalf of Mr. Dechant to our 401(k) savings plan, and $3,500 of this amount represents our payment of fees for tax and financial planning for Mr. Dechant.

(7)	$1,558 of this amount represents the value of our contributions on behalf of Ms. Flaherty to our 401(k) savings plan, and $4,185 of this amount represents our payment of fees for tax and financial planning for Ms. Flaherty.

(8)	Mr. Kane ceased to be our principal financial officer in March 2008.

Grants of Plan-Based Awards

The following table contains information about estimated future pay-outs to our Named Executive Officers under our 2009 management incentive plan, as well as grants of stock options during the year ended December 31, 2008 to each Named Executive Officer.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(5)
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)
R. Scott Murray	—	$0	$595,000	$1,190,000	—	—	—
Stephen C. Farrell(6)	10/28/08	0	210,000	420,000	275,000	$6.00	$3,083
Robert Dechant	9/23/08	0	180,000	360,000	200,000	6.00	9,234
Sheila M. Flaherty	9/23/08	0	180,000	360,000	150,000	6.00	6,296
Charles F. Kane(7)	—	—	—	—	—	—	—

(1)	If we achieve 80% or less of our Adjusted EBITDA target for 2009, then our Named Executive Officers will not be eligible to receive any bonuses under the 2009 management incentive plan.

(2)	Amounts represent the bonuses that our Named Executive Officers will be eligible to receive under our 2009 management incentive plan if we achieve 100% of our Adjusted EBITDA goal for 2009.

(3)	Amounts represent the bonuses that our Named Executive Officers will be eligible to receive under our 2009 management incentive plan if we achieve 150% or more of our Adjusted EBITDA goal for 2009.

(4)	If we meet certain Adjusted EBITDA targets for our fiscal year ending December 31, 2009, then depending on the Adjusted EBITDA achieved, the vesting of 10% or 20% of the shares subject to the stock options will accelerate on the date that we release our audited financial statements for the year.

(5)	These amounts represent the dollar amount that we recognized in our fiscal year ended December 31, 2008 for financial reporting purposes in accordance with SFAS No. 123R related to the grant of a stock option to each Named Executive Officer. These amounts do not represent actual amounts paid to or realized by the Named Executive Officers during 2008. The SFAS No. 123R value as of the grant date for stock options is recognized over the number of days of service required for the grant to become vested. You can find a description of the assumptions we used for purposes of determining grant date fair value in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(6)	The grant date of Mr. Farrell’s stock option is October 28, 2008, the date on which Mr. Farrell began his employment with us. Stream’s board of directors authorized the grant of the stock option on October 10, 2008. The closing price for Stream Common Stock on the NYSE Amex on October 10, 2008 was $3.00 and on October 28, 2008 was $1.33, both of which prices are less than the option exercise price of $6.00. Mr. Farrell resigned from Stream and ceased to be an employee in May 2009, and his unvested options expired upon his termination and his vested options expired unexercised on August 27, 2009.

(7)	Mr. Kane ceased to be our principal financial officer in March 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about stock options held on December 31, 2008 by each of our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
R. Scott Murray	—	—		—	—
Stephen C. Farrell(3)	0	275,000	(1)	$6.00	10/27/2018
Robert Dechant	0	200,000	(2)	6.00	9/22/2018
Sheila M. Flaherty	0	150,000	(2)	6.00	9/22/2018
Charles F. Kane(3)	—	—		—	—

(1)	This stock option vests every six months in equal installments over five years; the first installment vests on April 28, 2009. If we meet certain Adjusted EBITDA targets for our fiscal year ending December 31, 2009, then depending on the Adjusted EBITDA achieved, the vesting of 10% or 20% of the shares subject to the stock options will accelerate on the date that we release our audited financial statements for the year. Mr. Farrell resigned from Stream and ceased to be our principal financial officer in May 2009 and these ceased vesting at that time. Those options that had vested prior to his departure expired unexercised on August 27, 2009.

(2)	This stock option vests every six months in equal installments over five years; the first installment vests on March 23, 2009. If we meet certain Adjusted EBITDA targets for our fiscal year ending December 31, 2009, then depending on the Adjusted EBITDA achieved, the vesting of 10% or 20% of the shares subject to the stock options will accelerate on the date that we release our audited financial statements for the year.

(3)	Mr. Kane ceased to be our principal financial officer in March 2008 and Mr. Farrell ceased to be our principal financial officer in May 2009.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised stock options during December 31, 2008, and none of our Named Executive Officers holds restricted stock, restricted stock units or any other similar stock award.

Employment Agreements

As of December 31, 2008, we had employment agreements with four of the Named Executive Officers.

Employment Agreement with R. Scott Murray

We are a party to an Employment Agreement, dated as of July 15, 2008 and amended on December 29, 2008 and May 6, 2009, with R. Scott Murray, providing for his employment as our President and Chief Executive Officer and his appointment as Chairman of our board of directors. The agreement has an initial one-year term that ends on July 31, 2009, after which the agreement renews automatically for successive one-year terms until either party gives the other written notice of non-renewal. Under the agreement, Mr. Murray is entitled to receive:

•	an annual base salary of at least $595,000;

•

annual bonuses upon Stream’s satisfaction of budgeted levels of Adjusted EBITDA, with a target annual bonus, if Stream achieves 100% of its Adjusted EBITDA goals, of at least 100% of his annual base salary;

•	reimbursement of the reasonable costs (up to a maximum of $50,000 per year) for tax and estate planning and premiums on life insurance policies; and

•	the same standard employment benefits to which our other executives and employees are entitled.

Mr. Murray’s employment agreement provides for the following severance payments and benefits upon termination of his employment with us:

(1) If Mr. Murray’s employment with us terminates for any reason other than for cause (as defined in the agreement), then he will be entitled to a pro rata portion, based on the portion of the year during which he was employed by us, of his annual bonus earned but not previously paid for the year in which the termination occurred, based upon the targets established under that year’s bonus plan.

(2) If we terminate Mr. Murray’s employment without cause or choose not to renew his employment agreement, or if Mr. Murray leaves our employment for good reason (as defined in the agreement), or if Mr. Murray’s employment terminates because of his death or disability, then:

•	he will be entitled to payment of his base salary, in semi-monthly installments in accordance with our normal payroll practices, for two years;

•	he will be entitled to two times the amount of the actual bonus that he earned for the most recent 12-month period before termination;

•

the vesting of his outstanding unvested equity awards will be accelerated by 12 months, and he will be entitled to exercise each award until the earlier of two years after termination or the expiration date of the award;

•

he and his family will be entitled to continued health, disability and dental benefits at the level in effect at the time of termination, with Stream paying the employer’s share of the premiums, for two years after termination or until he becomes eligible for substantially similar benefits from another employer, after which time Mr. Murray will be eligible to receive the maximum benefits permitted under the Consolidated Omnibus Reconciliation Act of 1985, 1986 and 1990, or COBRA, at his expense (other than administrative fees); and

•	for two years after termination, we will maintain and pay the premiums for life insurance and long-term disability insurance benefits for Mr. Murray at the levels in effect at the time of termination.

(3) Within 24 months after a change of control (as defined in the agreement) or within six months before a change of control and after we sign an agreement for a change of control, if we terminate Mr. Murray’s employment without cause or choose not to renew his employment agreement, or if Mr. Murray leaves our employment for good reason, or if Mr. Murray’s employment terminates because of his death or disability, then Mr. Murray is entitled to the same payments and benefits described above in paragraph (2), except as follows:

•

he will be entitled to two times his target annual bonus at the 100% achievement level for the year in which the termination occurs (instead of two times the actual bonus earned as described in paragraph (2) above); and

•	the vesting of his outstanding unvested equity awards will be fully accelerated (instead of 12 months’ acceleration as described in paragraph (2) above).

In addition, for 18 months after the termination of his employment, provided that Mr. Murray receives the severance-related payments as described above, Mr. Murray agreed not to engage in any business throughout the world that directly competes with the business we are engaged in at the time of his termination or directly recruit, solicit or hire any of our employees who earns an annual salary greater than $125,000. Mr. Murray also agrees during and after his employment not to disclose to anyone outside of Stream our confidential or proprietary information.

Employment Agreements with Robert Dechant, Stephen C. Farrell and Sheila M. Flaherty

We are a party to employment agreements with Robert Dechant and Sheila M. Flaherty and, as of December 31, 2008, we were a party to an employment agreement with Stephen C. Farrell, who resigned from Stream in May 2009. We entered into our employment agreement with Mr. Dechant on August 7, 2008, our employment agreement with Mr. Farrell on October 14, 2008, and our employment agreement with Ms. Flaherty on July 16, 2008. We amended all three agreements on December 29, 2008 and May 6, 2009. Each employment agreement has an initial one-year term, after which the agreement renews automatically for successive one-year terms until either party gives the other written notice of non-renewal. Under the agreements, each of Mr. Dechant and Ms. Flaherty is entitled, and Mr. Farrell was entitled, to receive:

•	an annual base salary of at least $300,000 in the case of Mr. Dechant and Ms. Flaherty, and at least $350,000 in the case of Mr. Farrell;

•

annual bonuses upon Stream’s satisfaction of budgeted levels of Adjusted EBITDA, with a target annual bonus, if Stream achieves 100% of its Adjusted EBITDA goals, of at least 60% of his or her annual base salary;

•

for Mr. Dechant only, commissions upon Stream’s satisfaction of budgeted revenues and gross margin percentage, with target annual commission if Stream achieves 100% of such goals of at least 40% of his annual base salary;

•	reimbursement of the reasonable costs (up to a maximum of $10,000 per year) for tax and estate planning and premiums on life insurance policies; and

•	the same standard employment benefits to which our other executives and employees are entitled.

Our employment agreement with each of Mr. Dechant and Ms. Flaherty provides, and our employment agreement with Mr. Farrell provided, for the following severance payments and benefits upon termination of the executive’s employment with us:

(1) If the executive’s employment with us terminates for any reason other than for cause (as defined in the agreements), then he or she will be entitled to a pro rata portion, based on the portion of the year during which he or she was employed by us, of his or her annual bonus earned but not previously paid for the year in which the termination occurred, based upon the targets established under that year’s bonus plan.

(2) If we terminate the executive’s employment without cause or choose not to renew his or her employment agreement, or if the executive leaves our employment for good reason (as defined in the agreements), or if the executive’s employment terminates because of his or her death or disability, then:

•	the executive will be entitled to payment of his or her base salary, in semi-monthly installments in accordance with our normal payroll practices, for one year;

•

the vesting of his or her outstanding unvested equity awards will be accelerated by 12 months, and he or she will be entitled to exercise each award until the earlier of one year after termination of employment or the expiration date of the award;

•

the executive and his or her family will be entitled to continued health, disability and dental benefits at the level in effect at the time of termination, with Stream paying the employer’s share of the premiums, for one year after termination or until the executive becomes eligible for substantially similar benefits from another employer, after which time he or she will be eligible to receive the maximum benefits permitted under COBRA at his or her expense (other than administrative fees); and

•

for Mr. Dechant and Ms. Flaherty only, for one year after termination, we will maintain and pay the premiums for life insurance and long-term disability insurance benefits for the executive at the levels in effect at the time of termination.

(3) Within 24 months after a change of control (as defined in the agreements) or within six months before a change of control and after we sign an agreement for a change of control, if we terminate the executive’s employment without cause or choose not to renew his or her employment agreement, or if the executive leaves our employment for good reason, or if the executive’s employment terminates because of his or her death or disability, then:

•	the executive will be entitled to payment of his or her base salary, in semi-monthly installments in accordance with our normal payroll practices, for 18 months;

•

the vesting of his or her outstanding unvested equity awards will be fully accelerated, and he or she will be entitled to exercise each award until the earlier of 18 months after termination or the expiration date of the award;

•

the executive and his or her family will be entitled to continued health, disability and dental benefits at the level in effect at the time of termination, with Stream paying the employer’s share of the premiums, for 18 months after termination or until the executive becomes eligible for substantially similar benefits from another employer, after which time he or she will be eligible to receive the maximum benefits permitted under COBRA at his expense (other than administrative fees); and

•

for Mr. Dechant and Ms. Flaherty only, for 18 months after termination, we will maintain and pay the premiums for life insurance and long-term disability insurance benefits for the executive at the levels in effect at the time of termination.

In addition, for 12 months after the termination of employment, provided that each of Mr. Dechant and Ms. Flaherty receives, and with respect to Mr. Farrell, received, the severance-related payments as described above, each executive agreed not to engage in any business throughout the world that directly competes with the business we are engaged in at the time of his or her termination or directly recruit, solicit or hire any of our employees. Each executive also agrees during and after his or her employment not to disclose to anyone outside of Stream our confidential or proprietary information.

Estimated Payments upon Termination or Change of Control

The following table quantifies the amounts that would be payable to our Named Executive Officers upon termination of their employment under the circumstances described above under “Employment Agreements.” We calculated the amounts shown based upon each Named Executive Officer’s employment agreement described above and upon the hypothetical assumption that we terminated each Named Executive Officer effective December 31, 2008. Mr. Kane did not have a severance arrangement with us.

Event and Components of Compensation(1)	R. Scott Murray	Stephen C. Farrell(5)	Robert Dechant	Sheila M. Flaherty
Involuntary termination other than for cause, termination by executive for good reason, or termination due to death or disability
Cash severance payment	$1,561,672	$350,000	$300,000	$300,000
Prorated bonus(2)	—	27,616	52,521	56,219
Acceleration of stock options(3)	—	0	0	0
Continued health, dental and disability benefits	12,972	6,486	6,486	4,571
Continued life insurance and long-term disability benefits(4)	1,376	—	688	688
TOTAL	$1,576,020	$384,102	$359,695	$361,478

During or after change of control, involuntary termination other than for cause, termination by executive for good reason, or termination due to death or disability
Cash severance payment	$1,685,563	$525,000	$450,000	$450,000
Prorated bonus(2)	—	27,616	52,521	56,219
Acceleration of stock options(3)	—	0	0	0
Continued health, dental and disability benefits	12,972	9,729	9,729	6,857
Continued life insurance and long-term disability benefits(4)	1,376	—	1,032	1,032
TOTAL	$1,699,911	$562,345	$513,282	$514,108

(1)	All amounts shown in this table, other than the prorated bonus and acceleration of stock options, would be paid in monthly or semi-monthly installments over the severance period, which for Mr. Murray is two years and for the other Named Executive Officers is one year for termination without a change of control or 18 months for termination involving a change of control. For more information on the triggering events and other terms relating to the payments disclosed in this table, see the descriptions of our employment agreements with the Named Executive Officers in the “Employment Agreements” section of this information statement immediately preceding the table.

(2)	This amount represents a pro rata portion, based on the portion of the year during which the Named Executive Officer was employed by us, of his or her annual bonus earned but not previously paid for the year in which the termination occurred, based upon the targets established under that year’s bonus plan. This bonus would be payable in a lump sum at the same time that we pay our other employees their annual bonuses.

(3)	The value of accelerated stock options is based on the closing price for Stream Common Stock on NYSE Amex on December 31, 2008, which was $4.12. Since the exercise price of the Named Executive Officers’ stock options ($6.00 per share) was greater than the NYSE Amex closing price, the acceleration of the stock options would have had no value to the Named Executive Officers as of that date.

(4)	The amounts of the premiums we would pay for life and long-term disability insurance for the Named Executive Officers are estimates, based upon the premiums we currently pay under our insurance plans.

(5)	Mr. Farrell resigned from Stream and ceased to be our principal financial officer in May 2009 and his options ceased vesting at that time. Those options that had vested prior to his departure expired unexercised on August 27, 2009.

Director Compensation

We did not compensate our directors for their service on Stream’s board of directors or committees until August 2008, after we acquired SHC and exited the development stage of operations. Beginning on August 1, 2008, we pay fees in cash to each of our non-employee directors as described below. We do not grant stock options or other equity awards to our non-employee directors, but all of our directors already hold shares of Stream Common Stock, in the case of Stream Common Stock Directors, or have management positions with the holder of Stream Preferred Stock, in the case of the Series A Directors.

•	Each non-employee director receives $40,000 annually for serving on Stream’s board of directors.

•	Our Audit Committee Chairman receives an additional $12,000 annually.

•	Each of our Compensation Committee Chairman and Nominating Committee Chairman receives an additional $5,000 annually.

•	Each non-employee director receives an additional $1,250 for each board meeting he attends in person and $625 for each meeting he attends via teleconference or other “virtual” means.

•

The members of our Audit, Compensation and Nominating Committees, including the Chairmen, each receive $1,000 for each Committee meeting he attends in person and $500 for each meeting he attends via teleconference or other “virtual” means.

Directors who are also our employees do not receive any compensation for their service as directors.

Below are the amounts we paid to each of our non-employee directors for their service on our board of directors and committees for the fiscal year ended December 31, 2008. Annual fees paid to the directors for 2008 were pro rated for the number of days in the year after August 1, 2008.

Director Compensation Table

Name	Fees Earned or Paid in Cash
G. Drew Conway(3)	$32,500
Paul G. Joubert	33,917
David B. Kaplan(1)	22,542
Stephen D.R. Moore(3)	25,042
Kevin T. O’Leary	23,375
Jeffrey B. Schwartz(1)	22,292
Nathan Walton(1)	22,292
Benjamin Howe(2)	—

(1)	Messrs. Kaplan, Schwartz and Walton were elected to our board of directors in August 2008.

(2)	Mr. Howe resigned from our board of directors in July 2008.

(3)	At the closing of the combination, it is expected that Mr. Moore and Mr. Conway will resign from our board of directors.

Compensation Committee Interlocks and Insider Participation

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange requires our directors, executive officers and holders of more than 10% of Stream Common Stock (“Reporting Persons”) to file reports with the SEC disclosing their ownership of and transactions in Stream Common Stock and other equity securities. Whenever a Reporting Person files such a report with the SEC, the Reporting Person is also required to send us a copy. Based solely on our review of reports that we have received from the Reporting Persons, we believe that all of the Reporting Persons complied with all Section 16(a) filing requirements during 2008, except that, due to an administrative error by Stream, Mr. Murray was late in filing an amendment to his Form 3 reporting that Trillium, of which Mr. Murray is president, holds more than 10% of our outstanding Stream Common Stock.

Board of Directors and Management of the Combined Company

Director Independence

Our board of directors consists of Paul G. Joubert, Stephen D.R. Moore, Kevin T. O’Leary, G. Drew Conway and Messrs. Murray, Kaplan, Walton and Schwartz. Because more than 50% of the voting power of our capital stock is held by Ares, we qualify as a “controlled company” under Section 801 of the NYSE Amex Company Guide, which means that we are not required to have a majority of independent directors.

Our Executive Officers

Below is information about each of our executive officers. This information includes each officer’s age, his or her position with Stream, the length of time he or she has held each position and his or her business experience for at least the past five years. Our board of directors elects our officers annually, and officers serve until they resign or we or the board of directors terminate their positions. There are no family relationships among any of our directors, nominees for director and executive officers.

Name	Age	Position and Business Experience During Past Five Years
R. Scott Murray	46	Founder, chairman of the board of directors, chief executive officer and president. For more information, see “—Our Directors” below.

Robert Dechant	47	Mr. Dechant has been our executive vice president global sales and marketing since August 2008. Prior to joining us, Mr. Dechant served as senior vice president of sales and marketing and general manager of the Data and Voice Business Unit for 3Com Corporation from April 2006 through June 2008. Mr. Dechant’s responsibilities included all R&D, engineering and testing and sales and marketing for 3Com’s business outside of the China market. From February 2003 to October 2004, Mr. Dechant also served as executive vice president of sales and marketing of Modus Media Inc. From 1997 through 2003, Mr. Dechant handled several roles for Stream International as senior vice president of sales and marketing and chief operating officer. From 1994 to 1997, Mr. Dechant also served as vice president of sales for Software Support Inc. (acquired by Convergys Corp in 1996) and also held various roles at IBM Corp. Mr. Dechant received a bachelor’s of science degree from Fairfield University.

Sheila M. Flaherty	43

Ms. Flaherty has been our executive vice president, chief legal and administrative officer (formerly general counsel) and corporate secretary since July 2007. From January 2006 to May 2007, Ms. Flaherty was general counsel and vice president of Abiomed, Inc., a publicly traded medical technology company. From November 1998 to August 2004, Ms. Flaherty held several positions, including vice president, general counsel and secretary, at Modus Media, Inc., a privately held business process outsourcer in the global supply chain and hosting services sector. From

1997 through 1998, Ms. Flaherty served as associate general counsel at Astra Pharmaceuticals, Inc., a pharmaceutical company. From 1993 to 1996, Ms. Flaherty practiced law with the law firm of Nutter, McClennen & Fish. Ms. Flaherty received a bachelor’s degree from the University of Massachusetts and a Juris Doctorate from Georgetown University Law Center.

Our Directors

Pursuant to the Stockholders Agreement, each (a) Significant Investor and (b) other party to such agreement that owns, together with its affiliates, at least 5% of the then outstanding shares of Stream Common Stock (excluding Mr. Murray and Trillium) agrees to vote all of its shares of Stream Common Stock to elect up to ten members of Stream’s board of directors as follows:

•

up to three members designated by the Ares Significant Investor (as defined in the Stockholders Agreement), so long as certain share ownership conditions are met, who shall initially be David B. Kaplan, Jeffrey B. Schwartz and Nathan Walton;

•

up to three members designated by the Ayala Significant Investor and the PEP Significant Investor (each as defined in the Stockholders Agreement), as long as certain share ownership conditions are met, who shall initially be Gerardo C. Ablaza, Jr., Alfredo I. Ayala and Julie G. Richardson;

•

one member who satisfies applicable director independence requirements for continued listing of Stream Common Stock (an “Independent Director”) designated by the Ares Significant Investor as long as certain share ownership conditions are met, and thereafter by Stream’s board of directors with Requisite Board Approval (as defined below), who shall initially be Kevin T. O’Leary;

•

one Independent Director designated by the Ayala Significant Investor and the PEP Significant Investor as long as certain share ownership conditions are met, and thereafter by Stream’s board of directors with Requisite Board Approval, who shall initially be R. Davis Noell;

•	one Independent Director designated by Stream’s board of directors with Requisite Board Approval, who shall initially be Paul G. Joubert; and

•	one member who holds the position of Stream’s Chief Executive Officer, who is currently Mr. Murray.

“Requisite Board Approval” means approval of a majority of the members of Stream’s board of directors, which majority must, subject to certain conditions, include one member designated by the Ares Significant Investor and one member designated by the Ayala Significant Investor and the PEP Significant Investor.

In addition, Stream’s Chief Executive Officer will be the chairman of the Stream board of directors and Mr. Alfredo Ayala will serve as the vice chairman of the Stream board of directors and as non-executive chairman of the boards of directors of EGS, EGS Acquisition Corp. and eTelecare.

Set forth below is information concerning each of the directors named above.

Gerardo C. Ablaza, Jr., 55

Mr. Ablaza is a senior managing director of Ayala and a member of its management committee, a post he has held since 1998. Mr. Ablaza is co-vice chairman of Globe Telecom and a board director of Bank of the Philippine Islands, BPI Family Savings Bank, Inc., BPI Card Finance Corporation, Azalea Technology Investments, Inc. and Asiacom Philippines, Inc. He is also the Deputy Chief Executive Officer of AC Capital with directorship position in HRMall Holdings Limited, LiveIt Investments Limited, Integreon, Inc., Affinity Express Holdings Limited and NewBridge. He was president and CEO of Globe Telecom, Inc. from 1998 to 2009. Mr. Ablaza was previously vice-president and country business manager for the Philippines and Guam of Citibank, N.A. for its global consumer banking business. Prior to this position, he was vice-president for consumer banking of Citibank, N.A. Singapore. Attendant to his last position in Citibank, N.A., he was the bank’s representative to the board of directors of CityTrust Banking Corporation and its various subsidiaries. Mr. Ablaza graduated summa cum laude from De La Salle University in 1974 with an AB degree major in Mathematics (Honors Program).

Alfredo I. Ayala, 48

Mr. Ayala has been a managing director of Ayala since 2006 and a member of its management committee since January 2009. He is chief executive officer of LiveIt Investments, Ltd, the BPO investment arm of Ayala. Mr. Ayala is chairman of eTelecare, Integreon, Inc., Affinity Express Holdings Limited and HRMall Holdings Limited, all of which are BPO investee companies of Ayala. Previously, he was chairman of SPi Technologies, partner at Crimson Investment, an international private equity firm, and managing director and co-founder of MBO Partners, an Asian private equity firm. Mr. Ayala is chairman of the Business Processing Association of the Philippines (BPA/P). Mr. Ayala holds a double-major B.A. degree in Development Studies and Economics from Brown University (with Honors) and an MBA from Harvard Graduate School of Business Administration.

Paul G. Joubert, 61

Mr. Joubert has been a director of Stream since his retirement from PricewaterhouseCoopers LLP, or PWC, an international accounting firm. Since July 2008, Mr. Joubert has been the managing partner and founder of EdgeAdvisors, a privately held management consulting organization. Mr. Joubert joined PWC in 1971. Mr. Joubert most recently was the PricewaterhouseCoopers LLP Northeast Marketing and Sales Market Leader and partner in the Assurance practice of PWC. Prior to that, Mr. Joubert was the leader of PWC’s Technology, InfoCom and Entertainment practice for the Northeast region of the United States. Prior to that, Mr. Joubert served as Partner-in-Charge of PWC’s Northeast Middle Market Group and Chief of Staff to the Vice-Chairman of domestic operations. Mr. Joubert is a graduate of Northeastern University, where he received a bachelor of science in finance and accounting. He is a member of numerous civic and professional associations including the Association for Corporate Growth, a former director and treasurer of the Massachusetts Innovative and Technology Exchange and he serves on the Board of Overseers of the Museum of Science. Mr. Joubert is a member of the board of directors of Phase Forward Incorporated, a leading provider of data management solutions for clinical trials and drug safety. He is also a member of the American Institute of Certified Public Accountants.

David B. Kaplan, 41

Mr. Kaplan is a Founding Member and Senior Partner in the Private Equity Group of Ares Management LLC, an alternative asset investment management firm. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P., and its affiliates. Prior to Apollo, Mr. Kaplan was a member of the Investment Banking Department of Donaldson, Lufkin & Jenrette Securities Corp.

Mr. Kaplan currently serves on the Boards of Directors of Maidenform Brands, Inc., TPEP Holdings, Inc. (Tinnerman Palnut Engineered Products) (“TPEP”), Orchard Supply Hardware Stores Corporation, Anchor Blue Retail Group, Inc., and GNC Corporation. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center and is a Trustee, Treasurer and Chairman of the Investment Committee of the Center for Early Education. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma from the University of Michigan School of Business Administration with a BBA concentrating in finance.

R. Scott Murray, 46

Mr. Murray has been our chairman of the board of directors, chief executive officer and president since our inception on June 26, 2007. From February 2006 to February 2008, Mr. Murray served as non-executive chairman of the board of Protocol Communications, Inc., a privately held provider of fully integrated marketing services in the business process outsourcing sector. Mr. Murray has extensive experience in the technology and services sectors, and has held several executive management positions in those sectors. In 2006, he served as chief executive officer and a director of 3Com Corporation and the chairman of the board of H3C, a joint venture operating in China with Huawei Technologies. 3Com is a publicly traded global secure network provider to mid and small enterprise clients. From August 2002 to August 2004, Mr. Murray was chief executive officer and a director of Modus Media, Inc., a privately held business process outsourcer in the global supply chain and hosting services sector. From January 2000 until January 2002, following its acquisition in 2001 by Solectron Corporation, Mr. Murray served as president and chief operating officer of Stream International, Inc (a predecessor company to Stream). From February 1994 through May 1999, Mr. Murray served as the executive vice president and chief financial officer of The Learning Company, a publicly traded consumer software company. He is a Canadian chartered accountant and a graduate of the University of Western Ontario and holds a finance and administration degree.

R. Davis Noell, 30

Mr. Noell is a Vice President of Providence Equity based in its New York office. He is a director of eTelecare Global Solutions, Inc. Prior to joining Providence in 2003, Mr. Noell was an Analyst in Deutsche Bank’s media investment banking group. Mr. Noell received a Bachelor of Arts with Honors from the University of North Carolina at Chapel Hill.

Kevin T. O’Leary, 55

Mr. O’Leary is the Chairman of O’Leary Funds Inc., the manager of the publicly traded O’Leary Global Equity Income Fund, the O’Leary Global Infrastructure Fund and the O’Leary Global Income Opportunities Fund. Mr. O’Leary is currently working as the entrepreneur/investor co-host for the Discovery Channel’s “Discovery Project Earth,” a series that explores innovative ways man could reverse global warming and is also an investor/host of ABC Television’s “Shark Tank.” Since May 2007, Mr. O’Leary has been a director and investor of Iqzone.com, an early stage wireless marketing company. Mr. O’Leary is also a frequent co-host of Report on Business Television, Canada’s national business television specialty channel and a cast member and investor in Sony Television’s venture capital reality show Dragon’s Den. Mr. O’Leary was a co-investor and co-founder of Storage Now, Canada’s leading developer of climate controlled storage facilities, from January 2003 until its March 2007 acquisition by In Storage REIT. In 1986, Mr. O’Leary co-founded SoftKey Software Products (later re-named The Learning Company). Mr. O’Leary was the president and a director of The Learning Company from 1986 until May 1999 following its acquisition by Mattel, Inc. Mr. O’Leary received an honors bachelor degree in environmental studies and psychology from the University of Waterloo and a master’s of business administration from the University of Western Ontario, where he now serves on the executive board of The Richard Ivey School of Business.

Julie G. Richardson, 46

Ms. Richardson is a Managing Director of Providence Equity, where she leads the New York office. Ms. Richardson is currently a director of eTelecare, Open Solutions, SunGard Data Systems and USIS. Prior to joining Providence in 2003, Ms. Richardson served as Vice Chairman of J.P. Morgan’s investment banking division and Chairman of the firm’s telecom, media and technology group. Prior to joining J.P. Morgan in 1998, Ms. Richardson was a Managing Director at Merrill Lynch, where she spent over 11 years. She received a Bachelor of Business Administration from the University of Wisconsin-Madison and spent a year studying finance at the Stanford Graduate School of Business.

Jeffrey B. Schwartz, 35

Mr. Schwartz is a Principal in the Private Equity Group of Ares Management LLC, an alternative asset investment management firm. Prior to joining Ares Management in 2004, Mr. Schwartz was a Vice President in the Financial Sponsors Group at Lehman Brothers where he specialized in providing acquisition advice to financial sponsors on potential leveraged buyouts. Prior to Lehman Brothers, Mr. Schwartz was with the Wasserstein Perella Group where he specialized in mergers and acquisitions and leveraged finance. Mr. Schwartz serves on the Boards of Directors of WCA Waste Corporation, GNC Corp., and TPEP. Mr. Schwartz graduated from University of Pennsylvania’s Wharton School of Business with a BS in Economics.

Nathan Walton, 31

Mr. Walton is a Vice President in the Private Equity Group of Ares Management LLC, an alternative asset investment management firm. Mr. Walton joined Ares Management in 2006 in the Capital Markets Group of Ares Management LLC. In March 2007, Mr. Walton joined the Private Equity Group. From 2003 to 2005, Mr. Walton attended the Stanford Graduate School of Business where he received a Masters in Business Administration. Mr. Walton graduated from Princeton University in 2001 with a BA in Politics.

Proposed Director Cash Compensation of the Combined Company

We intend to pay fees in cash to each of our directors, other than directors who are also our employees and those directors affiliated with a Significant Investor (as defined in the Stockholders Agreement) (the “Compensated Directors”), as described below.

•	Each Compensated Director will receive $40,000 annually for serving on our board of directors.

•	Our Audit Committee Chairman, provided he or she is a Compensated Director, will receive an additional $12,000 annually.

•	Each of our Compensation Committee Chairman and Nominating Committee Chairman, provided he or she is a Compensated Director, will receive an additional $5,000 annually.

•	Each Compensated Director will receive an additional $1,250 for each board meeting he attends in person and $625 for each meeting he attends via teleconference or other “virtual” means.

•

The members of our Audit, Compensation and Nominating Committees, including the Chairmen, provided he or she is a Compensated Director, each will receive $1,000 for each Committee meeting he or she attends in person and $500 for each meeting he or she attends via teleconference or other “virtual” means.

Interests of Stream Stockholders, Directors and Officers in the Share Exchange

In considering the Stream board of directors’ determination to approve the Exchange Agreement and the transactions contemplated by the Exchange Agreement, Stream stockholders should be aware of potential conflicts of interest of, and the benefits available to, certain Stream stockholders, directors and officers. These stockholders, directors and officers may have interests in the share exchange that may be different from, or in addition to, the interests of Stream stockholders.

Ares currently holds 150,000 shares of Series A Convertible Preferred Stock, convertible into 25,836,987 shares of Stream Common Stock, and 702 shares of Series B Convertible Preferred Stock, convertible into 118,658 shares of Stream Common Stock. Under the terms of Stream’s Certificate of Incorporation, an “Acceleration Event” shall occur with respect to the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock if and when a person or group acquires more than 35% of the voting rights or voting equity interests in Stream. Upon the occurrence of an Acceleration Event, all dividends that would have otherwise accrued with respect to the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock until the seventh anniversary of the original issue date shall accelerate and be added to the stated value of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which is convertible into Stream Common Stock at $6.00 per share. If necessary to avoid a breach of one or more of Stream’s existing financing arrangements upon the closing, Stream has the right, if elected by Stream or EGS under the Exchange Agreement, to substitute the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock for Stream Common Stock. To accommodate this right, Stream has adopted an amendment to its Certificate of Incorporation to amend the definition of “Acceleration Event” to provide that shares of Stream Non-Voting Common Stock that may be issued in substitution for shares of Stream Common Stock shall be treated the same as Stream Common Stock for purposes of this definition. Because the share exchange will constitute an Acceleration Event, immediately prior to the closing, the shares of Series A Convertible Preferred Stock held by Ares will be converted into 34,919,792 shares of Stream Common Stock and the shares of Series B Convertible Preferred Stock held by Ares will be converted into 165,342 shares of Stream Common Stock. Ares has agreed with Stream that it will convert all of its shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (including accrued dividends thereon) into Stream Common Stock immediately prior to the closing.

Ares currently holds a warrant, expiring in 2018, to purchase 7,500,000 shares of Stream Common Stock at $6.00 per share (the “Ares Warrant”). The Ares Warrant was acquired by Ares in connection with its purchase of Series A Convertible Preferred Stock in July 2008. Upon the closing, Ares will surrender the Ares Warrant to

Stream for cancellation and receive in exchange 1,000,000 shares of Stream Common Stock. In addition, in consideration for such surrender and Ares’ agreement to convert its Series A and Series B Convertible Preferred Stock into Stream Common Stock upon the closing, which are conditions precedent to the closing, Stream has granted to Ares the same participation rights granted to the Stockholders under the Stockholders Agreement to maintain their percentage ownership interest in Stream upon the exercise of a portion of Stream’s publicly-held warrants, each to purchase one share of Stream Common Stock, that are outstanding as of the closing (the “Public Warrants”). Specifically, under the Stockholders Agreement, Ares shall have the right to purchase from Stream, at $6.00 per share, 2.4364 shares of Stream Common Stock for each share issued upon exercise of the Public Warrants, provided that the maximum aggregate number of shares of Stream Common Stock that may be issued to all Stockholders upon exercise of their participation rights is 50,000,000, and this maximum number will decline ratably if and as the number of Public Warrants declines. These participation rights expire upon the expiration of the Public Warrants on October 17, 2011.

Ares also currently owns 425,000 Public Warrants. Pursuant to the Ares Letter Agreement, Ares has granted to Stream the option to purchase from Ares, after the closing but no later than November 30, 2009, all of such warrants for an aggregate purchase price of $63,750, or $0.15 per warrant. See “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Ares Letter Agreement.”

AYC Holdings Ltd (“AYC”), an indirect subsidiary of Ayala, has loaned $55 million in aggregate principal amount to EGS Acquisition Corp., a subsidiary of the Company. Under a letter agreement that will become effective upon the closing, AYC has granted to Ares and Providence an option to purchase a pro rata portion of such loan (51.7% in the case of Ares and 19.3% in the case of Providence) for a price equal to: (a) the principal amount plus accrued and unpaid interest if the purchase occurs on or prior to December 31, 2010, and (b) if the purchase occurs thereafter, an amount such that AYC realizes a pre-tax internal rate of return of 17% on the actual cash loaned.

Messrs. Kaplan, Schwartz and Walton, affiliates of Ares who are currently directors of Stream, will continue to serve as directors of Stream after the closing.

Ares is currently a party to a stockholders agreement and registration rights agreement with Stream entered into in connection with its purchase of Series A Convertible Preferred Stock. Upon the closing, these agreements will terminate and Ares will become a party to the Stockholders Agreement and Registration Rights Agreement summarized elsewhere in this information statement. See “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Stockholders Agreement” and “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Amended and Restated Registration Rights Agreement.”

Trillium, a limited liability company that is affiliated with Mr. Murray, our Chairman and Chief Executive Officer, currently is a party to a registration rights agreement with Stream that was entered into in connection with Trillium’s purchase of Stream Common Stock. Upon the closing, this agreement will terminate and Trillium will become a party to the Registration Rights Agreement summarized elsewhere in this information statement. See “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Amended and Restated Registration Rights Agreement.” Mr. Murray has also entered into the Registration Rights Agreement summarized elsewhere in this information statement. See “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Amended and Restated Registration Rights Agreement.”

Pursuant to the Ares Letter Agreement, effective as of the closing, Stream and Ares will each release the other from claims arising prior to the execution of the Ares Letter Agreement. Also, Stream has agreed to reimburse Ares for fees and expenses incurred by Ares in connection with the transactions contemplated by the Exchange Agreement. See “AGREEMENTS RELATED TO THE SHARE EXCHANGE—Ares Letter Agreement.”

Interests of the Company’s Stockholders, Directors and Officers in the Share Exchange

You should be aware that some of the Company’s directors and officers, including individuals that participated in meetings of the Company’s board regarding the Exchange Agreement and the share exchange, may have interests in the share exchange that may be different from, or in addition to, the interests of the Company’s stockholders generally as a result of, among other things:

•

Providence and Ayala have entered into a stockholders agreement with Stream, Ares, Mr. Murray and Trillium, subject to the closing of the share exchange, as described under “AGREEMENTS RELATED TO THE EXCHANGE—Stockholders Agreement.”

•

Pursuant to the Stockholders Agreement, under certain circumstances, Mr. Ayala, the President of the Company, shall be elected as the Vice Chairman of the board of directors of Stream and as the non-executive chairman of the boards of directors of the Company, EGS Acquisition Corp. and eTelecare following the closing.

•

As of the date of this information statement, none of the current executive officers of the Company has entered into any amendments or modifications to existing agreements with the Company in anticipation of the share exchange, nor has any executive officer who has plans or is expected to remain at Stream post-closing entered into any agreement, arrangement or undertaking with Stream regarding employment with, or the right to purchase or participate in the equity of, the combined company or Stream. Some of the officers of the Company or its subsidiaries may, however, serve as officers of Stream or its subsidiaries after the closing, although such a determination has not been made, and may in the future enter into new arrangements with Stream or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Stream post-closing.

•

Pursuant to the Stockholders Agreement, affiliates of each of Providence and Ayala have the right to appoint certain directors to the board of directors of Stream after the closing; therefore, some of the current directors of the Company may serve as directors of the combined company, including Mr. Ayala, Mr. Noell and Ms. Richardson.

•

Pursuant to the Exchange Agreement, for a period of six (6) years following the closing, Stream has agreed not to take any action to alter or impair any exculpatory or indemnification provisions now existing in the governing documents of the Company or its subsidiaries for the benefit of any individual who served as a director or officer of the Company or its subsidiaries prior to the closing, except for such changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the closing.

•

Pursuant to the Exchange Agreement, Stream has agreed that it will, and will cause the Company and its subsidiaries to, indemnify and hold harmless each of the directors and officers of the Company or its subsidiaries as of the closing against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the closing, whether asserted or claimed prior to, at or after the closing, to the fullest extent permitted under Delaware law (and Stream and the Company shall advance expenses as incurred to the fullest extent permitted under Delaware law under certain circumstances).

•

Pursuant to the Exchange Agreement, for a period of six (6) years following the closing, Stream has agreed to maintain or cause to be maintained in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by EGS’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage. However, Stream will not be required to pay an annual premium in excess of 300% of the annual premium currently paid for such coverage. If notwithstanding Stream’s commercially reasonable efforts, Stream is unable to provide such coverage, Stream has agreed to obtain as much comparable insurance as is available by paying premiums equal to such amount.

•

Each director of the Company owns (1) share of the Company common stock in trust for one of the Stockholders. In connection with the closing, such shares will be transferred to individuals designated by Stream to serve as the Company’s directors.

Board of Directors

Board and Committee Meetings

During 2008, our board of directors met 21 times, and our Audit Committee met 11 times. Because we were a development stage company until August 2008, our Compensation Committee met twice during 2008, and our Nominating Committee did not meet during 2008. All of our directors attended at least 75% of the meetings of our board of directors and of the committees on which they served. Our board of directors regularly meets in executive session without Mr. Murray or any other Stream employees present.

Our by-laws require that the Chairman of our board of directors attend the Annual Meeting, and if he cannot attend, then one of our vice presidents would attend in his stead. The other members of our board of directors are welcome to attend the Annual Meeting, but are not required to do so. Two of our directors attended our 2008 annual meeting of stockholders.

Stockholder Communications

Our stockholders may send communications to our board of directors by forwarding them to our Secretary and Chief Legal and Administrative Officer at the above address. Our Secretary and Chief Legal and Administrative Officer reviews and presents all stockholder communications to our board of directors in a timely fashion.

Committees of the Board

Our board of directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

Audit Committee. Our Audit Committee consists of Messrs. Joubert (Chairman), Conway and Moore, all of whom meet NYSE Amex criteria for independence and SEC criteria for independent audit committee members and are able to read and understand financial statements. After the closing, our Audit Committee will consist of [                    ]. In addition, our board of directors has determined that Mr. Joubert is an “audit committee financial expert” as defined by SEC rules. The Audit Committee’s specific responsibilities are set forth in its written charter. The Audit Committee’s responsibilities include:

•	Serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;

•	Approving the annual fees of our independent registered public accounting firm and their annual engagement as our auditors and appointment by our stockholders;

•	Reviewing and appraising the audit efforts of our independent registered public accounting firm and internal finance department; and

•	Providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, internal finance department, and board of directors.

Compensation Committee. Our Compensation Committee consists of Messrs. O’Leary (Chairman) and Conway, both of whom meet NYSE Amex criteria for independence, and Mr. Kaplan. Because we qualify as a “controlled company” under Section 801 of the NYSE Amex Company Guide, as explained above under “Director Independence,” our Compensation Committee is not required to be composed entirely of independent directors. After the closing, our Compensation Committee will consist of [                    ].

The Compensation Committee’s specific responsibilities are set forth in its written charter. The Compensation Committee’s responsibilities include:

•	Reviewing and approving the compensation of our Chief Executive Officer and our other executive officers;

•	Overseeing the evaluation of our senior executives;

•	Reviewing and making recommendations to the board of directors with respect to our incentive compensation and equity-based plans;

•

Exercising all of the rights, authority and functions of the board of directors under our equity-based plans, including interpreting the terms of the plans and granting options and other stock awards under the plans;

•	Reviewing and making recommendations to the board of directors with respect to director compensation; and

•	Reviewing and making recommendations to the board of directors with respect to management succession planning.

Nominating Committee. Our Nominating Committee consists of Mr. Conway (Chairman), who meets NYSE Amex criteria for independence, and Mr. Walton. Because we qualify as a “controlled company” under Section 801 of the NYSE Amex Company Guide, as explained above under “Director Independence,” our Nominating Committee is not required to be composed entirely of independent directors. After the closing, our Nominating Committee will consist of [                    ]. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors, and the Nominating Committee considers persons identified by its members, as well as our management, stockholders, investment bankers and others.

Director Nominating Process

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The Committee does not distinguish among nominees recommended by stockholders and other persons.

Stockholders may recommend director candidates for consideration by the Nominating Committee of our board of directors by submitting the stockholder’s name, address and phone number, the candidate’s name, address and phone number and the candidate’s resume to our Secretary and Chief Legal and Administrative Officer. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2010 annual meeting, then the stockholder must follow the procedures for stockholder proposals outlined in our proxy statement on Schedule 14A, dated April 23, 2009 under “How and when may I submit a stockholder proposal for the 2010 annual meeting.” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of our proxy statement on Schedule 14A, dated April 23, 2009 entitled “Committees of our Board of Directors—Nominating Committee.”

Audit Committee Report

The primary function of the Audit Committee is to assist the board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our registered public accounting firm’s qualifications, independence and performance.

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2008. The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees) as modified or supplemented.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the registered public accounting firm their independence from us. The Audit Committee also considered whether the provision by Ernst & Young LLP of the non-audit services discussed under “Proposal 3—Ratification of the Appointment of Auditors” in our proxy statement on Schedule 14A, dated April 23, 2009, is compatible with maintaining the auditors’ independence and determined that the non-audit services were indeed compatible with maintaining Ernst & Young’s independence.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to the board of directors that Stream’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates the Report.

By the Audit Committee of the

    Board of Directors of Stream

    Global Services, Inc.

Paul G. Joubert, Chairman

G. Drew Conway

Stephen D. R. Moore

Certain Relationships and Related Persons Transactions

Process for Related Person Transactions

Our board of directors has adopted a written policy for the review and approval of “related person transactions,” which are transactions, arrangements or relationship in which Stream is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members, each of whom we refer to as a “related person”) has a direct or indirect material interest. All proposed related person transactions must be reported to our Chief Legal and Administrative Officer and reviewed and approved by our Audit Committee. If our Chief Legal and Administrative Officer determines that it is not practicable for the Audit Committee to review and approve the transaction in advance, then she may submit the transaction to the Audit Committee for ratification at the first Audit Committee meeting after the transaction and may also seek interim approval by the Chairman of the Audit Committee.

When reviewing a proposed related person transaction, our Audit Committee considers, among other things, the interest of the related person in the transaction, the dollar amount involved, the purpose of the transaction and the potential benefits to Stream, as well as whether the transaction is in the ordinary course of Stream’s business and whether the transaction is as favorable to Stream as a transaction with an unrelated person would be. The Audit Committee approves or ratifies the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Stream’s best interests. The Audit Committee also has discretion to impose any conditions that it deems appropriate on Stream or the related person in connection with the transaction.

Transactions with Related Persons

In August 2008, we issued and sold 150,000 shares of our Series A Convertible Preferred Stock to Ares for an aggregate purchase price of $150 million, and in March 2009, we issued 702 shares of our Series B Convertible Preferred Stock to Ares as consideration for letters of credit issued under the Reimbursement Agreement described below. As the holder of 100% of our outstanding Preferred Stock and approximately 78% of all of our outstanding capital stock assuming conversion of the Stream Preferred Stock, Ares is a related person.

In connection with the August 2008 sale of Series A Convertible Preferred Stock to Ares, we entered into (1) a Preferred Stock Purchase Agreement dated June 2, 2008 (and amended on July 17, 2008) with Ares, (2) a Stockholder’s Agreement dated August 7, 2008 with Ares (the “Stockholder’s Agreement”) that, among other things, initially gave Ares the right to elect up to three of our directors (in addition to Ares’ right to elect additional directors under the Certificate of Designations of the Series A Convertible Preferred Stock) and obligates us to obtain Ares’ consent before engaging in certain transactions, and (3) a Registration Rights Agreement dated August 7, 2008 (and amended in March 2009) with Ares that obligates us to register with the SEC the Stream Common Stock issuable upon conversion of Ares’ shares of Stream Preferred Stock and exercise of warrants held by Ares under certain circumstances. On March 2, 2009, we entered into (a) a Guarantee and Reimbursement Agreement between Stream and some of its subsidiaries and Ares (the “Reimbursement Agreement”) under which we may request that Ares or one of its affiliates provide, or cause a financial institution or other entity to provide, letters of credit, guarantees or other forms of credit support to support our financial obligations, and (b) a Subordination and Intercreditor Agreement between Stream and some of its subsidiaries, Ares and PNC Bank, National Association. In March 2009, Ares issued three letters of credit in an aggregate amount of approximately $7 million pursuant to our request under the Reimbursement Agreement.

Ares selected Messrs. Kaplan, Schwartz and Walton as nominees for Series A Director pursuant to the Stockholder’s Agreement. All three of the Series A Directors have management positions in the Private Equity Group of Ares Management LLC, which indirectly controls Ares.

On March 14, 2008, Mr. Kane, our former chief financial officer sold 334,089 shares of Stream Common Stock and warrants to purchase 300,000 shares of Stream Common Stock to Trillium, a limited liability company that is affiliated with Mr. Murray, our Chairman and Chief Executive Officer, for an aggregate purchase price of $300,000.

See also “—Interests of Stream Stockholders, Directors and Officers in the Share Exchange.”

THE SHARE EXCHANGE AGREEMENT

On August 14, 2009, Stream, the Company, Dutchco and NewBridge entered into an Exchange Agreement providing for, among other things, the transfer of all of the issued and outstanding shares of capital stock of the Company owned by the Stockholders to Stream. The Exchange Agreement was previously filed as an exhibit to Stream’s Current Report on Form 8-K filed on August 20, 2009 and is incorporated by reference in this information statement. We urge you to carefully read the Exchange Agreement in its entirety.

The Share Exchange

At the closing, the following transactions shall occur in the following order: (a) NewBridge or one of its affiliates will contribute to Stream $35,840,988 in principal under the Tranche B Loan of the Company (“Tranche B Loan”), and (b) each Stockholder will transfer to Stream all of the Shares that such Stockholder owns immediately prior to the closing. In exchange for such Tranche B Loan and the Shares, Stream will issue to the Stockholders an aggregate of up to 33,653,446 shares of Stream Common Stock. At the election of either Stream or the Company, if necessary to ensure compliance with certain financing arrangements of Stream, Stream may substitute the Share Amount, less up to 9,800,000 shares of Stream Non-Voting Common Stock for an equal number of shares of Stream Common Stock. In addition, Stream may elect to substitute an aggregate of $9,990 in cash for an aggregate of 1,885 shares of Stream Common Stock. At the closing, the directors of the Company holding a total of nine directors’ qualifying shares (“Directors’ Qualifying Shares”) shall transfer those shares directly to the persons who are to become directors of the Company upon the closing.

Representations and Warranties

The Exchange Agreement contains customary representations and warranties the parties have made to each other. The statements embodied in those representations and warranties were made for the purposes of the contract between the parties and subject to qualifications and limitations set forth therein and are not for the benefit of, nor should they be relied upon by, anyone other than Stream, the Company and the Stockholders, as applicable. Certain representations and warranties were made as of August 14, 2009 (or such other dates specified in the Exchange Agreement), may be subject to contractual standards of materiality different from most generally applicable to stockholders or may have been used for the purposes of allocating risks between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Exchange Agreement. While Stream does not believe that the confidential disclosure schedules contain information required by securities laws to be publicly disclosed that has not already been disclosed in this information statement, the confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Exchange Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual stated facts, since they may be modified in an important part by the relevant section of the disclosure schedules. The confidential disclosure schedules contain information that has been included in both Stream’s and eTelecare’s prior public disclosures, as well as potential additional non-public information.

At the closing, the representations and warranties contained in the Exchange Agreement are only required to be true and correct subject to the materiality standards contained in the Exchange Agreement, which may differ from what may be viewed as material by Stream’s stockholders. The Exchange Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Stream and the Company that is contained in this information statement, as well as the information concerning Stream that is set forth in the filings that Stream makes and has made with the SEC.

In the Exchange Agreement, the Stockholders each make representations and warranties relating to, among other things:

•	ownership of their Shares;

•	authority to enter into the Exchange Agreement and transfer the Shares to Stream;

•	no violations of other agreements;

•	brokers;

•	securities law matters; and

•	no other representations or warranties.

Stream and the Company each make representations and warranties relating to, among other things:

•	organization, good standing and qualification;

•	capital structure;

•	corporate power and authority to enter into and perform obligations under the Exchange Agreement;

•	governmental filings and no violations of other agreements;

•	SEC filings, financial statements;

•	disclosure documents, no undisclosed material liabilities;

•	absence of certain changes;

•	litigation;

•	employee benefits;

•	compliance with laws;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	title to properties;

•	contracts;

•	insurance;

•	required votes;

•	brokers;

•	clients;

•	takeover statute; and

•	no other representations or warranties.

Many of the representations and warranties of Stream and the Company are qualified by a material adverse effect standard. For purposes of the Exchange Agreement, a “Company Material Adverse Effect” for the Company is defined to mean any change, event, occurrence or state of facts that, either individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, properties, liabilities, financial condition or assets of the Company and its subsidiaries taken as a whole; provided, that any such change, event, occurrence or state of facts resulting from or arising out of any of the following shall not be considered when determining if a Company Material Adverse Effect has occurred: (i) any change in law, U.S. GAAP or the Philippine financial reporting standards, (ii) general economic or business conditions; provided that such conditions do not have a disproportionate effect on the Company or its subsidiaries as compared to other participants in the BPO industry; (iii) conditions generally affecting the BPO industry; provided, that such conditions do not have a disproportionate effect on the Company or its subsidiaries, taken as a whole, as compared to other participants in the BPO; (iv) the execution and delivery of the Exchange Agreement or the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with clients, suppliers, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Exchange Agreement, the share exchange or the transactions contemplated thereby; (v) typhoons, earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof; provided that such conditions do not have a disproportionate effect on the Company or its subsidiaries, taken as a whole, as compared to other participants in the BPO industry, and/or render unusable any material facility or property of the Company or its subsidiaries for a period more than 20 calendar days; provided that for the avoidance of doubt such a rendering unusable of a material facility or property will merely make inapplicable this clause (v) and not create an inference that a Company Material Adverse Effect has occurred; (vi) the Company or any of its subsidiaries taking any action required hereby; (vii) the public announcement or the pendency of the Exchange Agreement; (viii) a decline in the trading price of the shares of common stock of eTelecare; provided that, the underlying cause of such decline shall not be excluded, (ix) any failure in and of itself by the Company to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Exchange Agreement; provided that the underlying causes of such failures shall not be excluded; (x) any costs or expenses associated with the transactions contemplated thereby; (xi) currency exchange rates or any fluctuations thereof; and (xii) any matter disclosed in the Company’s disclosure schedule to the Exchange Agreement; provided, that any development, change or other event with respect to such matter occurring subsequent to the date of the information contained in such schedule, and any effect attributable to information concerning such matter not specifically set forth in such schedule, shall not be excluded.

For purposes of the Exchange Agreement, a “Stream Material Adverse Effect” is defined the same as a Company Material Adverse Effect, but with “Stream” replacing the “Company” and “eTelecare,” as applicable.

Conduct of Business Pending the Share Exchange

Both Stream and the Company are subject to restrictions on their conduct and operations until the closing. Each of Stream and the Company has agreed that, from August 14, 2009 until the closing, it will conduct its business in the ordinary and usual course consistent with past practice except as expressly contemplated or required by the Exchange Agreement, as required by applicable law or with the other party’s prior written consent. Each of Stream and the Company has agreed, with some exceptions, that it and its respective subsidiaries will not do any of the following without the prior written consent of the other:

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amend its articles of incorporation and by-laws or any comparable governing instruments; split, combine or reclassify its outstanding shares of capital stock; declare or pay any dividend or other distribution; repurchase or otherwise acquire any shares of its capital stock or any securities convertible into its capital stock; or enter into any voting agreement with respect to the voting of its capital stock;

•

issue, sell, grant, pledge, dispose of or otherwise encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than, in the case of Stream, upon exercise of outstanding options or warrants;

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incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities of itself or any of its respective subsidiaries, other than borrowings in the ordinary course of business, consistent with past practice in an amount not in excess of $2,500,000 outstanding at any time under the Company’s existing credit agreement or, in the case of Stream, in excess of $5,000,000 in the aggregate for new indebtedness or borrowings under its existing line of credit;

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transfer, lease or otherwise dispose of any of its property or assets, other than in the ordinary and usual course of business consistent with past practice or as contemplated in the Company’s or Stream’s applicable operating plan, or transactions not in excess of $500,000 in the case of the Company or $1,000,000 in the case of Stream, in any calendar year;

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make any acquisitions of, or investments in, or loans or advances to, any person, for an aggregate purchase price in excess of $500,000, in the case of the Company or $1,000,000 in the case of Stream, in any calendar year other than pursuant to supply or other services contracts in the ordinary course of business;

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make capital expenditures which involves the purchase of real property or is in excess of, in the case of the Company, $750,000 individually or $2,500,000 in the aggregate, or in the case of Stream, $1,500,000 individually or $5,000,000 in the aggregate, except in each case for any such capital expenditures provided for in its applicable operating plan;

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materially modify, amend or terminate any material contract, waive or release or sign any material contract, enter into any contract that limits or restricts the party from engaging or competing in the business in any location, enter into any new collective bargaining agreement or cancel or forgive any material amount owed;

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adopt a plan of liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization or, other than in the ordinary course of business consistent with past practice, accelerate or delay collections of notes or account receivable in advance of or beyond the regular due dates;

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terminate, establish, adopt or amend, enter into or make any new grants or awards under, amend or otherwise modify any compensation and benefit plan, or increase the salary, wage, bonus, benefits or other compensation of any employees, subject to certain exceptions;

•	settle or compromise any litigation for an amount in excess of $250,000 in the case the Company and $500,000 in the case of Stream;

•

fail to maintain insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by it and its subsidiaries in the ordinary course of business consistent with past practice;

•

except in the ordinary and usual course of business consistent with past practice or as may be required by applicable law and to the extent required by U.S. GAAP or International GAAP, change any accounting principle practice or method;

•

fail to file material tax returns, timely pay all taxes due and payable as shown in the respective tax returns that are so filed, or promptly notify the other of any actions or proceedings in respect to any material tax; settle or compromise any tax liability aggregating more than $500,000, make any material election concerning taxes or tax returns, file any material amended tax return, enter into any closing agreement, surrender any right to a material refund or obtain any tax ruling;

•

fail to consult with the other reasonably in advance of any decision to hire any executive officer, promote any existing executive officer to a more senior position or otherwise promote any current director, employee, independent contractor or consultant to an executive officer position;

•	enter into any transaction with any affiliate that would be subject to disclosure pursuant to Item 404 of SEC Regulation S-K;

•	terminate any facility or office lease providing for total payments over the life of the lease of more than $2,500,000, in the case of the Company, or $5,000,000, in the case of Stream;

•	hire any employees whose annual salary is greater than $300,000 in the case of the Company or $500,000 in the case of Stream;

•

enter into any contract (other than client contracts), that involve consideration of, in the case of the Company, more than $5,000,000 per year or $10,000,000 over the life of the contract, or, in the case of Stream, $10,000,000 per year or $20,000,000 over the life of the contract;

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enter into any client contract that involves, in the case of the Company, revenues greater than $10,000,000 per year or a term greater than 3 years and, in the case of Stream, consideration greater than $20,000,000 per year or a term greater than 3 years; and

•	authorize or enter into an agreement to do anything prohibited by any of the above.

The Exchange Agreement provides that each of the Company and Stream, and their respective subsidiaries and officers, directors and employees, will not directly or indirectly:

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initiate, solicit, knowingly encourage (including by way of furnishing information) or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to Acquisition Proposal (as defined below);

•

enter into, or participate in any discussions or negotiations regarding, any Acquisition Proposal, furnish to any person any non-public information (whether orally or in writing) in response to or in furtherance of any Acquisition Proposal, afford any person access to its or their business, properties, assets, books or records, or otherwise cooperate in any way with or knowingly assist, encourage or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or

•

recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal or, in the case of Stream, withdraw or propose publicly to withdraw, or modify or propose publicly to modify in a manner adverse to the share exchange, the Stream recommendation in favor of the share exchange.

As used herein, “Acquisition Proposal” means any inquiry, proposal, offer, agreement-in-principle, letter of intent, term sheet, merger agreement, joint venture agreement, option agreement, partnership agreement or other similar instrument with or from any third party relating to any (i) merger, reorganization, share exchange, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party or any of its subsidiaries, (ii) acquisition, sale, lease, exchange, mortgage, pledge, transfer or purchase, in a single transaction or series of related transactions, of a minimum of 20% or more of the assets of a party and its subsidiaries, taken as a whole, or of a minimum of 20% or more of the outstanding shares of capital stock or any other voting securities of a party, or (iii) tender offer or exchange offer that, if successful, would result in any person or “group” becoming a “beneficial owner” (as such terms are defined under Regulation 13D under the Exchange Act) of 20% or more of the outstanding shares of capital stock or any other voting securities of a party; provided, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by the Exchange Agreement.

However, at any time prior to the time at which Stream obtained the requisite stockholder approval for the consummation of the transactions contemplated by the Exchange Agreement (the “Requisite Stockholder Approval”), Stream was able to take certain actions in response to any person who made an unsolicited, bona fide written Acquisition Proposal that was deemed to be a Superior Proposal (as defined in the Exchange Agreement). The Requisite Stockholder Approval was obtained on August 14, 2009, and no Superior Proposal had been proposed prior to such time.

Indemnification and Insurance of Directors and Officers

The Exchange Agreement provides that Stream shall not, for a period of six years after the closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or By-laws or comparable governing documents of the Company or its subsidiaries for the benefit of any individual who served as a director or officer of the Company or any of its subsidiaries at any time prior to the closing, except for any changes which may be acquired to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the closing. From and after the closing, Stream also agrees that it will indemnify each individual serving as a director or officer of the Company or any of its subsidiaries as of the closing against any costs or expenses, judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, actions, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the closing, to the fullest extent permitted under Delaware law.

For a period of six years after the closing, Stream shall maintain in effect a directors and officers liability insurance policy covering those persons who are currently covered by the Company’s director and officers liability insurance policy with coverage in amount and scope at least as favorable to such person as the

Company’s existing coverage; provided that in no event shall Stream or the Company be required to expend annually in excess of 300% of the annual premium currently paid by the Company for such coverage.

NYSE Amex

In the Exchange Agreement, Stream agrees to use its best efforts to continue the quotation of Stream Common Stock on NYSE Amex.

PSEC Exemptive Relief; Mandatory Tender Offer

Stream and the Company agreed to use their commercially reasonable efforts to seek from the PSEC exemptive relief from compliance with any possible mandatory tender offer requirements under the SRC and its implementing rules and regulations, such relief being to the effect that a tender offer with respect to the shares of eTelecare need not be conducted in connection with the share exchange. In the event that such exemptive relief is not obtained, or such relief is obtained but contains conditions that would materially and adversely affect Stream or eTelecare after the closing of the share exchange and either EGS or Stream is unwilling to accept such conditions, the parties have agreed to use commercially reasonable efforts to seek from the PSEC (i) exemptive relief or approval to close the share exchange prior to commencement or completion of any such tender offer, (ii) confirmation from the PSEC that any tender offer does not need to include any eTelecare shares held by EGS or EGS Acquisition Corp., (iii) exemptive relief or approval that any tender offer consideration may be cash only, and (iv) such other exemptive relief or approval that the parties agree is reasonable under the circumstances. Under certain circumstances, absent exemptive relief from the PSEC, Stream shall be required to commence the tender offer in accordance with the applicable requirements of Philippine law.

Bridge Loans

There are currently outstanding approximately $118 million in principal amount of bridge loans from the Stockholders, or their affiliates, to the Company or its subsidiaries. Pursuant to the Exchange Agreement, Stream shall, as long as certain of these bridge loans with $28 million in principal amount (the “Tranche C and D Loans”) are outstanding, maintain in a restricted bank account an amount of cash equal to 50% of the then outstanding balance of such Tranche C and D Loans. In the event the combined companies’ debt, including the Tranche C and D Loans, is not refinanced at the closing, the Tranche C and D Loans shall be amended at the closing to provide for repayment of such loans at the earlier of the refinancing of the combined companies and December 18, 2009.

Conditions to Closing

The respective obligations of each party to affect the share exchange is subject to the satisfaction prior to the closing on the following remaining conditions:

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the waiting period applicable to the consummation of the share exchange under the HSR Act shall have expired or been terminated and all other authorizations, consents, orders or approvals of any governmental entity in connection with the share exchange, the failure of which to file, obtain or incur is reasonably likely to have a Stream Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or incurred on terms and conditions which could not reasonably be likely to have a Stream Material Adverse Effect or Company Material Adverse Effect;

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there shall have elapsed twenty (20) calendar days from the mailing of this information statement to the stockholders of Stream, and no stop order or similar proceeding shall have been initiated or threatened in writing by the SEC or its staff, with respect thereto;

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no governmental entity shall have issued any order or injunction making the share exchange illegal or otherwise prohibiting consummation of the share exchange or the transactions contemplated by the Exchange Agreement;

•	the shares of Stream Common Stock to be issued in the share exchange have been approved for listing on NYSE Amex;

•

there shall not have been instituted or pending any action or proceeding by any governmental entity seeking to impose any Action of Divestiture or Limitation (as defined in the Exchange Agreement); and

•

with respect to the shares of eTelecare not held directly or indirectly by the Company: (i) the PSEC shall have granted exemptive relief or approval to close the share exchange prior to commencement or completion of any such tender offer, (ii) confirmation from the PSEC that any tender offer does not need to include any eTelecare shares held by EGS or EGS Acquisition Corp., (iii) exemptive relief or approval that any tender offer consideration may be cash only, and (iv) such other exemptive relief or approval that the parties agree is reasonable under the circumstances.

Additional Conditions to the Obligations of Stream

The obligations of Stream to effect the share exchange shall be subject to the satisfaction or waiver on or prior to the closing of the following additional conditions, among other things:

•	continued accuracy of representations and warranties, subject to certain qualifications;

•	performance in all material respects of all obligations required to be performed by the Company and the Stockholders on or prior to the closing;

•

resignation of directors of the Company and its subsidiaries identified by Stream and, simultaneously with the closing, the recording of the nominee directors of Stream as stockholders of the Company in the Stock and Transfer Book of the Company;

•	transfer of the nine Directors’ Qualifying Shares; and

•	contribution by NewBridge of the Tranche B Loan to Stream.

Additional Conditions to Obligations of the Company

The obligation of the Company and the Stockholders to effect the share exchange shall be subject to the satisfaction or waiver on or prior to the closing of the following additional conditions:

•	continued accuracy of representations and warranties, subject to certain qualifications;

•	performance in all material respects of all obligations required to be performed by Stream on or prior to the closing;

•	receipt of resignations from directors of Stream not continuing to serve as directors of Stream after the closing;

•	adoption and filing of an amendment to the certificate of incorporation of Stream in Delaware;

•	due adoption of amended and restated by-laws;

•

Ares shall have duly converted all of its outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into 35,085,134 shares of Stream Common Stock and surrendered all of its warrants expiring in 2018 to Stream for cancellation in exchange for the issuance to Ares of 1,000,000 shares of Stream Common Stock; and the Ares Letter Agreement shall not have been amended or modified; and

•	the Stream letter to Ayala relating to its participation rights with respect to a future high yield financing shall not have been amended or modified.

Termination

The Exchange Agreement may be terminated at any time prior to the closing as follows:

•	by mutual written consent of Stream, the Company and the Stockholders;

•	by either Stream or the Company, if the share exchange has not been consummated by December 31, 2009 (subject to extension to February 28, 2010 under certain circumstances), provided, however, that the right to terminate the Exchange Agreement shall not be available to any party whose failure to fulfill any obligation under the Exchange Agreement has been a principal cause of, or resulted in the failure of, the share exchange to occur on or before such date;

•

by either Stream or the Company, if a governmental entity of competent jurisdiction has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the share exchange;

•

by Stream, if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement on the part of the Company or any of the Stockholders which would cause the closing conditions not to be satisfied and which has not been cured within 10 days; or

•

by the Company, if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement on the part of Stream which would cause the closing conditions not to be satisfied and which has not been cured within 10 days.

Indemnification

Certain of the representations and warranties, as well as the pre-closing covenants set forth in Sections 4.1 and 4.2 of the Exchange Agreement, survive the date of the closing and will continue for 12 months after the closing (or longer in certain cases, as set forth in the Exchange Agreement). The representations and warranties that survive the closing and that may serve as the basis for an indemnification claim after the closing are those relating to ownership of shares; capitalization; corporate authority; governmental filings and no violations; financial statements; compliance with laws, tax matters and brokers’ fees.

If the Company or the Stockholders are the breaching parties, there would be calculated the Damages (as defined in the Exchange Agreement) attributable to the breach and the Stockholders would be required to surrender to Stream a number of shares of Stream Common Stock determined by dividing such Damages by $5.30. No indemnification is provided unless and until (and then only to the extent that) the amount of the Damages exceeds $10,000,000 (or $2,000,000, in the case of the tax matters representation) and the Stockholders’ indemnification obligations are capped at $50,000,000 of Damages.

If Stream is the breaching party, there would be calculated the Damages attributable to the breach and Stream would be required to issue to the Stockholders in proportion to their relative ownership upon the closing a number of additional shares of Stream Common Stock so that, following the issuance, the shares of Stream Common Stock owned by the Stockholders would represent the percentage of the total shares of Stream Common Stock outstanding immediately after the closing (after taking into account such issuance of the additional shares of Stream Common Stock) equal to (a) the number of shares of Stream Common Stock held by the Stockholders upon the closing, divided by (b) (i) the aggregate number of shares of Stream Common Stock outstanding immediately after the closing (without taking into account such issuance) less (ii) the amount of Damages divided by $5.30. No indemnification is provided unless and until (and then only to the extent that) the Damages exceed $13,000,000 (or $2,600,000 in the case of the tax matters representation) and Stream’s indemnification obligations are capped at $65,000,000 of Damages.

In no event shall any party be required to make any cash payment to any other party pursuant to the indemnification provisions in the Exchange Agreement. The indemnification provisions terminate (other than with respect to pending claims) upon the earlier of a Change in Control (as defined in the Stockholders Agreement) or a Qualified Public Offering (as defined below).

In addition, under certain circumstances Stream may be required to indemnify Dutchco for certain taxes, up to a maximum payment by Stream of $7,500,000.

AGREEMENTS RELATED TO THE SHARE EXCHANGE

The following is a summary of the material provisions of various agreements entered into by the parties in connection with or related to the share exchange. This summary may not contain all of the information that is important to you. You should refer to the full text of the agreements which are attached hereto and are incorporated by reference into this information statement. We urge you to carefully read these agreements in their entirety.

Stockholders Agreement

On August 14, 2009, Stream entered into a Stockholders Agreement with Ares, NewBridge, Dutchco, Mr. Murray and Trillium. Ares, NewBridge and Dutchco are referred to, respectively, as the Ares Significant Investor, the Ayala Significant Investor and the PEP Significant Investor as long as certain share ownership requirements are met and are referred to collectively as the “Significant Investors.”

The Stockholders Agreement will become effective upon the closing and will replace the stockholders agreement between Stream and Ares attached as Exhibit 99.(D)(4) to Stream’s Schedule TO filed with the SEC on August 7, 2008. The prior stockholders agreement will terminate upon the closing pursuant to the Ares Letter Agreement described below and the Stockholders Agreement.

The summary below of the Stockholders Agreement does not purport to be complete and is subject to the terms of the Stockholders Agreement, which is attached as Exhibit 4.1 to Stream’s Current Report on Form 8-K filed with the SEC on August 20, 2009.

Voting Agreement Among Voting Investors

Pursuant to the Stockholders Agreement, each Voting Investor (as defined in the Stockholders Agreement) agrees to vote all of its Shares, as defined in the Stockholders Agreement and referred to herein as the “Investor Shares,” to elect up to ten members of Stream’s board of directors as follows:

•	up to three members designated by the Ares Significant Investor subject to the share ownership conditions summarized below;

•	up to three members designated by the Ayala Significant Investor and the PEP Significant Investor subject to the share ownership conditions summarized below;

•	one Independent Director (as defined in the Stockholders Agreement) designated by the Ares Significant Investor subject to the share ownership conditions summarized below;

•	one Independent Director designated by the Ayala Significant Investor and the PEP Significant Investor subject to the share ownership conditions summarized below;

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one Independent Director designated by Stream’s board of directors with Requisite Board Approval (as defined in the Stockholders Agreement), provided that such Independent Director shall be Mr. Paul Joubert until his successor is duly elected and qualified or until his death, disqualification, resignation, retirement or removal; and

•

one member who holds the position of Stream’s Chief Executive Officer, who shall also be Chairman of our board of directors so long as our current Chief Executive Officer, Mr. Murray, remains Chief Executive Officer of Stream.

Where action is called for under the Stockholders Agreement by the Ayala Significant Investor and the PEP Significant Investor, such action will be taken by the holder or holders of a majority of the Investor Shares owned by the Ayala Significant Investor and the PEP Significant Investor.

The Significant Investors lose the director designation rights described above if their ownership of Stream voting securities decreases below the following levels:

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in order to elect three designees, the Ares Significant Investor or the Ayala Significant Investor and the PEP Significant Investor together must own (in all cases, together with their respective affiliates), respectively, at least two-thirds of the Investor Shares it or they (together with their respective affiliates) owned at the closing and at least 15% of the then outstanding shares of Stream Common Stock;

•

in order to elect two designees, the Ares Significant Investor or the Ayala Significant Investor and the PEP Significant Investor together must own (in all cases, together with their respective affiliates), respectively, at least 50% of the Investor Shares it or they (together with their respective affiliates) owned at the closing and at least 7.5% of the then outstanding shares of Stream Common Stock;

•

in order to elect one designee, the Ares Significant Investor or the Ayala Significant Investor and the PEP Significant Investor together must own (in all cases, together with their respective affiliates), respectively, at least 25% of the Investor Shares it or they (together with their respective affiliates) owned at the closing; and

•

in order to elect one Independent Director designee, the Ares Significant Investor must own or the Ayala Significant Investor and the PEP Significant Investor together must own (in all cases, together with their respective affiliates), respectively, at least one-third of the Investor Shares it or they (together with their respective affiliates) owned at the closing or at least 15% of the then outstanding shares of Stream Common Stock.

In addition to the foregoing voting requirements and designation rights, as long as it or they own at least 25% of the Investor Shares it or they owned at the closing (in all cases, together with their respective affiliates), each of (a) the Ares Significant Investor and (b) the Ayala Significant Investor and the PEP Significant Investor is entitled to designate members of each Stream board of directors committee (other than special committees where a conflict of interest exists) in an equal proportion to their board of directors designation rights (other than for Independent Directors).

In addition, Stream’s Chief Executive Officer will be the chairman of the Stream board of directors and, as long as he is a director designated by the Ayala Significant Investor and the PEP Significant Investor to Stream’s board of directors, Mr. Ayala will serve as the non-executive vice chairman of the Stream board of directors and as non-executive chairman of the boards of directors of EGS, EGS Acquisition Corp. and eTelecare.

In addition, at least one director nominated by each Significant Investor shall be required to constitute a quorum of the board of directors and the presence a majority of the directors appointed to a committee of the board of directors, including a director nominated by each Significant Investor, shall be required to constitute a quorum for such committee subject to conditions specified in the Stockholders Agreement.

Transfer Restrictions

With limited exceptions, each Investor (as defined in the Stockholders Agreement) is subject to restrictions on transfers of Investor Shares it owns. However, each Investor is permitted to transfer its Investor Shares to Permitted Transferees (as defined in the Stockholders Agreement) that will become subject to the same terms and conditions, including transfer restrictions. If a Permitted Transferee later ceases to be an affiliate of the transferring Investor, such Permitted Transferee is required to transfer the Investor Shares back to the original Investor. Other exceptions to the transfer restrictions described below (together with the foregoing permitted transfers, “Permissible Transfers”) include (a) distributions in kind by Significant Investors on a pro rata basis to their equity owners, (b) transfers pursuant to an effective registration statement or Rule 144 under the Securities

Act, (c) transfers pursuant to a tender offer subject to Section 14(d)(1) of the Exchange Act (other than a tender offer made by an Investor) and (d) sales pursuant to tag along or drag along transactions (described below).

In addition, transfers by the Investors to a list of specified competitors of Stream are prohibited except (a) in a drag along sale (described below), (b) in a Change of Control (as defined in the Stockholders Agreement) or (c) with the unanimous approval of the Significant Investors and, as long as he serves as Chief Executive Officer, Mr. Murray.

Other than in Permissible Transfers, no Investor may transfer its Investor Shares or, other than to Stream, its Public Warrants prior to the second anniversary of the date of the Exchange Agreement without the prior written consent of each Significant Investor.

In addition, transfers by the Investors (whether before or after the second anniversary of the date of the Exchange Agreement), other than in Permissible Transfers, are subject to a right of first offer in favor of Stream and then a right of first offer in favor of the Significant Investors and tag along rights in favor of the non-initiating Investors.

Stream may exercise its right of first offer to purchase securities offered by any of the Investors (other than in a transaction that would result in a Change of Control) during a ten day period following notice of the proposed transfer with the approval of a majority of the disinterested members of the Stream board of directors. To the extent Stream and the Significant Investors do not exercise their right of first offer, the Significant Investors will be entitled to tag along rights to participate in the proposed sale.

In addition to the rights of first offer and tag along rights, any of the Significant Investors may initiate a drag along right whereby the remaining Investors (which, for such purpose, excludes Mr. Murray and Trillium) can be required to (a) sell their Investor Shares to a third party on the same terms as the initiating/consenting holder(s) or (b) approve a sale of all or substantially all of the assets of Stream in a Change of Control. Prior to the fourth anniversary of the date of the Exchange Agreement, the drag along right is subject to the approval of all Significant Investors if the consideration is equivalent to less than $12 per share of Stream Common Stock or a Requisite Majority if the consideration is equivalent to $12 or more per share of Stream Common Stock. After the fourth anniversary of the date of the Exchange Agreement, the drag along right is subject to the approval of a Requisite Majority. “Requisite Majority” means any two Significant Investors, which two must include the Ares Significant Investor as long as it owns, together with its affiliates, (i) at least two-thirds of the Investor Shares that Ares and its affiliates owned at the closing and (ii) a greater number of shares of Stream Common Stock than each of the Ayala Significant Investor, together with its affiliates, and the PEP Significant Investor, together with its affiliates, provided that a Significant Investor’s approval is no longer required where it, together with its affiliates, no longer owns at least 7.5% of the then outstanding shares of Stream Common Stock.

Participation Rights

Each issuance or sale by Stream (or any of its subsidiaries) of its capital stock or other securities exchangeable or convertible into shares of its capital stock is subject to the prior right of the Investors to purchase a portion of the securities to be issued or sold in proportion to their respective ownership of Stream (assuming conversion, exercise and/or exchange of all outstanding securities convertible into or exercisable or exchangeable for Stream Common Stock, but excluding Public Warrants not held by any Investor). Investors wishing to participate in an issuance or sale must exercise their right by delivering notice to Stream within ten business days after notice of such issuance or sale from Stream.

The Investors’ participation rights terminate on the first underwritten public offering and sale of shares of Stream Common Stock after August 14, 2009 pursuant to an effective registration statement under the Securities Act (other than on Form S-8 or a comparable form), after which, but not necessarily as a result of which, the shares of Stream Common Stock then outstanding that will have been issued in a transaction registered pursuant to a registration statement under the Securities Act (other than shares of Stream Common Stock (i) held by an affiliate or executive officer of Stream or (ii) issued pursuant to a registration statement on Form S-8 or a comparable form) shall represent at least 20% of the shares of Stream Common Stock then outstanding (a “Qualified Public Offering”).

The Investors’ participation rights do not apply to certain types of issuances including (a) upon exercise of Public Warrants owned by an Investor as of the closing, (b) upon conversion or exercise of convertible or exercisable securities issued in compliance with participation rights provisions, (c) pursuant to the participation rights, (d) upon conversion of Stream Non-Voting Common Stock, (e) pursuant to a public offering of Stream Common Stock for cash under a registration statement, (f) pursuant to Rule 144A under the Securities Act, (g) pursuant to indemnification obligations under the Exchange Agreement, (h) in connection with any stock split or stock dividend or any subdivision or combination approved by Stream’s board of directors, (i) issuances representing in the aggregate less than 5% of the then outstanding shares of Stream Common Stock to lenders not affiliated with an Investor for a borrowing, line of credit or similar financing approved by Stream’s board of directors, (j) subject to required approval by a Requisite Majority, in acquisitions or mergers involving Stream or its subsidiaries approved by Stream’s board of directors, (k) subject to any required approval by a Requisite Majority, to employees, directors or officers of, or consultants to Stream or its subsidiaries under a plan or agreement approved by Stream’s board of directors, (l) between Stream and its subsidiaries and (m) upon exercise of Public Warrants not owned by an Investor (which are subject to the participation rights described above).

In addition to the participation rights described above, each Significant Investor is entitled to purchase for $6 per share its pro rata portion of a number of shares of Stream Common Stock equal to 2.4364 times the number of shares of Stream Common Stock (if any) issued upon exercise after the closing of Public Warrants. The Significant Investors have agreed that the first 1 million shares available for purchase under the preceding sentence will be allocated solely to the Ayala Significant Investor. An aggregate maximum of 50 million shares of Stream Common Stock may be issued upon exercise of these warrant participation rights and the number of shares of Stream Common Stock subject to these rights declines ratably as the number of Public Warrants outstanding decline. Otherwise, these participation rights expire on the expiration of the Public Warrants on October 17, 2011.

Approval Rights

Stream will not, without the prior written consent of (a) the Ares Significant Investor, if the Ares Significant Investor and its affiliates own at least one-third of the shares of Stream Common Stock that Ares and its affiliates owned at the closing, (b) the Ayala Significant Investor, if the Ayala Significant Investor and its affiliates own at least 50% of the shares of Stream Common Stock that NewBridge and its affiliates owned at the closing and (c) the PEP Significant Investor, if the PEP Significant Investor and its affiliates own at least 50% of the shares of Stream Common Stock that Dutchco and its affiliates owned at the closing, take or agree to take (or permit its subsidiaries to take or agree to take) any of the following actions:

•	consummate a Change of Control on or prior to the fourth anniversary of the date of the Exchange Agreement for consideration less than $12.00 per share;

•

incur indebtedness for borrowed money in an aggregate principal amount (excluding obligations with respect to capital leases) on a consolidated basis that would exceed 4.5 times Adjusted EBITDA (as defined in the Stockholders Agreement) for the immediately preceding 12-month period;

•	sell or otherwise dispose of any of its properties or assets for a price in excess of $50 million in a single transaction or series of related transactions;

•	enter into any transaction with an affiliate of Stream, other than on an arm’s length basis;

•	amend, alter or repeal any provision of Stream’s certificate of incorporation or by-laws;

•	change Stream’s domicile from the U.S.;

•	make any material change in Stream’s accounting policies (to the extent such change would require the approval of Stream’s board of directors);

•	repurchase or redeem any capital stock held by an Investor, other than from all Investors on a pro rata basis according their ownership of Stream capital stock; or

•	amend or modify the terms of the Tranche A Loan, Tranche C Loan, or Tranche D Loan (each as defined in the Stockholders Agreement) to EGS and EGS Acquisition Corp.

Other than as expressly contemplated by the Exchange Agreement or the Stockholders Agreement, Stream will not, without the prior written consent of a Requisite Majority, take or agree to take (or permit its subsidiaries to take or agree to take) any of the following actions:

•	consummate a Change of Control on or prior to the fourth anniversary of the date of the Exchange Agreement for consideration equal to or more than $12.00 per share;

•	after the fourth anniversary of the date of the Exchange Agreement, consummate a Change of Control;

•	make any investment or enter into any joint venture or strategic alliance involving payments (cash, property or securities) by Stream of more than $50 million in the aggregate;

•

issue, repurchase or redeem any of its capital stock (or securities convertible into or, or exchangeable or exercisable for capital stock), other than (i) under Stream’s option plan, (ii) upon exercise of the Public Warrants, (iii) pursuant to participation rights described above or (iv) repurchases from employees, officers, directors or consultants at termination of service;

•	declare or pay any dividend or make any distribution on Stream’s capital stock (other than dividends on Stream Common Stock payable solely in shares of Stream Common Stock);

•

guarantee, assume, incur or refinance any indebtedness for borrowed money, other than capitalized leases in an aggregate annual amount less than $25 million or under Stream’s existing credit agreement, provided that Requisite Majority consent is required for changes to that credit agreement;

•	enter into, change or terminate any agreement with Stream’s Chairman and/or Chief Executive Officer;

•	enter into any settlement agreement relating to a legal proceeding providing for a payment by Stream of more than $15 million;

•	establish, change or terminate any equity incentive plan; or

•	enter into any transaction with an affiliate of Stream providing for payments by Stream in excess of $1 million.

In addition, Stream will not, without Requisite Board Approval (i) approve a budget for any fiscal year or a material deviation from an approved budget, or (ii) commence any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization of Stream.

Other Stockholders Agreement Terms

Amendments to or waivers of the provisions of the Stockholders Agreement require the consent of Stream and (a) the Requisite Majority or (b) if none of the Significant Investors, together with its affiliates, owns at least 7.5% of the then outstanding shares of Stream Common Stock, Investors owning a majority of Stream’s voting securities then owned by the Investors, provided that (i) consent of a Significant Investor also is required as long as it, together with its affiliates, owns more than 5% of the then outstanding shares of Stream Common Stock and (ii) other consents also are required of each Significant Investor, Mr. Murray and Trillium or any Investor in certain circumstances specified in the Stockholders Agreement.

The rights and obligations of each of Ares, NewBridge and Dutchco as “Significant Investors” may be transferred to a third party in the event of a transfer by it of at least one-half of the shares of Stream Common Stock owned by it as of the closing and the designation of the transferee as its replacement Significant Investor.

Termination

The Stockholders Agreement terminates upon the earlier of (a) the first date on which the Significant Investors, together with their affiliates, collectively own less than 10% of the then outstanding shares of Stream Common Stock and (b) the consummation of a Sale of the Company (as defined in the Stockholders Agreement).

Amended and Restated Registration Rights Agreement

On August 14, 2009, Stream entered into an Amended and Restated Registration Rights Agreement (“Registration Rights Agreement”) with Ares, NewBridge, Dutchco, Mr. Murray, and certain of the founding stockholders of Stream, including Trillium. Pursuant to the Registration Rights Agreement, Stream grants certain rights with respect to registration under the Securities Act of Stream Common Stock.

The summary below of the Registration Rights Agreement does not purport to be complete and is subject to the terms of the Registration Rights Agreement, which is attached as Exhibit 4.2 to Stream’s Current Report on Form 8-K filed with the SEC on August 20, 2009.

Registrable Securities

“Registrable Securities” (as further defined in the Registration Rights Agreement) includes (a) shares of Stream Common Stock (i) held by an Investor on the closing date, (ii) issuable upon conversion of shares of Stream Non-Voting Common Stock held by an Investor on the closing date, (iii) acquired by an Investor after the closing date under the Stockholders Agreement or (iv) issuable upon exercise, conversion or exchange of any security exercisable or convertible into or exchangeable for Stream Common Stock acquired by an Investor after the closing date under the Stockholders Agreement and (b) Stream Common Stock owned by founding stockholders, in each case together with any securities issued or issuable upon any stock split, dividend or recapitalization or similar event with respect to the foregoing; provided that such shares will cease to be “Registrable Securities” when (i) sold to or through a broker, dealer or underwriter in a distribution to the public or otherwise on or through the facilities of the securities exchange or market, (ii) sold under a registration statement, or (iii) in the case of shares owned by the founding stockholders, eligible for sale under Rule 144 of the Securities Act without restrictions.

Shelf Registration

Prior to a Qualified Public Offering, upon the receipt of a request from a Requisite Majority requesting a shelf registration or, following a Qualified Public Offering, upon the receipt of a request from any Significant Investor (a “Purchaser Request”), Stream shall use its reasonable best efforts to prepare and file with the SEC a shelf registration statement covering the resale of all Registrable Securities then held by the Significant Investors. After the earlier of (i) the first date on which the Ares Significant Investor owns less than one-third of the Registrable Securities owned by Ares and its affiliates as of the closing, the Ayala Significant Investor owns less than 50% of the Registrable Securities owned by NewBridge and its affiliates as of the closing and the PEP Significant Investor owns less than 50% of the Registrable Securities owned by Dutchco and its affiliates as of the closing or (ii) a Qualified Public Offering, upon the receipt of a request from a Holder or Holders (as defined in the Registration Rights Agreement) of a majority of the Registrable Securities, Stream shall use its reasonable best efforts to prepare and file with the SEC a shelf registration statement covering the resale of all Registrable Securities then held by the Holders.

If the offering of any such Registrable Securities is deemed not eligible to be made on a delayed or continuous basis as a valid secondary offering, the Company shall, with the consent of Holders (as defined in the Registration Rights Agreement) of a majority of the Registrable Securities included in the offering, remove such portion of the Registrable Securities (pro rata based on the number of Registrable Securities held by each Holder) or agree to such other offering limitations as may be required to comply with Rule 415 of the Securities Act.

Demand Registration

If at any time Stream shall receive (i) a Purchaser Request or (ii) after the earlier of (A) the first date on which the Ares Significant Investor owns less than one-third of the Registrable Securities owned by Ares and its affiliates as of the closing, the Ayala Significant Investor owns less than 50% of the Registrable Securities owned by NewBridge and its affiliates as of the closing and the PEP Significant Investor owns less than 50% of the Registrable Securities owned by Dutchco and its affiliates as of the closing, or (B) a Qualified Public Offering (as defined in the Registration Rights Agreement), a request from Holders of a majority of Registrable Securities then held by the Holders, Stream shall use its reasonable best efforts to prepare and file with the SEC a registration statement with respect to all Registrable Securities which are requested to be registered. Stream shall be obliged to effect not more than four demand registrations for each Significant Investor, and only if such registration would include Registrable Securities with an aggregate value of at least $10 million.

Piggy-Back Registration

If Stream registers Stream Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, each Holder may request a piggy-back registration of their Registrable Securities.

Suspension and Standstill Periods

Stream will not be obligated to file a demand or shelf registration statement during the 90-day period commencing on the effective date of any other registration statement and Stream may postpone the filing of any demand or shelf registration statement once in any 12-month period upon certification that Stream’s board of directors has determined to file a registration statement relating to a public offering (other than on Form S-4 or Form S-8) within 30 days of the Holder’s request for such demand or shelf registration. In addition Stream may suspend the effectiveness of a registration statement for up to 60 days on one or two occasions in any 12-month period upon certification that Stream’s board of directors has determined that maintaining effectiveness would be materially detrimental to Stream and its stockholders by reason of a material pending or imminently prospective transaction or development. If requested by a managing underwriter in an underwritten offering, each Holder agrees to a lockup of up to 90 days and to enter into a lockup agreement as long as each 1% or greater stockholder, director and officer also executes such agreement.

Expenses

Except for underwriting discounts and selling commissions, Stream will pay all fees and expenses in connection with performance of or compliance with the Registration Rights Agreement, including reasonable fees and disbursements not to exceed $75,000 per registration of one counsel selected by Holders of a majority of the Registrable Securities included in a registration statement.

Indemnification

Stream will indemnify each Holder with respect to any and all losses arising out of or relating to any untrue or alleged untrue statement of any material fact contained, or any omission or alleged omission to state a material fact, in a registration statement or related prospectus. Each Holder who is included in a registration statement will indemnify Stream from any and all losses arising out of or relating to any untrue or alleged untrue statement of any material fact contained, or any omission or alleged omission to state a material fact, in a registration statement or related prospectus to the extent based solely upon information provided by the Holder to Stream in writing for inclusion in the registration statement or prospectus.

Amendments

Amendments to or waivers of the provisions of the Registration Rights Agreement require the consent of Stream and (a) the Requisite Majority or (b) if none of the Significant Investors, together with its affiliates, owns at least 7.5% of the then outstanding Stream Common Stock, Holders owning a majority of Stream’s then outstanding Registrable Securities, provided that (i) consent of a Holder that is a Significant Investor is required as long as such Holder, together with its affiliates, owns more than 5% of the then outstanding shares of Stream Common Stock and (ii) other consents also are required of the founding stockholders, Mr. Murray and each Holder in certain circumstances specified in the Registration Rights Agreement.

Effectiveness

The Registration Rights Agreement will not become effective until the closing. If the Exchange Agreement is terminated prior to the closing, the Registration Rights Agreement will automatically terminate and the prior agreement will remain in full force and effect.

Ares Letter Agreement

On August 14, 2009, Stream entered into a letter agreement with Ares providing for, among other things:

•

effective immediately prior to the closing, conversion of 150,000 shares of Stream’s Series A Convertible Preferred Stock and all accrued but unpaid dividends (as accelerated) thereon, into 34,919,792 shares of Stream Common Stock;

•

effective immediately prior to the closing, conversion of 702 shares of Stream’s Series B Convertible Preferred Stock and all accrued but unpaid dividends (as accelerated) thereon, into 165,342 shares of Stream Common Stock;

•

issuance by Stream to Ares of 1,000,000 shares of Stream Common Stock in partial consideration for the surrender to Stream for cancellation of a warrant to purchase 7,500,000 shares of Stream Common Stock expiring in 2018 held by Ares;

•

at Stream’s option after the closing but prior to November 30, 2009, transfer and sale by Ares to Stream of 425,000 warrants, each to purchase one share of Stream Common Stock, expiring October 17, 2011, for an aggregate purchase price of $63,750 or $0.15 per warrant;

•

termination, effective as of the closing, of (a) the Stockholders Agreement dated as of August 7, 2008 attached as Exhibit 99.(D)(4) to Stream’s Schedule TO filed on August 7, 2008 and (b) certain sections of the Preferred Stock Purchase Agreement dated as of June 2, 2008 by and between Ares and Stream;

•	Ares consent and approval of the transactions contemplated by the Exchange Agreement, including in connection with the Registration Rights Agreement; and

•	a mutual release of any claims arising prior to the execution of the Ares Letter Agreement.

The Ares Letter Agreement will terminate and be of no further force or effect if the Exchange Agreement is duly terminated.

The summary above of the Ares Letter Agreement does not purport to be complete and is subject to the terms of the Ares Letter Agreement, which is attached as Exhibit 4.3 to Stream’s Current Report on Form 8-K filed with the SEC on August 20, 2009.

EGS Dutchco B.V. Letter Agreement

On August 14, 2009, in connection with the Exchange Agreement, Dutchco entered into a letter agreement with the Company (the “Dutchco Letter Agreement”) providing for, among other things:

•

termination, effective as of the closing, of the Major Shareholder Agreement, dated as of December 18, 2008, by and between the Company, Dutchco, Providence, NewBridge, Ayala and the other shareholders party thereto (the “Major Shareholder Agreement”);

•	Dutchco consent and approval under the Major Shareholder Agreement of the transactions contemplated by the Exchange Agreement;

•

a mutual release of any claims arising prior to the execution of the Dutchco Letter Agreement; provided, however, that such release shall not release any claims arising under (i) the Exchange Agreement or the transactions contemplated thereby; (ii) the Tranche C Loans (as defined in the Exchange Agreement); or (iii) the Tranche D Loans (as defined in the Exchange Agreement); and

•

Company consent to pay to, or on behalf of, Dutchco all fees, disbursements and reasonable out-of-pocket expenses incurred by Dutchco in connection with the Exchange Agreement and the transactions contemplated thereby, whether or not the share exchange is consummated.

The Dutchco Letter Agreement will terminate if the Exchange Agreement is duly terminated.

The summary above of the Dutchco Letter Agreement does not purport to be complete and is subject to the terms of the Dutchco Letter Agreement, which is attached hereto as Annex D and incorporated herein by reference.

NewBridge International Investment Ltd. Letter Agreement

On August 14, 2009, in connection with the Exchange Agreement, NewBridge entered into a letter agreement with the Company (the “NewBridge Letter Agreement”) providing for, among other things:

•	termination, effective as of the closing, of the Major Shareholder Agreement;

•	NewBridge consent and approval under the Major Shareholder Agreement of the transactions contemplated by the Exchange Agreement;

•

a mutual release of any claims arising prior to the execution of the NewBridge Letter Agreement; provided, however, that such release shall not release any claims arising under (i) the Exchange Agreement or the transactions contemplated thereby; (ii) the $55,000,000 in aggregate principal amount under the Tranche A Loan (as defined in the Stockholders Agreement); (iii) the Tranche B Loan; (iv) the Tranche C Loans; or (v) the Tranche D Loans; and

•

Company consent to pay to, or on behalf of, NewBridge all fees, disbursements and reasonable out-of-pocket expenses incurred by NewBridge in connection with the Exchange Agreement and the transactions contemplated thereby, whether or not the share exchange is consummated.

The NewBridge Letter Agreement will terminate if the Exchange Agreement is duly terminated.

The summary above of the NewBridge Letter Agreement does not purport to be complete and is subject to the terms of the NewBridge Letter Agreement, which is attached hereto as Annex E and incorporated herein by reference.

Stream/Ayala Letter Agreement

On August 14, 2009, Stream entered into a letter agreement with Ayala (the “Stream/Ayala Letter Agreement”) providing for:

•

Certain rights to Ayala, NewBridge or one of its other affiliates in the event that on or after the closing the combined company decides to refinance their outstanding debt obligations and in connection thereto Stream issues certain debt securities (the “High Yield Debt”) in an offering (“Offering”);

•

Ayala, NewBridge or one of its other affiliates to have the right to purchase up to 10% of the aggregate principal amount of the High Yield Debt to be sold in such an Offering, so long as Regulation S is available for such an issuance; and

•

Ayala, NewBridge or one of its other affiliates to have the right to purchase such High Yield Debt on the terms and conditions available to other participants on the Offering, including the price to be paid by the public, other than as required by Regulation S.

The Stream/Ayala Letter Agreement is effective only upon the closing. The Stream/Ayala Letter Agreement will terminate upon the earlier of the first Offering following the closing or the repayment or refinancing of debt obligations of the combined company.

The summary above of the Stream/Ayala Letter Agreement does not purport to be complete and is subject to the terms of the Stream/Ayala Letter Agreement, which is attached hereto as Annex F and incorporated herein by reference.

AYC Holdings Letter Agreement

AYC loaned EGS Acquisition Corp. $55 million aggregate principal amount (the “Loan”). To induce each of Ares and Providence to enter into the agreements executed in connection with or contemplated by the Exchange Agreement, AYC entered into a letter agreement with each of Ares and Providence (the “AYC Holdings Letter Agreement”) on August 14, 2009 granting to Ares or one or more of its affiliates the option to purchase up to 51.7% of the Loan and to Providence or one or more of its affiliates the option to purchase up to 19.3% of the Loan. If the date of purchase occurs on or prior to December 31, 2010, the purchase price is the aggregate principal amount of the portion of the Loan to be purchased plus all accrued and unpaid interest thereon through the date of purchase, and if the date of purchase occurs after December 31, 2010, the purchase price is the amount that, when paid with respect to the portion of the Loan to be purchased on the date of purchase, provides AYC a pre-tax internal rate of return of 17% on the original principal amount loaned by AYC to EGS Acquisition Corp. in connection with the portion of the Loan to be purchased.

The AYC Holdings Letter Agreement will terminate if the Exchange Agreement is duly terminated.

The summary above of the AYC Holdings Letter Agreement does not purport to be complete and is subject to the terms of the AYC Holdings Letter Agreement, which is attached hereto as Annex G and incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF STREAM

The following table sets forth certain information with respect to the beneficial ownership of shares of Stream Common Stock as of August 13, 2009 by (i) the Named Executive Officers, (ii) each of our directors and nominees, (iii) all of our executive officers and directors as a group and (iv) each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of more than 5% of the outstanding Stream Common Stock. As of August 13, 2009, there were 9,445,999 shares of Stream Common Stock outstanding. The post-exchange percentage ownership reflects the conversion of Stream’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock to Stream Common Stock and the issuances relating to the exchange of: (a) 33,653,446 shares of Stream Common Stock to the Stockholders; and (b) 1,000,000 shares of Stream Common Stock to Ares and does not reflect the potential issuance of any Stream Non-Voting Common Stock. Except as noted below, the business address of each director and executive officer named below is c/o Stream Global Services, Inc., 20 William Street, Suite 310, Wellesley, Massachusetts 02481. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities. Shares of Stream Common Stock subject to stock options or other rights to purchase which are now exercisable or are exercisable within 60 days after August 13, 2009 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these stock options or other rights, but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of Beneficial Ownership(1)
	Pre-Exchange Ownership					Post-Exchange Ownership
Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Common Stock(2)	Number of Shares and Percent of Series A Preferred Stock	Number of Shares and Percent of Series B Preferred Stock	Number of Shares of Common Stock		Percent of Common Stock(3)
5% Stockholders
Ares Corporate Opportunities Fund II, L.P.	33,880,645	(4)	78.2%	150,000	702	36,085,134	(5)	45.5%
2000 Avenue of the Stars 12th Floor Los Angeles, CA 90067				shares, 100%	shares, 100%
Brookside Capital Trading Fund, L.P.	2,500,000	(6)	23.4	0	0	2,500,000	(6)	3.1
111 Huntington Avenue Boston, MA 02199
Citigroup Global Markets Inc.	1,262,342	(7)	11.8	0	0	1,262,342	(7)	1.6
388 Greenwich Street New York, NY 10013
EGS Dutchco B.V.	0		*	0	0	13,461,378		17.0
Fred Roeskestraat 123 1076 EE Amsterdam, Netherlands
Millennium Management LLC	922,692	(8)	8.9	0	0	922,692	(8)	1.2
666 Fifth Avenue New York, NY 10103
NewBridge International Investment Ltd.	0		*	0	0	20,192,068		25.5
c/o Ayala Corporation 33/F Tower One Ayala Triangle Ayala Avenue Makati City, 1226 Metro Manila, Philippines

	Amount and Nature of Beneficial Ownership(1)
	Pre-Exchange Ownership					Post-Exchange Ownership
Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Common Stock(2)	Number of Shares and Percent of Series A Preferred Stock	Number of Shares and Percent of Series B Preferred Stock	Number of Shares of Common Stock		Percent of Common Stock(3)
P. Schoenfeld Asset Management LLC	1,173,822	(9)	11.1	0	0	1,173,822	(9)	1.5
1350 Avenue of the Americas 21st Floor New York, NY 10019
Pine River Capital Management L.P.	1,641,900	(10)	14.8	0	0	1,641,900	(10)	2.0
601 Carlson Parkway Suite 330 Minnetonka, MN 55305
QVT Financial LP	641,201	(11)	6.4	0	0	641,201	(11)	*
1177 Avenue of the Americas, 9th Floor New York, New York 10036
Satellite Asset Management, L.P.	675,567	(12)	6.7	0	0	675,567	(12)	*
623 Fifth Avenue 19th Floor New York, NY 10022
Third Point Offshore Master Fund, L.P.	1,928,300	(13)	17.0	0	0	1,928,300	(13)	2.4
c/o Walkers SPV Limited Walker House, 87 Mary Street George Town Grand Cayman KY1-9002 Cayman Islands British West Indies
Trillium Capital LLC	3,753,402		39.7	0	0	3,753,402		4.7

Directors, Nominees and Named Executive Officers
R. Scott Murray	3,779,802	(14)	40.0	0	0	3,779,802	(14)	4.8
G. Drew Conway	441,130		4.7	0	0	441,130		*
Robert Dechant	40,000	(15)	*	0	0	40,000	(15)	*
Stephen C. Farrell	333,640	(16)	3.4	0	0	333,640	(16)	*
Sheila M. Flaherty	586,815	(17)	6.2	0	0	586,815	(17)	*
Gerardo C. Ablaza, Jr.	0		0	0	0	0	(18)	*
c/o Ayala Corporation 33/F Tower One Ayala Triangle Ayala Avenue Makati City, 1226 Metro Manila, Philippines
Alfredo I. Ayala	0		0	0	0	0	(18)	*
c/o Ayala Corporation 33/F Tower One Ayala Triangle Ayala Avenue Makati City, 1226 Metro Manila, Philippines
Paul G. Joubert	477,254		5.0	0	0	477,254		*
David B. Kaplan	0	(19)	0	0	0	0	(19)	*
Stephen D. R. Moore	311,198		3.3	0	0	311,198		*
R. Davis Noell	0		0	0	0	0	(20)	*
c/o Providence Equity Partners 390 Park Avenue New York, NY 10022

	Amount and Nature of Beneficial Ownership(1)
	Pre-Exchange Ownership					Post-Exchange Ownership
Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Common Stock(2)	Number of Shares and Percent of Series A Preferred Stock	Number of Shares and Percent of Series B Preferred Stock	Number of Shares of Common Stock		Percent of Common Stock(3)
Kevin T. O’Leary	467,254		4.9	0	0	467,254		*
Julie G. Richardson	0		0	0	0	0	(20)	*
c/o Providence Equity Partners 390 Park Avenue New York, NY 10022
Jeffrey B. Schwartz	0	(19)	0	0	0	0	(19)	*
Nathan Walton	0	(19)	0	0	0	0	(19)	*
Charles F. Kane	256,135	(21)	2.7	0	0	256,135	(21)	*
All executive officers and directors as a group (10 persons)	6,103,453	(22)	62.0	0	0	6,103,453		7.7

*	Less than 1%

(1)	As of August 13, 2009, we had outstanding:

•

9,445,999 shares of Stream Common Stock, including shares of Stream Common Stock that are part of our outstanding, publicly traded units (each unit comprises one share of Stream Common Stock and one warrant to purchase a share of Stream Common Stock);

•	150,000 shares of our Series A Convertible Preferred Stock, which were convertible into 25,836,987 shares of Stream Common Stock;

•	702 shares of our Series B Convertible Preferred Stock, which were convertible into 118,658 shares of Stream Common Stock; and

•	28,021,618 warrants (including warrants that are part of our publicly traded units), each of which is exercisable for one share of Stream Common Stock at an exercise price of $6.00 per share.

The number of shares that each stockholder, director and executive officer beneficially owns is determined under rules promulgated by the SEC. Under the SEC rules, a person is deemed to beneficially own (a) any shares that the person has sole or shared power to vote or invest and (b) any shares that the person has the right to acquire within 60 days after August 13, 2009 (i.e., October 12, 2009) through the exercise of any stock option or warrant, the conversion of any convertible security or the exercise of any other right. However, the inclusion of shares in this table does not mean that the named stockholder is a direct or indirect beneficial owner of the shares for any other purpose. Unless otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power (or shares this power with his or her spouse) over all shares listed as owned by the person or entity.

(2)	With respect to each stockholder, in calculating this percentage in accordance with SEC rules, we included shares of Stream Common Stock issuable upon exercise of the stockholder’s warrants and upon conversion of the stockholder’s Preferred Stock in both the numerator and denominator only for that particular stockholder, and these amounts are not included in the denominator for other stockholders. Accordingly, the percentages in this table total more than 100%.

(3)	The percentages in this column assume conversion of all outstanding shares of Preferred Stock into Stream Common Stock. The percentages also assume that the particular stockholder exercised his or its warrants but that no other outstanding warrants were exercised.

(4)

Consists of (1) 25,836,987 shares of Stream Common Stock issuable upon conversion of 150,000 shares of Series A Convertible Preferred Stock held by Ares, (2) 118,658 shares of Stream Common Stock issuable upon conversion of 702 shares of Series B Convertible Preferred Stock held by Ares, and (3) 7,925,000 shares of Stream Common Stock that Ares may acquire by exercising currently exercisable warrants. This information is based upon a Schedule 13D/A that the stockholder filed with the SEC on August 18, 2009. The general partner of Ares is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. (“ACOF Operating Manager II”). ACOF Operating Manager II is indirectly controlled by Ares Management LLC (“Ares Management”) which, in turn, is indirectly controlled by Ares Partners Management Company LLC. Each of the foregoing entities (the “Ares Entities”) and the partners, members, officers, employees and managers thereof, other than Ares, disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(5)	Consists of (1) 34,919,792 shares of Stream Common Stock issuable upon conversion of 150,000 shares of Series A Convertible Preferred Stock held by Ares, (2) 165,342 shares of Stream Common Stock issuable upon conversion of 702 shares of Series B Convertible Preferred Stock held by Ares and (3) 1,000,000 shares of Stream Common Stock.

(6)	Consists of shares of Stream Common Stock that the stockholder may acquire by exercising currently exercisable warrants. This information is based solely upon a Schedule 13D that the stockholder filed with the SEC on May 12, 2009.

(7)	Consists of shares of Stream Common Stock that the stockholder may acquire by exercising currently exercisable warrants. This information is based solely upon a Schedule 13G/A that the stockholder filed with the SEC on January 29, 2009.

(8)	Consists of shares of Stream Common Stock that the stockholder may acquire by exercising currently exercisable warrants. This information is based solely upon a Schedule 13D/A that the stockholder filed with the SEC on May 19, 2009.

(9)	Includes 1,163,100 shares of Stream Common Stock that the stockholder may acquire by exercising currently exercisable warrants. This information is based solely upon a Schedule 13G/A that the stockholder filed with the SEC on October 22, 2008.

(10)	Consists of shares of Stream Common Stock that the stockholder may acquire by exercising currently exercisable warrants. This information is based solely upon a Schedule 13G/A that the stockholder filed with the SEC on January 20, 2009.

(11)	Consists of shares of Stream Common Stock that the holder may acquire by exercising currently exercisable warrants. This information is based solely upon a Schedule 13G/A that the stockholder filed with the SEC on February 9, 2009.

(12)	Consists of shares of Stream Common Stock that the holder may acquire by exercising currently exercisable warrants. This information is based solely upon a Schedule 13G that the stockholder filed with the SEC on February 13, 2009.

(13)	Consists of shares of Stream Common Stock that the holder may acquire by exercising currently exercisable warrants. This information is based solely upon a Schedule 13G that the stockholder filed with the SEC on January 6, 2009.

(14)	Consists of (a) 3,753,402 shares of Stream Common Stock held by Trillium, of which Mr. Murray is president, and (b) 26,400 shares of Stream Common Stock held by R. Scott Murray Remainder Trust 2000, for which Mr. Murray shares investment control.

(15)	Consists of 40,000 shares of Stream Common Stock that Mr. Dechant may acquire by exercising stock options that vest on or before October 12, 2009.

(16)	Includes 330,000 shares of Stream Common Stock that Mr. Farrell may acquire by exercising currently exercisable warrants. We include disclosure about Mr. Farrell because he was our principal financial officer, as defined under SEC rules, from October 2008 through May 2009. Mr. Farrell ceased being our Chief Financial Officer in May 2008.

(17)	Includes 30,000 shares of Stream Common Stock that Ms. Flaherty may acquire by exercising stock options that vest on or before October 12, 2009.

(18)	Does not include securities that will be held by NewBridge upon the closing. Messrs. Ablaza and Ayala have management positions at Ayala, which shares voting and investment power over the securities held by NewBridge. Messrs. Ablaza and Ayala disclaim beneficial ownership of such securities.

(19)	Does not include securities held by Ares. Messrs. Kaplan, Schwartz and Walton have management positions in the Private Equity Group of Ares Management LLC, which shares voting and investment power over the securities held by Ares. Messrs. Kaplan, Schwartz and Walton disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest therein.

(20)	Does not include securities that will be held by Dutchco upon the closing. Mr. Noell and Ms. Richardson have management positions in Providence Equity Partners, LLC, which shares voting and investment power over the securities held by Dutchco. Mr. Noell and Ms. Richardson disclaim beneficial ownership of such securities.

(21)	We include disclosure about Mr. Kane because he was our principal financial officer, as defined under SEC rules, during the first two months of 2008. Mr. Kane ceased to be our principal financial officer in March 2008.

(22)	Includes a total of 330,000 shares of Stream Common Stock that directors and officers may acquire by exercising currently exercisable warrants and 70,000 shares of Stream Common Stock that the directors and executive officers may acquire by exercising stock options that vest on or before October 12, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF THE COMPANY

As of August 14, 2009, 5,820,395 shares of EGS were beneficially owned by Dutchco and 5,820,395 shares of EGS were beneficially owned by NewBridge.

In addition to the 5,820,395 shares beneficially owned by Dutchco, four shares of EGS common stock are owned as qualifying shares by directors of EGS held in trust for and for the benefit of Dutchco, and in addition to the 5,820,395 shares beneficially owned by NewBridge, three shares of EGS common stock are owned as qualifying shares by directors of EGS held in trust for and for the benefit of NewBridge. Philippine law requires each director of a Philippine corporation to be the registered owner of at least one share of stock of the Philippine corporation where he or she is a director.

STREAM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This information statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the section entitled “Risk Factors,” of this information statement and in our other SEC filings.

Overview

Stream was incorporated under the laws of the State of Delaware on June 26, 2007. We were formed as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination with one or more domestic or international operating businesses.

In July 2008, we acquired SHC for $128.8 million in cash (which reflected the $200.0 million purchase price less assumed indebtedness, transaction fees, professional fees, stock option payments and payments for working capital). Also in July 2008, holders of 8,947,000 shares of Stream Common Stock exercised their conversion rights in connection with the acquisition, and we paid an aggregate of $70.59 million to such holders. In connection with our acquisition of SHC, we changed our name from Global BPO Services Corp. to Stream Global Services, Inc. In connection with this acquisition we exited the development stage of operations.

In August 2008, we issued and sold 150,000 shares of our Series A Convertible Preferred Stock in a private placement with Ares for an aggregate purchase price of $150.0 million, and our founders also sold their 7,500,000 warrants to Ares. Also in August 2008, we commenced a self-tender offer to purchase up to 20,757,000 shares of Stream Common Stock at a purchase price of $8.00 per share. In September 2008, we closed the self-tender and accepted for purchase 20,757,000 shares of Stream Common Stock, for a total cost of approximately $166.0 million, excluding fees and expenses related to the offer. In the second quarter of 2009, we repurchased 10,728,382 of our publicly-traded warrants for $2.1 million at market prices.

We are a global provider of customer relationship management (“CRM”) and other business process outsourcing (“BPO”) services to companies in the technology, software, consumer electronics and communications industries. Our CRM solutions encompass a wide range of telephone, e-mail and Internet based services, sales services, customer service and technical support programs designed to maximize the long-term value of the relationships between our clients and their customers, or end-users. Technical support programs include technical troubleshooting (including game support), hardware and warranty support, hosted services, data management, telecommunications services and professional services. Customer service programs consist of activities such as customer setup/activations, customer order and billing inquiries, win-back programs, and customer lifecycle management initiatives. Sales services programs consist of activities such as revenue generation, warranty extension, product sales and subscription sales and renewals for our clients. We work closely with our clients to design and implement large-scale, tailored CRM programs that provide comprehensive solutions to their specific business needs. We deliver services from our 35 service centers in 20 countries. As of December 31, 2008 and June 30, 2009, we had approximately 16,000 and 17,000 employees, respectively, providing services to our client’s customers and administrative services throughout our business.

We are subject to quarterly fluctuations in our revenues and earnings, based on the timing of new and expiring client programs and seasonality in certain client programs. From time to time clients seek to shift their customer care programs to lower cost providers and geographies, which may interrupt or decrease our results of operations as we seek to shift personnel and other resources to the customer care and other BPO services provided to our higher margin clients.

Critical Accounting Policies

Use of Estimates

The preparation of consolidated condensed financial statements in conformity with U.S. GAAP, requires the appropriate application of accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in our consolidated condensed financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from estimates. Such differences may be material to the consolidated condensed financial statements.

Equipment and Fixtures

Equipment and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over a five-year life, software over a three- to five-year life and equipment generally over a three- to five-year life. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease and is recorded in depreciation and amortization expense. Repair and maintenance costs are expensed as incurred.

The carrying value of equipment and fixtures to be held and used is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets. Occasionally, we redeploy equipment and fixtures from underutilized centers to other locations to improve capacity utilization if it is determined that the related undiscounted future cash flows in the underutilized centers would not be sufficient to recover the carrying amount of these assets.

Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS No. 142, goodwill is reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value. The impairment, if any, is measured based on the estimated fair value of the reporting unit. We operate in one reporting unit, which is the basis for impairment testing and the allocation of acquired goodwill.

Intangible assets with a finite life are recorded at cost and amortized using their projected cash flows over their estimated useful life. Client lists and relationships are amortized over ten and one half years, market adjustments related to facility leases are amortized over the term of the respective lease and developed software is amortized over five years. Brands and trademarks are not amortized as their life is indefinite. In accordance with SFAS No. 142, indefinite lived intangible assets are reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired.

The carrying value of intangibles is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS No. 144. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets.

Stock-Based Compensation

At December 31, 2008 and June 30, 2009, we had a stock-based compensation plan for employees and directors.

We adopted the fair value recognition provisions of SFAS No. 123(R), at our inception. For share-based payments, the fair value of each grant, including both the time-based grants and the performance-based grants, is estimated on the date of grant using the Black-Scholes-Merton option valuation model and assumes the performance goals will be achieved. If such goals are not met, no compensation cost is recognized and any previously recognized cost is reversed. Stock compensation expense is recognized on a straight-line basis over the vesting term, net of an estimated future forfeiture rate. The forfeiture rate assumption 19.5% as of both December 31, 2008 and June 30, 2009) is based on the predecessor’s historical experience.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, or SFAS 109, which requires recognition of deferred assets and liabilities for the future income tax consequence of transactions that have been included in the consolidated financial statements or tax returns. Under this method deferred tax assets and liabilities are determined based on the difference between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax, using the enacted tax rates for the year in which the differences are expected to reverse. We provide valuation allowances against deferred tax assets whenever we believe it is more likely than not, based on available evidence, that the deferred tax asset will not be realized.

We adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, or FIN 48, at our inception. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision.

Recent Accounting Pronouncements

In December 2007, the SASB issued SFAS No. 141(R), SFAS No. 141(R) replaces SFAS No. 141. SFAS No. 141(R) retains the fundamental requirements in SFAS No. 141 that the purchase method of accounting be used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a residual. SFAS No. 141(R) expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS No. 141(R) broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. SFAS No. 141(R) also increases the disclosure requirements for business combinations in the financial statements. SFAS No. 141(R) is effective for fiscal periods beginning after December 15, 2008. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS No. 141(R) amends SFAS No. 109, such that adjustments made to valuation allowances on deferred income taxes and acquired income tax contingencies associated with acquisitions that closed prior to the effective date of SFAS No. 141(R) would apply the provisions of SFAS No. 141(R). An entity may not apply SFAS No. 141(R) before that date. Given SFAS No. 141(R) relates to prospective and not historical business combinations, we cannot currently determine the potential effects adoption of SFAS No. 141(R) may have on our consolidated financial statements.

In December 2007, the FASB issued FAS No. 160, Non-Controlling Interest in Consolidated Financial Statements—an Amendment of ARB No. 51, or FAS 160. FAS 160 requires that a non-controlling interest in a subsidiary be separately reported within equity and the amount of consolidated net income attributable to the non-controlling interest be presented in the statement of operations. FAS 160 also calls for consistency in reporting changes in the parent’s ownership interest in a subsidiary and necessitates fair value measurement of any non-controlling equity investment retained in a deconsolidation. FAS 160 is effective for fiscal periods beginning after December 15, 2008. Therefore, we are required to adopt FAS 160 on January 1, 2009. The adoption of FAS 160 did not have an impact on our financial position, results of operations, or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities, or SFAS 161, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, by requiring increased qualitative, quantitative, and credit-risk disclosures about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS 161 did not have an impact on our financial position, results of operations, or cash flows.

In April 2008, the FASB issued FASB Staff Position FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets, or FSP No. FAS 142-3. FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. The intent of FSP No. FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS No. 141(R) and other U.S. generally accepted accounting principles. FSP No. FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of FSP No. FAS 142-3 did not have an impact on our financial position, results of operations, or cash flows.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles a Replacement of FASB Statement No. 162, or SFAS No. 168. SFAS No. 168 establishes the FASB Accounting Standards Codification, or the Codification, as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for Stream in the third quarter of 2009, and accordingly, its Quarterly Report on Form 10-Q for the quarter ending September 30, 2009 and all subsequent public filings will reference the Codification as the sole source of authoritative literature.

In May 2009, the FASB issued FASB Statement No. 165, Subsequent Events (SFAS 165). SFAS 165 intends to establish general standards of accounting for and disclosures of subsequent events that occurred after the balance sheet date but prior to the issuance of financial statements. SFAS 165 is effective for financial statements issued for interim or fiscal years ending after June 15, 2009. The adoption of SFAS 165 will not have significant impacts on our financial position, results of operations or cash flows.

Pro Forma and Adjusted Pro Forma Financial Information

The acquisition of SHC was our first business combination and, accordingly, we do not believe a historical comparison of the results of operations and cash flows for the three and six months ended June 30, 2009 compared to June 30, 2008 or of the results of operations and cash flows for the year ended December 31, 2008 compared to December 31, 2007, would be beneficial to our stockholders. In order to assist readers to better understand the changes in our business between the periods ended June 30, 2009 and 2008 and the years ended December 31, 2008 and 2007, we are presenting the management’s discussion and analysis section below on the pro forma results of operations for Stream and SHC for the three and six months ended June 30, 2009 and 2008 and for the years ended December 31, 2008 and 2007 as if the acquisition of SHC occurred on January 1, 2008 and January 1, 2007, respectively. We derived the pro forma results of operations for the three and six months ended June 30, 2009 and 2008 from (i) the unaudited consolidated financial statements of SHC for the three and six months ended June 30, 2008 and (ii) our consolidated financial statements for the three and six months ended June 30, 2009 and 2008. We derived the pro forma results of operations for the years ended December 31, 2008 and 2007 from (i) the consolidated financial statements of SHC for the period from January 1, 2008 to July 31, 2008 (the date of the SHC acquisition) and the year ended December 31, 2007, and (ii) our consolidated financial statements for the years ended December 31, 2008 and 2007. We are presenting the pro forma information in order to provide a more meaningful comparison of our operating results with prior periods. The pro forma results of operations are not necessarily indicative of results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of SHC. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable and provide useful information to the reader of this section. The pro forma adjustments include adjustments for interest expense, reversal of interest income for Stream, amortization of intangible assets, transaction costs, depreciation expense for assets written up and market lease amortization.

Revenues

We derive the majority of our revenues by providing CRM services such as technical support, warranty support and game support, hosted services, data management, telecommunication services, professional services and customer care services. Our services are typically bundled together to include our work provided by our service professionals, our hosted technology, our data management and reporting and other professional services. We bill monthly for our services in a variety of manners, including per minute, per contact, per hour and per full-time employee equivalent. Revenues also include reimbursement of certain expenses including direct telecom, training and miscellaneous costs for certain customers.

Direct Cost of Revenue

We record the costs specifically associated with client programs as direct cost of revenues. These costs include direct labor wages and benefits of service professionals as well as reimbursable expenses such as telecommunication charges. Telecommunication charges that are directly reimbursable are included in direct cost of revenue, while telecommunication charges that are not directly reimbursed are included in operating expenses. The most significant portion of our direct cost of revenue is attributable to employee compensation, benefits and payroll taxes. These costs are expensed as they are incurred. Direct costs are affected by prevailing wage rates in the countries in which they are incurred and are subject to the effects of foreign currency fluctuations.

Operating Expenses

Our operating expenses consist of all expenses of operations other than direct costs of revenue, such as information technology, telecommunications sales and marketing costs, finance, human resource management and other functions and service center operational expenses such as facilities, operations and training and depreciation and amortization.

Other (Income) Expenses, net

Other expenses consist of the foreign currency transaction gains or losses, other income, interest income and interest expense. Interest expense includes interest expense and amortization of debt issuance costs associated with our indebtedness under our credit lines, term loans, and capitalized lease obligations.

We generate revenue and incur expenses in several different currencies. We do not operate in any countries subject to hyper-inflationary accounting treatment. Our most common transaction currencies are the U.S. Dollar, the Euro, the Canadian Dollar, the British Pound, and the Indian Rupee. Our customers are most commonly billed in the U.S. Dollar or the Euro. We report our operating results using the average actual exchange rates in effect during the accounting period.

Provision for Income Taxes

We account for income taxes in accordance with SFAS 109 which requires recognition of deferred assets and liabilities for the future income tax consequence of transactions that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax, using the enacted tax rates for the year in which the differences are expected to reverse. We provide valuation allowances against deferred tax assets whenever we believe it is more likely than not, based on available evidence, that the deferred tax asset will not be realized.

We adopted FIN 48, at our inception. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision.

Financial Information for the Period Ended June 30, 2009

The following are actual unaudited results of operations for the three and six months ended June 30, 2009 and pro forma unaudited results for the three and six months ended June 30, 2008 assuming the acquisition of SHC occurred on January 1, 2008:

Stream Global Services, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	Pro Forma 2008	2009	Pro Forma 2008
Revenue	$125,670	$128,714	$261,284	$269,086
Direct cost of revenue	73,405	83,587	152,019	174,498

Gross profit	52,265	45,127	109,265	94,588

Operating expenses:
Selling, general and administrative expenses	42,097	39,532	85,394	81,577
Stock based compensation expense	120	145	324	290
Depreciation and amortization expense	6,912	5,747	13,577	11,281

Total operating expenses	49,129	45,424	99,295	93,148

Income (loss) from operations	3,136	(297)	9,970	1,440

Other (income) expenses, net:
Foreign currency transaction loss (gain)	1,314	(566)	462	(1,765)
Other (income) expense, net	2	2,273	8	2,876
Interest expense, net	2,143	2,045	5,039	4,174

Total other (income) expenses, net	3,459	3,752	5,509	5,285

Income (loss) before provision for income taxes	(323)	(4,049)	4,461	(3,845)
Provision for Income taxes	2,242	2,806	5,328	5,738

Net income (loss)	$(2,565)	$(6,855)	$(867)	$(9,583)

Amounts as a percentage of revenue

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	100.0%	100.0%	100.0%	100.0%
Direct cost of revenue	58.4	64.9	58.2	64.9

Gross profit	41.6	35.1	41.8	35.1

Operating expenses:
Selling, general and administrative expenses	33.5	30.7	32.7	30.3
Stock-based compensation expense	0.1	0.1	0.1	0.1
Depreciation and amortization expense	5.5	4.4	5.2	4.2

Total operating expenses	39.1	35.2	38.0	34.6

Income (loss) from operations	2.5	(0.1)	3.8	0.5

Other (income) expenses, net:
Foreign currency transaction loss (gain)	1.0	(0.4)	0.2	(0.7)
Other (income) expense, net	0.0	1.8	0.0	1.1
Interest expense, net	1.7	1.6	1.9	1.5

Total other (income) expenses, net	2.7	3.0	2.1	1.9

Income (loss) before provision for income taxes	(0.2)	(3.1)	1.7	(1.4)
Provision for Income taxes	1.8	2.2	2.0	2.1

Net income (loss)	(2.0)%	(5.3)%	(0.3)%	(3.5)%

Financial Information for the Years Ended December 31, 2008 and 2007

The following are pro forma unaudited results of operations for the years ended December 31, 2008 and 2007 assuming the acquisition of SHC occurred on January 1, 2007:

Stream Global Services, Inc.

Pro Forma Consolidated Statements of Operations

(unaudited)

	Years Ended December 31,
	2008	2007
Revenue	$523,458	$483,569
Direct cost of revenue	330,955	320,935

Gross profit	192,503	162,634

Operating expenses:
Selling, general and administrative expenses	160,824	143,117
Stock based compensation expense	1,330	1,013
Depreciation and amortization expense	24,359	19,550

Total operating expenses	186,513	163,680

Income (loss) from operations	5,990	(1,046)

Other (income) expenses, net:
Foreign currency transaction loss (gain)	(535)	11
Other (income) expense, net	1,593	(1,008)
Interest expense, net	6,894	8,692

Total other (income) expenses, net	7,952	7,695

Income (loss) before provision for income taxes	(1,962)	(8,741)
Provision for Income taxes	9,697	5,938

Net income (loss)	$(11,659)	$(14,679)

Amounts as a percentage of pro forma revenue:

	Years Ended December 31,
	2008	2007
Revenue	100.0%	100.0%
Direct cost of revenue	63.2	66.4

Gross profit	36.8	33.6

Operating expenses:
Selling, general and administrative expenses	30.7	29.6
Stock based compensation expense	0.2	0.2
Depreciation and amortization expense	4.7	4.0

Total operating expenses	35.6	33.8

Income (loss) from operations	1.2	(0.2)

Other (income) expenses, net:
Foreign currency transaction loss (gain)	(0.1)	0.0
Other (income) expense, net	0.3	(0.2)
Interest expense, net	1.3	1.8

Total other (income) expenses, net	1.5	1.6

Income (loss) before provision for income taxes	(0.3)	(1.8)
Provision for Income taxes	1.9	1.2

Net income (loss)	(2.2)%	(3.0)%

Results of Operations

Three months ended June 30, 2009 compared with pro forma three months ended June 30, 2008

Revenues. Revenues decreased $3.0 million, or 2.4%, to $125.7 million for the three months ended June 30, 2009, compared to $128.7 million for the three months ended June 30, 2008.

Revenues for services performed in our U.S. and Canada service centers decreased $3.6 million, or 6.7%, for the three months ended June 30, 2009 as compared to the three months ended June 30, 2008, as a result of customer losses, representing approximately $4.3 million of revenues in the three months ended June 30, 2008, that occurred prior to our acquisition of SHC on July 31, 2008 offset by clients acquired post acquisition. Revenues for services performed in European service centers decreased $11.1 million, or 19.3%. This decrease is attributable to decreased volumes from lost clients and decreased pricing totaling $3.6 million that occurred prior to the acquisition on July 31, 2008, coupled with the effect of a lower Euro value relative to the U.S. dollar in 2009 as compared to 2008. Revenues for services performed in offshore service centers in Philippines, India, El Salvador, Costa Rica, the Dominican Republic and Tunisia increased $11.7 million, or 66.2%, due to additional volume from existing and new clients plus the effect of a full quarter of operations in our El Salvador site, which we acquired in October 2008. Revenues in our offshore service centers represented 23.3% of consolidated revenues for the three months ended June 30, 2009, compared to 13.7% in the same period in 2008. Over the past several months we have sold several new contracts in various segments such as telecommunications, software and computing and have expanded our business with certain existing clients that will ramp during the second half of 2009. We expect to experience the effect of increased revenues and costs associated with these ramps primarily in the second half of 2009.

Direct Cost of Revenue. Direct cost of revenue (exclusive of depreciation and amortization) decreased $10.2 million, or 12.2%, to $73.4 million for the three months ended June 30, 2009, compared to $83.6 million for the three months ended June 30, 2008. This decrease is primarily attributable to decreased labor costs of $9.9 million or 12.5%. Our labor costs decreased due to an effort to improve the performance of our operations by eliminating unnecessary positions and better utilizing existing service professionals.

Gross Profit. Gross profit increased $7.1 million, or 15.9%, to $52.3 million for the three months ended June 30, 2009 from $45.1 million for the three months ended June 30, 2008. Gross profit as a percentage of revenue increased from 35.2% to 41.6%. Gross profit percentage increased primarily due to increased revenue in offshore locations and stronger management of our costs in connection with services performed by focusing on key operating metrics such as average handle time, utilization, productivity and attrition of our service professionals. We expect to ramp a significant number of new clients in the second half of 2009. As a result we will incur and expense various costs related to these ramps for recruiting, training, infrastructure and technology expenses and lower productivity in the initial phase of the contract. We expect that our gross profit percentage of revenues may be lower in the second half of 2009.

Operating Expenses. Operating expenses increased $3.7 million, or 8.2%, to $49.1 million for the three months ended June 30, 2009, compared to $45.4 million for the three months ended June 30, 2008, primarily due to an increase in selling, general and administrative expense, which grew from $39.5 million to $42.1 million, or 6.5%. Depreciation and amortization increased $1.2 million as a result of additions to equipment and fixtures totaling $28.5 million including capital leases during the twelve months ended June 30, 2009. The additions to equipment and fixtures were to support new business, open new service centers in locations like the Philippines, Tunisia, Egypt and El Salvador and maintain and upgrade our technology infrastructure and applications. Amortization increased due to our acquisition of the El Salvador operations in October 2008. Operating expenses as a percentage of revenues increased to 39.1% for the three months ended June 30, 2009 compared to 35.2% for the three months ended June 30, 2008.

Other (Income) Expenses, Net. Other (income) expenses, net decreased $0.3 million, or 7.8%, to $3.5 million for the three months ended June 30, 2009, compared to $3.8 million for the three months ended June 30, 2008. This increase is primarily due to a foreign currency loss in the three months ended June 30, 2009 of $1.3 million as compared to a foreign currency gain of $0.6 million in the three months ended June 30, 2008 offset by other loss in the three months ended June 30, 2008 of $2.3 million.

Provision for Income Taxes. Income taxes decreased $0.6 million, or 20.1%, to $2.2 million for the three months ended June 30, 2009 compared to $2.8 million for the three months ended June 30, 2008. Foreign tax expense comprised $2.1 million and $2.8 million for the three months ended June 30, 2009 and 2008 and the effective foreign tax rate decreased from 38.1% to 21.2%. We operate in a number of countries outside the U.S. that are generally taxed at lower rates and this can have a significant impact on the effective tax rate.

Net Income (Loss). Net loss for the three months ended June 30, 2009 was $2.6 million as compared to a net loss for the three months ended June 30, 2008 of $6.9 million. This increase is primarily due to increased gross margins offset by increased operating expenses.

Six months ended June 30, 2009 compared with pro forma six months ended June 30, 2008

Revenues. Revenues decreased $7.8 million, or 2.9%, to $261.3 million for the six months ended June 30, 2009, compared to $269.1 million for the six months ended June 30, 2008. The decrease is primarily attributable to three clients that terminated or reduced their contracts with us during the six months ended June 30, 2008 and before the acquisition date of July 31, 2008.

Revenues for services performed in our U.S. and Canada service centers decreased $11.3 million, or 9.5%, for the six months ended June 30, 2009, as a result of customer losses, representing approximately $15.6 million of revenues in the six months ended June 30, 2009, that occurred prior to our acquisition of SHC on July 31,

2008 offset by clients acquired post acquisition. Revenues for services performed in European service centers decreased $19.2 million, or 16.8% . The majority of this decrease is attributable to decreased volumes from lost clients and decreased pricing totaling $7.3 million that occurred prior to the acquisition on July 31, 2008, coupled with the effect of a lower Euro value relative to the U.S. dollar in 2009 as compared to 2008. Revenues for services performed in offshore service centers in Philippines, India, El Salvador, Costa Rica, the Dominican Republic and Tunisia increased $22.6 million, or 62.2%, due to additional volume from existing and new clients plus the effect of a full quarter of operations in our El Salvador site, which we acquired in October 2008. Revenues in our offshore service centers represented 22.6% of consolidated revenues for the six months ended June 30, 2009, compared to 13.5% in the same period in 2008. Over the past several months we have sold several new contracts in various segments such as telecommunications, software and computing and have expanded our business with certain existing clients that will begin to ramp during the second half of 2009. We expect to experience the effect of increased revenues and costs associated with these ramps primarily in the second half of 2009.

Direct Cost of Revenue. Direct cost of revenue (exclusive of depreciation and amortization) decreased $22.5 million, or 12.9%, to $152.0 million for the six months ended June 30, 2009, compared to $174.5 million for the six months ended June 30, 2008. This decrease is primarily attributable to decreased labor costs of $21.9 million or 13.1%. Our labor costs decreased due to an effort to improve the performance of our operations by eliminating unnecessary positions and better utilizing existing service professionals.

Gross Profit. Gross profit increased $14.7 million, or 15.5%, to $109.3 million for the six months ended June 30, 2009 from $94.6 million for the six months ended June 30, 2008. Gross profit as a percentage of revenue increased from 35.2% to 41.8%. Gross profit percentage increased primarily due to increased revenue in offshore locations and stronger management of our costs in connection with services performed by focusing on key operating metrics such as average handle time, utilization, productivity and attrition of our service professionals. We expect to ramp a significant number of new clients in the second half of 2009. As a result we will incur and expense various costs related to these ramps for recruiting, training, infrastructure and technology expenses and lower productivity in the initial phase of the contract. As a result we expect that our gross profit percentage of revenues may be lower in the second half of 2009.

Operating Expenses. Operating expenses increased $6.1 million, or 6.6%, to $99.3 million for the six months ended June 30, 2009, compared to $93.1 million for the six months ended June 30, 2008, primarily due to an increase in selling, general and administrative expense, which grew from $81.6 million to $85.4 million, or 4.7%. Depreciation and amortization increased $2.3 million as a result of additions to equipment and fixtures totaling $28.5 million including capital leases during the twelve months ended June 30, 2009. The additions to equipment and fixtures were to support new business, open new service centers in locations like the Philippines, Tunisia, Egypt and El Salvador and maintain and upgrade our technology infrastructure and applications. Amortization increased due to our acquisition of the El Salvador operations in October 2008. Operating expenses as a percentage of revenues increased to 38.0% for the six months ended June 30, 2009 compared to 34.6% for the six months ended June 30, 2008.

Other (Income) Expenses, Net. Other (income) expenses, net increased $0.2 million, or 4.2%, to $5.5 million for the six months ended June 30, 2009, compared to $5.3 million for the six months ended June 30, 2008. This increase is primarily due to a foreign currency loss in the six months ended June 30, 2009 of $0.5 million as compared to a foreign currency gain of $1.8 million in the six months ended June 30, 2008 offset by other loss in the three months ended June 30, 2008 of $2.8 million

Provision for Income Taxes. Income taxes decreased $0.4 million, or 7.1% to $5.3 million for the six months ended June 30, 2009 compared to $5.7 million for the six months ended June 30, 2008. Foreign tax expense comprised $5.0 million and $5.7 million for the six months ended June 30, 2009 and 2008 and the effective foreign tax rate decreased from 38.1% to 26.6%. We operate in a number of countries outside the U.S. that are generally taxed at lower rates and this can have a significant impact on the effective tax rate.

Net Income (Loss). Net loss for the six months ended June 30, 2009 was $0.9 million as compared to a net loss for the six months ended June 30, 2008 of $9.6 million. This increase is primarily due to increased gross margins offset by increased operating expenses.

Year ended December 31, 2008 compared with year ended December 31, 2007

Revenues. Revenues increased $39.9 million, or 8.3%, to $523.5 million for the year ended December 31, 2008, compared to $483.6 million for the year ended December 31, 2007. The increase is primarily attributable to growth in revenue due to increased volumes with our ten largest clients from both existing and new services provided to those clients in 2008.

Revenues for services performed in our U.S. and Canada service centers decreased $32.1 million, or 12.5%, for the year ended December 31, 2008, as a result of large volumes from a seasonal client in the year ended December 31, 2007, coupled with an ISP client contract which ended in the last half of 2007. Revenues for services performed in European service centers increased $50.4 million, or 30.7%. The majority of this increase is attributable to increased volumes from both new and existing clients, coupled with additional revenue due to a strengthened Euro relative to the U.S. dollar. Revenues for services performed in offshore service centers in India, Costa Rica, the Dominican Republic and Tunisia increased $21.6 million, or 35.0%, due to additional volume from existing and new clients. Revenues in our offshore service centers represented 15.9% of consolidated revenues for the year ended December 31, 2008, compared to 12.8% in the same period in 2007. We expect our revenues to continue to grow in 2009. Our revenue growth is a result of a number of factors. These factors include a re-vamp of our sales and client management teams, introduction of new services such as warranty and up-sell programs and winning of new client contracts from both existing and new accounts. We believe that our growth is being effected positively by a number of macro economic factors that include our clients propensity to outsource to gain flexible solutions, our clients seeking to work with more global service providers like us and an ongoing effort by certain of our clients to consolidate service providers to those with global operations and broader service offerings.

Direct Cost of Revenue. Direct cost of revenue (exclusive of depreciation and amortization) increased $10.0 million, or 3.1%, to $331.0 million for the year ended December 31, 2008, compared to $320.9 million for the year ended December 31, 2007. This increase is primarily attributable to incremental labor cost required to support revenue growth. After excluding the $8.9 million Canadian and Euro currency exchange impact, direct labor costs increased from $329.8 million to $331.0 million, or 0.1%. We expect cost of services as a percentage of revenues to decline in the future.

Gross Profit. Gross profit increased $29.9 million, or 18.4%, to $192.5 million for the year ended December 31, 2008 from $162.6 million for the year ended December 31, 2007. Gross profit as a percentage of revenue increased from 33.6% to 36.8%. Gross margin percentage increased primarily due to higher margin contracts implemented and better management of our costs in connection with services performed in our European service centers. Following the acquisition of SHC, we implemented a number of changes, including hiring key operating personnel in the America’s operations. Our focus on operations improved certain metrics such as agent utilization, average call handle time, agent attrition and productivity. In addition, our focus on operating metrics resulted in an increase in customer satisfaction.

We expect gross profit as a percentage of revenues to continue to improve in fiscal 2009 due to continuing improvements in operating metrics and investment in new tools and technologies to improve efficiencies. We are also expanding into new geographic regions such as Egypt, South America, Latin America and the Philippines. These new regions are expected to produce higher gross profit as a percentage of revenues due to the lower labor rates in those countries.

Operating Expenses. Operating expenses (which includes depreciation and amortization expense) increased $22.8 million, or 13.9%, to $186.5 million or 35.6% of revenues for the year ended December 31, 2008, compared to $163.7 million or 33.8% of revenues for the year ended December 31, 2007, primarily due to an increase in selling, general and administrative expense, which grew from $143.1 million to $160.8 million, or 12.5%. The increase in selling, general and administrative expense was due to (i) a $3.7 million increase in labor costs due to incremental management, operations and administrative staff required to support our revenue growth, and (ii) an occupancy expense increase of $6.3 million primarily attributable to new service center openings after the first half of 2007, and a $4.0 million Canadian and Euro currency exchange impact. Selling, general and administrative expenses as a percentage of revenue were approximately 31% for the year ended December 31, 2008 as compared to 30% for the year ended December 31, 2007. We expect that the selling, general and administrative expense as a percentage of revenues will increase in 2009 due to investments in sales and marketing, operations personnel and investments in information technology. We also expect that we will incur additional costs in finance and legal due to implementation of Sarbanes Oxley and the general requirements of being a publicly traded company. Depreciation and amortization increased $4.6 million as a result of additions to equipment and fixtures totaling $17.3 million including capital leases during the twelve months ended December 31, 2008. The additions to equipment and fixtures were to support new business, open new service centers and maintain and upgrade our technology infrastructure. Operating expenses as a percentage of revenues increased to 35.6% for the year ended December 31, 2008 compared to 33.9% for the year ended December 31, 2007.

Other (Income) Expenses, Net. Other (income) expenses, net increased $0.3 million, or 3.7%, to $8.0 million for the year ended December 31, 2008, compared to $7.7 million for the year ended December 31, 2007. This increase consisted of a foreign exchange gain for the year ended December 31, 2008 of $0.5 million, compared to a foreign exchange loss of $0.0 million for the year ended December 31, 2007. Foreign exchange gains and losses are primarily the result of intercompany activity and related hedging. We expect interest expense to increase in 2009 due to the new bank debt agreement that we finalized in January 2009 which has a higher blended interest rate than the prior bank loan agreements.

Income Taxes. Income taxes increased $3.8 million, or 63.5%, to $9.7 million for the year ended December 31, 2008, compared to $5.9 million for the year ended December 31, 2007. Foreign tax expense comprised $9.3 million for the year ended December 31, 2008 and $5.2 million for the same period in 2007 and the effective foreign tax rate increased from 28.5% to 32.5%. The increase in expense was driven by a $2.5 million charge in respect to additional foreign tax liabilities, higher income in foreign jurisdictions offset by the decrease in the effective rate reflecting changes in the mix of operations. We operate in a number of countries outside the U.S. that are generally taxed at lower rates and this can have a significant impact on the effective tax rate. We are in process of re-organizing our legal entity structure to more efficiently utilized both our income tax and cash management process, and in an effort to reduce our income tax provision in the future.

Net Income (Loss). Net loss decreased by $3.0 million, or 20.9%, to $11.7 million for the year ended December 31, 2008, compared to $14.7 million for the year ended December 31, 2007. This decrease is primarily due to increased revenue and margins offset by increased income tax expense.

Liquidity and Capital Resources

Our primary liquidity needs are for financing working capital associated with the expenses we incur in performing services under our client contracts and capital expenditures for the opening of new service centers, including the purchase of computers and related equipment. We have in place a credit facility that includes term loans and a revolving line of credit that allow us to manage our cash flows. Our ability to make payments on the credit facility, to replace our indebtedness, and to fund working capital and planned capital expenditures will depend on our ability to generate cash in the future. We have secured our working capital facility through our accounts receivable and therefore, our ability to continue servicing debt is dependent upon the timely collection of those receivables.

We made capital expenditures of $16.6 million (including $5.9 million capital leases) in the six months ended June 30, 2009 as compared to $5.2 million in the six months ended June 30, 2008 for SHC. On a pro forma basis, we made capital expenditures of $17.4 million in the year ended December 31, 2008 as compared to $17.1 million in the prior year for SHC. We expect to continue to make capital expenditures to build new service centers in the Philippines, Brazil, China, Japan and Tunisia, to meet new contract requirements and future business opportunities and maintain and upgrade our technology. We expect to continue to expand into new facilities in 2009 such as in the Philippines, Egypt, Tunisia, China, and South and Latin America. We also expect to invest in technology initiatives such as “At Home Agents,” unified communications and enabling technology, business continuity and data security, web based solutions and applications and distributed collaboration networking. The convergence of voice and data as well as the demand for real time diagnostics and analytics by our clients are requiring us to make substantial future investments in technology and solutions that will require additional capital investments. During the second quarter of 2009, we settled a dispute related to our Indian subsidiaries related to a preacquisition contingency totaling $5.5 million in cash. During the second quarter of 2009, we repurchased in privately negotiated transactions 10,728,382 of our publicly traded warrants in private transactions for $2.1 million in cash.

In January 2009, we (as Guarantor) entered into the Fifth Amended and Restated Revolving Credit, Term Loan and Security Agreement with PNC Bank, National Association (“PNC” as Lender and as Agent), Steel City Capital Funding, LLC (as Term B Lender and as Term B Agent), PNC Capital Markets LLC (as Lead Arranger), SHC (as Borrowing Agent), and the other Loan Parties signatory thereto (as Loan Parties) (the “Amended Credit Agreement”).

The Amended Credit Agreement amends and restates the Fourth Amended and Restated Revolving Credit Facility with PNC entered into in July 2008 and as further amended. The Amended Credit Agreement provides that the Term B Lenders (as defined in the Amended Credit Agreement) will extend the Borrowers (as defined in the Amended Credit Agreement) an aggregate principal amount of $25.0 million which will be used to reduce the senior secured revolving credit facility from $100.0 million to approximately $77.0 million and to repay approximately $2.0 million in outstanding loans made to certain Foreign Borrowers (as defined in the Amended Credit Agreement). This financing comprises (A) a senior secured revolving credit facility equal to the sum of (i) $75.0 million and (ii) the sum of (a) $2.0 million minus (b) an amount equal to (i) $82.0 multiplied by (ii) the number of months elapsed from January 8, 2009 to such date of determination (but in no event less than zero); (B) a Term Loan A (as defined in the Amended Credit Agreement) to the US Borrowers (as defined in the Amended Credit Agreement) in the aggregate principle amount of $4.5 million; and (C) Term B Loans (as defined in the Amended Credit Agreement) in the aggregate principal amount of $25.0 million.

Borrowing availability under the senior secured revolving credit facility is based on, among other things, the Borrowers’ (as defined in the Amended Credit Agreement) eligible billed and unbilled accounts receivable. The financing facilities mature on July 30, 2011.

Outstanding balances under the revolving credit facility other than any loans under the Amortizing Availability (as defined in Amended Credit Agreement) will bear interest at either LIBOR plus a margin ranging from 300 to 350 basis points or at the base rate plus a margin ranging from 200 to 250 basis points. The Term Loan A (as defined in the Amended Credit Agreement) and Term B Loans under the Amortizing Availability will bear interest at LIBOR plus a margin ranging from 350 to 400 basis points or at the base rate plus a margin ranging from 250 to 300 basis points, and the Term B Loan (as defined in the Amended Credit Agreement) will bear interest at LIBOR plus a margin of 950 basis points (but in no event will the LIBOR rate be lower than 4%) or at the base rate plus a margin of 850 basis points (but in no event will the base rate be lower than 5%), in each case based on the fixed charge coverage ratio of SHC. The interest rate is subject to increase under additional circumstances. The balance outstanding under the prior credit facility and term loans continued as part of the new revolving credit and term debt facility except that part of the existing Term A Loan to us was refinanced with part of the new Term B Loans. The facility also requires compliance with certain financial covenants which are fully detailed in the Amended Credit Agreement. At June 30, 2009, we were in compliance with these covenants. The obligations of the Borrowers under the facility are secured by certain assets of the Borrowers and by certain assets of SHC. The guarantee provided by us is unsecured.

On March 2, 2009, we entered into an Amendment No. 1 and Waiver to the Amended Credit Agreement. In order to create additional Undrawn Availability (as defined under the Amended Credit Agreement) under the Amended Credit Agreement, SHC, Stream Florida Inc., Stream International Inc., Stream New York Inc. (collectively, with Stream, the “Stream Entities”), have entered into the Reimbursement Agreement (described below) which provides that Ares or one or more of its affiliates (each an “Ares Affiliate” and each Ares Affiliate and Ares being referred to collectively as the “Ares Guarantors”) may elect to provide, or cause one or more financial institutions or other entities to provide certain letters of credit, or other guarantees or backstop arrangements for the benefit of the Stream Entities. The Amended Credit Agreement restricts the ability of the Loan Parties to enter into certain of the transactions under the Reimbursement Agreement. The Loan Parties requested Agent, Term Loan B Agent and Lenders amend the Amended Credit Agreement and waive any failure to comply with the Amended Credit Agreement, with respect to the entering into and performance under the Reimbursement Agreement. The Amendment provides such requested amendments and waivers. Also on March 2, 2009, the Stream Entities entered into the Reimbursement Agreement. Under the Reimbursement Agreement, the Stream Entities may request that Ares or one or more of its affiliates (together with Ares, the “Ares Guarantors”) provide certain letters of credit, guarantees or other form of credit to support obligations of the Stream Entities in order to create additional Undrawn Availability under the Amended Credit Agreement. Upon the written request of one of the Stream Entities, an Ares Guarantor may, in its discretion, provide, or cause a financial institution or other entity to provide, such letters of credit or guarantee or otherwise backstop (each of the foregoing, an “LC Guarantee”) obligations of the Stream Entities under one or more existing letters of credit for the benefit of one or more of the Stream Entities; provided, that such LC Guarantees are subject to certain limitations described in the Reimbursement Agreement, including that the obligations (whether fixed or contingent) of the Ares Guarantors under the LC Guarantees shall not exceed $10.0 million in the aggregate under any circumstance whatsoever and that each LC Guarantee shall continue in full force and effect for a term of twelve months from its issuance; provided further, that such LC Guarantee may not extend to a date later than the twelve month anniversary of the first date on which Ares consents to an LC Guarantee under the Reimbursement Agreement, subject to certain exceptions. Each of the Stream Entities agreed to reimburse the Ares Guarantors for any and all amounts drawn or paid under the LC Guarantees, or otherwise payable by the Ares Guarantors in connection with such LC Guarantees (collectively, the “Reimbursement Obligations”) which Reimbursement Obligations shall be subject to interest accruing at 5% per annum or 7% per annum if payment is not timely made. The rights granted to the Ares Guarantors under the Reimbursement Agreement are subject to the Subordination Agreement (as described below).

Upon the delivery and effectiveness of an LC Guarantee, we agreed to issue to Ares or other Ares Guarantors a number of shares (the “Ares Shares”) of our Series B Convertible Preferred Stock equal to (i) 1,000 shares multiplied by (ii) (a) the aggregate maximum amount which may be drawn or paid under such LC Guarantee with respect to the Letter(s) of Credit supported by such LC Guarantee divided by (b) $10.0 million, with any fractional shares being rounded up to the nearest whole share; provided, that, subject to certain exceptions in no event shall the aggregate number of Ares Shares issued exceed 1,000. As security for their obligations under the Reimbursement Agreement, each of the Stream Entities (other than Stream) granted to Ares (on behalf of itself and for the ratable benefit of the other Ares Guarantors) a continuing security interest in substantially all of its right, title and interest in, to and under the Collateral (as defined in the Reimbursement Agreement). The rights granted to the Ares Guarantors under the Reimbursement Agreement are subject to the Subordination Agreement (described below).

On March 18, 2009, in response to a request by Stream under the Reimbursement Agreement, Ares issued three one year letters of credit in an aggregate amount of $7.0 million, and we issued 702 shares of Series B Convertible Preferred Stock to Ares in consideration of such letters of credit.

On March 2, 2009, we entered into the Subordination and Intercreditor Agreement with PNC Bank (as Agent), Steel City Capital Funding, LLC, (as agent for Term B Lenders and as Term B Agent), Ares and the other Loan Parties signatory thereto (as Loan Parties) (the “Subordination Agreement”). Pursuant to the Subordination Agreement, the obligations of the Stream Entities under the Reimbursement Agreement, and the liens granted therein, are junior and subordinate to the obligations of the Stream Entities under, and to liens granted in connection with, the Amended Credit Agreement.

Letters of Credit. We have certain standby letters of credit for the benefit of landlords of certain sites in the United States and Canada. As of June 30, 2009 and December 31, 2008, we had approximately $1.8 million and $9.2 million, respectively, of these letters of credit in place under our Amended Credit Agreement. As of June 30, 2009, we had approximately $7.0 million of letters of credit under the Reimbursement Agreement with Ares described above in this Liquidity and Capital Resources section.

Contractual Obligations. We have various contractual obligations that will affect our liquidity. The following table sets forth our contractual obligations as of December 31, 2008:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt obligations	$66,239	$2,614	$63,625	$—	$—
Operating lease obligations	73,144	23,632	31,883	14,439	3,190
Capital lease obligations	8,657	2,602	3,245	2,227	583

Total	$148,040	$28,848	$98,753	$16,666	$3,773

Certain facility leases are backed by letters of credit totaling approximately $9.2 million at December 31, 2008. The obligations under the letters of credit decline annually as the underlying obligations are satisfied.

As of December 31, 2008, we had $10.7 million in unrestricted cash and cash equivalents, and working capital (measured by current assets less current liabilities) of $67.5 million.

Net cash used in operating activities totaled $14.6 million for the year ended December 31, 2008, a $14.3 million increase from the $0.3 million used in the period ended December 31, 2007. SHC used $12.4 million in cash from operations for the year ended December 31, 2007. Non-cash charges were $12.8 million greater in the year ended December 31, 2008 than those generated in the period ended December 31, 2007 primarily as a result of the $10.9 million increase for the depreciation and amortization of acquired assets related to the purchase of SHC. The increase of $26.1 million in changes from operating assets and liabilities is due primarily to the increase of $16.4 million in cash used for accrued expenses and other liabilities and an increase of $11.9 million in accounts receivable. SHC non cash charges were $13.9 million and changes in operating assets and liabilities was a use of cash of $15.0 million for the year ended December 31, 2007.

Net cash provided by investing activities totaled $131.1 million for the year ended December 31, 2008, a $376.2 million increase from the $245.1 million used in the period ended December 31, 2007. This is primarily attributable to the release of restrictive cash from our initial public offering, or IPO, offset by the cash used to acquire SHC. SHC used $19.3 million for the year ended December 31, 2007 primarily for investments in new sales and technology based assets.

Net cash used in financing activities totaled $102.1 million for the year ended December 31, 2008, a $348.7 million increase from the $246.5 million of cash provided by financing activities for the period ended

December 31, 2007. The increase is due to proceeds from issuance of the Series A Convertible Preferred Stock offset by cash used to purchase shares of Stream Common Stock in our self-tender offer and the proceeds from the sale of units in our IPO in the period ended December 31, 2007. SHC provided $33.4 million of cash in financing activities in the year ended December 31, 2007 primarily due to borrowings on their line of credit.

Our foreign exchange forward contracts require the exchange of foreign currencies for U.S. Dollars or vice versa, and generally mature in four months or less. We had outstanding foreign exchange forward contracts with aggregate notional amounts of $20.7 million as of December 31, 2008 and zero as of December 31, 2007.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

We are exposed to seasonality in our revenues because of the nature of certain consumer-based clients. We may experience approximately 10% increased volume associated with the peak processing needs in the fourth quarter coinciding with the holiday period and a somewhat seasonal overflow into the first quarter of the following calendar year.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices. Our risk management strategy includes the use of derivative instruments to reduce the effects on our operating results and cash flows from fluctuations caused by volatility in currency exchange and interest rates. In using derivative financial instruments to hedge exposures to changes in exchange rates we expose ourselves to counterparty credit risk.

Interest Rate Risk

We are exposed to interest rate risk primarily through our debt facilities since some of those instruments bear interest at variable rates, including capital leases. At June 30, 2009 and December 31, 2008, we had outstanding borrowings under variable debt agreements that totaled approximately $74.3 million and $66.2 million, respectively. A hypothetical 1.0% increase in the interest rate would have increased interest expense by approximately $0.5 million and $0.7 million at June 30, 2009 and December 31, 2008, respectively, and would have decreased annual cash flow by a comparable amount as of each respective date; however, actual effects might differ materially from this hypothetical analysis. The carrying amount of our borrowings reflects fair value due to their short-term and variable interest rate features.

There were no outstanding interest rate swaps covering interest rate exposure at June 30, 2009 or December 31, 2008.

Foreign Currency Exchange Rate Risk

We serve many of our U.S.-based clients using our service centers in Canada, India, the Dominican Republic, El Salvador and Costa Rica. Although the contracts with these clients are typically priced in U.S. dollars, a substantial portion of the costs incurred to render services under these contracts are denominated in the local currency of the country in which the contracts are serviced which creates foreign exchange exposure. We expect to begin incurring costs in the Philippine peso in 2009. We are evaluating our hedging strategy related to the Philippine peso. Given the significance of our foreign operations and the potential volatility of the Canadian dollar and Indian rupee versus the U.S. dollar, we use forward purchases of Canadian dollars and Indian rupees to minimize the impact of currency fluctuations. As of June 30, 2009, we had entered into forward contracts with two financial institutions to acquire a total of 24.0 million in Canadian dollars at prices ranging from .8114 to .9282 USD/CAD and 120 million in Indian Rupees at prices ranging from .0196 to .0197 USD/INR, each of which settle in less than 180 days. As of December 31, 2008, we had entered into forward contracts with two financial institutions to acquire a total of 23.0 million in Canadian dollars at prices ranging from .77053 to .77172 USD/CAD and 56.6 million in Indian rupees at prices ranging from 49.92 to 51.55 USD/INR.

Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices.

Changes in market rates may impact the banks’ LIBOR rate or prime rate. For instance, if either the LIBOR or prime rate were to increase or decrease by 1.0%, our annual interest expense would change by approximately $0.5 million and $0.7 million based upon the amounts outstanding as of June 30, 2009 and December 31, 2008, respectively; however, actual effects might differ materially from this hypothetical analysis.

STREAM’S BUSINESS

In October 2007, we consummated our IPO in which we sold 31,250,000 units, each consisting of one share of Stream Common Stock and a warrant to purchase one share of Stream Common Stock. We received total gross proceeds of $250.0 million and net proceeds of $246.3 million, including $7.5 million of proceeds from the sale of warrants to purchase 7,500,000 shares of Stream Common Stock to certain of our founding stockholders, which were deposited into a trust account. In connection with our IPO, a total of $7.5 million of underwriter’s fees were deferred until the completion of our initial acquisition. In 2008 the underwriter’s fees were reduced to $2.8 million.

In July 2008, we acquired SHC for $128.8 million (which reflected the $200.0 million purchase price less assumed indebtedness, transaction fees, employee transaction related bonuses, professional fees, stock option payments and payments for working capital). Also in July 2008, holders of 8,947,000 shares of Stream Common Stock exercised their conversion rights in connection with the acquisition, and we paid an aggregate of $70.59 million to such holders. In connection with our acquisition of SHC, we changed our name from Global BPO Services Corp. to Stream Global Services, Inc.

In August 2008, we issued and sold 150,000 shares of our Series A Convertible Preferred Stock, in a private placement with Ares for an aggregate purchase price of $150 million and our founders sold their warrants to purchase 7,500,000 shares of Stream Common Stock to Ares. Also in August 2008, we commenced a self-tender offer to purchase up to 20,757,000 shares of Stream Common Stock at a purchase price of $8.00 per share. In September 2008, we closed the self-tender and accepted for purchase 20,757,000 shares of Stream Common Stock, for a total cost of approximately $166.0 million, excluding fees and expenses related to the offer.

Business

We are a global provider of customer care and other BPO services to companies in the technology, software, consumer electronics and communications industries. Our customer care solutions encompass a wide range of telephone, e-mail and Internet based services, sales services, customer service and technical support programs designed to maximize the long-term value of the relationships between our clients and their customers, or end-users. Technical support programs include technical troubleshooting (including game support), hardware and warranty support, hosted services, data management, telecommunications services and professional services. Customer service programs consist of activities such as customer setup/activations, customer order and billing inquiries, win-back programs and customer lifecycle management initiatives. Sales services programs consist of activities such as revenue generation, warranty extension, product sales and subscription sales and renewals for our clients. We work closely with our clients to design and implement large-scale, tailored customer care programs that provide comprehensive solutions to their specific business needs.

We deliver our customer care solutions through end-user initiated (inbound) voice-based telephone calls, e-mail and chat sessions that are routed to one or more of our service centers around the world. Our multi-jurisdiction geographic locations, technology infrastructure and process-driven service model allow us to deliver tailored BPO solutions based on a client’s required servicing needs, linguistic requirements and pricing. Typically, an end-user makes an inbound request for technical assistance, seeks product activation or support, or requires a response to warranty or other issues. Our trained service and technology professionals respond to these inquiries from one of our service centers utilizing technologically advanced telephone systems and workstations, which are designed to enable the service professional to provide a comprehensive resolution.

We seek to establish long-term, strategic relationships, formalized by renewable multi-year contracts, with clients in the technology, software, consumer electronics and communications industries. We target these industries because of their growth potential, their complex product and service offerings and their large customer bases, which often require sophisticated customer interactions. We focus on offering customer care solutions to fulfill the needs of these higher complexity programs, where we believe our customer service, sales services, technical expertise and our operational processes and performance metrics give us a competitive advantage over other customer care providers.

We deliver services from our 35 service centers in 20 countries across the world. As of August 14, 2009, we had approximately 16,000 employees providing services to our client’s customers and administrative services in our business.

Our principal executive offices are located at 20 William Street, Third Floor, Wellesley, MA 02481. Our telephone number is (781) 304-1800.

The Industry

According to the Business Process Outsourcing—Contact Center Outsourcing Overview 2008 by Robert W. Baird, the global CRM market, which Baird refers to as the global outsourced contact center market, totaled $57 billion in 2008. Baird further estimates that only 36% of the contact center market was outsourced in 2008 (64% is in-house), and expects the percentage outsourced to grow to 45% by 2013. The industry, which is highly fragmented with the largest company representing only 4% of the market according to Baird, is expected to grow “mid-to-high single-digits” in revenue over the next several years. Historically, many businesses provided their CRM solutions in-house because they believed that the “customer interface” was too critical to be outsourced. We believe that outsourcing will increase in the next several years as companies find it increasingly more difficult to provide high-quality CRM solutions in-house without diverting significant resources away from their core businesses. Additionally, as business becomes more global, many companies find that they do not have sufficient capacity nor the optimal infrastructure and tools to service all of their customers, and increasingly look to global service providers with superior technology and global presence to facilitate and enhance their customer relationships. The largest users of CRM solutions are typically large multinational firms that require global outsourcing solutions because segments of their customer base may be in various geographies. They require providers that are capable of providing services that address the language, cultural, and product needs specific to that region. We believe that large corporations are increasingly outsourcing their CRM solutions as part of an overall effort to focus internal resources on their core competencies, improve operating efficiencies and reduce costs. We believe that many of our clients have or are considering consolidation of many CRM service providers into a few key global relationships that can provide an integrated multi-service platform of offerings.

Our global clients require (i) global servicing capabilities to fit the needs of particular products or programs, (ii) technological infrastructure such as Voice over Internet Protocol (VoIP) technology to ensure that interactions are seamlessly and globally routed, (iii) solution driven approaches that solve multiple problems and create opportunities and (iv) a competitive total cost of solution.

Competitive Strengths

Over the last several years, we have developed a number of strategic advantages that we believe will enable us to compete effectively for new clients, and for a larger share of the business with existing clients. These competitive strengths include:

Quality Service in our Target Markets

Our focus on providing quality solutions to technology, consumer electronics, software, and communications companies, combined with our high quality execution and customer satisfaction results, have enabled us to compete successfully in the CRM space. We are a leading service provider for some of the world’s leading companies in the computer hardware, software, telecommunications and entertainment industries. We seek to combine global operations and technology infrastructure with processes and a multi-shore service delivery strategy that includes places like Costa Rica, El Salvador, and North Africa, for which we have won industry wide recognition awards. We expect our “high touch-value added” strategy and comprehensive solution selling process to be successful as our clients’ products become more complex.

Strong Growth Profile in Attractive Markets

Our management has initially focused on the technology, consumer electronics, software, and telecommunications segments of the CRM markets because of their growth potential. We seek to capitalize on the growth in these market segments as well as the overall trend toward outsourcing CRM solutions. In addition, we believe that if we were to diversify into other segments such as healthcare, education, travel services, utility providers and financial services, we would be able to accelerate our growth.

Focus on Strategic Relationships with Targeted Industry Leaders

We maintain broad and long-standing relationships with some of the world’s leading companies in their sectors. In many cases, we have served multiple divisions and service programs over a number of years. These relationships span numerous internal contacts, involve multiple service programs and typically entail long-term relationships. For each of our top clients, we have an average of ten different programs, and we interact with an average of eight different decision makers at each client. We believe that we have extensive and long-term client relationships that make us an integral component of our clients’ CRM processes, including participation in the clients’ related internal planning and operating meetings in some cases. Long-term strategic relationships enable us to grow as our clients grow, develop significant industry-specific expertise, and establish recurring revenues. In many cases these long-term relationships allow us to sole source bid for opportunities and customize a value-added CRM solution for our clients in multi-geographic locations.

High Switching Costs to New Providers

The establishment of a CRM provider by our clients takes many months of planning and training. There is often a significant cost such as telecommunication, training, technology implementation and internal resource allocation to launch a new CRM provider. It often takes CRM providers up to six months and additional start-up costs to be ready to provide quality service on a consistent basis. In addition, we often host the technology and maintain the data that is used by our client. We also provide detailed reporting on customer metrics to our clients that we believe is essential to their business. As our business evolves we expect that there will be even higher switching costs due to many smaller players becoming more dependent on us to host their technology systems and maintain and warehouse their data. We expect the customer data management element of our service model to provide new opportunities for our clients to maximize revenue from their customers by creating programs to upgrade technology or market new programs, including client retention and recovery work that creates revenues and drives value for our clients.

Broad Geographic Platform

We have a geographically diverse platform, from which we seek to provide globally integrated solutions to our clients. With 35 service centers across 20 countries capable of services in approximately 33 languages, our goal is to provide the right customized solution for each of our clients. Rather than focus on a one size fits all approach to servicing our clients, we leverage our broad geographic capabilities to provide our clients with numerous site alternatives and service options at various price points, enabling our clients to build an optimal mix of service solutions. In addition, our broad geographic platform enhances our ability to benefit from regional growth and the introduction of new technologies to emerging markets. We have focused on a multi-shore strategy to provide CRM services to our clients. We have service centers across the United States and Canada, across Europe and in countries such as India, Costa Rica, the Dominican Republic, El Salvador, the Philippines, Egypt, and Tunisia. We are also considering expansion in China, Eastern Europe, Japan, South Africa and South America.

High Renewal Rates and Stable Revenue

Although most of our clients’ contracts have provisions that permit the clients to terminate the contracts at any time for convenience, we have long-term relationships with many of our customers. For example, pro forma revenue (assuming Stream had acquired SHC on January 1, 2007) from our top 5 clients in 2007 was $282.1 million, and pro forma revenue for those same 5 clients in 2008 was $320.7 million. Our base of clients is generally quite stable, and we are growing our share of our clients’ respective book of business available for outsourcing in many cases. In addition, we have historically had a high level of success renewing our client contracts. We believe that we are able to achieve high renewal rates as a result of our high quality service and numerous product offerings as well as our clients’ desire to maintain stability in their CRM programs. Additionally, our high renewal rates provide a high level of visibility as to our future revenues as well as the opportunity to introduce new products to our clients with whom we have an existing relationship.

Growth Strategy

Our growth strategy is designed to capitalize on the increasing demand for outsourced CRM solutions and to expand our market share in the industry. Our growth strategy includes the following:

Expand Existing Client Relationships

We have substantial opportunities to expand services provided to our existing clients. Our strategy is to develop long-term strategic partnerships with targeted clients and to expand our existing relationships. We have generally targeted high quality clients operating in growth industries. As our clients continue to grow within their own markets, both domestically and internationally, we intend to target their outsourcing of additional CRM functions as well as new products and services. We believe that many larger clients are seeking to decrease excess overhead and costs by shifting from in-house to outsourcing and by consolidating their CRM providers. In addition, as more companies introduce increasingly complex new products to their customers, we believe that we are well-positioned to capture new business from existing clients because of our focus on providing more sophisticated technical support, our hosted technology systems, our data management and our multi-shore service center strategy. A number of our clients are also looking to expand within new global geographies in places like South America, China and Japan. We also are expanding our portfolio of service offerings with clients to include sales activities that generate revenues for our clients in areas that include subscriptions, warranties, up-selling and loyalty programs. In some cases we also provide front-end sales support for new product sales for our clients from both in-bound and out-bound campaign programs.

Target Large, Fortune 1,000 Accounts

Our geographically diverse platform and investment in technology infrastructure allows us to service Fortune 1,000 accounts that increasingly demand both characteristics from their service providers. We believe that we have demonstrated our ability to service these global accounts. We continue to convert existing work performed internally by our clients to outsourced centers as we provide a premium service solution to generate brand loyalty, client retention at a cost efficient price point for our clients.

Target Fast Growing Technology Leaders

We have a strategy of targeting fast growing clients that are leaders in their respective industry segment. In the past, we have experienced significant growth with clients in satellite radio, portable GPS and wireless and Internet connectivity. Our strategy is to utilize our industry expertise and knowledge of the CRM needs of companies serving these industries to develop relationships with rapidly growing companies that have historically performed their CRM solutions in-house. We believe that over the next few years many mid-sized companies will endeavor to outsource more of their mission critical processes. We believe that this will involve a greater degree of reliance on our hosted systems and developed processes to access the scalability and our geographic reach. We believe this approach will allow us to establish our position early with high-touch, high-value, and high margin services, with the goals of becoming the supplier of choice and growing rapidly in concert with our clients.

Margin Expansion through Global Expansion and Operating Efficiency

We seek to improve our gross margins by improving our systems and infrastructure and by expanding our global operations. We have service centers located across the United States and Canada, across Europe and in countries such as India, Costa Rica, the Dominican Republic, El Salvador, the Philippines, Egypt, and Tunisia. Our global service delivery network supports our strategy of providing BPO services at various service levels, price points, and locations, which often requires various language capabilities and country-specific cultural awareness. We believe that a North American and European site strategy, combined with strategic, lower cost off shore model is ideal to meet the global requirements of our clients. We believe that global clients will be better serviced by a single provider capable of delivering BPO solutions in multiple geographic markets. We are also considering expansion to China, Eastern Europe, Japan, South Africa and South America. We are continuously working to improve our operating metrics such as utilization, employee attrition and productivity to increase our operating margins. As a result of these efforts, pro forma gross margins as a percentage of pro forma revenue increased to 40% in the fourth quarter of 2008 compared to 33% in the fourth quarter of 2007 and gross margins increased to 42% of revenue for the six months ended June 30, 2009. We also believe that by developing new tools such as web-portals, data warehouses and self-service technical support, we can add value for our clients and continue to provide higher margin services. In addition, we believe that in the future we can provide additional BPO services that utilize our existing geographic service locations, technology and workforce. These future BPO services include areas such as data management, language transcription and interpretation, credit and collection, warranty management and billing services.

Service Offerings

Our primary service offerings include providing technical support, hosted technology services, telecommunication services, data management, reporting, client retention and other professional services to our clients in the technology, consumer electronics and communications industries. In particular, our core competency is providing support for the more difficult needs of higher complexity customer programs.

Technical support is typically the first point of contact after an end-user purchases a product, and in some cases, it may be the only point of contact. We often combine our hosted technology, data management and reporting services in our service model to our clients. We seek to solve end-users’ technical issues by offering diagnosis and repair, repair dispatch, help desk, warranty support and game support services.

Our customer service offerings are designed to manage end-user relationships and maximize sales opportunities for our clients. These services include high-touch, high value add services such as client retention, cross-selling and up-selling additional products, product activation, problem resolution and billing. We seek to leverage our interactions with end-users as opportunities to generate additional revenues for our clients with their customers and deepen end-user relationships for our clients.

In addition, we believe that in the future we can provide additional BPO services that utilize our existing geographic service locations, technology and workforce. These BPO services include areas such as data management, language transcription and interpretation, credit and collection, warranty management and billing services. We believe that these complementary services may increase our client retention and value added BPO service model to ultimately continue to expand our earnings potential.

Markets and Clients

We focus our marketing efforts on high growth companies in the technology, consumer electronics and communications industries. At December 31, 2008, two of our three largest clients are global computer companies, and the other is a communications content provider. Revenues from these three clients comprised 17%, 17% and 12%, respectively, of the revenue for the year ended December 31, 2008 and 19%, 15% and 11%, respectively, for the six months ending June 30, 2009.

Technology clients include computer hardware, peripherals, and software companies. Communications clients include broadband services, mobile and Internet service providers. Consumer electronics clients consist of consumer electronics, media and entertainment companies. These industries have historically been characterized by rapid growth, constantly changing technologies and challenges for end-user adaptation, which make them an attractive market for us. We believe that we have more sophisticated service solutions and industry expertise than many of its competitors, allowing Stream to increase its market share in these core verticals.

We believe that there are opportunities for us to expand our service segments into new areas in the future that might include healthcare and hospitals, the financial services industry, education, travel services and utility providers.

Sales and Marketing

We have a direct sales force and sales support organization focused on high growth companies in the target industries in North America, Latin America, Asia and Europe. We use a consultative solution selling approach to our client relationships and generally focus our marketing efforts at the senior executive levels where decisions are made with respect to outsourcing critical CRM functions. We work closely with our clients at all phases of the service delivery process to develop and refine custom solutions to meet their needs that maximize customer experience, effective cost management, technology tool utilization and revenue generations through various selling services.

We believe that our strong reputation for quality customer service and high levels of satisfaction, together with close client long term relationships, have facilitated significant referral business for us across the industry. Our primary strategy for growing our business is to provide high quality customer experience for our client’s customers, which enhances our brand reputation and ability to win new business and build market share and helps to expand our profitability.

We seek to drive new sales through our global sales force, which is organized by region and by client. This facilitates sales to clients with global servicing needs while maintaining region-specific expertise.

Employees

Our success in recruiting, hiring and training large numbers of skilled employees is critical to our ability to provide high-quality CRM solutions to our clients. We generally locate our service centers in locations that have access to higher education and a major transportation infrastructure. We generally offer a competitive pay scale, hire primarily full-time employees who are eligible to receive the full range of employee benefits, and seek to provide employees with a clear, viable career path.

As of August 14, 2009, we had approximately 16,000 employees. Of our total employees, approximately 13,000 were service professionals. Although our industry is labor intensive and has experienced significant personnel turnover, we believe that our quality of life initiatives and our high percentage of full-time service professionals has resulted in relative stability in our work force. Except for our service centers in some countries within Europe and Africa where approximately 3,400 of our employees are subject to collective bargaining agreements using workers’ councils (which are typical in these regions), our employees are not subject to a collective bargaining agreement. We believe relations with our employees are good.

Competition

The industry in which we operate is very competitive and highly fragmented. Our competitors range in size from very small firms offering specialized applications or short term projects, to large independent firms, and the in-house operations of many clients and potential clients. A number of our competitors have greater capabilities and resources than we do. We compete directly and indirectly with certain companies that provide CRM and other BPO solutions on an outsourced basis, including, but not limited to, Aditya Birla Minacs, Affiliated Computer Services, Inc., APAC Customer Services, Inc., Atento, ICT Group, Inc., Convergys Corporation, EXLService Holdings, Inc., Genpact Limited, SITEL Corporation, StarTek, Inc., Sutherland Global Services, Sykes Enterprises, Incorporated, TechTeam Global, Inc., Teleperformance S.A., Teletech Holdings, Inc., TransCom Worldwide SA, West Corporation, Wipro Limited and WNS (Holdings) Limited. The list of potential competitors includes both publicly traded and privately-held companies.

We estimate that total revenue for this group was approximately $36 billion for the year ended December 31, 2009. We are among the smaller companies in this group and our revenues represent approximately 1.5% of the revenues of the total group. Of the companies listed above, we rank number eight in terms of revenues for the year ended December  31, 2009.

Network Infrastructure

We seek to globally integrate our facilities in an effort to achieve a seamless customer experience. The routing of customer issues to the appropriate service center from various locations in the world is critical to our success and high customer satisfaction.

Service Professional Tools

We believe in making the necessary investment to ensure that each of our service professionals has the tools required to provide high quality service to end-users. We leverage a mix of in-house developed and third party software solutions across all of our enterprises. Many of these solutions are customized for our enterprise and facilitate data capture and transfer from the service professional to our various data storage and network systems. Our systems must also be flexible enough to operate clients’ CRM interfaces, which operate on our desktops. Most of our client programs utilize the client’s CRM interface and tools.

Enterprise Systems

One of the defining technologies in the CRM solutions industry is VoIP. This technology is designed to allow requests to be routed immediately and seamlessly to the call site on our network best suited to serve a particular end-user’s requirements whether based on language, technical or other needs. Most of our top clients have programs across multiple sites and require VoIP infrastructure to intelligently route end-users to the appropriate site. We also employ ADS systems in our service centers that do not have VoIP networks to provide the same type of intelligent routing found on its VoIP networks within such service centers so that calls can be routed to the service professional best suited to address the needs of end-users. Another important piece of our IT infrastructure is our data centers, which house our enterprise applications. These data centers are managed by technology staff, monitored 24 hours a day, 365 days a year and are protected by heat, smoke, and water detectors, as well as fire suppression systems, air conditioning units, and backup power generators. The software used on our servers is predominantly windows or Unix based and utilizes Oracle and Microsoft databases. Our technology personnel also supports other related software components, data security software, which we believe provides ample support, functionality, and capacity for us to achieve our current growth plan.

Intellectual Property

We have 11 registered trademarks in seven countries. In addition, we have nine registered domain names that have expiration dates from August 2011 through May 2015.

Description of Property

We operate in over 35 strategically located service centers in 20 countries, which are designed to be globally integrated. Our facilities are organized into two regions: Americas, which includes the United States, Canada, the Philippines, India, Costa Rica, the Dominican Republic, and El Salvador; and Europe, Middle East, and Africa, which includes Europe, Tunisia and Egypt.

We do not own offices or properties but rather lease offices in the United States, Canada, the Netherlands, the United Kingdom, Italy, Ireland, Spain, Sweden, France, Germany, Poland, India, Tunisia, the Dominican Republic, Costa Rica, El Salvador, the Philippines, Egypt, Denmark and Bulgaria. Our headquarters are in Wellesley, Massachusetts. We consider these facilities to be suitable and adequate for the management and operation of our business, in all material respects.

Legal Proceedings

In the normal course of business, we are subject to proceedings, lawsuits and other claims. We believe that none of these proceedings is material to our business, results of operations or financial condition.

Periodic Reporting

Copies of our reports, including our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act can all be accessed from our website free of charge and immediately after filing with the SEC. We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be read and copied at the public reference facilities maintained by the SEC at the Public Reference Room, 100 F Street, NE, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our Internet address is www.stream.com.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s Consolidated Financial Statements and the related notes included elsewhere in this information statement. This discussion contains forward-looking statements, which involve risk and uncertainties.

Overview

EGS Corp., or the Company or the Successor, was incorporated on November 11, 2008 in the Philippines by NewBridge and Providence. The Company was organized to purchase or otherwise acquire the issued and outstanding common stock of eTelecare, or the Predecessor, a company incorporated in the Philippines and registered with the PSEC.

On September 19, 2008, eTelecare entered into an acquisition agreement, or the Acquisition Agreement, with an affiliate of Providence and Ayala, pursuant to which Providence and Ayala agreed, among other things and subject to the terms and conditions of the Acquisition Agreement, to commence a tender offer for all of eTelecare’s issued and outstanding common shares (including American Depositary Shares). On December 12, 2008, the tender offer was completed. After EGS Acquisition Corp. (a subsidiary of the Company) completed the tender offer, it owned approximately 99.6% of the issued and outstanding common shares (including American Depositary Shares) of eTelecare, while the remaining 0.4% of the issued and outstanding shares were held by public stockholders and listed on the PSE. After obtaining the requisite board and stockholder approvals, (i) the Company Amendment was filed to provide for a RSS, and (ii) the Merger Agreement was executed. Pursuant to the RSS, the shares of eTelecare held by the public stockholders were fractionalized and cancelled in exchange for a cash payment in an amount equal to the amount per share paid by EGS Acquisition Corp. to all other eTelecare stockholders in the tender offer completed in December 2008. Pursuant to the Merger Agreement, EGS Acquisition Corp. will merge with and into eTelecare, with eTelecare continuing as the surviving corporation. On August 25, 2009, the Company received approval from the PSEC of the Company Amendment and the Merger Agreement and the RSS was declared effective. The Merger will become effective on the fifth business day following the effectiveness of the RSS.

eTelecare is a leading provider of BPO services focusing on the complex, voice-based segment of customer care services. eTelecare provides a range of services including technical support, financial advisory services, warranty support, client service, sales and client retention. eTelecare’s services are delivered from service centers in the Philippines, the United States, Nicaragua and South Africa with approximately 9,000 employees in the Philippines, approximately 2,500 employees in the United States, approximately 500 employees in Nicaragua and approximately 500 employees in South Africa as of June 30, 2009.

Critical Accounting Policies

eTelecare’s discussion and analysis of its financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amount of the Company’s assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. eTelecare evaluates its estimates on an ongoing basis, including those related to revenue recognition, income taxes, goodwill, other intangibles and share-based compensation. eTelecare bases its estimates on its historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making the judgments the Company makes about the carrying values of its assets and liabilities that are not readily apparent from other sources. Because these estimates can vary depending on the situation, actual results may differ from the estimates.

eTelecare believes the following critical accounting policies affect its more significant judgments used in the preparation of its financial statements.

Revenue Recognition.

Revenue is recognized when it is probable that the economic benefits associated with the transactions will flow to the Company and the amount of revenue can be measured reliably. This is normally demonstrated when: (i) persuasive evidence of an arrangement exists; (ii) the fee is fixed or determinable; (iii) performance of service has been delivered; and (iv) collection is reasonably assured. Substantially all of the Company’s revenues are billed and collected in U.S. Dollars given that a majority of the Company’s clients are based in the United States.

Service revenue is recognized as services are performed on a per subscriber, per event, per call, per participant or flat monthly fee basis using rates that are detailed in the client contract. Payments received in advance of services performed are recorded as deferred revenue. Certain contracts include performance-based criteria such as confirmed sales transactions or customer satisfaction targets. Revenue is recognized when the performance criteria are met and, therefore, the amount is known and not subject to adjustment. Service revenue also includes reimbursement of certain expenses including telecommunications, training and miscellaneous costs for certain customers.

Accounting for Income Taxes.

In connection with preparing its financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves the Company’s assessment of its net operating loss carryover, as well as estimating its actual current tax liability together with assessing temporary differences resulting from differing treatment of items, such as reserves and accrued liabilities, for tax and accounting purposes. eTelecare also has to assess whether any portion of its earnings generated in one taxing jurisdiction might be claimed as earned by income tax authorities in a differing tax jurisdiction. Significant judgment is required in determining the Company’s annual tax rate, allocating earnings to various jurisdictions and evaluating its tax positions.

Additionally, the Company records the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carryforwards. eTelecare then assesses the likelihood that its deferred income tax assets will be realized or recovered from its future taxable income. To the extent the Company believes that recoverability of its deferred tax assets is not likely, the Company is required to establish a valuation allowance. Generally accepted accounting principles require companies to weigh both positive and negative evidence in determining the need for a valuation allowance for deferred tax assets. eTelecare describes the reason for changes in its assessment of recoverability in the footnotes to its financial statements.

eTelecare operates in and files income tax returns in jurisdictions which are subject to examination by tax authorities. The tax returns for open years in all jurisdictions in which the Company does business are subject to change upon examination. eTelecare believes that it has estimated and provided adequate accruals for the probable additional taxes and related interest expense that may ultimately result from such examinations. eTelecare believes that any additional taxes or related interest over the amounts accrued will not have a material effect on its financial condition, results of operations or cash flows. However, resolution of these matters involves uncertainties and the outcomes may be favorable or unfavorable. In addition, changes in the mix of income between taxing jurisdictions, expiration of tax holidays, and changes in tax laws and regulations could result in increased effective tax rates in the future.

Share-Based Compensation.

eTelecare accounts for stock options granted to employees in accordance with SFAS No. 123(R), which it adopted using the modified retrospective application method. eTelecare measure the fair value of employee stock options at grant dates using the Black-Scholes-Merton valuation model with compensation cost recognized over the vesting period for its estimate of shares expected to vest treating each separately vesting portion of an award as if it was, in substance, a multiple award. eTelecare is responsible for determining the fair value assessments of its common shares and has used several factors including estimates of revenue, earnings, assumed market growth rates and, prior to becoming a public company, reports prepared by an independent valuation specialist. eTelecare took the fair value assessments prepared by the valuation specialist into account in reaching its conclusion of the fair value of its common shares. eTelecare estimated the volatility of its share price using stock volatility of comparable companies within its industry. eTelecare must also estimate the forfeiture rate of its unvested shares which it computes using historic experience coupled with recent events that could change its estimates.

Goodwill and other intangible assets.

In accordance with SFAS No. 142, goodwill is reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value. The impairment, if any, is measured based on the estimated fair value of the reporting unit. eTelecare operates in one reporting unit, which is the basis for impairment testing and the allocation of acquired goodwill.

Intangible assets with a finite life are recorded at cost and amortized using their projected cash flows over their estimated useful life. The carrying value of intangibles is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with Statement of Financial Accounting Standards, Accounting for the Impairment or Disposal of Long-Lived Assets. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R). SFAS No. 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, as well as the goodwill acquired. Significant changes from current practice resulting from SFAS No. 141(R) include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. SFAS No. 141(R) also establishes disclosure requirements to enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is not permitted. eTelecare’s adoption of SFAS No. 141(R) will impact its consolidated financial statements for any future business combinations.

In December 2007, the FASB issued SFAS 160. SFAS 160 relates to arrangements with noncontrolling interests. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest is included in consolidated net income on the face of the statement of operations. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. eTelecare adopted SFAS 160 on January 1, 2009 and adjusted its December 31, 2008 and 2007 consolidated balance sheets to reflect noncontrolling interests as a component of equity and revised its consolidated statements of operations and comprehensive income for the periods presented prior to January 1, 2009, to include net income (loss) attributable to both the controlling and noncontrolling interests.

In March 2008, the FASB issued SFAS 161. SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS 161 are effective for any quarter ending after November 15, 2008. eTelecare’s adoption of SFAS 161 over the quarter ended June 30, 2009 did not have an impact on its results of operations, cash flows or financial position.

Pro Forma Financial Information

The Company, through a direct affiliate, acquired eTelecare in December 2008. In order to assist readers to better understand the changes in the Company’s business between the six months ended June 30, 2009 and 2008 and the years ended December 31, 2008 and 2007 and 2006, the Company is presenting in the section below the pro forma results of operations for the six months ended June 30, 2008 and the year ended December 31, 2008 as if the acquisition of eTelecare occurred on January 1, 2008. The Company is also presenting the unaudited results of operations of the Company for the six months ended June 30, 2009 and the audited results of operations of eTelecare for the years ended December 31, 2007 and 2006. The Company derived the pro forma results of operations from (i) the eTelecare audited consolidated financial statements for the period from January 1, 2008 through December 11, 2008; (ii) the Company audited consolidated financial statements for the period from December 12, 2008 (the date of the Acquisition) through December 31, 2008; and, (iii) the eTelecare unaudited consolidated financial statements for six months ended June 30, 2008. The Company is presenting the pro forma information in order to provide a more meaningful comparison of its operating results with prior periods. The pro forma results of operations are not necessarily indicative of results of operations that may have actually occurred had the acquisition taken place on the December 1, 2008, or the future financial position or operating results of the Company. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable and provide useful information to the reader of this section. The pro forma adjustments include adjustments for interest expense and amortization of intangible assets.

The following are (i) pro forma unaudited results of operations for the six months ended June 30, 2008 and the year ended December 31, 2008 assuming the acquisition of eTelecare occurred on January 1, 2008; (ii) unaudited results of operations of the Company for the six months ended June 30, 2009; and (iii) audited results of operations of eTelecare for the years ended December 31, 2007 and 2006:

EGS Corp. and Subsidiaries

Consolidated Pro Forma Statements of Operations

(In thousands)

	Six Months Ended June 30,		Year Ended December 31,
	Successor	Pro Forma 2008	Pro Forma 2008	Predecessor
	2009			2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Service revenue	$140,257	$148,639	$299,781	$259,942	$195,118

Cost and expenses:

Cost of services	107,827	111,651	228,054	185,715	135,709
Selling and administrative expenses	20,400	22,893	57,556	36,230	30,008
Depreciation and amortization	15,230	13,493	27,798	15,381	10,181

Total cost and expenses	143,457	148,037	313,408	237,326	175,898

Income (loss) from operations	(3,200)	602	(13,627)	22,616	19,220

Other income (expenses):
Interest expense and financing charges	(9,339)	(9,450)	(17,791)	(1,891)	(5,571)
Interest income	263	411	923	1,195	40
Foreign exchange gain (loss)	(187)	65	1,352	(843)	(683)
Other	40	(96)	(46)	187	(159)

	(9,223)	(9,070)	(15,562)	(1,352)	(6,373)

Income (loss) before income taxes	(12,423)	(8,468)	(29,188)	21,264	12,847
Income tax provision (benefit)	874	546	1,424	(1,792)	602

Net income (loss)	(13,297)	(9,014)	(30,612)	23,056	12,245
Net loss attributable to noncontrolling interests	590	—	319	—	—

Net income (loss) attributable to EGS Corp.	$(12,707)	$(9,014)	$(30,293)	$23,056	$12,245

Amounts as a percentage of revenue:
	Six Months Ended June 30,		Year Ended December 31,
	EGS	Pro Forma	Pro Forma	eTelecare
	2009	2008	2008	2007	2006
Service revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Cost and expenses:
Cost of services	76.9%	75.1%	76.1%	71.5%	69.5%
Selling and administrative expenses	14.5%	15.4%	19.1%	13.9%	15.4%
Depreciation and amortization	10.9%	9.1%	9.3%	5.9%	5.2%

Total cost and expenses	102.3%	99.6%	104.5%	91.3%	90.1%

Income (loss) from operations	-2.3%	0.4%	-4.5%	8.7%	9.9%

Other income (expenses):
Interest expense and financing charges	-6.7%	-6.4%	-6.0%	-0.8%	-2.8%
Interest income	0.2%	0.3%	0.3%	0.5%	0.0%
Foreign exchange gain (loss)	-0.1%	0.1%	0.5%	-0.3%	-0.4%
Other	0.0%	-0.1%	0.0%	0.1%	-0.1%

	-6.6%	-6.1%	-5.2%	-0.5%	-3.3%

Income (loss) before income taxes	-8.9%	-5.7%	-9.7%	8.2%	6.6%
Income tax provision (benefit)	0.6%	0.4%	0.5%	-0.7%	0.3%

Net income (loss)	-9.5%	-6.1%	-10.2%	8.9%	6.3%
Net loss attributable to noncontrolling interests	0.4%	0.0%	0.1%	0.0%	0.0%

Net income (loss) attributable to EGS Corp.	-9.1%	-6.1%	-10.1%	8.9%	6.3%

Service revenue.

The Company generates revenue from the customer care and other BPO programs it administers for its clients. The Company provides its services to clients under contracts that typically consist of a master services agreement, which contains the general terms and conditions of its client relationship, and a statement of work, which describes in detail the terms and conditions of each program it administers for a client. The Company’s contracts with its clients typically have a term of one year and can be terminated earlier by the Company’s clients or by the Company without cause, typically upon 30 to 90 days’ notice. Although the contractual commitments from the Company’s clients are short, its client relationships tend to be longer-term given the scale and complexity of the services the Company provides coupled with the risks and costs to its clients associated with bringing business processes in-house or outsourcing them to another provider. For the same reasons, the Company’s sales cycle tends to range from six to 12 months.

The Company derives its revenue primarily through time-delineated or session-based fees, including hourly or per-minute charges and charges per interaction, which are separately negotiated on a client-by-client basis. In some contracts, the Company is paid higher rates if it meets specified performance criteria, which are based on objective performance metrics that its client agrees would add quantifiable value to their operations. These payment arrangements can take many forms, including additional payments to the Company based on the number of confirmed sale transactions the Company makes on behalf of a client or based on meeting customer satisfaction targets. Bonuses are typically 5.0% to 10.0% of service income for a program. Conversely, some of the Company’s contracts include provisions that provide for downward revision of its prices under certain circumstances, such as if the average speed required to answer a call is longer than agreed to with the client. Downward revisions are typically limited to a maximum of 5.0% of service income for a program. All of the Company’s bonus and downward revision provisions are negotiated at the time that it signs a statement of work with a client and the Company’s service income from its contracts is thus fixed and determinable at the end of each month.

Cost of Services.

Cost of services consists primarily of the salaries, payroll taxes and employee benefit costs of the Company’s customer service associates and other operations personnel. Cost of services also includes direct communications costs, rent expense, information technology costs, facilities support and customer management support costs related to the operation of the Company’s delivery centers. These costs are expensed as incurred.

The Company’s cost of services is most heavily impacted by prevailing salary levels. Although the Company has not been subject to significant wage inflation in the Philippines or the United States, any significant increase in the market rate for wages could harm its operating results and its operating margin.

The Company often incurs significant costs in the early stages of implementation or in anticipation of meeting a current client’s forecasted demand for the Company’s services, with the expectation that these costs will be recouped over the life of the program, thereby enabling the Company to achieve its targeted returns. Similarly, the Company may also be required to increase recruiting and training costs to prepare its customer service associates for a specific type of service. Such costs are expensed as incurred. If the Company undertakes additional recruiting and training programs and its client terminates a program early or does not meet the Company’s forecasted demand, its operating margin could decline.

The Company’s cost of services is also impacted by its ability to manage and employ its customer service associates efficiently. The Company’s workforce management group continuously monitors staffing requirements in an effort to ensure efficient use of these employees. Although the Company is generally able to reallocate its customer service associates as client demand has fluctuated, an unanticipated termination or significant reduction of a program by a major client may cause the Company to experience a higher-than-expected number of unassigned customer service associates.

The Company’s efficient use of customer service associates is also impacted by seasonal changes in the operations of the Company’s clients, which impact the level of services the Company’s clients require. For example, the amount of technical support and financial services the Company provides has traditionally been greater during the fourth quarter of each year driven by increased customer spending during the holiday season. This demand trends down slightly during the first quarter of each year with demand for these same services typically declining significantly during the second quarter of each year. As a result, the fourth quarter of each year is typically the Company’s period of highest demand, while the second quarter of each year is typically its period of lowest demand.

The Company believes that its clients are increasingly looking for vendors that provide BPO services from multiple geographic locations. This allows clients to manage fewer vendors while minimizing geopolitical risk and risk to operations from natural disasters. Moreover, clients ultimately willing to have service operations offshore may not be willing to do so initially or at any time completely. To address this demand the Company has service operations in the United States, Philippines, Nicaragua and South Africa. An important element of the Company’s multi-shore service offering is its ability to migrate clients offshore over time. This allows clients to gain confidence in the quality of the Company’s services before shifting services to its offshore delivery locations. This migration strategy both lowers costs for the Company’s clients and improves its financial performance.

Selling and Administrative.

Selling and administrative expenses consist primarily of the Company’s sales and administrative employee-related expenses, sales commissions, professional fees, travel costs, marketing programs and other corporate expenses. Substantially all of the Company’s share-based compensation expense in 2008 is included in selling and administrative expenses. The Company did not have any share-based compensation plans in 2009.

Depreciation and Amortization.

The Company currently purchases substantially all of its equipment. The Company records property and equipment at cost and calculate depreciation using the straight-line method over the estimated useful lives of the assets, which generally range from three to five years. The Company amortizes leasehold improvements on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. If the actual useful life of any asset is less than its estimated depreciable life, the Company would record additional depreciation expense or a loss on disposal to the extent the net book value of the asset is not recovered upon sale.

The Company’s depreciation is primarily driven by large investments in capital equipment required for its continued expansion, including the build-out of seats, which it defines as workstations, where customer service associates generate revenue. These expenditures include tenant improvements to new facilities, furniture, information technology infrastructure, computers and software licenses and generally range from $8,000 to $12,000 per seat depending on specific client requirements. These costs are generally depreciated over a period of three to five years and are substantially the same in the United States, the Philippines, Nicaragua and South Africa. The effect of the Company’s depreciation and amortization on its operating margin is impacted by the Company’s ability to manage and utilize its seats efficiently. The Company seeks to expand its seat capacity only after receiving contractual commitments from its clients. However, the Company has in the past increased its seat capacity based on forecasted demand projections from its clients, which are not contractual commitments. This has resulted in a surplus of seats, which has increased the Company’s depreciation and, to a limited extent, reduced its operating margin. As a general matter, the efficiency of the Company’s use of seats has had less of an impact on its operating margin than the efficiency of its deployment of customer service associates.

Impact of Foreign Currencies.

As a result of the Company’s multi-shore delivery model, its results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the local currencies of the countries in which it operates. Substantially all of the Company’s revenue is denominated in U.S. dollars, but a significant amount of the Company’s expenses are denominated in the local currencies of the countries in which it operates.

Prior to eTelecare’s initial public offering, its outstanding debt included covenants that prohibited it from entering foreign currency hedging transactions. Upon completion of the initial public offering in the first quarter of 2007, it used a portion of the proceeds to pay off the outstanding debt and negotiated terms that allowed foreign currency hedging. As a result, in the third quarter of 2007, the Company initiated a strategy to hedge against short-term foreign currency fluctuations. This strategy consists of a rolling hedge program that entails contracting with third-party financial institutions to acquire zero cost, non-deliverable forward contracts.

Results of Operations

Six months ended June 30, 2009 compared to pro forma six months ended June 30, 2008

Service revenue.

The Company currently derives substantially all of its revenue from U.S.-based clients. The Company receives most of its revenue from a small number of clients, with an aggregate of approximately 75% and 81% of the Company’s revenue from its five largest clients for the six months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009, the Company had three clients that each contributed more than 10% of revenue with these three clients representing 24%, 20% and 16% of revenue, respectively. The Company often administers multiple programs for a single client with separate contracts or statements of work that sometimes are negotiated with separate parts of the client organization, which the Company views as being different clients for practical purposes. For example, the Company performs four separate programs for one client working with two separate business units. For the six months ended June 30, 2009, the Company’s service revenue decreased 5.6% to $140.3 million compared to $148.6 million in the same period in 2008. This decrease was driven by slightly lower customer demand in 2009.

Cost of services.

Cost of services (exclusive of depreciation and amortization) decreased 3.5% to $107.8 million for the six months ended June 30, 2009, compared to $111.7 million in the same period in 2008. As a percentage of service revenue, cost of services increased to 76.9% in the six months ended June 30, 2009 from 75.1% in the same period of 2008. The aggregate dollar decrease in cost of services is primarily attributed to the decrease in revenues during the comparable periods.

Selling and administrative expenses.

For the six months ended June 30, 2009, selling and administrative expenses decreased 10.9% to $20.4 million compared to $22.9 million in the same period in 2008. As a percentage of service revenue, selling and administrative expenses decreased to 14.5% in the six months ended June 30, 2009 from 15.4% in the same period in 2008. The decrease is primarily related to a decrease in share-based compensation expense as the Company has not awarded any stock-based compensation to employees in 2009.

Depreciation and amortization expenses.

Depreciation and amortization expenses increased to $15.2 million, or 10.9% of service revenue in the six months ended June 30, 2009 from $13.5 million on a pro forma basis, or 9.1% of service income, in the same period in 2008. The increase in depreciation and amortization in 2009 is due to the expansion of the Company’s facilities and infrastructure to support the anticipated growth of its operations.

Interest expense and financing charges.

Interest expense and financing charges for the six months ended June 3, 2009 was $9.3 million compared to pro forma interest expense and financing charges of $9.5 million in the six months ended June 30, 2008.

Foreign exchange gain (loss).

Foreign exchange gain (loss) was a loss of $0.1 million during the six months ended June 30, 2009 compared to a gain of $0.1 million during the same period in 2008. Foreign exchange gain (loss) included foreign currency translation and transaction gains (losses) and foreign currency hedge gains (losses).

Income tax provision (benefit).

The Company’s income tax provision was $0.9 million and $0.5 million in the six months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009, the Company’s effective tax rate was (7.0%), which included a favorable impact for one-time discrete benefits totaling $0.3 million, or 2%. These discrete benefits recognized during the six months ended June 30, 2009 related to the recognition of previously unrecognized income tax benefits due to the close of the 2005 Philippines statute of limitations and the reduction of the Company’s 2008 Philippines tax liability due to the Philippine Economic Zone Authority (“PEZA”) granting an extension of the income tax holidays for two of the Company’s Philippine sites. For the six months ended June 30, 2008, the Company’s effective tax rate was 18%, which included a favorable impact for one-time discrete benefits totaling $0.1 million, or 1.5%. These discrete benefits recognized during the six month ended June 30, 2008 related to the recognition of previously unrecognized income tax benefits due to the close of 2004 Philippines statute of limitations and the reduction of the Company’s 2007 Philippines tax liability due to a favorable tax ruling received. The decrease in the effective tax rate compared to the six months ended June 30, 2008 resulted primarily from decreased profitability subject to U.S. federal and state taxes year-over-year and losses in foreign jurisdictions with favorable tax regimes for which no tax benefit can be realized.

Pro forma year ended December 31, 2008 compared to Predecessor year ended December 31, 2007

Service revenue.

Service revenue was $299.8 million and $259.9 million in 2008 and 2007, respectively, an increase of $39.9 million or 15.3% in 2008 from 2007. The Company’s revenue growth was primarily driven by an expansion of work with existing clients delivered from both its Philippine and U.S. locations.

Cost of services.

Cost of services (exclusive of depreciation) was $228.1 million and $185.7 million in 2008 and 2007, respectively, an increase of $42.4 million. The Company’s cost of services as a percentage of revenue was 76.1% and 71.5% during 2008 and 2007, respectively. The absolute dollar increase in cost of services in 2008 compared to 2007 was primarily related to the 15.3% increase in service revenue in 2008 compared to 2007. The increase in cost of services as a percentage of revenue was primarily due to the significant strengthening of the Philippine peso compared to the U.S. dollar on a hedge adjusted basis which resulted in an increase of approximately 5.0% of the Company’s total operating expenses in 2008 compared to 2007 which primarily impacted the Company’s cost of services. Because substantially all of the Company’s service revenue is denominated in U.S. dollars and 50% and 45% of its expenses in 2008 and 2007, respectively, were generated in the Philippines substantially all of which were paid in Philippine pesos, the effective net costs of the Company’s services have increased as the peso strengthens against the U.S. dollar. This increase was partially offset by the expanded use of the Company’s lower-cost Philippine operations, which despite the strengthening peso continues to show significant cost advantages over its U.S. operations.

Selling and administrative expenses.

Selling and administrative expenses were $57.6 million and $36.2 million in 2008 and 2007, respectively, an increase of 59.1%. The Company’s selling and administrative expenses were 19.1% and 13.9% of revenue in 2008 and 2007, respectively.

The increase in selling and administrative expenses in 2008 compared to 2007 was primarily due to (1) additional salaries, wages and benefits, consulting fees, travel expenses, and equity compensation expenses related to the hiring of additional personnel to support the Company’s growth and to enhance its executive team and professional staff; (2) selling and administrative expenses in 2008 of $7.2 million related to professional fees and other costs associated with the December 2008 acquisition of eTelecare; (3) stock based compensation costs of $9.2 million in 2008 compared to $2.4 million in 2007, which in 2008 included $6.8 million associated with the accelerated vesting of equity instruments resulting from the December 2008 acquisition of eTelecare; (4) $1.2 million in 2008 associated with due diligence expenditures related to a potential business acquisition that the Company decided not to pursue to conclusion; and (5) $1.1 million of expenses related to startup costs associated with eTelecare Global Solutions Nicaragua, S.A.

Depreciation and amortization expenses.

Depreciation and amortization was $27.8 million on a pro forma basis in the year ended December 31, 2008 compared to $15.4 million in the same period in 2007. The increase in depreciation and amortization in 2008 compared to 2007 was due to additional amortization expense related to intangible assets associated with the Company’s acquisition of eTelecare reflected on a pro forma basis in 2008 in addition to additional depreciation and amortization expense related to the continued expansion of the Company’s facilities and infrastructure to support the growth of its operations.

Interest expense and financing charges.

Interest expense and financing charges for the year ended December 31, 2008 was $17.8 million on a pro forma basis compared to interest expense and financing charges of $1.9 million in the same period in 2007. The increase relates to the pro forma impact of short-term and long-term debt issued in 2008 in association with the EGS acquisition of eTelecare.

Foreign exchange gain (loss).

Foreign exchange gain (loss) was a gain of $1.4 million and a loss of $0.8 million in 2008 and 2007, respectively. Foreign exchange gain (loss) included foreign currency translation and transaction gains (losses) and foreign currency hedge gains (losses).

Income tax provision (benefit).

The Company’s income tax provision (benefit) was $1.4 million and $(1.8) million in 2008 and 2007, respectively. The Company’s 2008 income tax provision included one-time discrete income tax benefits totaling $1.0 million. These benefits resulted primarily from the release of unrecognized tax benefits due to the expiration of the statute of limitations on the Company’s 2004 tax year and a reduction in the Company’s 2007 Philippine tax liability due to a favorable ruling received in the first half of 2008. The Company’s 2007 income tax provision included one-time discrete income tax benefits totaling $3.4 million. The first benefit of $0.4 million resulted from the expiration of the statue of limitations on the Company’s 2003 tax year. The second tax benefit of $3.0 million resulted from the removal of a valuation allowance on the Company’s U.S. deferred tax assets. As part of the Company’s regular reevaluation of the recoverability of the Company’s deferred tax assets, the Company determined the valuation allowance on U.S. deferred taxes at the end of 2007 was no longer required.

Comparison of Years Ended December 31, 2007 and 2006

Service revenue. Service revenue was $259.9 million and $195.1 million in 2007 and 2006, respectively, an increase of 33.2% in 2007 from 2006. The Company’s revenue growth was primarily driven by an expansion of work with existing clients delivered from the Company’s Philippine locations which accounted for 60% of its 2007 revenue compared to 46% of its 2006 revenue.

Cost of services. Cost of services was $185.7 million and $135.7 million in 2007 and 2006, respectively. The Company’s cost of services as a percentage of revenue was 71.5% and 69.5% during 2007 and 2006, respectively.

The absolute dollar increase in cost of services in 2007 over 2006 was primarily to support the 33.2% increase in service revenue in 2007 over 2006. The 2% increase in cost of services as a percentage of revenue was primarily due to the significant strengthening of the Philippine peso compared to the U.S. dollar which resulted in an increase of approximately 4% of the Company’s total operating expenses and primarily impacting its cost of services. Because substantially all of the Company’s service revenue is denominated in U.S. dollars and 45% of expenses in 2007 compared to 35% of expenses in 2006 were denominated in Philippine pesos, the effective net costs of the Company’s services is increased as the peso strengthens against the U.S. dollar. This increase was offset for the most part by the expanded use of the Company’s lower-cost Philippine operations, which despite the strengthening peso continues to show significant cost advantages over its U.S. operations. Other increases were as a result of:

•	our investment in the Company’s global information technology resources;

•	our site expansion in the Philippines to support the Company’s revenue growth; and

•	the cost of services for the Company’s U.S. operations increasing as a percentage of revenue as a result of increased labor rates and lower utilization rates of its U.S. employees.

Selling and administrative expenses.

Selling and administrative expenses were $36.2 million in 2007 and $30.0 million in 2006, an increase of 21% in 2007 over 2006. The Company’s selling and administrative expenses were 13.9% and 15.4% of revenue in 2007 and 2006, respectively. Share-based compensation included in selling and administrative expenses was $2.4 million and $1.9 million in the years ended December 31, 2007 and 2006, respectively, which represented 1% of revenue in each of 2007 and 2006.

The absolute dollar increase in selling and administrative expenses in 2007 over 2006 was primarily due to additional salaries, wages and benefits, consulting fees and travel expenses. The Company hired additional personnel to support its growth and to enhance its executive team and professional staff as it expanded its Philippine operations and became a publicly traded company in the United States and the Philippines.

Selling and administrative costs decreased as a percentage of revenue due to general efficiencies gained in its sales and other corporate functions. However, the Company expects such expenses will increase in 2008 in absolute dollars as the Company add personnel to support its growth and incur additional costs related to its operation as a publicly traded company in the United States.

Depreciation and amortization.

Depreciation and amortization was $15.4 million and $10.2 million in 2007 and 2006, respectively. The Company’s depreciation and amortization expenses were 5.9% and 5.2% of revenue in 2007 and 2006, respectively. The increase in depreciation and amortization was due to continued expansion of its facilities and infrastructure to support the growth of its operations.

Income from operations; operating margin.

The Company’s income from operations was $22.6 million and $19.2 million for 2007 and 2006, respectively. The Company’s operating margin was 8.7% and 9.9% for 2007 and 2006, respectively.

The decrease in operating margin in 2007 over 2006 was principally the result of an increase in the Company’s cost of services, which increased at a faster rate than did revenues. The operating margin was primarily impacted by the increase in cost of services due to the significant strengthening of the Philippine peso compared to the U.S. dollar. For example, in 2007 the average exchange rate used in the conversion of Philippine peso denominated expenses was 46.1 compared to 51.3 in 2006. Other decreases to the operating margin were due to:

•	our investment in the Company’s global information technology resources;

•	our site expansion in the Philippines to support the Company’s revenue growth;

•	the cost of services for the Company’s U.S. operations increasing as a percentage of revenue as a result of increased labor rates and lower utilization rates of its U.S. employees; and

•	additional salaries, wages and benefits, consulting fees and travel expenses to support the Company’s growth.

These decreases to the Company’s operating margin were partially offset by the expanded use of its lower-cost Philippine operations, which despite the strengthening peso continues to show significant cost advantages over its U.S. operations.

Interest expense and financing charges.

Interest expense and financing charges consist primarily of interest expense on the Company’s revolving line of credit and two term loans. Interest expense and financing charges were $1.9 million and $5.5 million in 2007 and 2006, respectively. Interest expense and financing charges decreased significantly in 2007 compared to 2006 because of the payoff of debt from the proceeds of the initial offering.

Foreign exchange (loss) gain.

Foreign exchange loss was $0.9 million and $0.7 million in 2007 and 2006 respectively. The Company is exposed to short-term currency fluctuations with respect to its operating expenses in the Philippines. During 2007, the Philippine peso ranged from P40.47 to P49.08 compared to the U.S. dollar.

Income tax provision (benefit).

The Company’s income tax provision (benefit) was $(1.8) million and $0.6 million in 2007 and 2006, respectively. The Company’s 2007 income tax provision included two discrete tax adjustments totaling $3.4 million. The first benefit of $0.4 million resulted from the expiration of statue of limitations on its 2003 tax year. The second tax benefit of $3.0 million resulted from the removal of a valuation allowance on the Company’s U.S. deferred tax assets. As part of its regular reevaluation of the recoverability of its deferred tax assets, the Company determined the valuation allowance on U.S. deferred taxes at the end of 2007 was no longer required.

Liquidity and Capital Resources

The Company has financed its operations primarily with cash from operations, proceeds from its initial public offering in the United States and proceeds from its loan agreements.

The Company’s ability to make payments on debt, fund working capital and support its long-term future capital requirements will depend on many factors, including its level of revenue, the timing and extent of its spending to support the maintenance and growth of its operations, the expansion of its sales and marketing activities, continued market acceptance of its services, and potential merger and acquisition activities. The Company expects to continue to have significant capital requirements associated with the maintenance and growth of its operations, including the lease and build-out of additional facilities primarily to support an increase in the number of its customer service associates and the purchase of computer equipment and software, telecommunications equipment and furniture, fixtures and office equipment to support its operations. These additional long-term expenses may require the Company to seek other sources of financing, such as additional borrowings or public or private equity or debt capital. The availability of these other sources of financing will depend upon its financial condition and results of operations as well as prevailing market conditions, and may not be available on terms reasonably acceptable to the Company or at all.

During 2008, the Company acquired eTelecare using proceeds from the sale of the Company’s common shares totaling $143.6 million, related party short-term borrowings of $28.0 million and related party long-term borrowings of $125.8 million.

Related Party Debt

The following tables present the components of related party short-term and long-term debt as of June 30, 2009 and December 31, 2008 (dollars in thousands):

	June 30, 2009	December 31, 2008	Interest Rate	Maturity Date
EGS DutchCo B.V.—Tranche C-1	$9,000	$9,000	12.00%	12/18/2009
AYC Holdings Ltd.—Tranche C-2	9,000	9,000	12.00%	12/18/2009
EGS DutchCo B.V.—Tranche D-1	5,304	5,000	12.00%	12/18/2009
AYC Holdings Ltd.—Tranche D-2	5,304	5,000	12.00%	12/18/2009

Total	$28,608	$28,000

	June 30, 2009	December 31, 2008	Interest Rate	Maturity Date
AYC Holdings Ltd.—Tranche A	$58,350	$55,000	12.00%	12/18/2013
AYC Holdings Ltd.—Tranche B	35,841	35,841	18.00%	12/18/2013
Bank of Philippine Island	35,000	35,000	Variable	12/12/2013

	129,191	125,841
Less current portion	(4,668)	—

Related-party long-term debt	$124,523	$125,841

In March 2009, the board of directors of eTelecare and, in April 2009, the board of directors of EGS Acquisition Corp., a wholly-owned subsidiary of EGS, approved the Merger. On August 25, 2009, the Company received approval from the PSEC of the Merger. The Merger will become effective on the fifth business day following the effectiveness of the RSS. Within three days of consummation of the eTelecare Merger, all unpaid principal and interest on the Tranche C Loans up to $20,000 will be payable.

The Bank of Philippines Islands agreement (the “BPI Loan”) has certain financial covenants which require EGS to maintain a Debt Service Coverage Ratio (defined as EBITDA of EGS, as defined in the loan agreement, divided by the sum of all principal and interest payable on the BPI Loan) above 1.25 during each quarter, a Debt-to-Equity Ratio (defined as the ratio of the aggregate indebtedness, as defined in the BPI Loan agreement, to the total equity of EGS Acquisition Corp.) below 2.0 during each quarter and a Loan-to-Value Ratio (defined as the ratio of the principal balance outstanding on the BPI Loan to the book value of the eTelecare Shares pledged as collateral under the agreement) of less than 0.5 at all times. The agreement also requires NewBridge and Providence to maintain beneficial ownership of eTelecare of at least 66.67% and NewBridge to maintain beneficial ownership of at least 33%. During August 2009, EGS obtained a waiver related to the beneficial ownership covenants with respect to the pending share exchange agreement among NewBridge, Providence, EGS and Stream.

The Company plans to refinance its related-party short term borrowings on a long-term basis prior to their maturity. The Company’s ability to refinance its short-term debt will depend upon its financial condition and results of operations as well as prevailing market conditions, which may not be reasonably acceptable to us. Additionally, the Company may be unable to refinance which may have a material adverse affect on its ability to fund working capital and repay debt.

Revolving Line of Credit

During 2007, the Company repaid all of its outstanding debt and modified the existing credit agreement with Wells Fargo Bank, which will expire in July 2011. Under this modified agreement, Wells Fargo agreed to extend a revolving line of credit to the Company in the maximum aggregate amount of $25 million, the proceeds of which shall be used to support its working capital. The Wells Fargo revolving line of credit bears interest either (i) at the Prime Rate or (ii) at the fixed rate of Libor plus 1.25%.

This credit agreement contains certain covenants which include, among other terms and conditions, limitations on the Company’s ability to create, incur, assume or permit indebtedness, dispose of assets, pay dividends, make guarantees, and acquire, consolidate, or merge with another entity. Upon consummation of the eTelecare Merger unless it obtains a waiver, the Company will be in violation of the debt covenant prohibiting consolidation or merger with another entity and will be unable to borrow against the line of credit. Additionally, the credit agreement also provides certain financial covenants which require the Company to maintain: minimum levels of EBITDA, a maximum tangible net worth ratio, and maximum capital expenditures determined on a consolidated financial statement basis. The credit agreement also provides for certain events of default, but it does not contain any subjective acceleration features and does not have any required payment or principal reduction schedules. As of June 30, 2009, the Company was in compliance with these covenants and the Company has not borrowed against this line of credit.

The credit agreement is collateralized by a continuing security interest on all rights, titles, and interests to all of the Company’s currently existing and hereafter acquired cash deposits, trade receivables, property and equipment, investment property and substantially all other assets owned by us.

Sources and Uses of Cash

As of June 30, 2009, the Company has approximately $38.1 million of cash and cash equivalents which it intends to utilize together with cash provided by operating activities to fund required working capital needs. Net cash provided by the Company’s operating activities was $11.4 million during the six months ended June 30, 2009, $19.5 million for the year ended December 31, 2008 on a pro forma basis and $22.9 million and $22.5 million for the years ended December 31, 2007 and 2006, respectively. The Company’s 2008 pro forma cash provided by operating activities included a net loss of $9.2 million which was offset by total non-cash charges of $25.4 million (including $23.0 million associated with depreciation and amortization) and cash provided by changes in operating assets and liabilities of $3.3 million. Net cash provided by operating activities were relatively consistent in 2008 compared to 2007. Net income in 2007 of $23.1 million decreased to a pro forma net loss of $9.2 million in 2008 offset primarily by (i) increases in non-cash charges associated with depreciation and amortization of $7.6 million as the Company continued to increase capacity and $6.8 million in 2008 compared to 2007 associated with stock compensation costs as a result of the accelerated vesting of stock based awards due to the Company’s December 2008 acquisition of eTelecare and (ii) cash used related to changes in operating assets and liabilities of $16.5 million in 2007 (primarily related to a large increase in accounts receivable due to revenue growth) compared to cash provided by changes in operating assets and liabilities of $3.3 million in 2008.

Cash flows from the Company’s operating activities in 2007 compared to 2006 remained constant. Increases in net income, depreciation and amortization in 2007 were offset by increases in accounts receivable and deferred taxes. The larger increase in accounts receivable was due to the Company’s revenue growth. The Company’s depreciation and amortization increased as the Company continued to increase capacity.

Net cash used in investing activities totaled $12.1 million in the six months ended June 30, 2009 related primarily to the acquisition of The Phone House (Proprietary) Limited located in South Africa, acquisitions of property and equipment totaling $5.9 million and the acquisition of eTelecare common stock of $1.8 million. Net cash used in investing activities totaled $281.3 million for the year ended December 31, 2008 compared to $38.1 million in the year ended December 31, 2007. The increase is primarily attributable to $255.5 million associated with the EGS acquisition of eTelecare in 2008. The Company made capital expenditures of $5.9 million in the six months ended June 30, 2009 as compared to $12.0 million in the six months ended June 30, 2008. On a pro forma basis, the Company made capital expenditures of $25.7 million in the year ended December 31, 2008 as compared to $34.3 million in the prior year. The Company expects to continue to make capital expenditures to meet new contract requirements and future business opportunities and maintain and upgrade the Company’s technology.

Net cash provided by financing activities totaled $303.1 million for the year ended December 31, 2008, a $253.4 million increase from the $49.7 million of cash provided by financing activities for the year ended December 31, 2007. The increase is due to proceeds from issuance of the EGS common stock and related party debt in 2008 totaling $297.4 million. In 2007, net cash provided by financing activities related primarily to the $79.4 million associated with the proceeds from eTelecare’s public offering, offset by repayments on its long-term debt totaling $28.5 million

Contractual Obligations

We have various contractual obligations that will affect the Company’s liquidity. The following table sets forth the Company’s contractual obligations as of December 31, 2008:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt obligations	$153,841	$28,000	$27,000	$98,841	$—
Operating lease obligations	53,031	12,523	21,801	7,847	10,860
Asset retirement obligations	1,943	718	832	393	—

Total	$208,815	$41,241	$49,633	$107,081	$10,860

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Seasonality

We are exposed to seasonality in the Company’s revenues because of the nature of certain consumer-based clients. The Company may experience approximately 10% increased volume associated with the peak processing needs in the fourth quarter coinciding with the holiday period and a somewhat seasonal overflow into the first quarter of the following calendar year.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

The Company’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Philippine peso. In six months ended June 30, 2009 and 2008 and in the years ended December 31, 2008, 2007 and 2006, 45%, 51%, 50%, 45% and 35%, respectively, of its cost of services and selling and administrative expenses were generated in the Philippines substantially all of which were paid in Philippine pesos. The Company bills substantially all of its revenue in U.S. dollars.

Payments for employee-related costs, facilities management, other operational expenses and capital expenditures are incurred in Philippine pesos on a monthly basis. Under prior credit agreements, the Company was not allowed to enter into hedging contracts. However, when its loans were paid off in 2007, the Company initiated in the first quarter of 2007 a strategy to hedge against short-term foreign currency fluctuations. The hedging strategy consists of a rolling hedge program of contracts with first-party financial institutions to acquire zero cost, non-deliverable forward, or NDF, contracts. The Company’s hedging strategy was designed to cover approximately 80% of Philippine peso-denominated forecasted expenses for the current quarter, 60% of the forecasted peso expenses for the next quarter, 40% of the forecasted peso expenses for three quarters out, and 20% of forecasted peso expenses for four quarters out. During 2008, the Company modified the application of the strategy to hedge approximately 90% of forecasted Philippine peso-denominated expenses for the year. Effective March 15, 2009, the Company revised the policy to cover approximately 80% of the forecasted peso expenses for the next quarter, 70% of the forecasted peso expenses for two quarters out, 50% of the forecasted peso expenses for three quarters out, 40% of the forecasted peso expenses for four quarters out and 20% of forecasted peso expenses for five quarters out.

Interest Rate Sensitivity

The Company has interest rate exposure arising from borrowings under its revolving line of credit and its long-term debt agreement with the Bank of Philippine Island, which have variable interest rates. These variable interest rates are affected by changes in short-term interest rates. Assuming the current level of borrowings, a hypothetical one-percentage point increase in interest rates would increase the Company’s annual interest expense by approximately $0.4 million, assuming the Company is not required to borrow on its revolving line of credit.

Inflation Rate Sensitivity

In six months ended June 30, 2009 and 2008 and in the years ended December 31, 2008, 2007 and 2006, 45%, 51%, 50%, 45% and 35%, respectively, of the Company’s cost of services and selling and administrative expenses were generated in the Philippines, substantially all of which were paid in Philippine pesos. Although the Philippines has historically experienced periods of high inflation, the inflation rate has been below 10% since 1999. Inflation in the Philippines has not materially affected the Company’s operating results because the Philippines had historically experienced deflationary pressure on wages due to a fast-growing population and high unemployment. A reversal of these trends, increased wage pressure due to increased competition as the BPO industry expands or higher rates of inflation in the Philippines could result in increased costs and harm the Company’s operating results. A number of the Company’s leases in the Philippines have escalation clauses triggered by Philippine inflation above negotiated thresholds.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS OF STREAM AND THE COMPANY

On August 14, 2009, Stream entered into the Exchange Agreement with the Company, Dutchco and NewBridge. At the closing of the combination contemplated by the Exchange Agreement, NewBridge or one of its affiliates will contribute to Stream $35,840,988 in principal under the Tranche B Loan, and the Stockholders will transfer to Stream the Shares in exchange for an aggregate of 33,653,446 shares of Stream Common Stock (or, at the election of Stream or the Company, the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock in substitution for an equal number of shares of Stream Common Stock, or at the election of Stream, $9,990 in cash in substitution for 1,885 shares of Stream Common Stock).

The unaudited pro forma condensed combined financial statements combine (i) the historical balance sheets of Stream and the Company as of June 30, 2009, giving pro forma effect to the combination as if it had occurred on June 30, 2009, (ii) the historical statements of operations of Stream (pro forma for the acquisition of SHC as if the transaction had occurred on January 1, 2008) for the year ended December 31, 2008 and the Company (pro forma for the acquisition of eTelecare as if the transaction had occurred on January 1, 2008) for the year ended December 31, 2008, giving pro forma effect to the combination as if it had occurred on January 1, 2008, and (iii) the historical statements of operations of Stream and SHC for the six months ended June 30, 2009, giving pro forma effect to the combination as if it had occurred on January 1, 2008.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the combination, are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the combined company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. We expect to incur additional costs related to employee severance, consolidation of facilities and other restructuring costs related to the combination. We have not yet completed our assessment or have an estimate of these costs. These costs will be accounted for in accordance with SFAS No. 141(R). Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on the current book value of the Company’s tangible assets and liabilities, until such time that Stream can complete its assessment of the estimated fair value of the Company net assets acquired.

We will complete our valuation for accounting purposes in accordance with SFAS No. 141(R). We expect that the allocation of tangible assets acquired will include, among other things, items such as cash, accounts receivable, unbilled accounts receivable, prepaid expenses and deposits, property and equipment and tangible liabilities to include, among other things, items such as accounts payable, accrued liabilities, income taxes (accrued and deferred), capital lease obligations and any long-term debt assumed in the transaction. We also expect to allocate a portion of the purchase price for accounting purposes to intangible assets and liabilities such as customer relationships, any lease contracts that may not be at fair value, and internally developed software or technology. For pro forma purposes, all of the excess purchase price has been allocated between goodwill and intangibles consistent with the purchase price allocation (except for the trade name allocation) that was recorded in connection with the Company’s acquisition of eTelecare in December 2008 as we believe that this is a reasonable basis for the allocation of the purchase price until such time as we complete the final purchase price allocation following the closing of the combination. Deferred taxes will be recorded for the difference between the book and tax basis of tangible and intangible assets and liabilities other than goodwill. The remainder will be allocated to goodwill, which will not be amortized, but will be reviewed annually and on an interim basis if the events or changes in circumstances between annual tests indicate that an asset might be permanently impaired. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Upon the completion of our assessment of the estimated fair value of the Company’s net assets acquired, any material change in the valuation estimates and related allocation of the purchase price would materially impact our depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and our results of operations following the closing of the combination.

The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical financial statements of Stream and the Company and the related notes to unaudited pro forma condensed combined financial statements.

Stream Global Services, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2009

(in thousands)

	SGS	EGS	Pro Forma Adjustments Note 2		Pro Forma
Assets
Current assets
Cash and cash equivalents	$14,189	$38,052	$—		$48,607
			(2,050)	N
			(1,584)	O
Accounts receivable, net	106,141	52,994	—		159,135
Income taxes receivable	1,707	—	—		1,707
Deferred income taxes	15,581	3,363	—		18,944
Prepaid expenses and other current assets	9,581	6,586	(292)	D	15,716
			(159)	E

Total current assets	147,199	100,995	(4,085)		244,109
Equipment and fixtures, net	49,577	52,004	—		101,581
Deferred income taxes	3,468	41	—		3,509
Goodwill	51,297	145,992	(145,992)	I	176,672
			145,992	I
			25,539	J
			(131,688)	P
			3,100	K
			(35,841)	L
			2,050	N
			1,584	O
			133,941	H
			(144,677)	G
			125,375	G
			—
Intangible assets, net	78,498	25,539	(25,539)	J	90,563
			19,302	G
			(7,237)	G
Other assets	7,769	4,123	—		11,892

Total assets	$337,808	$328,694	$(38,176)		$628,326

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$9,337	$4,520	$—		$13,857
Accrued employee compensation and benefits	38,837	29,142	—		67,979
Other accrued expenses	11,786	—	—		11,786
Income taxes payable	4,232	887	—		5,119
Current portion of long-term debt	1,693	33,276	—		34,969
Current portion of capital lease obligations	4,053	—	—		4,053
Other liabilities	4,304	692	3,100	K	13,571
			5,475	F

Total current liabilities	74,242	68,517	8,575		151,334
Long-term debt, net of current portion	72,929	124,523	(35,841)	L	161,611
Capital lease obligations, net of current portion	10,184	—	—		10,184
Deferred income tax	19,237	—	—		19,237
Other long term liabilities	14,644	3,966	—		18,610

Total Liabilities	191,236	197,006	(27,266)		360,976
Series B Convertible Preferred Stock	712	—	280	A	—
			(992)	C

	SGS	EGS	Pro Forma Adjustments Note 2		Pro Forma
Stockholders’ Equity
Series A Convertible Preferred Stock	149,530	—	54,526	A	—
			(209,519)	C
			5,463	M
Common stock	9	240	(240)	P	79
			34	H
			1	B
			35	C
Additional paid-in-capital	5,827	143,364	(143,364)	P	289,940
			133,907	H
			(54,806)	A
			(1,000)	B
			999	B
			210,476	C
			(5,463)	M
Retained earnings (deficit)	(2,266)	(13,317)	13,317	P	(15,429)
			(292)	D
			(159)	E
			(5,475)	F
			(7,237)	G
Accumulated other comprehensive income (loss)	(7,240)	637	(637)	P	(7,240)

Total stockholders’ equity	145,860	130,924	(9,434)		267,350
Non controlling interest	—	764	(764)	P	—

Total stockholders’ equity	145,860	131,688	(10,198)		267,350

Total liabilities and stockholders' equity	337,808	328,694	(38,176)		628,326

Stream Global Services, Inc.

Unaudited Pro Forma Condensed Combined Statement Of Operations

Six Months Ended June 30, 2009

(in thousands, except per share data)

	SGS	EGS	Pro Forma Adjustments Note 2		Pro forma
Revenue	$261,284	$140,257	$—		$401,541
Direct cost of revenue	152,019	107,827	—		259,846

Gross profit	109,265	32,430	—		141,695

Operating expenses:
Selling, general and administrative expenses	85,718	20,400	—		106,118
Transaction costs	—	—	3,100	K	—
			(3,100)	K
			292	D
			(292)	D
			159	E
			(159)	E
			5,475	F
			(5,475)	F
Depreciation and amortization	13,577	15,230	2,412	G	30,114
			(1,105)	S

Total operating expenses	99,295	35,630	1,307		136,232
Income (loss) from operations	9,970	(3,200)	(1,307)		5,463

Other (income) expenses, net:
Interest income	—	—	—		—
Foreign currency transaction loss (gain)	462	187	—		649
Other (income) expenses, net	9	(40)	—		(31)
Interest (income) expense, net	5,038	9,076	(2,654)	R	11,460

Total other (income) expenses, net	5,509	9,223	(2,654)		12,078
Income (loss) before income taxes	4,461	(12,423)	1,347		(6,615)
Provision (benefit) for income taxes	5,328	874	—	U	6,202

Net income (loss)	$(867)	$(13,297)	$1,347		$(12,817)

Accretion of trust account relating to common stock subject to possible conversion	—	—	—		—
Net (income) loss attributable to non-controlling interests	—	(590)	—		(590)
Cumulative convertible preferred stock dividends	3,176	—	54,806	A	3,176
			(54,806)	A
Preferred Stock accretion	503	—	—		503

Net income (loss) attributable to common shareholders	$(4,546)	$(12,707)	$1,347		$(15,906)

Net income (loss) attributable to common shareholders per share:
Basic	$(0.48)				$(0.20)

Diluted	$(0.48)				$(0.20)

Shares used in computing per share amounts:
Basic	9,452		35,085	C	79,190

			33,653	H
			1,000	B
Diluted	9,452		35,085	C	79,190

			33,653	H
			1,000	B

Stream Global Services, Inc.

Unaudited Pro Forma Condensed Combined Statement Of Operations

Year Ended December 31, 2008

(in thousands, except per share data)

	A	B	C	D=(B+C)	E		F=(A+D+E)
		Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 12, 2008
	SGS Pro Forma	Successor (“EGS Corp.”)	Predecessor (“EGS Corp.”)	Pro Forma EGS Corp	SGS/EGS Corp. Pro Forma Adjustments Note 2		Pro Forma
Revenue	$523,458	$14,521	$285,260	$299,781	$—		$823,239
Direct cost of revenue	330,954	11,829	216,225	228,054	—		559,008

Gross profit	192,504	2,692	69,035	71,727	—		264,231

Operating expenses:
Selling, general and administrative expenses	162,154	2,037	55,519	57,556	—		219,710
Transaction related costs	—	—	—	—	3,100	K	—
					(3,100)	K
					292	D
					(292)	D
					159	E
					(159)	E
					5,475	F
					(5,475)	F
Depreciation and amortization	24,359	1,521	21,503	23,024	4,825	G	49,079
					(3,129)	S

Income (loss) from operations	5,991	(866)	(7,987)	(8,853)	(1,696)		(4,558)
Other (income) expenses, net:
Foreign currency transaction loss (gain)	(536)	(978)	(374)	(1,352)	—		(1,888)
Other (income) expenses, net	1,593	4	42	46	—		1,639
Interest (income) expense, net	6,894	672	(465)	207	(205)	R	16,211
					9,315	T

Total other (income) expenses, net	7,951	(302)	(797)	(1,099)	9,110		15,962
Income (loss) before income taxes	(1,960)	(564)	(7,190)	(7,754)	(10,806)		(20,520)
Provision (benefit) for income taxes	9,697	91	1,333	1,424	—	U	11,121

Net income (loss)	$(11,657)	$(655)	$(8,523)	$(9,178)	$(10,806)		$(31,641)

Net (income) loss attributable to non-controlling interests	—	(45)	(274)	(319)	—		(319)
Series A Preferred Stock beneficial conversion feature	49,503	—	—	—	—		49,503
Cumulative convertible preferred stock dividends	1,790	—	—	—	54,806	A	1,790
					(54,806)	A
Preferred Stock accretion	367	—	—	—	—		367
Warrant issuance costs	298	—	—	—	—		298

Net income (loss) attributable to common shareholders	(63,615)	(610)	(8,249)	(8,859)	(10,806)		(83,280)

Net income (loss) attributable to common shareholders per share:
Basic	$(2.74)						$(1.05)

Diluted	$(2.74)						$(1.05)

Shares used in computing per share amounts:
Basic	23,258				35,085	C	79,190

					33,653	H
					1,000	B
					(13,806)	Q

Diluted	23,258				35,085	C	79,190

					33,653	H
					1,000	B
					(13,806)	Q

Stream’s Annual Report on Form 10-K filing for the year ended December 31, 2008—Note 2. The Stream pro forma unaudited results of operations for the year ended December 31, 2008 assumes the acquisition of SHC occurred on January 1, 2008. We derived the pro forma results of operations from (i) the audited consolidated financial statements of SHC for the period from January 1, 2008 to July 31, 2008 (the date of the SHC acquisition) and (ii) our audited financial statements for the year ended December 31, 2008.

STREAM GLOBAL SERVICES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Note 1—Description of Combination and Basis of Presentation

On August 14, 2009, Stream Global Services, Inc. (“Stream”) entered into a share exchange agreement (the “Exchange Agreement”) with EGS Corp., a Philippine corporation (“EGS”), EGS Dutchco B.V., a corporation organized under the laws of the Netherlands (“Dutchco”) and NewBridge International Investment Ltd., a British Virgin Islands company (“NewBridge” and, together with Dutchco, the “Stockholders”). At the closing of the combination contemplated by the Exchange Agreement (the “Closing”), NewBridge or one of its affiliates will contribute to Stream $35,840,988 in principal under a bridge loan (the “Bridge Loan”) and the Stockholders will transfer to Stream all of their shares of capital stock of EGS in exchange for an aggregate of 33,653,446 shares (the “Share Amount”) of common stock, $0.001 par value per share, of Stream (“Stream Common Stock”) (or, at the election by Stream or EGS, the Share Amount less up to 9,800,000 shares of Stream Non-Voting Common Stock in substitution for an equal number of shares of Stream Common Stock or, at the election of Stream, $9,990 in cash in substitution for 1,885 shares of Stream Common Stock).

Ares Letter Agreement

In connection with the Exchange Agreement, Stream entered into a letter agreement dated August 14, 2009 with Ares (the “Ares Letter Agreement”) providing for, among other things:

•

effective immediately prior to the Closing, conversion of 150,000 shares of Stream’s Series A Convertible Preferred Stock and all accrued but unpaid dividends (as accelerated) thereon, into 34,919,792 shares of Stream Common Stock;

•

effective immediately prior to the Closing, conversion of 702 shares of Stream’s Series B Convertible Preferred Stock and all accrued but unpaid dividends (as accelerated) thereon, into 165,342 shares of Stream Common Stock;

•

the issuance by Stream to Ares of 1,000,000 shares of Stream Common Stock in partial consideration for the surrender to Stream for cancellation of a warrant to purchase 7,500,000 shares of Stream Common Stock expiring in 2018 held by Ares;

•

at Stream’s option after the Closing, but prior to November 30, 2009, transfer and sale by Ares to Stream of 425,000 warrants each to purchase one share of Stream Common Stock, expiring October 17, 2011 for an aggregate cash purchase price of $63,750 or $.15 per warrant;

•

termination, effective as of the Closing of the combination, of (a) the Stockholders Agreement dated as of August 7, 2008 attached as Exhibit 99.(D)(4) to Stream’s Schedule TO filed August 7, 2008 and (b) certain sections of the Preferred Stock Purchase Agreement dated as of June 2, 2008 by and between Ares and Stream;

•	Ares consent and approval of the transactions contemplated by the Exchange Agreement, including in connection with the Registration Rights Agreement; and

•	mutual release of any claims arising prior to the execution of the Ares Letter Agreement.

The Ares Letter Agreement will terminate and be of no further force or effect if the Exchange Agreement is duly terminated.

Note 2—Pro Forma Adjustments

There were no inter-company balances or transactions between Stream and EGS as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Stream and EGS filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A)	To record the acceleration of the dividends on Stream’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

(B)	To record the transfer to Stream for cancellation of a warrant to purchase 7,500,000 shares of Stream Common Stock expiring August 7, 2018 in exchange for, the issuance of 1,000,000 shares of Stream Common Stock which is reflected in the equity section.

(C)	To record the conversion of all of Stream’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock including dividends to Stream Common Stock.

(D)	To record the expensing of the remaining investment banker retainer that was being amortized over the life of the agreement as the agreement will result in a credit to the investment banking fee due upon Closing.

(E)	To record acceleration of deferred expenses related to the Ares letter of credit guarantee that will expire in December 2009.

(F)	To record the expensing of Stream transaction costs, including investment banker fees, public filing fees, printing fees, legal and accounting fees and other combination related fees.

(G)	To allocate the excess purchase price between goodwill and intangibles consistent with the purchase price allocation (except for the trade name allocation) that was recorded in connection with the EGS acquisition of eTelecare in December 2008 as we believe that this is a reasonable basis for the allocation of the purchase price until such time as we complete the final purchase price allocation following the Closing of the combination.

(H)	To record the issuance of 42.5% (33,653,445 shares) of the issued and outstanding Stream Common Stock to the Stockholders (assuming conversion of all outstanding shares of Stream Preferred Stock).

(I)	To record the elimination of the EGS Goodwill as of June 30, 2009.

(J)	To record the elimination of the EGS Intangibles as of June 30, 2009.

(K)	To record the expensing of the EGS transaction costs including investment banker fees, public filing fees, printing fees, legal and accounting fees and other combination related fees.

(L)	To record the conversion of the Bridge Loan to EGS common shares that are included in the 42.5% the Stockholders’ ownership of the issued and outstanding shares of Stream Common Stock (assuming conversion of all outstanding shares of Stream Preferred Stock).

(M)	To record the remaining accretion of dividends related to the Series A Convertible Preferred Stock.

(N)	To reflect the repurchase for cash of the 30% minority interest in eTelecare Global Solutions Nicaragua by EGS, which occurred in July 2009 prior to EGS entering into the combination.

(O)	To record the repurchase for cash of the EGS remaining public shares in the Philippines outstanding as of June 30, 2009.

(P)	To record the elimination of the stockholders’ equity of EGS as of the date of the combination.

(Q)	To record the pro forma effect of the 2008 stock related transactions regarding Stream’s self tender totaling 20,757,000 common shares, on a pro forma weighted average basis.

(R)	To reverse the interest expense associated with the conversion of the Bridge Loan to EGS common shares.

(S)	To reverse the amortization of the EGS intangible assets.

(T)	To record interest expense related to the EGS debt issued in December 2008 that is converted to capital stock prior to the closing of the combination.

(U)	There is no impact to income taxes from SHC related pro forma income adjustments has been recorded due to utilization of U.S. federal tax net operating loss carry forwards.

The purchase price consists of the payment of 33,653,445 shares of Stream Common Stock at the June 30, 2009 price of $3.98 per share (note that the price per share ultimately used for calculation of the purchase price will be the Stream quoted stock price as of the closing of the combination), and the preliminary allocation of the purchase price of the assets acquired and liabilities assumed at June 30, 2009 is as follows:

Calculation of allocable purchase price:
Total allocable purchase price	$133,941

Estimated allocation of purchase price*
Cash and cash equivalents	$34,418
Accounts receivable, net	52,994
Deferred income taxes—current	3,363
Prepaid expenses and other current assets	6,586
Equipment and fixtures	52,004
Deferred income taxes	41
Goodwill	125,375
Intangible assets	19,302
Other assets	4,123
Accounts payable	(4,520)
Accrued employee compensation and benefits	(29,142)
Income taxes payable	(887)
Current portion of long-term debt	(33,276)
Other liabilities	(3,792)
Long-term debt, net of current portion	(88,682)
Other liabilities	(3,966)

$133,941

The purchase price allocation has not been finalized and is subject to change upon recording of actual transaction costs and completion of valuations of tangible and intangible assets and liabilities. Stream expects to complete the valuation for accounting purposes following the Closing of the transaction. See further discussion at Note 3. For pro forma purposes, all of the excess purchase price was allocated between goodwill and intangibles consistent with the purchase price allocation (except for the trade name allocation) that was recorded in connection with the Company’s acquisition of eTelecare in December 2008 as we believe that this is a reasonable basis for the allocation of the purchase price until such time as we complete the final purchase price allocation following the Closing of the combination. We expect to incur additional costs related to employee severance, consolidation of facilities and other restructuring costs related to the combination. We have not yet completed our assessment or have an estimate of these costs. These costs will be accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations (SFAS No. 141(R)).

FAS 109 requires the recognition of deferred tax assets and liabilities for the tax effects of differences between the assigned values in the purchase price allocation and the tax basis of assets acquired and liabilities assumed in a purchase business combination (except for goodwill, which is not deductible for tax purposes). We have not completed our assessment of the estimated fair value of SHC net assets acquired, no adjustment has been made to deferred income taxes until our analysis is complete.

Note 3—Purchase Accounting Adjustment

Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various preliminary estimates of their fair values, in accordance with SFAS No. 141(R). Our estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with SFAS No. 141(R). We expect to incur additional costs related to employee severance, consolidation of facilities and other restructuring costs related to the combination. We have not yet completed our assessment or have an estimate of these costs. These costs will be accounted for in accordance with SFAS No. 141(R). The purchase price allocation is not finalized. We are in the process of completing their assessment of the estimated fair value of the Company’s net assets acquired. The excess purchase price has been allocated between goodwill and intangibles consistent with the purchase price allocation (except for the trade name allocation) that was recorded in connection with the Company’s acquisition of eTelecare in December 2008 as we believe that this is a reasonable basis for the allocation of the purchase price until such time as we complete the final purchase price allocation following the Closing of the combination. The Company expects to complete the valuation for accounting purposes following the Closing of the combination, and expect that the allocation of tangible assets acquired will include, among other things, items such as cash, accounts receivable, unbilled accounts receivable, prepaid expenses and deposits, property and equipment and tangible liabilities to include, among other things, items such as accounts payable, accrued liabilities, income taxes (accrued and deferred), capital lease obligations and any long-term debt assumed in the transaction. We also expect to allocate a portion of the purchase price for accounting purposes to intangible assets and liabilities such as customer relationships, any lease contracts that may not be at fair value, internally developed software or technology. Deferred taxes will be recorded for the difference between the book and tax basis of tangible and intangible assets and liabilities other than goodwill. The remainder will be allocated to goodwill, which will not be amortizable, but will be reviewed annually and on an interim basis if the events or changes in circumstances between annual tests indicate that an asset might be permanently impaired.

We believe that the recognition of goodwill in the purchase price allocation is supported by a number of important factors. The Company operates in a sector that has been affected positively by the continuing trend toward globalization across most industries. As a global provider of CRM services, The Company is positioned to benefit from the demand for outsourcing services solutions from certain multinational clients, along with the Company’s global footprint and reputation in the CRM industry as a high quality provider of CRM services.

WHERE YOU CAN FIND MORE INFORMATION

Stream files annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549 at prescribed rates. Please call the SEC at 1-(800) SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site at http://www.sec.gov at which reports, proxy and information statements and other information regarding Stream are available. We maintain a website at http://www.stream.com. The material located on our website is not a part of this information statement.

The SEC allows us to “incorporate by reference” information into this information statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this information statement is deemed to be part of this document, except for any information superseded by information contained directly in this document or contained in another document filed in the future which itself is incorporated into this information statement. This document incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Stream’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Stream’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•

Stream’s Current Reports on Form 8-K filed with the SEC on January 12, 2009, March 6, 2009, March 17, 2009 (dated March 11, 2009), March 20, 2009, May 8, 2009, May 22, 2009, August 14, 2009 and August 20, 2009; and

•	Stream’s Definitive Proxy Statement on Schedule 14A for its 2009 Annual Meeting, filed with the SEC on April 23, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this information statement will be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained in this information statement or any other subsequently filed information statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement.

You can obtain any of the documents incorporated by reference through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this information statement. Stockholders may obtain documents incorporated by reference into this information statement by requesting them in writing or by telephone from the appropriate party at the following addresses:

Stream Global Services, Inc.

20 William Street, Suite 310

Wellesley, Massachusetts 02481

Attention: Legal Department

Phone: (781) 304-1800

We have provided all information contained in or incorporated by reference into this information statement with respect to Stream. The Company has provided all information contained in this information statement with respect to the Company. No party assumes any responsibility for the accuracy or completeness of the information provided by any other party. You should rely only on the information contained in or incorporated by reference into this information statement. We have not authorized any person to provide you with any information that is different from what is contained in this information statement. This information statement is dated [            ], 2009. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and the mailing to you of this information statement will not create any implication to the contrary. This information statement does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Stream Global Services, Inc.

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-2

Report of BDO Seidman LLP, Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of December 31, 2008 and 2007 and Predecessor (“SHC”) as of December 31, 2007, and pro forma as of December 31, 2008	F-4

Consolidated Statements of Operations for the year ended December  31, 2008 and the period of inception to December 31, 2007, and for the years ended December 31, 2007 and 2006 and the seven months ended July 31, 2008 for Predecessor (“SHC”)

F-5

Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2008 and the period of inception to December 31, 2007	F-6

Consolidated Statements of Cash Flows for the year ended December  31, 2008 and the period of inception to December 31, 2007, and for the years ended December 31, 2007 and 2006 and the seven months ended July 31, 2008 for the Predecessor (“SHC”)

F-7

Notes to Annual Consolidated Financial Statements	F-8

Consolidated Balance Sheets as of June 30, 2009 and December 31, 2008	F-34

Consolidated Statements of Operations for the three months ended June 30, 2009 and June 30, 2008, and for the three months ended June 30, 2008 for Predecessor (“SHC”)	F-35

Consolidated Statements of Operations for the six months ended June 30, 2009 and June 30, 2008, and for the six months ended June 30, 2008 for Predecessor (“SHC”)	F-36

Consolidated Statements of Stockholders Equity for the six months ended June 30, 2009	F-37

Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and June 30, 2008, and for the six months ended June 30, 2008 for Predecessor (“SHC”)	F-38

Notes to Quarterly Consolidated Financial Statements	F-39

EGS Corp.

Report of Ernst & Young LLP, Independent Auditors	F-57

Consolidated Balance Sheets as of June 30, 2009 and December 31, 2008 and Predecessor as of December 31, 2007	F-58

Consolidated Statements of Operations and Comprehensive Income for the six months ended June  30, 2009 and the period from December 12, 2008 to December 31, 2008 (Successor) and the period from January 1, 2008 to December 11, 2008 and the years ended December 31, 2007 and 2006 (Predecessor)

F-59

Consolidated Statements of Changes in Equity for the six months ended June 30, 2009 and the period from December 12, 2008 to December 31, 2008 (Successor) and the period from January 1, 2008 to December 11, 2008 and the years ended December 31, 2007 and 2006 (Predecessor)

F-60

Consolidated Statements of Cash Flows for the six months ended June  30, 2009 and the period from December 12, 2008 to December 31, 2008 (Successor) and the period from January 1, 2008 to December 11, 2008 and the years ended December 31, 2007 and 2006 (Predecessor)

F-61

Notes to Consolidated Financial Statements	F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Stream Global Services, Inc.

We have audited the accompanying consolidated balance sheets of Stream Global Services, Inc. (formerly Global BPO Services Corporation) (the successor) as of December 31, 2008 and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008. We have also audited the accompanying consolidated balance sheet of Stream Holdings Corporation (the predecessor) as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the seven month period ended July 31, 2008 and the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated balance sheet of Stream Global Services, Inc. (successor) at December 31, 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended and the consolidated balance sheet of Stream Holdings Corporation (predecessor) at December 31, 2007 and the consolidated results of its operations and its cash flows for the seven month period ended July 31, 2008 and the years ended December 31, 2007 and 2006, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Boston, Massachusetts

March 13, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders of

Global BPO Services Corp.

We have audited the accompanying consolidated balance sheet of Global BPO Services Corp. (a development stage company) and subsidiary as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from June 26, 2007 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global BPO Services Corp. (a development stage company) and subsidiary as of December 31, 2007, and the results of their operations and their cash flows for the period from June 26, 2007 (date of inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Boston, Massachusetts

March 17, 2008

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31, 2008	December 31, 2007	Predecessor (“SHC”) December 31, 2007	Pro forma December 31, 2008 (unaudited)
				(Note 6)
Assets
Current assets:
Cash and cash equivalents	$10,660	$1,161	$12,581	$10,660
Cash and cash equivalents held in trust account	—	246,300	—	—
Accrued interest held in trust account	—	913	—	—
Accounts receivable, net of allowance for bad debts of $267 and zero at December 31, 2008 and 2007, respectively, and $33 at December 31, 2007 for SHC	109,385	—	115,794	109,385
Income taxes receivable	1,559	—	1,518	1,559
Deferred income taxes	14,899	—	1,113	14,899
Prepaid expenses and other current assets	10,353	152	7,908	10,353

Total current assets	146,856	248,526	138,914	146,856

Equipment and fixtures, net	41,634	27	36,656	41,634
Deferred income taxes	2,698	—	5,171	2,698
Goodwill	47,686	—	8,066	47,686
Intangible assets, net	83,319	—	—	83,319
Other assets	7,752	165	4,609	7,752

Total assets	$329,945	$248,718	$193,416	$329,945

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,058	$74	$6,843	$9,058
Accrued employee compensation and benefits	40,335	—	40,226	40,335
Other accrued expenses	15,550	7,729	15,315	15,550
Income taxes payable	3,449	760	3,150	3,449
Current portion of long-term debt	2,614	—	76,732	2,614
Current portion of capital lease obligations	2,260	—	2,200	2,260
Other liabilities	6,126	—	4,219	6,126

Total current liabilities	79,392	8,563	148,685	79,392

Long-term debt, net of current portion	63,624	—	22,294	63,624
Capital lease obligations, net of current portion	5,484	—	6,398	5,484
Deferred income taxes	17,396	—	147	17,396
Other long-term liabilities	16,387	—	8,540	16,387

Total liabilities	182,283	8,563	186,064	182,283

Common stock subject to possible conversion (9,375 shares at conversion value)	—	73,875	—	—
Convertible Series A Preferred Stock, par value $0.001 per share, 1,000 shares authorized; 0 and zero shares issued and outstanding at December 31, 2008 and 2007, respectively (liquidation preference amount of $151,790 at December 31, 2008)	145,911	—	—	—

Stockholders’ equity:
Convertible Series A Preferred Stock, par value $0.001 per share, 1,000 shares authorized; 150 and zero shares issued and outstanding at December 31, 2008 and 2007, respectively (liquidation preference amount of $151,790 at December 31, 2008)	—	—	—	—
Common stock, par value $0.001 per share, shares authorized—149,000 shares and 119,000 authorized at December 31, 2008 and 2007, respectively, issued and outstanding shares—9,458 and 29,688 shares (excluding 9,375 shares subject to possible conversion at December 31, 2007) at December 31, 2008 and 2007, respectively	9	30	84	9
Additional paid-in-capital	11,330	165,133	5,337	157,241
Retained earnings (deficit)	(1,399)	1,117	(5,723)	(1,399)
Accumulated other comprehensive income (loss)	(8,189)	—	7,654	(8,189)

Total stockholders’ equity	1,751	166,280	7,352	147,662

Total liabilities and stockholders’ equity	$329,945	$248,718	$193,416	$329,945

See accompanying notes to consolidated financial statements.

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31, 2008	For the period from June 26, 2007 (date of inception) to December 31, 2007	Seven Months Ended July 31, 2008 Predecessor (“SHC”)	Year Ended December 31, 2007 Predecessor (“SHC”)	Year Ended December 31, 2006 Predecessor (“SHC”)
Revenue	$211,373	$—	$312,085	$483,569	$405,547
Direct cost of revenue	128,278	—	202,676	320,935	276,868

Gross profit	83,095	—	109,409	162,634	128,679

Operating expenses:
Selling, general and administrative expenses	66,884	240	95,751	144,681	115,545
Depreciation and amortization	10,982	2	8,810	12,059	7,664
Transaction related costs	—	—	19,515	—

Total operating expenses	77,866	242	124,076	156,740	123,209

Income (loss) from operations	5,229	(242)	(14,667)	5,894	5,470

Other (income) expenses, net:
Foreign currency transaction loss (gain)	981	—	(1,517)	11	(498)
Other (income) expense, net	260	—	(87)	(1,008)	(1,679)
Interest (income) expense, net	(2,167)	(2,119)	7,214	12,055	8,473

Total other (income) expenses, net	(926)	(2,119)	5,610	11,058	6,296

Income (loss) before income taxes	6,155	1,877	(20,277)	(5,164)	(826)

Provision (benefit) for income taxes	5,359	760	5,095	6,159	4,523

Net income (loss)	$796	$1,117	$(25,372)	$(11,323)	$(5,349)

Series A Preferred Stock beneficial conversion feature	49,503	—	—	—	—
Cumulative convertible Preferred Stock dividends	1,790	—	—	—	—
Preferred Stock accretion	367	—	—	—	—
Warrant issuance costs	298	—	—	—	—

Net income (loss) attributable to common stockholders	$(51,162)	$1,117	$(25,372)	$(11,323)	$(5,349)

Net income (loss) attributable to common stockholders per share:
Basic	$(2.20)	$0.07	N/A	N/A	N/A

Diluted	$(2.20)	$0.07	N/A	N/A	N/A

Shares used in computing per share amounts:
Basic	23,258	16,189	N/A	N/A	N/A

Diluted	23,258	16,189	N/A	N/A	N/A

See accompanying notes to consolidated financial statements.

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional Paid in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balance at June 26, 2007	—	$—	$—	$—	$—	$—
Sale of common stock to founding stockholders	8,984	9	41	—	—	50
Proceeds from sale of underwriters purchase option	—	—	—	—	—	—
Proceeds from sale of warrants to founding stockholders	—	—	7,500	—	—	7,500
Sale of 31,250 units through initial public offering, net of underwriters’ discount of $17,500 and offering expenses of $1,005 and net of $73,875 proceeds allocable to 9,375 shares of common stock subject to possible conversion	21,875	22	157,597	—	—	157,619
Common shares repurchased from founding stockholders	(1,171)	(1)	(5)	—	—	(6)
Net income	—	—	—	1,117	—	1,117

Balances at December 31, 2007	29,688	30	165,133	1,117	—	166,280
Net income	—	—	—	796	—	796
Currency translation adjustment	—	—	—	—	(9,430)	(9,430)
Unrealized loss on derivatives, net of tax of $0	—	—	—	—	1,241	1,241

Comprehensive loss	—	—	—	—	—	(7,393)
Accretion of beneficial conversion premium on preferred stock	—	—	(46,191)	(3,312)	—	(49,503)
Beneficial conversion premium on preferred stock	—	—	49,503	—	—	49,503
Cumulative dividends on preferred stock	—		(1,790)	—		(1,790)
Reduction in deferred IPO costs	—	—	4,718	—	—	4,718
Common shares purchased from stockholders as a result of tender offer	(20,757)	(21)	(166,038)	—	—	(166,059)
Common shares issued under stock plans, net of cancellations	99	—	50	—	—	50
Stock-based compensation expense			73	—		73
Warrant value associated with issue of preferred stock to Ares	—	—	3,253	—	—	3,253
Warrant issuance cost	—	—	(298)	—	—	(298)
Common stock released from redemption restriction	428	—	3,572	—	—	3,572
Accretion of preferred stock discount	—	—	(367)	—	—	(367)
Accretion of in-trust account	—	—	(288)	—	—	(288)

Balances at December 31, 2008	9,458	$9	$11,330	$(1,399)	$(8,189)	$1,751

See accompanying notes to consolidated financial statements

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31, 2008	For the period from June 26, 2007 (date of inception) to December 31, 2007	Predecessor (“SHC”) Seven months ended July 31, 2008	Year ended December 31, 2007 Predecessor (“SHC”)	Year ended December 31, 2006 Predecessor (“SHC”)
Operating activities:
Net income (loss)	$796	$1,117	$(25,372)	$(11,323)	$(5,349)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	10,982	2	8,810	12,059	7,664
Amortization of debt issuance costs	206	—	1,070	1,285	664
Interest income	—	(2,119)	—	—	—
Deferred taxes	318	—	683	255	2,265
Market lease reserve	(917)	—	—	(1,558)	(2,428)
Noncash stock compensation	122	—	290	1,013	223
Noncash interest expense	—	—	—	841	443
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(11,865)	—	15,139	(27,085)	(21,184)
Income taxes receivable	(938)	—	824	(392)	1,681
Prepaid expenses and other current assets	(1,932)	(151)	876	(834)	(1,110)
Other assets	(1,350)	—	(1,151)	(1,019)	(1,698)
Accounts payable	4,049	—	(1,827)	569	(157)
Accrued expenses and other liabilities	(14,037)	897	14,936	13,780	5,956

Net cash provided by (used in) operating activities	(14,566)	(254)	14,278	(12,409)	(13,030)

Investing activities:
Decrease in restricted cash	246,404	—	(104)	437	(43)
Cash contributed to trust account	—	(246,300)	—	—	—
Withdrawal from trust account for working capital purposes (including taxes)	—	1,206	—	—	—
Acquisition of businesses, net of cash acquired	(106,131)	—	—	(2,594)	—
Additions to equipment and fixtures, net	(9,128)	(29)	(6,719)	(17,145)	(10,437)

Net cash provided by (used in) investing activities	131,145	(245,123)	(6,823)	(19,302)	(10,480)

Financing activities:
Net borrowings (repayments) on line of credit	(8,236)	—	(276)	30,077	16,025
Proceeds from issuance of long-term debt	—	—	120	7,014	10,256
Payments on long-term debt	(1,081)	—	(334)	(1,187)	(1,674)
Payment of capital lease obligations	(1,300)	—	(1,186)	(2,343)	(2,193)
Proceeds from issuance of Preferred Stock	145,217	—	—	—	—
Proceeds from sale of common stock and exercise of stock options	—	—	—	39	3,042
Proceeds from issuance of common stock to founding stockholders	—	50	—	—	—
Proceeds from notes payable to stockholders	—	200	—	—	—
Repayments of notes payable to stockholders	—	(200)	—	—	—
Proceeds from issuance of warrants to founding stockholders	—	7,500	—	—	—
Portion of net proceeds from sale of units through public offering allocable to shares of common stock subject to possible conversion	—	73,875	—	—	—
Re-purchase of common shares from founding stockholders	—	(7)	—	—	—
Net proceeds from sales of units	—	165,120		—	—
Repurchases of common stock	(236,648)	—	—	(164)	(116)

Net cash provided by (used in) financing activities	(102,048)	246,538	(1,676)	33,436	25,340
Effect of exchange rates on cash and cash equivalents	(5,032)	—	(2,953)	4,702	1,192

Net increase (decrease) in cash and cash equivalents	9,499	1,161	2,826	6,427	3,022
Cash and cash equivalents, beginning of period	1,161	—	12,577	6,150	3,128

Cash and cash equivalents, end of period	$10,660	$1,161	$15,403	$12,577	$6,150

Supplemental cash flow information:
Cash paid for interest	$737	$3	$4,849	$9,695	$6,210

Cash paid for income taxes	$5,077	$—	$3,000	$3,618	$748

Noncash financing activities:
Deferred transaction cost incurred	$—	$165	$—	$—	$—
Accrued interest held in trust	—	913	—	—	—
Fair value of underwriting purchase option included in offering costs	—	4,594	—	—	—
Deferred underwriting fee	—	7,500	—	—	—
Capital lease financing	$1,298	$—	$333	$3,151	$928

See accompanying notes to consolidated financial statements.

STREAM GLOBAL SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2008

(In thousands, except per share amounts)

Note 1—Our History and Summary of Various Transactions

Stream Global Services, Inc. (formerly Global BPO Services Corp.), referred to herein as “we”, “us”, “Stream”, or “SGS”, is a corporation organized under the laws of the State of Delaware and was incorporated on June 26, 2007. We were formed as a blank check company for the purpose of acquiring businesses in the business process outsourcing industry.

On October 23, 2007, we consummated our initial public offering (“IPO”) from which we received total gross proceeds of $250,000 and net proceeds of $246,300, which were deposited into a trust account, which included $7,500 of proceeds from the sale of 7,500 warrants purchased by certain of our founding stockholders. In connection with the IPO, a total of $7,500 of underwriters fees were deferred until the completion of our initial acquisition. In 2008, deferred the underwriter’s fees were reduced by $4,700 due to stockholders who elected conversion rights and a negotiated fee reduction by us. In order to consummate an initial business combination, our certificate of incorporation provided that holders of no more than 29.9% of our common stock, or 9,375 shares of common stock, vote against our initial business combination and seek conversion rights for their pro rata share of the funds held in trust.

We sold the units issued in our IPO, each unit consisting of one share of our common stock and a warrant to purchase one share of our common stock, to the underwriters at a price of $7.44 per unit (a discount of $0.56 per unit), resulting in an aggregate underwriting discount of $17,500. In connection with our IPO, we also sold to the underwriters, for $0.1, an option to purchase up to a total of 1,563 units (the “Unit Purchase Option”). Upon the consummation of our acquisition of Stream Holdings Corporation (“SHC”), as described below, the underwriters sold the Unit Purchase Option back to us for $0.1 per option.

In July 2008, we acquired Stream Holdings Corporation (“SHC”) for $128,815 in cash (which reflected the $200,000 purchase price less assumed indebtedness, transaction fees, professional fees, stock option payments and payments for working capital). Also in July 2008, holders of 8,947 shares of our common stock exercised their conversion rights in connection with the acquisition, and we paid an aggregate of $70,590 to such holders. In connection with our acquisition of SHC, we changed our name from Global BPO Services Corp. to Stream Global Services, Inc. In connection with this acquisition we exited the development stage of operations.

In August 2008, we issued and sold 150 shares of our Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), in a private placement with Ares for an aggregate purchase price of $150,000 and our founders also sold their 7,500 warrants to Ares. Also in August 2008, we commenced a self-tender offer to purchase up to 20,757 shares of our common stock at a purchase price of $8.00 per share. In September 2008, we closed the self-tender and accepted for purchase 20,757 shares of our common stock for a total cost of approximately $166,000 in cash, excluding fees and expenses related to the self-tender offer.

Note 2—Our Business

We are a global provider of customer relationship management (“CRM”) and other business process outsourcing (“BPO”) services to companies in the technology, software, consumer electronics and communications industries. Our CRM solutions encompass a wide range of telephone, e-mail and internet based services and technical support programs designed to maximize the long-term value of the relationships between our clients and their customers, or end-users. Technical support programs include technical troubleshooting (including game support), hardware and warranty support, hosted services, data management, telecommunications services and professional services. Customer service programs consist of activities such as customer setup/activations, up-sell or cross-sell programs, revenue generation, customer billing inquiries, win-back programs, and customer retention initiatives. We work closely with our clients to design and implement large-scale, tailored CRM programs that provide comprehensive solutions to their specific business needs. We deliver services from our 33 service centers in 18 countries across the world. As of December 31, 2008, we had over 17,000 employees providing services to our client’s customers and administrative services in our business.

Pro Forma Results of Operations

Following are pro forma unaudited results of operations for the year ended December 31, 2008 and December 31, 2007 assuming the acquisition of SHC occurred on January 1, 2008 and 2007, respectively:

We derived the pro forma results of operations from (i) the audited consolidated financial statements of SHC for the period from January 1, 2008 to July 31, 2008 (the date of the SHC acquisition) and the year ended December 31, 2007 and (ii) our audited consolidated financial statements for the years ended December 31, 2008 and 2007. The pro forma results of operations are not necessarily indicative of results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of SHC. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments include adjustments for interest expense, reversal of interest income for SGS, amortization of intangible assets, transaction costs, depreciation expense for assets written up and market lease amortization.

Stream Global Services, Inc.

Pro Forma Consolidated Statements of Operations

(unaudited)

	Years Ended December 31,
	2008	2007
Revenue	$523,458	$483,569
Direct cost of revenue	330,955	320,935

Gross profit	192,503	162,634

Operating expenses:
Selling, general and administrative expenses	160,824	143,117
Stock based compensation expense	1,330	1,013
Depreciation and amortization expense	24,359	19,550

Total operating expenses	186,513	163,680

Income (loss) from operations	5,990	(1,046)

Other (income) expenses, net:
Foreign currency transaction loss (gain)	(535)	11
Other (income) expense, net	1,593	(1,008)
Interest expense, net	6,894	8,692

Total other (income) expenses, net	7,952	7,695

Income (loss) before provision for income taxes	(1,962)	(8,741)
Provision for income taxes	9,697	5,938

Net income (loss)	$(11,659)	$(14,679)

Note 3—Basis of Presentation

Our consolidated financial statements of SGS as of December 31, 2008, and for the year ended December 31, 2008 and 2007, respectively, include our accounts and those of our wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.

On July 31, 2008, we consummated our initial business acquisition with the acquisition of SHC and emerged from a development stage corporation. Prior to July 31, 2008, we were was a blank check company formed for the purpose of acquiring an operating company. Accordingly, we had no revenues prior to July 31, 2008 because we were in the development stage. SHC is deemed to be our “predecessor”. As a result, the statement of operations and statement of cash flows of SGS for the period ended December 31, 2007 are presented for comparative purposes. The accompanying consolidated statements of operations and cash flows of SGS present the results of operations and cash flows for (i) the seven month period preceding the acquisition of SHC on July 31, 2008, exclusive of SHC results of operations and cash flows and (ii) for the periods succeeding the acquisition, the consolidated results of operations including SHC are included in these financial statements. The results of operations and cash flows on a consolidated basis subsequent to the acquisition of SHC are not comparative to the predecessor SHC results of operations and cash flows because the basis for the acquired assets and liabilities of SHC have been adjusted to fair value pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”) nor are they indicative of future results.

Note 4—Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires the appropriate application of accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in our consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results could differ from estimates. Such differences may be material to the consolidated financial statements.

Cash Equivalents

We consider all highly liquid investments with maturities at the date of purchase of three-months or less to be cash equivalents. Cash and cash equivalents of $6,549 and zero December 31, 2008 and 2007, respectively, were held in international locations and may be subject to additional taxes if repatriated to the United States. SHC had $12,471 held in international locations at December 31, 2007. Cash balances held in international currency are also subject to fluctuation in their exchange rate if and when converted to U.S. currency.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk are principally accounts receivable. Services are provided to customers throughout the world and in various currencies. Accounts receivable include accrued revenues of $16,889 and zero at December 31, 2008 and 2007, respectively, for services rendered but not yet invoiced. We generally invoice our customers within thirty to forty-five days subsequent to the performance of services. SHC had $21,805 of accrued revenue at December 31, 2007.

We extend credit to our clients in the normal course of business. We do not require collateral from our clients. We evaluate the collectability of our accounts receivable based on a combination of factors that include the payment history and financial stability of our clients, our clients’ future plans and various market conditions. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve against amounts due. Historically, we have not experienced significant losses on uncollectible accounts receivable. We have a reserve for doubtful accounts of $267 and $0 as of December 31, 2008 and 2007, respectively. SHC had a reserve for doubtful accounts of $33 as December 31, 2007. We recorded a bad debt expense of $164 and $0 for the year ended December 31, 2008 and the period from June 26, 2007 to December 31, 2007.

Equipment and Fixtures

Equipment and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over a five-year life, software over a three- to five-year life and equipment generally over a three- to five-year life. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease and is recorded in depreciation and amortization expense. Repair and maintenance costs are expensed as incurred.

The carrying value of equipment and fixtures to be held and used is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets. Occasionally, we redeploy equipment and fixtures from underutilized centers to other locations to improve capacity utilization if it is determined that the related undiscounted future cash flows in the underutilized centers would not be sufficient to recover the carrying amount of these assets.

Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill is reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value. The impairment, if any, is measured based on the estimated fair value of the reporting unit. Fair value is determined based on discounted cash flows. We operate in one reporting unit, which is used for impairment testing and the allocation of acquired goodwill. We test our goodwill for impairment as of the first day of our fourth quarter. We concluded that there was no impairment for 2008.

Intangible assets with a finite life are recorded at cost and amortized using their projected cash flows over their estimated useful life. Client lists and relationships are amortized over ten and one half years, market adjustments related to facility leases are amortized over the term of the respective lease and developed software is amortized over five years. Brands and trademarks are not amortized as their life is indefinite. We evaluate the continuing value of brands and trademarks on a quarterly basis based upon their usage and value. We concluded that there was no impairment for 2008.

The carrying value of intangibles is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets.

Financial Information Regarding Segment Reporting

We have one reportable segment and, therefore, all segment-related financial information required by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, is included in the consolidated financial statements. The reportable segment reflects our operating and reporting structure.

Revenue Recognition

We recognize revenues as the related services are performed if evidence of an arrangement exists, delivery of the service has occurred, the fee is fixed or determinable, and collection is considered probable. If any of those criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

Our client contracts generally specify the metrics by which the Company bills for its services and the service requirements. We may be paid on a per minute, per hour, per call, per month, per participant, or per transaction basis.

Revenues

We derive our revenues by providing various business processing services that include technical support, warranty claim management, hosted services, data management sales services and upselling and subscription retention, telecommunication services, professional services and customer care services. Our services are typically bundled together to include the services provided by our service professionals, our hosted technology, our data management and reporting and other professional services. We generally bill monthly for our services in a variety of manners, including per minute, per contact, per hour and per full-time equivalent. Revenues also include reimbursement of certain expenses including telecom, training and miscellaneous costs for certain customers.

Direct Cost of Revenue

We record the costs specifically associated with client programs as direct cost of revenues. These costs include direct labor wages and benefits of service professionals as well as reimbursable expenses such as telecommunication charges. Telecommunication charges that are directly reimbursable are included in direct cost of revenue while telecommunication charges that are not directly reimbursed are included in operating expenses. The most significant portion of our direct cost of revenue is attributable to compensation, benefits and payroll taxes.

Operating Expenses

Our operating expenses consist of all expenses of operations other than direct costs of revenue, such as information technology, telecommunication sales and marketing costs, finance, human resource management and other functions and service center operational expenses such as facility, operations and training and depreciation and amortization.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred assets and liabilities for the future income tax consequence of transactions that have been included in the consolidated financial statements or tax returns. Under this method deferred tax assets and liabilities are determined based on the difference between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax, using the enacted tax rates for the year in which the differences are expected to reverse. We provide valuation allowances against deferred tax assets whenever we believe it is more likely than not, based on available evidence, that the deferred tax asset will not be realized.

We adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”) at our inception. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority.

Contingencies

We consider the likelihood of various loss contingencies, including non-income tax and legal contingencies arising in the ordinary course of business, and our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued in accordance with SFAS No. 5, Accounting for Contingencies, when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to determine whether such accruals should be adjusted.

Foreign Currency Translation and Derivative Instruments

We account for financial derivative instruments utilizing SFAS No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities”, as amended. We generally utilize non-deliverable forward contracts expiring within one to 24 months to reduce our foreign currency exposure due to exchange rate fluctuations on forecasted cash flows denominated in non-functional foreign currencies. Upon proper qualification, these contracts are accounted for as cash-flow hedges, as defined by SFAS 133. These contracts are entered into to protect against the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates. In using derivative financial instruments to hedge exposures to changes in exchange rates, we expose ourselves to counterparty credit risk.

All derivatives, including foreign currency forward contracts, are recognized in the balance sheet at fair value. Fair values for our derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current market and model assumptions. On the date the derivative contract is entered into, we determine whether the derivative contract should be designated as a cash flow hedge. Changes in the fair value of derivatives that are highly effective and designated as cash flow hedges are recorded in “Accumulated other comprehensive income (loss)”, until the forecasted underlying transactions occur. Any realized gains or losses resulting from the cash flow hedges are recognized together with the hedged transaction within “Other Income (expense)”. Cash flows from the derivative contracts are classified within “Cash flows from operating activities” in the accompanying Consolidated Statement of Cash Flows. Ineffectiveness is measured based on the change in fair value of the forward contracts and the fair value of the hypothetical derivatives with terms that match the critical terms of the risk being hedged. Hedge ineffectiveness is recognized within “Other Income (expense)”.

The assets and liabilities of our foreign subsidiaries, whose functional currency is their local currency, are translated at the exchange rate in effect on the reporting date, and income and expenses are translated at the average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income (loss), but is reflected in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity until the sale or until the liquidation of the net investment in the foreign subsidiary. Foreign currency transaction gains and losses are included in determining net income (loss), and are categorized as “Other income (expense)”.

We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedging activities. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items on a prospective and retrospective basis. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge or if a forecasted hedge is no longer probable of occurring, we discontinue hedge accounting prospectively. At December 31, 2008, all hedges for Canadian Dollars were determined to be highly effective and all hedges for Indian Rupees were deemed to be highly effective through November 2008.

Our hedging program has been effective in all periods presented (except for contracts for the hedge of Indian Rupees expiring after November 30, 2008), and the amount of hedge ineffectiveness has not been material. Hedge accounting is also discontinued prospectively when (1) the derivative is no longer effective in offsetting changes in cash flow of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) the derivative as a hedging instrument is no longer effective.

Changes in fair value of derivatives not qualifying as hedges are reported in income. Upon settlement of the derivatives qualifying as hedges, a gain or loss is reported in income.

We use forward exchange contracts, generally purchased with a maturity of 90 days or less, to manage our exposure to movements in foreign exchange rates between the United States and between Canada and the United States and India. We recognize the foreign exchange contracts in the financial statements at fair value. We hedge these exposures considering current market conditions, future operating activities and the cost of hedging exposure in relation to the perceived risk of loss. The fair value of the derivatives is determined by reference to market data related to the selected currency forward and spot rates. As of December 31, 2008 and 2007, we had approximately $20,704 and $0, respectively, of foreign exchange risk hedged using forward exchange contracts and SHC as of December 31, 2007 had approximately $33,827. As of December 31, 2008 and 2007, the fair market value of these derivative instruments was a gain of $1,241 and $0, respectively, and SHC had gain of $251, which is reflected in accumulated other comprehensive income (loss).

Fair Value of Financial Instruments

Effective January 1, 2008, we implemented SFAS No. 157, Fair Value Measurement (“SFAS 157”), for our financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157, we have elected to defer implementation of SFAS 157 as it relates to our non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. We are evaluating the impact, if any, this standard will have on our non-financial assets and liabilities.

The following table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Description
Cash equivalents	$919	$919	$—	$—
Forward exchange contracts	1,241	—	1,241	—

Total	$2,160	$919	$1,241	$—

The fair values of our cash equivalents and forward exchange contracts are determined through market, observable and corroborated sources.

The carrying amounts reflected in the consolidated balance sheets for other current assets, accounts payable, and accrued expenses approximate fair value due to their short-term maturities. To the extent we have any outstanding borrowings under our revolving credit facility, the fair value would approximate its reported value because the interest rate is variable and reflects current market rates. We also believe that the fair value of our subordinated debt approximates the reported value of the debt instrument. The interest rate on this loan is reflective of current market rates and is consistent with terms other similar companies would receive given the reduced priority and current capital market conditions.

Net Income (Loss) Per Share

We calculated net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share, as clarified by Emerging Issues Task Force (“EITF”) Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, which clarifies the use of the “two-class” method of calculating earnings per share as originally prescribed in SFAS No. 128. EITF Issue No. 03-6 provides guidance on how to determine whether a security should be considered a “participating security” for purposes of computing earnings per share and how earnings per share should be allocated to a participating security when using the two-class method for computing basic earnings per share. We have determined that our Series A Preferred Stock represents a participating security and therefore have adopted the provisions of EITF Issue No. 03-6.

Under the two-class method, basic net income (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. We allocated net income first to preferred stockholders based on dividend rights under our certificate of incorporation and then to common and preferred stockholders based on ownership interests. Net losses are not allocated to preferred stockholders. Diluted net income (loss) per share gives effect to all potentially dilutive securities.

Year Ended December 31, 2008
Net income (loss)	$796
Series A Preferred Stock beneficial conversion feature	49,503
Cumulative Convertible Preferred Stock dividends	1,790
Preferred Stock accretion	367
Warrant issuance costs	298

Net income (loss) attributable for common stockholders	$(51,162)

The following common stock equivalents were excluded from computing diluted net loss per share attributable to common stockholders because they had an anti-dilutive impact:

Year Ended December 31, 2008
Options to purchase common stock at $6.00 per share	3,210
Preferred stock convertible to common stock at $6.00 per share	25,298
Publicly held warrants at $6.00 per share	31,250
Ares warrants to purchase common stock at $6.00 per share	7,500
Restricted stock units	93

Total options, warrants and restricted stock units exercisable into common stock	67,351

Accumulated other comprehensive income (loss) consists of the following:

	December 31, 2008	December 31, 2007	SHC December 31, 2007
Unrealized (loss) gain on forward exchange contracts	$1,241	$—	$251
Cumulative Translation adjustment	(9,430)	—	7,403

	$(8,189)	$—	$7,654

Market Lease Reserve

We assumed facility leases in connection with the acquisition of SHC. Under SFAS No. 141, the operating leases are to be recorded at fair value at the date of acquisition. We determined that certain of the facility lease contract rates were in excess of the market rates at the date of acquisition, resulting in an above market lease reserve. The above and below market lease values for the assumed facility leases were recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each operating lease and (ii) management’s estimate of fair market lease rates for each corresponding operating lease, measured over a period equal to the remaining term of the lease. The market lease reserves are amortized as a reduction of base rental expense over the remaining term of the respective leases.

In 2008, we recorded market lease adjustments of $15,258 of liabilities and $3,337 of assets due to the July 31, 2008 acquisition of SHC and October 15, 2008 acquisition of a call center business in El Salvador. For the years ended December 31, 2008 and 2007, the amortization of the market lease reserve, including imputed interest, was $1,046 and $0, respectively, and for SHC for the year ended December 31, 2007 was $2,658.

Stock-Based Compensation

At December 31, 2008, we had a stock-based compensation plan for employees and directors (see Note 15). We adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, at our inception. For share-based payments, the fair value of each grant (time-based grants with performance acceleration) is estimated on the date of grant using the Black-Scholes-Merton option valuation. Stock compensation expense is recognized on a straight-line basis over the vesting term, net of an estimated future forfeiture rate. The forfeiture rate assumption (19.5% as of December 31, 2008) is based on the predecessor’s historical experience.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 amends SFAS No. 115 to permit entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The FASB’s objective in this statement is to provide reporting entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We adopted SFAS No. 159 in the first quarter of fiscal year 2008. The adoption of SFAS No. 159 did not have an impact on our financial position, results of operations or cash flow as we did not elect this fair value option on any financial assets or liabilities.

In December 2007, the FASB issued FAS No. 141R, Business Combinations (“FAS 141R”). FAS 141R replaces SFAS No. 141. FAS 141R retains the fundamental requirements in SFAS No. 141 that the purchase method of accounting be used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a residual. FAS 141R expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. FAS 141R broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. FAS 141R also increases the disclosure requirements for business combinations in the financial statements. FAS 141R is effective for fiscal periods beginning after December 15, 2008. FAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141R amends SFAS 109, such that adjustments made to valuation allowances on deferred income taxes and acquired income tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141R would apply the provisions of

SFAS 141R. An entity may not apply SFAS 141R before that date. Given SFAS 141R relates to prospective and not historical business combinations, the Company cannot currently determine the potential effects adoption of SFAS No. 141R may have on its consolidated financial statements.

In December 2007, the FASB issued FAS No. 160, Non-Controlling Interest in Consolidated Financial Statements—an Amendment of ARB No. 51 (“FAS 160”). FAS 160 requires that a non-controlling interest in a subsidiary be separately reported within equity and the amount of consolidated net income attributable to the non-controlling interest be presented in the statement of operations. FAS 160 also calls for consistency in reporting changes in the parent’s ownership interest in a subsidiary and necessitates fair value measurement of any non-controlling equity investment retained in a deconsolidation. FAS 160 is effective for fiscal periods beginning after December 15, 2008. Therefore, we are required to adopt FAS 160 on January 1, 2009. We are currently evaluating the requirements of FAS 160 and the potential impact on our financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities (“SFAS 161”), which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, by requiring increased qualitative, quantitative, and credit-risk disclosures about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. We are currently evaluating the impact of this standard on our financial condition, results of operations and cash flows.

In April 2008, the FASB issued FASB Staff Position FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP No. FAS 142-3”). FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. The intent of FSP No. FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS 141R and other U.S. generally accepted accounting principles. FSP No. FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact of FSP No. FAS 142-3 on our consolidated results of operations and financial conditions.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not currently expect the adoption of SFAS 162 to have a material effect on our consolidated results of operations and financial condition.

Note 5—Acquisitions

On July 31, 2008, we consummated the acquisition of SHC, pursuant to which we acquired all of the outstanding shares of capital stock of SHC and SHC became a wholly-owned subsidiary of SGS.

The amended and restated merger agreement dated June 2, 2008, by and among SGS, SHC, and River Acquisition Subsidiary Corp., stated that the purchase price would be determined as $200,000 in cash less assumed indebtedness, transaction costs and payments for stock options and bonuses. The purchase price calculation is as follows:

Purchase price	$200,000
Purchase adjustments for working capital items and cash acquired	12,635

Purchase price before liabilities	212,635
Assumed indebtedness	(89,221)

Net cash paid at closing	123,414

SGS transaction-related costs	5,404

Total allocable purchase price	$128,818

The acquisition was accounted for in accordance with the provisions of SFAS No. 141. The transaction was valued for accounting purposes at $128,818. Included in the SGS transaction related costs are direct costs associated with investment banker fees and professional services for legal and accounting costs.

The acquisition of SHC was accounted for as a business combination in accordance with SFAS No. 141. Under the purchase method of accounting, the assets and liabilities of SHC acquired are recorded as of the acquisition date at their respective fair values, and added to those ours. The excess purchase price over those values is recorded as goodwill. The following table summarizes the estimated fair value of assets acquired and the liabilities assumed and related deferred income taxes at the date of the acquisition.

Current assets	$131,172
Property and equipment	40,961
Goodwill	47,686
Trade names	16,100
Customer relationships	67,200
Technology-based intangible assets	1,870
Other non-current assets	7,375

Total assets acquired	312,364

Current liabilities	(72,218)
Bank indebtedness	(75,555)
Obligations under capital lease	(7,745)
Other liabilities	(28,028)

Total liabilities assumed	(183,546)

Allocated purchase price	$128,818

The purchased intangibles and goodwill are not deductible for income tax purposes. However, for accounting purposes deferred income tax liabilities on purchased intangibles (other than goodwill) will be charged to our future consolidated condensed statements of operations in proportion to and over the amortization period of related intangible assets.

We have not identified any material unrecorded pre-acquisition contingencies where the related asset, liability, or impairment is probable and the amount can be reasonably estimated. The Company is in the process of assessing its pension obligations related to SHC. Prior to the end of the one-year purchase price allocation period, if information becomes available that would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation and may adjust goodwill.

In accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with Purchase Business Combination” (EITF 95-3) the Company accrued $1.4 million of severance related costs incurred directly as a result of the acquisition. At December 31, 2008 the outstanding liability was $0.9 million.

At the time of the closing, $10,000 of the purchase price was placed into escrow with an escrow agent (the “Escrow Fund”) to secure the indemnity obligations of the SHC stockholders and the holders of vested options under the merger agreement for damages sustained by SGS and its subsidiaries as a result of breaches of representation and warranties and covenants by SHC. In certain instances, SGS may assert claims for indemnification against the Escrow Fund once its damages exceed a $500 threshold. SGS is currently evaluating whether it has indemnification claims against the Escrow Fund.

On October 14, 2008, we consummated the acquisition of a sales and service center in El Salvador, pursuant to which we acquired all of the outstanding shares of capital stock of Dell El Salvador, Sociedad Anonima de C.V. (“Dell El Salvador”). Dell El Salvador became a wholly-owned subsidiary of SGS.

The purchase price calculation is as follows:

Purchase price	$4,735
Assumed liabilities	(1,524)
Transaction-related costs	112

Total allocable purchase price	$3,323

The acquisition was accounted for in accordance with the provisions of SFAS No. 141. The transaction was valued for accounting purposes at $3,323. Included in the Stream transaction related costs are costs associated with professional services such as legal and accounting costs.

The acquisition of Dell El Salvador was accounted for as a business combination in accordance with SFAS No. 141. Under the purchase method of accounting, the assets and liabilities of SHC acquired are recorded as of the acquisition date at their respective fair values. The following table summarizes the estimated fair value of assets acquired and the liabilities assumed and related deferred income taxes at the date of the acquisition.

Current assets	$2,451
Property and equipment	522
Customer contract	830
Market lease reserve	2,179

Total assets acquired	5,982
Total liabilities assumed	(2,659)

Allocated purchase price	$3,323

The purchased intangibles are not deductible for income tax purposes.

We have not identified any material unrecorded pre-acquisition contingencies where the related asset, liability, or impairment is probable and the amount can be reasonably estimated. Prior to the end of the one year purchase price allocation period, if information becomes available that would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation.

Intangible assets at December 31, 2008 consist of the following:

	Estimated useful life		Weighted average remaining life	Gross	Accumulated amortization	Net
Customer relationships	10.5		10.1	68,030	3,246	64,784
Technology-based intangible assets	5.0		4.6	1,870	152	1,718
Government grants	7.5	mo	0.5	1,100	383	717
Trade names	N/A		N/A	16,100	—	16,100

				87,100	3,781	83,319

Future amortization expense of our intangible assets for the next five years is expected to be as follows:

	2009	2010	2011	2012	2013
Amortization	10,453	12,119	10,671	9,310	7,323

Note 6—Series A Preferred Stock

On August 7, 2008, we issued and sold 150 shares of our Series A Preferred Stock for an aggregate purchase price of $150,000. As of December 31, 2008, Ares beneficially owned approximately 73% of the issued and outstanding shares of our common stock (assuming conversion of the outstanding Series A Preferred Stock and no exercise of any of the outstanding warrants to purchase 38,750 shares of our common stock as of December 31, 2008). As of December 31, 2008 the Series A Preferred Stock is convertible at the option of Ares into shares of common stock at an initial conversion price of $6.00 per share into 25,298 shares of our common stock, subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events; bears an annual dividend rate of 3% calculated semi-annually (payable in additional shares of common stock, upon conversion or redemption of the Series A Preferred Stock, or cash at our option); is redeemable at the holders or our option after seven years; and votes together with common stock, except on certain matters that affect the Series A Preferred Stock, in which case the Series A Preferred Stock votes as a separate class.

On March 11, 2009, we filed an amendment to the certificate of designations of Series A Preferred Stock (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware. We amended certain features of the liquidation preference and eliminated the ability of a holder to redeem the Series A Preferred Stock. In connection with these requested changes, we and Ares also negotiated additional modifications, including an increase in the dividend rate from 3% to 5%, limitations upon the circumstances under which we could require the conversion of the Series A Preferred Stock into our common stock, reduction of the price at which we could force conversion from $12.00 to $9.00 per share and extension of the date at which we can first force conversion to August 8, 2011. The Certificate of Amendment amended the terms of the Series A Preferred Stock, as follows:

Dividends. The holders of the Series A Preferred Stock will be entitled receive dividends at a rate of 5.0% per annum, an increase from 3% per annum, commencing on March 11, 2009 or 10% per annum if we do not redeem at our option all of the then outstanding shares of Series A Preferred Stock prior to two business days after August 7, 2015 or all of the Series A Preferred Stock has not been converted into our common stock. If an Acceleration Event (as defined in the Certificate of Amendment) occurs before August 7, 2015, then the Stated Value of each share of Series A Preferred Stock is automatically increased by adding to the Stated Value all dividends that would otherwise be payable on a share of Series A Preferred Stock on each dividend payment date from the date on which the Acceleration Event occurs until August 7, 2015. The “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $1 plus (ii) all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value) on such Series A Preferred Stock as of the date of calculation. In 2008, we accrued dividends of $1,790.

Liquidation Preference. In the event of a Liquidation Event (as defined in the Certificate of Amendment) that is a sale of all or substantially all of our assets, if we distribute any of our assets or surplus funds to holders of our capital stock, we will distribute all of such assets or surplus funds to the extent legally available for distribution. In the event of a Liquidation Event that is a merger or consolidation in which any shares of our capital stock are converted, exchanged or cancelled, all of the outstanding shares of capital stock will be converted, exchanged or cancelled. The consideration payable to the holder of our capital stock will be determined in accordance with the terms of the Certificate of Amendment.

Conversion at our Option. We may request conversion of the Series A Preferred Stock into common stock only after August 7, 2011. In addition, the average closing price must exceed 150% or $9.00 per share (this was previously $12.00 per share) of the conversion price for the 10 day period subsequent to our delivery of a notice of conversion. In addition, there must be outstanding at least 20,000 shares of our common stock (as adjusted for any stock dividend, stock split, combination or other similar transaction) held by our non-affiliates, and certain other conditions must be satisfied or waived.

Redemption. The holder of Series A Preferred Stock no longer has redemption rights. On the issuance of the Series A Preferred Stock, we calculated the value of the beneficial conversion feature of our Series A Preferred Stock to be $49,503 and the value of warrants to be $3,253 and allocated the value of the discount on our Series A Preferred Stock between the beneficial conversion feature and the related warrants. The beneficial conversion of Series A Preferred Stock was charged to retained earnings to the extent that retained earnings were available. The remaining amount of excess of retained earnings was charged to additional paid-in capital. The amount allocated to the warrants will be accreted over 7 years.

Unaudited Pro Forma Balance Sheet. We have presented an unaudited pro forma balance sheet as of December 31, 2008 to reflect the change in classification of these securities from temporary equity to permanent equity. This change in classification will be recorded in our first quarter 2009 consolidated financial statements.

The following table reconciles the Series A Preferred Stock issuance price to its carrying value at December 31, 2008:

Preferred Stock purchase price	$150,000

Beneficial conversion	49,503
Accretion of beneficial conversion	(49,503)
Warrant value associated with issue of preferred stock	(3,253)
Costs associated with Preferred Stock issuance	(2,994)
Accretion Preferred Stock discount	367
Dividends	1,790

Balance at December 31, 2008	$145,910

Note 7—Warrants

Pursuant to our IPO, we sold 31,250 units, each consisting of one share of our common stock, $0.001 par value per share, and one warrant entitling the holder to purchase a share of our common stock at an exercise price of $6.00 per share.

The warrants became exercisable beginning on October 17, 2008 and will expire on October 17, 2011, unless earlier redeemed. Beginning October 17, 2008, we may redeem the warrants at a price of $0.01 per warrant upon a minimum of 30 days prior written notice of redemption if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Note 8—Tender Offer

On August 7, 2008, we commenced a self-tender offer to purchase up to 20,757 shares of our common stock at a purchase price of $8.00 per share. We accepted for purchase 20,757 shares of our common stock at a price of $8.00 per share for a total cost of $166,056, excluding fees and expenses related to the offer. The proration factor for the tender offer was approximately 99%. The shares accepted for purchase have been reflected as a reduction in stockholders’ equity at December 31, 2008.

Note 9—Equipment and Fixtures, Net

Equipment and fixtures, net, consists of the following:

	December 31, 2008	December 31, 2007	SHC December 31, 2007
Furniture and fixtures	$6,221	$29	$4,949
Building improvements	10,820	—	5,672
Computer equipment	11,244	—	22,467
Software	2,266	—	—
Telecom and other equipment	16,651	—	25,533
Equipment and fixtures not yet placed in service	1,695	—	3,927

	48,897	29	62,548
Less: accumulated depreciation	(7,263)	(2)	(25,892)

	$41,634	$27	$36,656

Depreciation and amortization expense consists of the following:

	Year Ended December 31, 2008	For the period from June 26, 2007 (date of inception) to December 31, 2007	Seven Months Ended July 31, 2008 Predecessor (“SHC”)	Year Ended December 31, 2007 Predecessor (“SHC”)	Year Ended December 31, 2006 Predecessor (“SHC”)
Depreciation	$7,201	$2	$8,810	$12,059	$7,664
Amortization	3,781	—	—	—	—

Total depreciation and amortization	$10,982	$2	$8,810	$12,059	$7,664

Note 10—Accrued Employee Compensation and Benefits

Accrued employee compensation and benefits consists of the following:

	December 31, 2008	December 31, 2007	SHC December 31, 2007
Compensation related amounts	$16,374	$—	$23,846
Vacation liabilities	10,091	—	12,210
Medical and dental liabilities	713	—	433
Employer taxes	2,838	—	—
Retirement plans	7,924	—	—
Other benefit related liabilities	2,395	—	3,737

	$40,335	$—	$40,226

Note 11—Other Accrued Expenses and Other Liabilities

Other accrued expenses consists of the following:

	December 31, 2008	December 31, 2007	SHC December 31, 2007
Liabilities for government grants	$227	$—	$320
Value-added and sales taxes	674	—	456
Deferred underwriting fees	63	7,500	—
Professional fees	5,091	229	1,262
Accrued interest	324	—	1,537
Occupancy expense	1,451	—	—
Technology expense	2,275	—	—
Other accrued expenses	5,445	—	11,740

	$15,550	$7,729	$15,315

Other liabilities consists of the following:

	December 31, 2008	December 31, 2007	SHC December 31, 2007
Lease exit reserve	$738	$—	$—
Deferred revenue	1,480	—	1,512
Market lease reserves	3,460	—	2,391
Other	448	—	316

Total current	$6,126	$—	$4,219

Deferred revenue	$1,049	$—	$2,029
Deferred rent	183	—	1,354
Accrued income taxes	6,245	—	—
Market value lease reserves	8,910	—	5,157

Total long term	$16,387	$—	$8,540

Note 12—Long-Term Debt and Revolving Credit Facility

On July 31, 2008, we, as guarantor, entered into the Fourth Amended and Restated Revolving Credit Term Loan and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC,” as Lender and as Agent), PNC Capital Markets LLC (as Lead Arranger), SHC (as Borrowing Agent), and the other Loan Parties signatory thereto (as Loan Parties). The Credit Agreement amended and restated SHC’s credit facility with PNC, providing for an increase in the revolving credit from $86,000 to $100,000, extending the maturity date by five years to 2013 and providing for SGS as a guarantor. The Credit Agreement included a $10,000 collateral reserve. The Credit Agreement did not otherwise materially change the terms of SHC’s credit facility. This financing was comprised of a $100,000 senior secured revolving credit facility under which borrowing availability was based on, among other things, the Borrowers’ (as defined in the Credit Agreement) eligible billed and unbilled accounts receivable. At December 31, 2008 the balance of the financing consisted of a senior secured domestic term loan of approximately $4,666, and a senior secured foreign term loan of approximately $2,123. The financing facilities had a five-year term. Outstanding balances under the revolving credit facility incurred interest at either LIBOR plus a margin ranging from 200 to 250 basis points or at the base rate plus a margin ranging from 0 to 25 basis points. The term loans incurred interest at LIBOR plus a margin ranging from 275 to 325 basis points or at the base rate plus a margin ranging from 25 to 75 basis points, in each case based on the combined fixed charge coverage ratio of SHC. The interest rate was subject to change under additional circumstances. The facility also required compliance with certain financial covenants. On November 14, 2008, we amended the Credit Agreement to extend the date for delivery of an audited opening balance sheet of the borrowers to April 1, 2009. The obligations of the Borrowers’ under the facility were secured by certain assets of the Borrowers’ and by certain assets of SHC. In connection with the financing we paid a fee of $2,316 to PNC. This amount was being amortized over the life of the facility of five years. The guarantee provided by us is unsecured.

The Credit Agreement included a requirement to maintain minimum net worth as of December 31, 2008. On December 31, 2008, we entered into Amendment Number 3 of the Credit agreement which eliminated that net worth covenant as of December 31, 2008.

On January 8, 2009, we (as Guarantor) entered into the Fifth Amended and Restated Revolving Credit, Term Loan and Security Agreement with PNC Bank, National Association (“PNC” as Lender and as Agent), Steel City Capital Funding, LLC (as Term B Lender and as Term B Agent), PNC Capital Markets LLC (as Lead Arranger), SHC (as Borrowing Agent), and the other Loan Parties signatory thereto (as Loan Parties) (the “Credit Agreement”).

The Credit Agreement amends and restates the Fourth Amended and Restated Revolving Credit Facility with PNC entered into in July 2008 and as further amended. The Credit Agreement provides that the Term B Lenders (as defined in the Credit Agreement) will extend the Borrowers (as defined in the Credit Agreement) an aggregate principal amount of $25,000 which will be used to reduce the senior secured revolving credit facility from $100,000 to approximately $77,000 and to repay approximately $2,041 in outstanding loans made to certain Foreign Borrowers (as defined in the Credit Agreement). This financing comprises (A) a senior secured revolving credit facility equal to the sum of (i) $75,000 and (ii) the sum of (a) $2,041 minus (b) an amount equal to (i) $82 multiplied by (ii) the number of months elapsed from January 8, 2009 to such date of determination (but in no event less than zero); (B) a Term Loan A (as defined in the Credit Agreement) to the US Borrowers (as defined in the Credit Agreement) in the aggregate principle amount of $4,531; and (C) Term B Loans (as defined in the Credit Agreement) in the aggregate principal amount of $25,000.

Borrowing availability under the senior secured revolving credit facility will be based on, among other things, the Borrowers’ (as defined in the Credit Agreement) eligible billed and unbilled accounts receivable. The financing facilities mature on July 30, 2011.

Outstanding balances under the revolving credit facility other than any loans under the Amortizing Availability (as defined in Credit Agreement) will bear interest at either LIBOR plus a margin ranging from 300 to 350 basis points or at the base rate plus a margin ranging from 200 to 250 basis points. The Term Loan A (as defined in the Credit Agreement) and Term B Loans under the Amortizing Availability will bear interest at LIBOR plus a margin ranging from 350 to 400 basis points or at the base rate plus a margin ranging from 250 to 300 basis points, and the Term B Loan (as defined in the Credit Agreement) will bear interest at LIBOR plus a margin of 950 basis points (but in no event will the LIBOR rate be lower than 4%) or at the base rate plus a margin of 850 basis points (but in no event will the base rate be lower than 5%), in each case based on the fixed charge coverage ratio of SHC. The interest rate is subject to increase under additional circumstances. The balance outstanding under the prior credit facility and term loans continued as part of the new revolving credit and term debt facility except that part of the existing Term A Loan to us was refinanced with part of the new Term B Loans. The facility also requires compliance with certain financial covenants which are fully detailed in the Credit Agreement. The obligations of the Borrowers under the facility are secured by certain assets of the Borrowers and by certain assets of SHC. The guarantee provided by us is unsecured.

Long-term borrowings consist of the following:

	December 31, 2008	December 31, 2007	SHC December 31, 2007
Revolving line of credit	$59,425	$—	$67,938
Term loans	6,789	—	8,794
Other	24		22,294

	66,238	—	99,026
Less current portion	(2,614)	—	(76,732)

Long-term debt	$63,624	$—	$22,294

Minimum principal payments on long-term debt subsequent to December 31, 2008, are as follows:

Twelve months ended December 31,	Total
2009	$2,614
2010	2,590
2011	61,034

Total	$66,238

PNC’s alternate base rate (5.0% at December 31, 2008) is the higher of the PNC’s base commercial lending rate or the Federal Funds Open Rate plus 0.5%. Interest is payable monthly on U.S. advances. Interest is payable on Eurodollar advances at the end of their one, two, three or six-month terms. For unused portions of the revolving line of credit, we pay a facility fee equal to 0.5% of the unused borrowing base.

Revolving credit advances are limited to the borrowing base. The borrowing base is 85% of eligible accounts receivable (foreign and domestic subject to certain limitations) and eligible unbilled revenues less the outstanding amount of letters of credit (approximately $10,000 at December 31, 2008), various other reserves, and any outstanding advances under the revolving line of credit.

On March 2, 2009, we entered into an Amendment No. 1 and Waiver to the Credit Agreement. In order to create additional Undrawn Availability (as defined under the Credit Agreement) under the Credit Agreement, SHC, Stream Florida Inc., Stream International Inc., Stream New York Inc. (collectively, with SGS, the “Stream Entities”), have entered into the Reimbursement Agreement (described below) which provides that Ares or one or more of its affiliates (each an “Ares Affiliate” and each Ares Affiliate and Ares being referred to collectively as the “Ares Guarantors”) may elect to provide, or cause one or more financial institutions or other entities to provide certain letters of credit, or other guarantees or backstop arrangements for the benefit of the Stream Entities. The Credit Agreement restricts the ability of the Loan Parties to enter into certain of the transactions under the Reimbursement Agreement. The Loan Parties requested Agent, Term Loan B Agent and Lenders amend the Credit Agreement and waive any failure to comply with the Credit Agreement, with respect to the entering into and performance under the Reimbursement Agreement. The Amendment provides such requested amendments and waivers.

Also on March 2, 2009, the Stream Entities entered into the Guarantee and Reimbursement Agreement, with Ares (the “Reimbursement Agreement”). The Stream Entities currently expect to request that Ares provide certain letters of credit, guarantees or other form of credit support to support obligations of the Stream Entities in order to create additional Undrawn Availability under the Credit Agreement. Upon the written request of one of the Stream Entities, an Ares Guarantor may, in its discretion, provide, or cause a financial institution or other entity to provide, such letters of credit or guarantee or otherwise backstop (each of the foregoing, an “LC Guarantee”) obligations of the Stream Entities under one or more existing letters of credit for the benefit of one or more of the Stream Entities; provided, that such LC Guarantees are subject to certain limitations described in the Reimbursement Agreement, including that the obligations (whether fixed or contingent) of the Ares Guarantors under the LC Guarantees shall not exceed $10,000 in the aggregate under any circumstance whatsoever and that each LC Guarantee shall continue in full force and effect for a term of twelve months from its issuance; provided further, that such LC Guarantee may not extend to a date later than the twelve month anniversary of the first date on which Ares consents to an LC Guarantee under the Reimbursement Agreement, subject to certain exceptions. Each of the Stream Entities agreed to reimburse the Ares Guarantors for any and all amounts drawn or paid under the LC Guarantees, or otherwise payable by the Ares Guarantors in connection with such LC Guarantees (collectively, the “Reimbursement Obligations”) which Reimbursement Obligations shall be subject to interest accruing at 5% per annum or 7% per annum if payment is not timely made. The rights granted to the Ares Guarantors under the Reimbursement Agreement are subject to the Subordination Agreement (as described below).

Upon the delivery and effectiveness of an LC Guarantee, we agreed to issue to Ares or other Ares Guarantors a number of shares (the “Shares”) of our Series B Preferred Stock, $0.001 par value per share, equal to (i) one share multiplied by (ii) (a) the aggregate maximum amount which may be drawn or paid under such LC Guarantee with respect to the Letter(s) of Credit supported by such LC Guarantee divided by (b) $10,000, with any fractional shares being rounded up to the nearest whole share (the “LC Fee”); provided, that, subject to certain exceptions in no event shall the aggregate number of Shares issued exceed one. As security for their obligations under the Reimbursement Agreement, each of the Stream Entities (other than SGS) granted to Ares (on behalf of itself and for the ratable benefit of the other Ares Guarantors) a continuing security interest in substantially all of its right, title and interest in, to and under the Collateral. The rights granted to the Ares Guarantors under the Reimbursement Agreement are subject to the Subordination Agreement (described below).

On March 2, 2009, we entered into the Subordination and Intercreditor Agreement with PNC Bank (as Agent), Steel City Capital Funding, LLC, (as agent for Term B Lenders and as Term B Agent), Ares and the other Loan Parties signatory thereto (as Loan Parties) (the “Subordination Agreement”). Pursuant to the Subordination Agreement, the obligations of the Stream Entities under the Reimbursement Agreement, and the liens granted therein, are junior and subordinate to the obligations of the Stream Entities under, and to liens granted in connection with, the Credit Agreement.

The credit facility also places limits on the amounts of annual capital expenditures and incremental operating lease obligations which can be entered into in any year, establishes dividend restrictions and limits payments to affiliates, as defined. At December 31, 2008, we had $4,468 of undrawn availability under the credit facility.

We have $9.2 million LC Guarantees outstanding at December 31, 2008.

Note 13—Defined Contribution and Benefit Plans

We have defined contribution and benefit plans in various countries. The plans cover all full-time employees other than excluded employees as defined in the plans. The participants may make pretax contributions to the plans, and we can make both matching and discretionary contributions. In the years ended December 31, 2008 and 2007, we recorded $1,112 and zero in matching contributions to the plans and SHC for the year ended December 31, 2007 recorded $2,545. Our defined benefit plans are funded primarily through annuity contracts with third party insurance companies. We do not have any material obligations under these plans other than funding the annual insurance premiums.

Note 14—Income Taxes

The change in valuation allowances is net of the effect of foreign currency translation adjustments included in accumulated other comprehensive income (loss).

The domestic and foreign source component of income (loss) before tax is as follows:

	December 31, 2008	December 31, 2007	Predecessor (“SHC”) Seven Months Ended July 31, 2008	Predecessor (“SHC”) Year Ended December 31, 2007	Predecessor (“SHC”) Year Ended December 31, 2006
Total US	$(5,431)	$1,877	$(39,508)	$(26,720)	$(10,985)
Total Foreign	11,586	—	19,231	21,554	10,159

Total	$6,155	$1,877	$(20,277)	$(5,164)	$(826)

The components of the income expense (benefit) are as follows:

	December 31, 2008	December 31, 2007	Predecessor (“SHC”) Seven Months Ended July 31, 2008	Predecessor (“SHC”) December 31, 2007	Predecessor (“SHC”) December 31, 2006
Current
Federal	$234	$580	$—	$—	$—
State	147	180	75	10	(524)
Foreign	5,569	—	4,277	4,933	2,501

Total Current	5,950	$760	4,352	4,943	1,977
Deferred
Federal	—	—	—	—	—
State	—	—	—	—	122
Foreign	(591)	—	743	1,216	2,424

Total Deferred	(591)	—	743	1,216	2,546

Total	$5,359	$760	$5,095	$6,159	$4,523

A reconciliation of the provision for income taxes with amounts determined by applying the statutory US Federal rate is as follows:

	December 31, 2008	December 31, 2007	Seven Months Ended July 31, 2008 Predecessor (“SHC”)	Year Ended December 31, 2007 Predecessor (“SHC”)	Year Ended December 31, 2006 Predecessor (“SHC”)
Federal tax rate	$2,154	$580	$(6,894)	$(1,756)	$(281)
State and local income taxes, net of federal income benefits	232	180	34	(73)	(110)
Foreign Taxes	4,266	—	6,103	5,257	2,142
Change in Valuation Allowance	(150)	—	6,748	4,370	4,649
Credit and tax holidays	(1,386)	—	(980)	(1,523)	(1,794)
Other differences	243	—	84	(116)	(83)

Provision for income taxes	$5,359	$760	$5,095	$6,159	$4,523

Deferred income taxes consist of the following:

	December 31, 2008	December 31, 2007	Predecessor (“SHC”) December 31, 2007
Deferred tax assets:
Accruals, allowances, and reserves	$9,808	$—	$8,866
Tax credit and loss carry forwards	19,163	—	17,954
Depreciation	2,620	—	4,002
Payables	16,030		—
Other	458	—	1,166

	48,079	—	31,988
Valuation allowance	(8,257)	—	(25,271)

Total deferred tax assets	39,822		6,717

Deferred tax liabilities:
Intangible assets	29,333	—	—
Other liabilities	9,553	—	580
Unrealized foreign exchange	735	—	—

Total deferred tax liabilities	39,621	—	580

Net deferred tax assets	$201	$—	$6,137

Following the merger on July 31, 2008, we recognized certain deferred tax assets and liabilities associated with the estimated fair value of assets acquired and the liabilities assumed. The most significant items were the deferred tax liabilities associated with the intangible and tangible assets in the US, and the deferred tax assets attributed to the market lease reserve in both the US and foreign jurisdictions. As a result of the increase in the deferred tax liabilities associated with the amortizable intangible assets the valuation allowance for the US deferred tax assets was reduced.

At December 31, 2008 and, 2007, we had $ 34,334 and zero, respectively, of U.S. federal net operating losses, which will expire between 2024 and 2027. At December 31, 2008 and 2007 the foreign operating loss carry forwards includes 1,852 and zero with no expiration date, and $7,782 and zero, respectively, of foreign-generated net operating losses, which will expire over various periods through 2015. The net operating losses are evaluated for each foreign jurisdiction and a full valuation allowance established where we believe that it is more likely than not based on available evidence that the asset will not be realized.

As a result of the merger, the Company acquired net operating loss carry forwards. The utilization of these losses is subject to the Internal Revenue Code Section 382 limitations, and the Company has established a valuation allowance against its deferred tax assets to an amount that is more likely than not to be recognized. The Company has estimated the annual limitation imposed by the provisions of Section 382, and does not expect such limitation to restrict its ability to utilize the losses within the carry forward period. We also forfeited $1,000 of existing net operating losses in foreign jurisdictions where the change of control resulted in a limitation of offset against future taxable income.

We had recorded a valuation allowance of $8,257 and zero for the periods ended December 31, 2008 and 2007, respectively, against net operating losses and deferred tax assets for which realization of any future benefit is uncertain due to taxable income limitations.

We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Currently, we are not under audit for any open year in any U.S. jurisdictions. We operate in a number of international tax jurisdictions and are subject to audits of income tax returns by tax authorities in those jurisdictions. We have open audit periods after 2002 in India, Canada and Europe, including France, Italy, Ireland, the Netherlands and the United Kingdom.

We participated in programs that resulted in certain state tax incentives credits of $168 and zero for the periods ended December 31, 2008 and 2007. The state tax credit incentives programs expire between 2008 and 2020.

We have been granted various tax holidays in foreign jurisdictions. These tax holidays are given as an incentive to attract foreign investment and under agreements relating to such tax holidays we receives certain exemptions from taxation on income from export related activities. The income tax benefit from foreign tax holidays was $705 and zero for the periods ended December 31, 2008 and December 31, 2007. Certain of the tax holidays are set to expire in 2010.

We have not provided taxes related to the potential repatriation of foreign subsidiary earnings because we believe they will be indefinitely reinvested outside of the United States. If future events necessitate that these earnings should be repatriated to the United States, an additional tax provision and related liability would be required.

Reconciliation of the beginning and ending total amounts of unrecognized tax benefits (exclusive of interest and penalties) is as follows:

Beginning balance January 1, 2008	$—
Additions to tax positions related to the current year	625
Reductions for tax positions related to current year	—
Additions for tax positions related to the prior year	4,250
Reductions for tax positions related to prior year	(645)
Settlements with tax authorities	(352)
Lapse of statue of limitations	(366)

Ending balance December 31, 2008	$3,512

We adopted the provisions of FIN 48 upon inception. Pursuant to the adoption of FIN 48, we recorded a reserve for unrecognized tax benefits of zero.

As of December 31, 2008 and 2007, the liability for unrecognized tax benefits (including interest and penalties) was $6,778 and zero, respectively, of which $533 and zero, respectively, was recorded in current liabilities and $6,245 and zero, respectively, was recorded within other long term liabilities in our consolidated financial statements. Included in these amounts is approximately $1,308 and zero, respectively, of unbenefitted tax losses, which would be realized if the related uncertain tax positions were settled. As of January 1, 2008, we had reserved zero for accrued interest and penalties, which had increased to $1,958 as at December 31, 2008 and is included in the $6,778 of liability. We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision. The total amount of net unrealizable tax benefits that would affect the income tax expense, if ever recognized in our consolidated financial statements is $5,470. This amount includes interest and penalties of $1,958. It is reasonably possible that within the next 12 months certain foreign examinations will be resolved, which could result in an estimated decrease in unrecognized tax benefits and interest and penalties of up to $934 and $517, respectively.

Note 15—Stock Options

The 2008 Stock Incentive Plan (the “Plan”) provides for the grant of incentive and nonqualified stock options. The Plan initially authorized grants of up to 5,000 shares of common stock at an exercise price not less than 100% of the fair value of the common stock at the date of grant. The Plan provides that the options shall be outstanding for a period not to exceed ten years from the grant date.

During the year ended December 31, 2008, we granted options to purchase 3,230 shares of our common stock to our employees with an exercise price of $6.00 per share, representing a premium to the fair value of the underlying common stock at the date of grant. Generally, options vest over a five year period, however, acceleration of vesting in 2009 is possible if we achieve certain earnings targets during the 2009 fiscal year that would accelerate between six and twelve months of vesting. At December 31, 2008, none of the 2008 stock option grants were vested, none had been exercised, and 20 had been forfeited.

The per share fair value of options granted was determined using the Black-Scholes-Merton model.

The following assumptions were used for the option grants in the year ended December 31, 2008:

Year Ended December 31, 2008
Option term (years)	6.375
Volatility	43%
Risk-free interest rate	2.41-3.27%
Dividend yield	0%
Weighted-average grant date fair value per option granted	$0.76

The expected volatility assumption for each year indicated below was based upon the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk-free interest rate assumption was based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the expected term in options. The expected term of employee stock options granted was based on our estimated life of the options at the grant date.

Stock options under the Plan during year ended December 31, 2008 were as follows:

	Number of options	Weighted Average Exercise Price	Weighted Average Fair Value	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2007	—	$—	$—	—
Granted	3,230	6.00	0.75	—
Exercised	—	—	—	—
Forfeited or canceled	(20)	—	0.86	—

Outstanding at December 31, 2008	3,210	$6.00	$0.75	9.74

We have no options exercisable at December 31, 2008.

For the years ended December 31, 2008 and 2007, we recognized net stock compensation expense of $73 and zero for the stock options in the table above. SHC recorded stock compensation expense of $1,234, $887 and $67, respectively, for the 7 months ended July 31, 2008 and for the years ended December 31, 2007 and 2006.

As of December 31, 2008, the aggregate intrinsic value (i.e., the difference in the estimated fair value of our common stock and the exercise price to be paid by the option holder) of stock options outstanding, excluding the effects of expected forfeitures, was zero. The aggregate intrinsic value of the shares of exercisable stock at that time was zero. The intrinsic value of options exercised for the years ended December 31, 2008 and 2007, was zero.

As of December 31, 2008 and 2007, there was $1,312 and none, respectively, of unrecognized compensation cost related to the unvested portion of time-based arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of five years from issue date.

Restricted stock award activity during the year ended December 31, 2008 was as follows:

	Number of Shares	Weighted average Grant-Date Fair Value
Outstanding December 31, 2007	—	$—
Granted	112	7.85
Vested	(7)	7.85
Forfeited	(13)	7.85

Outstanding December 31, 2008	92	$7.85

Restricted stock awards vest quarterly over four years on a straight line basis.

Note 16—Commitments and Contingencies

Leases

We lease our operating facilities and equipment under non-cancelable operating leases, which expire at various dates through 2014, and we have a capital lease obligation related to one facility. In addition, we have capital leases for furniture, computer and telephone equipment. The assets under capital lease are included in equipment and fixtures, net, on our consolidated balance sheets are as follows:

	December 31, 2008	December 31, 2007	SHC December 31, 2007
Furniture and fixtures	$256	$—	$362
Building improvements	3,030	—	106
Telecom and other equipment	3,616	—	5,208

	6,902	27	5,676
Less: accumulated depreciation	(307)	—	(933)

	$6,595	$27	$4,743

Future minimum payments under capital and operating leases consist of the following at December 31, 2008:

	Capital Leases	Operating Leases
2009	$2,602	$23,632
2010	1,786	18,460
2011	1,459	13,423
2012	1,170	8,839
2013	1,057	5,600
Thereafter	583	3,190

Total future minimum lease payments	8,657	$73,144

Less amount representing interest	(913)

	7,744
Less current portion	(2,260)

	$5,484

Rent expense is included in our consolidated statements of operations in selling, general and administrative expenses as follows:

	Year Ended December 31, 2008	For the period from June 26, 2007 (date of inception) to December 31, 2007	Seven Months Ended July 31, 2008 Predecessor (“SHC”)	Year Ended December 31, 2007 Predecessor (“SHC”)	Year Ended December 31, 2006 Predecessor (“SHC”)
Rent expense	$11,102	—	$17,646	$25,019	19,785
Market lease reserve amortization	(1,422)	—	(2,046)	(3,632)	(3,486)

Net rent expense	$9,680	$0	$15,600	$21,387	16,299

Contingencies

We are self-insured with respect to medical and dental claims by our employees located in the United States, subject to an annual insured stop-loss limit on per-claim payments of $125 and an overall insured stop-loss limit of $1.875 per covered participant. We believe that our self-insurance reserves of $713 at December 31, 2008 and zero at December 31, 2007 and SHC at December 31, 2007 of $429 will be adequate to provide for future payments required related to claims prior to that date.

We are also subject to various lawsuits and claims in the normal course of business. In addition, from time to time, we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. We establish reserves for specific liabilities in connection with regulatory and legal actions that we deem to be probable and estimable, and we believe that our reserves for such liabilities are adequate.

Note 18—Geographic Operations and Concentrations

We operate in one operating segment, but provide services primarily in two regions: “Americas”, which includes United States, Canada, Philippines, India, Costa Rica, Dominican Republic, and El Salvador; and “EMEA”, which includes Europe, Middle East, and Africa.

The following table presents geographic information regarding our operations:

	Year Ended December 31, 2008	For the period from June 26, 2007 (date of inception) to December 31, 2007	Seven Months Ended July 31, 2008 Predecessor (“SHC”)	Year Ended December 31, 2007 Predecessor (“SHC”)	Year Ended December 31, 2006 Predecessor (“SHC”)
Revenues
Americas	$122,091	$—	$169,402	$309,299	$260,200
EMEA	89,283	—	142,683	174,270	145,347

	$211,374	$—	$312,085	$483,569	$405,547

	December 31, 2008	December 31, 2007	SHC December 31, 2008
Total assets:
Americas	$259,432	$248,718	$124,091
EMEA	70,513	—	69,325

	$329,945	$248,718	$193,416

We derive significant revenues from three significant clients. At December 31, 2008, two of our largest clients are global computer companies, and the other client is a satellite radio provider.

	Year Ended December 31, 2008	For the period from June 26, 2007 (date of inception) to December 31, 2007	Seven Months Ended July 31, 2008 Predecessor (“SHC”)	Year Ended December 31, 2007 Predecessor (“SHC”)	Year Ended December 31, 2006 Predecessor (“SHC”)
Customer A	17%	—	16%	16%	15%
Customer B	17%	—	13%	13%	13%
Customer C	12%	—	11%	13%	11%

Related accounts receivable from these three clients were 22%, 13% and 11%, respectively, of our total accounts receivable at December 31, 2008.

Note 19—Quarterly Results of Operations (Unaudited)

SGS quarterly operating results were as follows:

	2008				2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$—	$—	$81,537	$129,836	$—	$—	$—	$—
Gross profit	—	—	31,008	52,087	—	—	—	—
Operating income (loss)	(267)	(287)	1,371	4,412	—	(7)	(9)	(224)
Net income (loss) attributable to common stockholders	$1,172	$403	$(51,232)	$(1,505)	—	$(7)	$(11)	$1,135
Net income (loss) attributable to common stockholders per share: Basic and diluted	$0.04	$0.01	$(2.12)	$(0.16)	$—	$(70.0)	$(0.00)	$0.05

SHC quarterly operating results were as follows:

	2008				2007
	First Quarter	Second Quarter	Third Quarter *	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$140,372	$128,714	$42,999	$—	$118,633	$113,180	$113,832	137,924
Gross profit	46,461	45,127	14,821	—	42,125	36,983	37,520	46,006
Operating income (loss)	3,710	1,599	(17,042)	—	4,512	(404)	(355)	2,141
Net income (loss)	$(2,004)	$(4,172)	$(19,197)	$—	$(1,001)	$(2,703)	$(4,753)	$(2,866)

*—represents the one month ended July 31, 2008

STREAM GLOBAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	June 30, 2009 (unaudited)	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$14,189	$10,660
Accounts receivable, net of allowance for bad debts of $438 and $267 at June 30, 2009 and December 31, 2008	106,141	109,385
Income taxes receivable	1,707	1,559
Deferred income taxes	15,581	14,899
Prepaid expenses and other current assets	9,581	10,353

Total current assets	147,199	146,856

Equipment and fixtures, net	49,577	41,634
Deferred income taxes	3,468	2,698
Goodwill	51,297	47,686
Intangible assets, net	78,498	83,319
Other assets	7,769	7,752

Total assets	$337,808	$329,945

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,337	$9,058
Accrued employee compensation and benefits	38,837	40,335
Other accrued expenses	11,786	15,550
Income taxes payable	4,232	3,449
Current portion of long-term debt	1,693	2,614
Current portion of capital lease obligations	4,053	2,260
Other liabilities	4,304	6,126

Total current liabilities	74,242	79,392

Long-term debt, net of current portion	72,929	63,624
Capital lease obligations, net of current portion	10,184	5,484
Deferred income taxes	19,237	17,396
Other long-term liabilities	14,644	16,387

Total liabilities	191,236	182,283

Series A Convertible Preferred Stock, par value $0.001 per share, which was redeemable by the holder, 150 shares authorized; 150 shares issued and outstanding at December 31, 2008	—	145,911
Series B Convertible Preferred Stock, par value $0.001 per share, 2 shares authorized; 1 share issued and outstanding at June 30, 2009	712	—

Stockholders’ equity:
Series A Convertible Preferred Stock, par value $0.001 per share, 150 shares authorized; 150 shares issued and outstanding at June 30, 2009	149,530	—
Common stock, par value $0.001 per share, shares authorized—149,000 shares and 119,000 authorized at June 30, 2009 and December 31, 2008, respectively, issued and outstanding shares—9,446 and 9,458 shares, respectively	9	9
Additional paid-in-capital	5,827	11,330
Retained earnings (deficit)	(2,266)	(1,399)
Accumulated other comprehensive income (loss)	(7,240)	(8,189)

Total stockholders’ equity	145,860	1,751

Total liabilities and stockholders’ equity	$337,808	$329,945

See accompanying notes to consolidated financial statements.

Stream Global Services, Inc.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2009	2008	Predecessor (“SHC”) 2008
Revenue	$125,670	$—	$128,714
Direct cost of revenue	73,405	—	83,587

Gross profit	52,265	—	45,127

Operating expenses:
Selling, general and administrative expenses	42,217	282	39,658
Depreciation and amortization	6,912	5	3,870

Total operating expenses	49,129	287	43,528

Income (loss) from operations	3,136	(287)	1,599

Other (income) expenses, net:
Foreign currency transaction loss (gain)	1,314	—	(566)
Other (income) expense, net	2	—	2,273
Interest (income) expense, net	2,143	(1,347)	2,990

Total other (income) expenses, net	3,459	(1,347)	4,697

Income (loss) before income taxes	(323)	1,060	(3,098)

Provision (benefit) for income taxes	2,242	400	1,074

Net income (loss)	(2,565)	660	(4,172)

Accretion of trust account relating to common stock subject to possible conversion	—	258	—
Cumulative convertible preferred stock dividends	1,883	—	—
Preferred Stock accretion	278	—	—

Net income (loss) attributable to common shareholders	$(4,726)	$402	$(4,172)

Net income (loss) attributable to common shareholders per share:
Basic	$(0.50)	$0.01	N/A

Diluted	$(0.50)	$0.01	N/A

Shares used in computing per share amounts:
Basic	9,449	29,688	N/A

Diluted	9,449	29,688	N/A

See accompanying notes to consolidated condensed financial statements.

Stream Global Services, Inc.

Consolidated Condensed Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2009	2008	Predecessor (“SHC”) 2008
Revenue	$261,284	$—	$269,086
Direct cost of revenue	152,019	—	174,498

Gross profit	109,265	—	94,588

Operating expenses:
Selling, general and administrative expenses	85,718	545	81,752
Depreciation and amortization	13,577	9	7,527

Total operating expenses	99,295	554	89,279

Income (loss) from operations	9,970	(554)	5,309

Other (income) expenses, net:
Foreign currency transaction loss (gain)	462	—	(1,765)
Other (income) expense, net	8	—	2,876
Interest (income) expense, net	5,039	(3,486)	6,031

Total other (income) expenses, net	5,509	(3,486)	7,142

Income (loss) before income taxes	4,461	2,932	(1,833)

Provision (benefit) for income taxes	5,328	1,070	4,343

Net income (loss)	(867)	1,862	(6,176)

Accretion of trust account relating to common stock subject to possible conversion	—	288	—
Cumulative convertible preferred stock dividends	3,176	—	—
Preferred Stock accretion	503	—	—

Net income (loss) attributable to common shareholders	$(4,546)	$1,574	$(6,176)

Net income (loss) attributable to common shareholders per share:
Basic	$(0.48)	$0.05	N/A

Diluted	$(0.48)	$0.05	N/A

Shares used in computing per share amounts:
Basic	9,452	29,688	N/A

Diluted	9,452	29,688	N/A

See accompanying notes to consolidated condensed financial statements.

Stream Global Services, Inc.

Consolidated Condensed Statements of Stockholders’ Equity

For the Six Months Ended June 30, 2009

(Unaudited)

(In thousands)

	Series A Convertible Preferred Stock		Common Stock
	Shares	Par Value	Shares	Par Value	Additional Paid in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2008	—	$—	9,458	$9	$11,330	$(1,399)	$(8,189)	$1,751
Net income	—	—	—	—	—	(867)	—	(867)
Currency translation adjustment	—	—	—	—	—	—	2,236	2,236
Unrealized loss on derivatives, net of tax of $0	—	—	—	—	—	—	(1,287)	(1,287)

Comprehensive loss	—	—	—	—	—	—	—	82
Cumulative dividends on preferred stock	—	3,167	—	—	(3,176)	—	—	(9)
Transfer of Preferred A Stock to equity from mezzanine equity	150	145,860	—	—	—	—	—	145,860
Accretion of preferred stock discount	—	503	—	—	(503)	—	—	—
Common shares issued under stock plans, net of cancellations		—	(12)	—	(2)	—	—	(2)
Warrant repurchase		—	—	—	(2,146)	—	—	(2,146)
Stock-based compensation expense					324	—		324

Balances at June 30, 2009	150	$149,530	9,446	$9	$5,827	$(2,266)	$(7,240)	$145,860

See accompanying notes to consolidated condensed financial statements

Stream Global Services, Inc.

Consolidated Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Predecessor (“SHC”) Six Months Ended June 30, 2008
Operating activities:

Net income (loss)	$(867)	$1,862	$(6,176)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	13,577	9	7,527
Amortization and write-off of debt issuance costs	1,434	—	714
Deferred taxes	494	—	7,509
Market lease reserve	—	—	(1,369)
Loss on disposal of assets	45	—	—
Noncash stock compensation	324	—	290
Noncash interest (income) expense	—	(3,486)	456
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	3,056	—	9,422
Income taxes receivable	(143)	—	817
Prepaid expenses and other current assets	694	3	(696)
Other assets	(1,938)	—	184
Accounts payable	372	—	(1,518)
Accrued expenses and other liabilities	(11,954)	(314)	(4,542)

Net cash provided by (used in) operating activities	5,094	(1,926)	12,618

Investing activities:

Decrease (increase) in restricted cash	—	2,957	(81)
Additions to equipment and fixtures, net	(10,349)	(25)	(5,209)

Net cash provided by (used in) investing activities	(10,349)	2,932	(5,290)

Financing activities:

Net borrowings (repayments) on line of credit	(13,944)	—	(1,038)
Proceeds from issuance of long-term debt	23,238	—	—
Payments on long-term debt	(910)	—	(828)
Repurchase of public warrants	(2,146)	—	—
Proceeds on capital leases	1,518	—	—
Payment of capital lease obligations	(1,267)	—	(1,057)

Net cash provided by (used in) financing activities	6,489	—	(2,923)

Effect of exchange rates on cash and cash equivalents	2,295	—	(1,886)

Net increase (decrease) in cash and cash equivalents	3,529	1,006	2,519
Cash and cash equivalents, beginning of period	10,660	1,161	12,577

Cash and cash equivalents, end of period	$14,189	$2,167	$15,096

Supplemental cash flow information:
Cash paid for interest	$2,816	$—	$3,100
Cash paid for income taxes	$4,053	$840	$2,412
Noncash financing activities:
Capital lease financing	$5,907	$—	$333

See accompanying notes to consolidated condensed financial statements.

Stream Global Services, Inc.

Notes to Consolidated Condensed Financial Statements

June 30, 2009

(Unaudited)

(In thousands, except per share amounts)

Note 1—Our History and Summary of Various Transactions

Stream Global Services, Inc. (formerly Global BPO Services Corp.), referred to herein as “we”, “us”, “Stream”, or “SGS”, was incorporated under the laws of the State of Delaware on June 26, 2007. We were formed as a blank check company for the purpose of acquiring businesses in the business process outsourcing industry.

In July 2008, we acquired Stream Holdings Corporation (“SHC” or “Predecessor”) for $128,815 in cash (which reflected the $200,000 purchase price less assumed indebtedness, transaction fees, professional fees, stock option payments and payments for working capital). Also in July 2008, holders of 8,947 shares of our common stock exercised their conversion rights in connection with the acquisition, and we paid an aggregate of $70,590 to such holders. In connection with our acquisition of SHC, we changed our name from Global BPO Services Corp. to Stream Global Services, Inc. In connection with this acquisition we exited the development stage of operations.

In August 2008, we issued and sold 150 shares of our Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), in a private placement with Ares Corporate Opportunities Fund II, L.P. (“Ares”) for an aggregate purchase price of $150,000 and our founders also sold their 7,500 warrants to Ares. Also in August 2008, we commenced a self-tender offer to purchase up to 20,757 shares of our common stock at a purchase price of $8.00 per share. In September 2008, we closed the self-tender and accepted for purchase 20,757 shares of our common stock for a total cost of approximately $166,000 in cash, excluding fees and expenses related to the self-tender offer.

Note 2—Our Business

We are a global provider of premium customer relationship management (“CRM”) and other business process outsourcing services to companies in the technology, software, consumer electronics and communications industries. Our CRM solutions encompass a wide range of telephone, e-mail and internet based services and technical support programs designed to maximize the long-term value of the relationships between our clients and their customers, or end-users. Technical support programs include technical troubleshooting (including game support), hardware and warranty support, win-back programs, hosted services, data management, telecommunications services and professional services. Customer service programs consist of activities such as sales, customer setup/activations, up-sell or cross-sell programs, revenue generation, customer billing inquiries, win-back programs, and customer retention initiatives. We work closely with our clients to design and implement large-scale, tailored CRM programs that provide comprehensive solutions to their specific business needs. We deliver services from our 35 service centers in 20 countries across the world. As of June 30, 2009, we had approximately 16,000 employees providing services to our client’s customers and administrative services in our business.

Pro Forma Results of Operations

Following are pro forma unaudited results of operations for the three and six months ended June 30, 2008 assuming the acquisition of SHC (Predecessor) occurred on January 1, 2008:

We derived the pro forma results of operations from (i) the unaudited consolidated financial statements of SHC for the three and six months ended June 30, 2008 and (ii) our unaudited consolidated financial statements for the three and six months ended June 30, 2008. The pro forma results of operations are not necessarily indicative of results of operations that may have actually occurred had the merger taken place on January 1, 2008, or the future financial position or operating results of SHC. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments include adjustments for interest expense, reversal of interest income for SGS, amortization of intangible assets, transaction costs, depreciation expense for assets written up and market lease amortization.

Stream Global Services, Inc.

Pro Forma Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Revenue	$128,714	$269,086
Direct cost of revenue	83,587	174,498

Gross profit	45,127	94,588

Operating expenses:
Selling, general and administrative expenses	39,532	81,577
Stock based compensation expense	145	290
Depreciation and amortization expense	5,747	11,281

Total operating expenses	45,424	93,148

Income (loss) from operations	(297)	1,440

Other (income) expenses, net:
Foreign currency transaction loss (gain)	(566)	(1,765)
Other (income) expense, net	2,273	2,876
Interest expense, net	2,045	4,174

Total other (income) expenses, net	3,752	5,285

Income (loss) before provision for income taxes	(4,049)	(3,845)
Provision for income taxes	2,806	5,738

Net income (loss)	$(6,855)	$(9,583)

Note 3—Basis of Presentation

Our consolidated financial statements as of June 30, 2009 and for the three and six months ended June 30, 2009 and 2008 include our accounts and those of our wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.

On July 31, 2008, we consummated our initial business acquisition with the acquisition of SHC and emerged from a development stage corporation. Prior to July 31, 2008, we were a blank check company formed for the purpose of acquiring an operating company. Accordingly, we had no revenues prior to July 31, 2008 because we were in the development stage. SHC is deemed to be our “predecessor”. As a result, the statement of operations and statement of cash flows of SGS for the three and six months ended June 30, 2008 are presented for comparative purposes. The accompanying consolidated statements of operations and cash flows of SGS present the results of operations and cash flows for (i) the three and six months ended June 30, 2008 preceding the acquisition of SHC on July 31, 2008, exclusive of SHC results of operations and cash flows and (ii) for the periods succeeding the acquisition, the consolidated results of operations including SHC are included in these financial statements. The results of operations and cash flows on a consolidated basis subsequent to the acquisition of SHC are not comparative to the predecessor SHC results of operations and cash flows because the basis for the acquired assets and liabilities of SHC has been adjusted to fair value pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”), nor are they indicative of future results.

Note 4—Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying consolidated condensed financial statements as of June 30, 2009 and for the three and six months ended June 30, 2009 and 2008 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position and results of operations and cash flows. The results for the three and six months ended June 30, 2009 are not necessarily indicative of the results to be expected for the year ended December 31, 2009, or for any other interim period or future year.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires the appropriate application of accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in our consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results could differ from estimates. Such differences may be material to the consolidated financial statements.

Foreign Currency Translation and Derivative Instruments

We account for financial derivative instruments utilizing SFAS No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities”, as amended. We generally utilize deliverable and non-deliverable forward contracts expiring within one to 24 months to reduce our foreign currency exposure due to exchange rate fluctuations on forecasted cash flows denominated in non-functional foreign currencies. Upon proper qualification, these contracts are accounted for as cash-flow hedges, as defined by SFAS 133. These contracts are entered into to protect against the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates. In using derivative financial instruments to hedge exposures to changes in exchange rates, we expose ourselves to counterparty credit risk.

All derivatives, including foreign currency forward contracts, are recognized in the balance sheet at fair value. Fair values for our derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current market and model assumptions. On the date the derivative contract is entered into, we determine whether the derivative contract should be designated as a cash flow hedge. Changes in the fair value of derivatives that are highly effective and designated as cash flow hedges are recorded in “Accumulated other comprehensive income (loss)”, until the forecasted underlying transactions occur. Any realized gains or losses resulting from the cash flow hedges are recognized together with the hedged transaction within “Other Income (expense)”. Cash flows from the derivative contracts are classified within “Cash flows from operating activities” in the accompanying Consolidated Statement of Cash Flows. Ineffectiveness is measured based on the change in fair value of the forward contracts and the fair value of the hypothetical derivatives with terms that match the critical terms of the risk being hedged. Hedge ineffectiveness is recognized within “Other Income (expense)”.

The assets and liabilities of our foreign subsidiaries, whose functional currency is their local currency, are translated at the exchange rate in effect on the reporting date, and income and expenses are translated at the average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income (loss), but is reflected in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity until the sale or until the liquidation of the net investment in the foreign subsidiary. Foreign currency transaction gains and losses are included in determining net income (loss), and are categorized as “Other income (expense)”.

We formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedging activities. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items on a prospective and retrospective basis. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge or if a forecasted hedge is no longer probable of occurring, we discontinue hedge accounting prospectively. At June 30, 2009, all hedges for Canadian Dollars were determined to be highly effective.

Our hedging program has been effective and the amount of hedge ineffectiveness has not been material. Hedge accounting is also discontinued prospectively when (1) the derivative is no longer effective in offsetting changes in cash flow of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) the derivative as a hedging instrument is no longer effective.

Changes in fair value of derivatives not qualifying as hedges are reported in income. Upon settlement of the derivatives qualifying as hedges, a gain or loss is reported in income.

We use forward exchange contracts, generally purchased with a maturity of 90 days or less, to manage our exposure to movements in foreign exchange rates between the United States and Canada and the United States and India. We recognize the foreign exchange contracts in the financial statements at fair value. We hedge these exposures considering current market conditions, future operating activities and the cost of hedging exposure in relation to the perceived risk of loss. The fair value of the derivatives is determined by reference to market data related to the selected currency forward and spot rates. As of June 30, 2009 and December 31, 2008, we had approximately $23,052 and $20,704, respectively, of foreign exchange risk hedged using forward exchange contracts. As of June 30, 2009 and 2008, the fair market value of these derivatives was a gain of $96 and zero, respectively, which is reflected in accumulated other comprehensive income (loss).

Fair Value of Financial Instruments

Effective January 1, 2008, we implemented SFAS No. 157, Fair Value Measurement , for our financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following table presents information about our assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2009, and indicates the fair value hierarchy of the valuation techniques we utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

	June 30, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Description
Cash equivalents	$919	$919	$—	$—
Forward exchange contracts	(46)	—	(46)	—

Total	$873	$919	$(46)	$—

The fair values of our cash equivalents and forward exchange contracts are determined through market, observable and corroborated sources.

The carrying amounts reflected in the consolidated balance sheets for other current assets, accounts payable, and accrued expenses approximate fair value due to their short-term maturities. To the extent we have any outstanding borrowings under our revolving credit facility, the fair value would approximate its reported value because the interest rate is variable and reflects current market rates.

Net Income (Loss) Per Share

We calculated net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share, as clarified by Emerging Issues Task Force (“EITF”) Issue No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, which clarifies the use of the “two-class” method of calculating earnings per share as originally prescribed in SFAS No. 128. EITF Issue No. 03-6 provides guidance on how to determine whether a security should be considered a “participating security” for purposes of computing earnings per share and how earnings per share should be allocated to a participating security when using the two-class method for computing basic earnings per share. We have determined that our Preferred Stock represents a participating security and therefore have adopted the provisions of EITF Issue No. 03-6.

Under the two-class method, basic net income (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. We allocated net income first to preferred stockholders based on dividend rights under our certificate of incorporation and then to common and preferred stockholders based on ownership interests. Net losses are not allocated to preferred stockholders. Diluted net income (loss) per share gives effect to all potentially dilutive securities.

Three Months Ended June 30, 2009
Net income (loss)	$(2,565)
Convertible Preferred Stock dividends	1,883
Preferred Stock accretion	278

Net income (loss) attributable for common stockholders	$(4,726)

Six Months Ended June 30, 2009
Net income (loss)	$(867)
Convertible Preferred Stock dividends	3,176
Preferred Stock accretion	503

Net income (loss) attributable for common stockholders	$(4,546)

The following common stock equivalents were excluded from computing diluted net loss per share attributable to common stockholders because they had an anti-dilutive impact:

For The Period Ended June 30, 2009
Options to purchase common stock at $6.00 per share	3,133
Preferred stock convertible to common stock at $6.00 per share	25,950
Publicly held warrants at $6.00 per share	20,522
Ares warrants to purchase common stock at $6.00 per share	7,500

Total preferred stock, options and warrants convertible or exercisable into common stock	57,105

In the event of a specified event (including if Ares ownership is less than 50%—see Note 6) then the future dividends on the Series A and Series B Preferred Stock are accelerated. At June 30, 2009 this would result in Ares having common stock equivalents of 34,919 or an increase of 8,974. During the second quarter of 2009 we repurchased 10,728 of our publicly traded warrants for $2,100.

Diluted is the same as basic because the effect of the conversion on the Preferred Stock will be anti-dilutive.

Accumulated other comprehensive income (loss) consists of the following:

	June 30, 2009	December 31, 2008
Unrealized (loss) gain on forward exchange contracts	$(46)	$1,241
Cumulative Translation adjustment	(7,194)	(9,430)

	$(7,240)	$(8,189)

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued FAS No. 141R, Business Combinations (“FAS 141R”). FAS 141R replaces SFAS No. 141. FAS 141R retains the fundamental requirements in SFAS No. 141 that the purchase method of accounting be used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a residual. FAS 141R expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. FAS 141R broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. FAS 141R also increases the disclosure requirements for business combinations in the financial statements. FAS 141R is effective for fiscal periods beginning after December 15, 2008. FAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. FAS 141R amends SFAS 109, such that adjustments made to valuation allowances on deferred income taxes and acquired income tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141R would apply the provisions of SFAS 141R. Given SFAS 141R relates to prospective and not historical business combinations, we cannot currently determine the potential effects adoption of SFAS No. 141R may have on our consolidated financial statements.

In December 2007, the FASB issued FAS No. 160, Non-Controlling Interest in Consolidated Financial Statements—an Amendment of ARB No. 51 (“FAS 160”). FAS 160 requires that a non-controlling interest in a subsidiary be separately reported within equity and the amount of consolidated net income attributable to the non-controlling interest be presented in the statement of operations. FAS 160 also requires consistency in reporting changes in the parent’s ownership interest in a subsidiary and necessitates fair value measurement of any non-controlling equity investment retained in a deconsolidation. FAS 160 is effective for fiscal periods beginning after December 15, 2008. Therefore, we were required to adopt FAS 160 on January 1, 2009. The adoption of FAS 160 did not have an impact on our financial position, results of operations or cash flow.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities (“SFAS 161”), which amends SFAS 133 by requiring increased qualitative, quantitative, and credit-risk disclosures about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS 161 did not have an impact on our financial position, results of operations or cash flow.

In April 2008, the FASB issued FASB Staff Position FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP No. FAS 142-3”). FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. The intent of FSP No. FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under FAS 141R and other GAAP measures. FSP No. FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of FSP No. FAS 142-3 did not have an impact on our financial position, results of operations or cash flow.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not currently expect the adoption of SFAS 162 to have a material effect on our financial position, results of operations, or cash flow.

In May 2009, the FASB issued FASB Statement No. 165, Subsequent Events (SFAS 165). SFAS 165 intends to establish general standards of accounting for and disclosures of subsequent events that occurred after the balance sheet date but prior to the issuance of financial statements. SFAS 165 is effective for financial statements issued for interim or fiscal years ending after June 15, 2009. The adoption of SFAS 165 did not have a significant impact on our financial position, results of operations or cash flows.

Note 5—Acquisitions

On July 31, 2008, we consummated the acquisition of SHC, pursuant to which we acquired all of the outstanding shares of capital stock of SHC and SHC became a wholly-owned subsidiary of SGS.

The amended and restated merger agreement dated June 2, 2008, by and among SGS, SHC, and River Acquisition Subsidiary Corp., stated that the purchase price would be determined as $200,000 in cash less assumed indebtedness, transaction costs and payments for stock options and bonuses. The purchase price calculation is as follows:

Purchase price	$200,000
Purchase adjustments for working capital items and cash acquired	12,635

Purchase price before liabilities	212,635
Assumed indebtedness	(89,221)

Net cash paid at closing	123,414

SGS transaction-related costs	5,404

Total allocable purchase price	$128,818

The acquisition was accounted for in accordance with the provisions of SFAS No. 141. The transaction was valued for accounting purposes at $128,818. Included in the SGS transaction related costs are direct costs associated with investment banker fees and professional services for legal and accounting costs. Under the purchase method of accounting, the assets and liabilities of SHC acquired are recorded as of the acquisition date at their respective fair values, and added to those of ours. The excess purchase price over those values is recorded as goodwill. The following table summarizes the estimated fair value of assets acquired and the liabilities assumed and related deferred income taxes at the date of the acquisition.

Current assets	$131,172
Property and equipment	40,961
Goodwill	51,297
Trade names	16,100
Customer relationships	67,200
Technology-based intangible assets	1,870
Other non-current assets	7,375

Total assets acquired	315,975

Current liabilities	(75,829)
Bank indebtedness	(75,555)
Obligations under capital lease	(7,745)
Other liabilities	(28,028)

Total liabilities assumed	(187,157)

Allocated purchase price	$128,818

The purchased intangibles and goodwill are not deductible for income tax purposes. However, for accounting purposes deferred income tax liabilities on purchased intangibles (other than goodwill) will be charged to our future consolidated condensed statements of operations in proportion to and over the amortization period of related intangible assets.

In accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with Purchase Business Combination” (“EITF Issue No 95-3”), we accrued $1,428 of severance related costs incurred directly as a result of the acquisition. At June 30, 2009 the outstanding liability was $262.

At the time of the closing of the acquisition of SHC, $10,000 of the purchase price was placed into escrow with an escrow agent (the “Escrow Fund”) to secure the indemnity obligations of the SHC stockholders and the holders of vested options under the merger agreement for damages sustained by us and our subsidiaries as a result of breaches of representation and warranties and covenants by SHC. In certain instances, we may assert claims for indemnification against the Escrow Fund once our damages exceed a $500 threshold. In December 2008, we received $1,200 in payments from the Escrow Fund for claims related to working capital adjustments. In April 2009, we received $1,200 for additional working capital claims, severance payments and earn-out payments related to our India operations. These amounts other than the earn-out payments, totaling approximately $2,000 were charged against the purchase price and reduced goodwill. In July 2009, we made a claim for indemnification in excess of the remaining amount in the Escrow Fund for various breaches of representations and warranties. We will account for any recoveries under the indemnification agreement as a reduction to goodwill when and if any proceeds are received.

In the first quarter 2009, we recorded an additional $4,133 to the purchase price of SHC resulting in an increase in goodwill to settle a contingent liability that existed prior to our acquisition of SHC on July 31, 2008 related to a dispute concerning our Indian subsidiaries. In the second quarter 2009, we recorded an additional $300 related to professional service fees offset by $821 receipt of reimbursement related to working capital claims from the Escrow Fund. Prior to the end of the one-year purchase price allocation period, if information becomes available and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation and may adjust goodwill.

Note 6—Preferred Stock

On August 7, 2008, we issued and sold 150 shares of our Series A Preferred Stock for an aggregate purchase price of $150,000. As of June 30, 2009, Ares beneficially owned approximately 73% of the issued and outstanding shares of our common stock (assuming conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock and no exercise of any of the outstanding warrants to purchase 28,022 shares of our common stock as of June 30, 2009). As of June 30, 2009 the Series A Preferred Stock is convertible at the option of Ares into 25,831 shares of our common stock at an initial conversion price of $6.00 per share, subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events; is redeemable at our option after August 7, 2015; and votes together with common stock, except on certain matters that affect the Series A Preferred Stock, in which case the Series A Preferred Stock votes as a separate class.

On March 11, 2009, we filed an amendment to the certificate of designations of Series A Preferred Stock (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware which amended the terms of the Series A Preferred Stock as follows:

Dividends. The holders of the Series A Preferred Stock are entitled receive dividends at a rate of 5% per annum, an increase from 3% per annum, commencing on March 11, 2009 or 10% per annum if we do not redeem at our option all of the then outstanding shares of Series A Preferred Stock prior to two business days after August 7, 2015 or all of the Series A Preferred Stock has not been converted into our common stock. If an Acceleration Event (as defined in the Certificate of Amendment) occurs before August 7, 2015, then the Stated Value of each share of Series A Preferred Stock is automatically increased by adding to the Stated Value all dividends that would otherwise be payable on a share of Series A Preferred Stock on each dividend payment date from the date on which the Acceleration Event occurs until August 7, 2015. The “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $1 plus (ii) all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value) on such Series A Preferred Stock as of the date of calculation. In 2009, we accrued dividends of $3,167 for the Series A Preferred Stock.

Liquidation Preference. In the event of a Liquidation Event (as defined in the Certificate of Amendment) that is a sale of all or substantially all of our assets, if we distribute any of our assets or surplus funds to holders of our capital stock, we will distribute all of such assets or surplus funds to the extent legally available for distribution. In the event of a Liquidation Event that is a merger or consolidation in which any shares of our capital stock are converted, exchanged or cancelled, all of the outstanding shares of capital stock will be converted, exchanged or cancelled. The consideration payable to the holder of our capital stock will be determined in accordance with the terms of the Certificate of Amendment.

Conversion at our Option. We may request conversion of the Series A Preferred Stock into common stock only after August 7, 2011. In addition, the average closing price must exceed 150% or $9.00 per share of the conversion price for the 10 day period subsequent to our delivery of a notice of conversion. In addition, there must be outstanding at least 20,000 shares of our common stock (as adjusted for any stock dividend, stock split, combination or other similar transaction) held by our non-affiliates, and certain other conditions must be satisfied or waived.

Redemption. The holder of Series A Preferred Stock does not have redemption rights. On the issuance of the Series A Preferred Stock, we calculated the value of the beneficial conversion feature of our Series A Preferred Stock to be $49,503 and the value of warrants to be $3,253 and allocated the value of the discount on our Series A Preferred Stock between the beneficial conversion feature and the related warrants. The beneficial conversion of Series A Preferred Stock was charged to retained earnings to the extent that retained earnings were available. The remaining amount of excess of retained earnings was charged to additional paid-in capital. The amount allocated to the warrants will be accreted over seven years.

We accounted for the amended terms of the Series A Preferred Stock at fair value on the date of the amendment. Consistent with the provisions of EITF D-42, we determined that the fair value of the modified security was equal to the fair value of the initial security. Accordingly, we will not record any amount in earnings per share at the modification date and the increase in the dividend rate will be reflected in earnings per share as it is payable.

On March 20, 2009, we issued one share of our Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”) to Ares in consideration of Ares’ issuance of three letters of credit with a one year term in an aggregate amount of $7,006 pursuant to our request under the Guarantee and Reimbursement Agreement dated March 2, 2009 among Stream and some of its subsidiaries and Ares. We accounted for this preferred stock issuance as a guarantee and recorded at fair value as an asset and will amortize over one year into interest expense. As of June 30, 2009, the Series B Preferred Stock is convertible at the option of Ares into 119 shares of our common stock at an initial conversion price of $6.00 per share, subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events, and votes together with common stock, except on certain matters that affect the Series B Preferred Stock, in which case the Series B Preferred Stock votes as a separate class. The terms of the Series B Preferred Stock are similar to the terms of the Series A Preferred Stock except as follows:

Dividends. Holders of the Series B Preferred Stock will be entitled to receive dividends at a rate of 5% per annum, payable semi-annually in arrears every June 30 and December 31, commencing on June 30, 2009. An amount equal to the sum of all accrued but unpaid dividends is also payable upon a Fundamental Transaction that the holders of Series B Preferred Stock treat as a Liquidation Event (each as defined in the Certificate of Designations for the Series B Preferred Stock). Many of the events that would trigger a Fundamental Transaction are similar to those contained in the definition of Acceleration Event in the Certificate of Amendment. In 2009, we accrued dividends of $10 for the Series B Preferred Stock.

Conversion at our Option. Our ability to request conversion of the Series B Preferred Stock is similar to our conversion rights with respect to the Series A Preferred Stock, except that we may also seek conversion if a Fundamental Transaction occurs that the holders of Series B Preferred Stock do not treat as a Liquidation Event.

Redemption. Beginning on March 20, 2010, we may, at our option, redeem the Series B Preferred Stock for a cash purchase price equal to the Stated Value (which has the same definition as for the Series A Preferred Stock).

Note 7—Equipment and Fixtures, Net

Equipment and fixtures, net, consists of the following:

	June 30, 2009	December 31, 2008
Furniture and fixtures	$6,500	$6,221
Building improvements	19,388	10,820
Computer equipment	15,113	11,244
Software	3,397	2,266
Telecom and other equipment	20,394	16,651
Equipment and fixtures not yet placed in service	850	1,695

	65,642	48,897
Less: accumulated depreciation	(16,065)	(7,263)

	$49,577	$41,634

Depreciation and amortization expense consists of the following:

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Three Months Ended June 30, 2008 Predecessor (“SHC”)
Depreciation	$4,578	$5	$3,870
Amortization	2,334	—	—

Total depreciation and amortization	$6,912	$5	$3,870

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Six Months Ended June 30, 2008 Predecessor (“SHC”)
Depreciation	$8,765	$9	$7,527
Amortization	4,812	—	—

Total depreciation and amortization	$13,577	$9	$7,527

During the second quarter the Company opened a new site in the Philippines.

Note 8—Accrued Employee Compensation and Benefits

Accrued employee compensation and benefits consists of the following:

	June 30, 2009	December 31, 2008
Compensation related amounts	$16,636	$16,374
Vacation liabilities	11,767	10,091
Medical and dental liabilities	637	713
Employer taxes	1,255	2,838
Retirement plans	6,449	7,924
Other benefit related liabilities	2,093	2,395

	$38,837	$40,335

Note 9—Other Accrued Expenses and Other Liabilities

Other accrued expenses consists of the following:

	June 30, 2009	December 31, 2008
Liabilities for government grants	$125	$227
Value-added and sales taxes	498	674
Deferred underwriting fees	—	63
Professional fees	3,975	5,091
Accrued interest	540	324
Occupancy expense	1,762	1,451
Technology expense	2,717	2,275
Other accrued expenses	2,169	5,445

	$11,786	$15,550

Other liabilities consists of the following:

	June 30, 2009	December 31, 2008
Lease exit reserve	$—	$738
Deferred revenue	96	1,480
Market lease reserves	3,829	3,460
Other	379	448

Total current	$4,304	$6,126

	June 30, 2009	December 31, 2008
Deferred revenue	$18	$1,049
Deferred rent	672	183
Accrued income taxes	6,820	6,245
Market value lease reserves	7,134	8,910

Total long term	$14,644	$16,387

Note 10—Long-Term Debt and Revolving Credit Facility

On July 31, 2008, we, as guarantor, entered into the Fourth Amended and Restated Revolving Credit Term Loan and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association (“PNC,” as Lender and as Agent), PNC Capital Markets LLC (as Lead Arranger), SHC (as Borrowing Agent), and the other Loan Parties signatory thereto (as Loan Parties). The Credit Agreement amended and restated SHC’s credit facility with PNC, providing for an increase in the revolving credit from $86,000 to $100,000, extending the maturity date by five years to 2013 and providing for SGS as a guarantor. The Credit Agreement included a $10,000 collateral reserve. The Credit Agreement did not otherwise materially change the terms of SHC’s credit facility. This financing comprised a $100,000 senior secured revolving credit facility under which borrowing availability was based on, among other things, the Borrowers’ (as defined in the Credit Agreement) eligible billed and unbilled accounts receivable. The financing facilities had a five-year term. Outstanding balances under the revolving credit facility incurred interest at either LIBOR plus a margin ranging from 200 to 250 basis points or at the base rate plus a margin ranging from 0 to 25 basis points. The term loans incurred interest at LIBOR plus a margin ranging from 275 to 325 basis points or at the base rate plus a margin ranging from 25 to 75 basis points, in each case based on the combined fixed charge coverage ratio of SHC. The interest rate was subject to change under additional circumstances. The facility also required compliance with certain financial covenants. On November 14, 2008, we amended the Credit Agreement to extend the date for delivery of an audited opening balance sheet of the borrowers to April 1, 2009. The obligations of the Borrowers’ under the facility were secured by certain assets of the Borrowers’ and by certain assets of SHC. In connection with the financing we paid a fee of $2,316 to PNC. This amount was being amortized over the life of the facility of five years but $984 was charged to interest expense in January 2009 in connection with the Amended Credit Agreement described below.

On January 8, 2009, we (as Guarantor) entered into the Fifth Amended and Restated Revolving Credit, Term Loan and Security Agreement with PNC Bank, National Association, Steel City Capital Funding, LLC (as Term B Lender and as Term B Agent), PNC Capital Markets LLC (as Lead Arranger), SHC (as Borrowing Agent), and the other Loan Parties signatory thereto (as Loan Parties) (the “Amended Credit Agreement”).

The Amended Credit Agreement amended and restated the Credit Agreement and provides that the Term B Lenders (as defined in the Amended Credit Agreement) will extend the Borrowers (as defined in the Amended Credit Agreement) an aggregate principal amount of $25,000 which will be used to reduce the senior secured revolving credit facility from $100,000 to approximately $77,000 and to repay approximately $2,041 in outstanding loans made to certain Foreign Borrowers (as defined in the Amended Credit Agreement). This financing comprises (A) a senior secured revolving credit facility equal to the sum of (i) $75,000 and (ii) the sum of (a) $2,041 minus (b) an amount equal to (i) $82 multiplied by (ii) the number of months elapsed from January 8, 2009 to such date of determination (but in no event less than zero); (B) a Term Loan A (as defined in the Amended Credit Agreement) to the US Borrowers (as defined in the Amended Credit Agreement) in the aggregate principle amount of $4,531; and (C) Term B Loans (as defined in the Amended Credit Agreement) in the aggregate principal amount of $22,959. At June 30, 2009, the balance of the financing consisted of a senior secured domestic term loan of approximately $3,863, and a senior secured foreign term loan of approximately $2,041.

Borrowing availability under the senior secured revolving credit facility is based on, among other things, the Borrowers’ (as defined in the Amended Credit Agreement) eligible billed and unbilled accounts receivable. The financing facilities mature on July 30, 2011.

Outstanding balances under the revolving credit facility other than any loans under the Amortizing Availability (as defined in Amended Credit Agreement) will bear interest at either LIBOR plus a margin ranging from 300 to 350 basis points or at the base rate plus a margin ranging from 200 to 250 basis points. The Term Loan A (as defined in the Amended Credit Agreement) and Term B Loans under the Amortizing Availability will bear interest at LIBOR plus a margin ranging from 350 to 400 basis points or at the base rate plus a margin ranging from 250 to 300 basis points, and the Term B Loan (as defined in the Amended Credit Agreement) will bear interest at LIBOR plus a margin of 950 basis points (but in no event will the LIBOR rate be lower than 4%) or at the base rate plus a margin of 850 basis points (but in no event will the base rate be lower than 5%), in each case based on the fixed charge coverage ratio of SHC. The interest rate is subject to increase under additional circumstances. The balance outstanding under the prior credit facility and term loans continued as part of the new revolving credit and term debt facility except that part of the existing Term A Loan to us was refinanced with part of the new Term B Loans. The facility also requires compliance with certain financial covenants which are fully detailed in the Amended Credit Agreement. We are in compliance with the financial covenants as of June 30, 2009. The obligations of the Borrowers under the facility are secured by certain assets of the Borrowers and by certain assets of SHC.

Long-term borrowings consist of the following:

	June 30, 2009	December 31, 2008
Revolving line of credit	$45,481	$59,425
Term loans	29,141	6,789
Other	—	24

	74,622	66,238
Less: current portion	(1,693)	(2,614)

Long-term debt	$72,929	$63,624

Minimum principal payments on long-term debt subsequent to June 30, 2009 are as follows:

Total
2009	$1,693
2010	1,698
2011	71,231

Total	$74,622

PNC’s alternate base rate (5.0% at June 30, 2009) is the higher of the PNC’s base commercial lending rate or the Federal Funds Open Rate plus 0.5%. Interest is payable monthly on U.S. advances. Interest is payable on Eurodollar advances at the end of their one, two, three or six-month terms. For unused portions of the revolving line of credit, we pay a facility fee equal to 0.5% of the unused borrowing base.

Revolving credit advances are limited to the borrowing base. The borrowing base is 85% of eligible accounts receivable (foreign and domestic subject to certain limitations) and eligible unbilled revenues less the outstanding amount of letters of credit (approximately $1,844 at June 30, 2009), various other reserves, and any outstanding advances under the revolving line of credit. In connection with the financing we capitalized $981 of new fees associated with the debt financing. This amount was being amortized over the life of the facility.

On March 2, 2009, we entered into an Amendment No. 1 and Waiver to the Amended Credit Agreement. In order to create additional Undrawn Availability (as defined under the Amended Credit Agreement) under the Amended Credit Agreement, SHC, Stream Florida Inc., Stream International Inc., Stream New York Inc. (collectively, with SGS, the “Stream Entities”), have entered into the Reimbursement Agreement (described below) which provides that Ares or one or more of its affiliates (each an “Ares Affiliate” and each Ares Affiliate and Ares being referred to collectively as the “Ares Guarantors”) may elect to provide, or cause one or more financial institutions or other entities to provide certain letters of credit, or other guarantees or backstop arrangements for the benefit of the Stream Entities. The Amended Credit Agreement restricts the ability of the Loan Parties to enter into certain of the transactions under the Reimbursement Agreement. The Loan Parties requested Agent, Term Loan B Agent and Lenders amend the Amended Credit Agreement and waive any failure to comply with the Amended Credit Agreement, with respect to the entering into and performance under the Reimbursement Agreement. The Amendment provides such requested amendments and waivers.

Also on March 2, 2009, the Stream Entities entered into the Guarantee and Reimbursement Agreement, with Ares (the “Reimbursement Agreement”). Under the Reimbursement Agreement, the Stream Entities may request that Ares or one or more of its affiliates (together with Ares the “Ares Guarantors”) provide certain letters of credit, guarantees or other form of credit to support obligations of the Stream Entities in order to create additional Undrawn Availability under the Amended Credit Agreement. Upon the written request of one of the Stream Entities, an Ares Guarantor may, in its discretion, provide, or cause a financial institution or other entity to provide, such letters of credit or guarantee or otherwise backstop (each of the foregoing, an “LC Guarantee”) obligations of the Stream Entities under one or more existing letters of credit for the benefit of one or more of the Stream Entities; provided, that such LC Guarantees are subject to certain limitations described in the Reimbursement Agreement, including that the obligations (whether fixed or contingent) of the Ares Guarantors under the LC Guarantees shall not exceed $10,000 in the aggregate under any circumstance whatsoever and that each LC Guarantee shall continue in full force and effect for a term of twelve months from its issuance; provided further, that such LC Guarantee may not extend to a date later than the twelve month anniversary of the first date on which Ares consents to an LC Guarantee under the Reimbursement Agreement, subject to certain exceptions. Each of the Stream Entities agreed to reimburse the Ares Guarantors for any and all amounts drawn or paid under the LC Guarantees, or otherwise payable by the Ares Guarantors in connection with such LC Guarantees (collectively, the “Reimbursement Obligations”) which Reimbursement Obligations shall be subject to interest accruing at 5% per annum or 7% per annum if payment is not timely made. The rights granted to the Ares Guarantors under the Reimbursement Agreement are subject to the Subordination Agreement (as described below).

Upon the delivery and effectiveness of an LC Guarantee, we agreed to issue to Ares or other Ares Guarantors a number of shares (the “Shares”) of our Series B Preferred Stock equal to (i) 1 share multiplied by (ii) (a) the aggregate maximum amount which may be drawn or paid under such LC Guarantee with respect to the Letter(s) of Credit supported by such LC Guarantee divided by (b) $10,000, with any fractional shares being rounded up to the nearest whole share ; provided, that, subject to certain exceptions in no event shall the aggregate number of Shares issued exceed 1. As security for their obligations under the Reimbursement Agreement, each of the Stream Entities (other than SGS) granted to Ares (on behalf of itself and for the ratable benefit of the other Ares Guarantors) a continuing security interest in substantially all of its right, title and interest in, to and under the Collateral (as defined in the Reimbursement Agreement). The rights granted to the Ares Guarantors under the Reimbursement Agreement are subject to the Subordination Agreement (described below). We accounted for this preferred stock issuance as a guarantee and recorded at fair value as an asset that will amortize over one year into interest expense.

On March 18, 2009, in response to our request under the Reimbursement Agreement, Ares issued three letters of credit in an aggregate amount of $7,006, and we issued less than 1 share of Series B Preferred Stock to Ares in consideration of such letters of credit.

On March 2, 2009, we entered into the Subordination and Intercreditor Agreement with PNC (as Agent), Steel City Capital Funding, LLC, (as agent for Term B Lenders and as Term B Agent), Ares and the other Loan Parties signatory thereto (as Loan Parties) (the “Subordination Agreement”). Pursuant to the Subordination Agreement, the obligations of the Stream Entities under the Reimbursement Agreement, and the liens granted therein, are junior and subordinate to the obligations of the Stream Entities under, and to liens granted in connection with, the Amended Credit Agreement.

The credit facility also places limits on the amounts of annual capital expenditures and incremental operating lease obligations which can be entered into in any year, establishes dividend restrictions and limits payments to affiliates, as defined. At June 30, 2009, we had $1,895 of undrawn availability under the credit facility.

We had $7.0 million LC Guarantees outstanding at June 30, 2009 and zero at December 31, 2008.

We have $180 and $160 of restricted cash as of June 30, 2009 and December 31, 2008.

Note 11—Income Taxes

Our projected effective tax rate for 2009 is 71%. This varies from the federal rate due to unbenefited U.S. losses.

We file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Currently, we are not under audit for any open year in any U.S. jurisdictions. We operate in a number of international tax jurisdictions and are subject to audits of income tax returns by tax authorities in those jurisdictions. We have open audit periods after 2002 in India, Canada and Europe, including France, Italy, Ireland, the Netherlands and the United Kingdom.

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”) upon inception. Pursuant to the adoption of FIN 48, we recorded a reserve for unrecognized tax benefits of zero.

As of June 30, 2009 and December 31, 2008, the liability for unrecognized tax benefits (including interest and penalties) was $7,338 and $6,778 of which $6,819 and $6,245 was recorded within other long term liabilities in our consolidated financial statements. Included in these amounts is approximately $1,074 of unbenefited tax losses, which would be realized if the related uncertain tax positions were settled. As of January 1, 2009, we had reserved $1,958 for accrued interest and penalties, which had increased to $2,188 as at June 30, 2009 and is included in the $7,338 liability. We recognize accrued interest and penalties associated with uncertain tax positions as part of the tax provision. The total amount of net unrealized tax benefits that would affect the income tax expense, if ever recognized in our consolidated financial statements is $6,264. This amount includes interest and penalties of $2,188. Within the next 12 months it is reasonably expected that a decrease in the liability for uncertain tax benefits of between $850 and $1,200, including penalties and interest of between $320 and $520 will occur as a result of audit settlements. During the year a reduction of $850, including interest and penalties of $240, in the liability for uncertain tax benefits due to the expiration of statute of limitations are expected to occur.

Note 12—Stock Options

The 2008 Stock Incentive Plan (the “Plan”) provides for the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock and other stock-based awards. The Plan initially authorized grants of up to 5,000 shares of common stock at an exercise price not less than 100% of the fair value of our common stock at the date of grant. The Plan provides that the term of the options shall not exceed ten years from the grant date.

During the six months ended June 30, 2009, we granted options to purchase 700 shares of our common stock to our employees with an exercise price of $6.00 per share, representing a premium to the fair value of the underlying common stock at the date of grant. Generally, options vest over a five year period, however, acceleration of vesting in 2009 is possible if we achieve certain earnings targets during the 2009 fiscal year that would accelerate between six and twelve months of vesting. At June 30, 2009, 292 of the stock option grants were vested.

The per share fair value of options granted was determined using the Black-Scholes-Merton model.

The following assumptions were used for the option grants in the three and six months ended June 30, 2009:

	Three months ended June 30, 2009	Six months ended June 30, 2009
Option term (years)	6.375	6.375
Volatility	43%	43%
Risk-free interest rate	2.16-2.83%	1.91-2.83%
Dividend yield	0%	0%
Weighted-average grant date fair value per option granted	$1.35	$1.23

The expected volatility assumption for each year indicated below was based upon the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk-free interest rate assumption was based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the expected term in options. The expected term of employee stock options granted was based on our estimated life of the options at the grant date.

Stock options under the Plan during three months ended June 30, 2009 were as follows:

	Number of shares underlying outstanding options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2008	3,210	$6.00	9.74
Granted	700	6.00	—
Exercised	—	—	—
Forfeited or canceled	(777)	6.00	—

Outstanding at June 30, 2009	3,133	$6.00	9.35

We have stock options to purchase 292 shares of our common stock exercisable at June 30, 2009.

For the three and six months ended June 30, 2009, we recognized net stock compensation expense of $79 and $237 for the stock options in the table above. There was zero expense in either period in 2008.

As of June 30, 2009, the aggregate intrinsic value (i.e., the difference in the estimated fair value of our common stock and the exercise price to be paid by the option holder) of stock options outstanding, excluding the effects of expected forfeitures, was zero. The aggregate intrinsic value of the shares of exercisable stock at that time was zero. The intrinsic value of options exercised for the three and six months ended June 30, 2009 and 2008 was zero.

As of June 30, 2009 and December 31, 2008, there was $2,447 and $1,312, respectively, of unrecognized compensation cost related to the unvested portion of time-based arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 4.5 years from issue date.

Restricted stock award activity during the year ended June 30, 2009 was as follows:

	Number of Shares	Weighted average Grant-Date Fair Value
Outstanding December 31, 2008	92	$7.85
Granted	—	—
Vested	(11)	7.85
Forfeited	(12)	7.85

Outstanding June 30, 2009	69	$7.85

For the three and six months ended June 30, 2009, we recognized net compensation expense of $43 and $89 for the restricted stock awards. For the same periods in 2008 we recognized zero compensation expense. Restricted stock awards vest quarterly over four years on a straight line basis.

Note 13—Geographic Operations and Concentrations

We operate in one operating segment, but provide services primarily in two regions: “Americas”, which includes United States, Canada, Philippines, India, Costa Rica, Dominican Republic and El Salvador; and “EMEA”, which includes Europe, Middle East, and Africa.

The following table presents geographic information regarding our operations:

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Three Months Ended June 30, 2008 Predecessor (“SHC”)
Revenues
Americas	$73,735	$—	$66,974
EMEA	51,935	—	61,740

	$125,670	$—	$128,714

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Six Months Ended June 30, 2008 Predecessor (“SHC”)
Revenues
Americas	$155,522	$—	$146,881
EMEA	105,762	—	122,205

	$261,284	$—	$269,086

	June 30, 2009	December 31, 2008
Total assets:
Americas	$266,335	$259,432
EMEA	71,473	70,513

	$337,808	$329,945

We derive significant revenues from three clients. At June 30, 2009, two of our largest clients are global computer companies and the other client is a communications content provider.

	Three Months Ended June 30, 2009	Three Months Ended June 30, 2008	Three Months Ended June 30, 2008 Predecessor (“SHC”)
Customer A	19%	—	14%
Customer B	15%	—	17%
Customer C	11%	—	11%

	Six Months Ended June 30, 2009	Six Months Ended June 30, 2008	Six Months Ended June 30, 2008 Predecessor (“SHC”)
Customer A	19%	—	14%
Customer B	15%	—	17%
Customer C	11%	—	11%

Related accounts receivable from these three clients were 27%, 14% and 9%, respectively, of our total accounts receivable at June 30, 2009.

Note 14—Subsequent events

We have evaluated subsequent events through the date of filing the financial statements which is August 5, 2009, and no events, other than what has been disclosed above, has occurred from the balance sheet date through that date that would impact the consolidated financial statements.

Report of Independent Auditors

The Board of Directors and Stockholders

EGS Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheet of EGS Corp. and Subsidiaries (the Company) as of December 31, 2008 (Successor) and 2007 (Predecessor) and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for the years ended December 31, 2007 (Predecessor) and 2006 (Predecessor) and for the period January 1, 2008 through December 11, 2008 (Predecessor) and the period December 12, 2008 through December 31, 2008 (Successor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EGS Corp. and Subsidiaries at December 31, 2008 (Successor) and 2007 (Predecessor) and the consolidated results of its operations and its cash flows for the years ended December 31, 2007 (Predecessor) and 2006 (Predecessor) and for the period January 1, 2008 through December 11, 2008 (Predecessor) and the period December 12, 2008 through December 31, 2008 (Successor) in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, as a result of the adoption of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51 on January 1, 2009, the Company retrospectively adjusted its consolidated financial statements to reflect the presentation and disclosure requirements of this new accounting standard. As discussed in Note 12 to the consolidated financial statements, effective January 1, 2007, the Company adopted FASB interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 107.

/s/  Ernst & Young LLP

Phoenix, Arizona

August 10, 2009

EGS Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	Successor		Predecessor
	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,052	$38,695	$35,129
Trade and other receivables, net	52,994	53,748	47,082
Deferred taxes	3,363	3,241	1,151
Income tax receivable	—	1,013	—
Fair value of derivatives	1,864	1,487	3,529
Prepaid expenses and other current assets	4,722	2,844	3,495

Total current assets	100,995	101,028	90,386

Noncurrent assets:
Property and equipment, net	52,004	58,213	55,666
Goodwill	145,992	143,552	14,425
Intangible assets, net	25,539	25,387	1,139
Deferred taxes	41	41	604
Other noncurrent assets	4,123	4,103	4,329

Total assets	$328,694	$332,324	$166,549

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$4,520	$3,511	$6,672
Income tax payable	887	—	116
Accrued and other expenses	29,142	25,826	19,831
Fair value of derivatives	692	976	—
Related party short-term debt	28,608	28,000	—
Deferred tax liability	—	—	1,104
Current portion of:
Related-party long-term debt	4,668	—	—
Obligations under finance lease	—	—	145

Total current liabilities	68,517	58,313	27,868

Noncurrent liabilities:
Related-party long-term debt	124,523	125,841	—
Asset retirement obligations	2,002	1,943	2,019
Other noncurrent liabilities	1,964	1,003	3,623

Total liabilities	197,006	187,100	33,510

Equity:
EGS Corp. equity:
Capital stock—1 Philippine Peso ($0.02 U.S.) par value, 40,000,000 shares authorized, 11,640,799 shares issued and outstanding at December 31, 2008 and June 30, 2009	240	240	1,129
Additional paid-in capital	143,364	143,364	100,702
Accumulated earnings (deficit)	(13,317)	(610)	29,158
Accumulated other comprehensive income	637	—	2,050

Total EGS Corp. equity	130,924	142,994	133,039
Noncontrolling interest	764	2,230	—

Total equity	131,688	145,224	133,039

Total liabilities and equity	$328,694	$332,324	$166,549

See accompanying notes to consolidated financial statements.

EGS Corp. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2009	Period From December 12, 2008 to December 31, 2008	Period From January 1, 2008 to December 11, 2008	Year Ended December 31,
				2007	2006
	(Unaudited)
Service revenue	$140,257	$14,521	$285,260	$259,942	$195,118

Cost and expenses:
Cost of services	107,827	11,829	216,225	185,715	135,709
Selling and administrative expenses	20,400	2,037	55,519	36,230	30,008
Depreciation and amortization	15,230	1,521	21,503	15,381	10,181

Total cost and expenses	143,457	15,387	293,247	237,326	175,898

Income (loss) from operations	(3,200)	(866)	(7,987)	22,616	19,220

Other income (expenses):
Interest expense and financing charges	(9,339)	(721)	(409)	(1,891)	(5,571)
Interest income	263	49	874	1,195	40
Foreign exchange gain (loss)	(187)	978	374	(843)	(683)
Other	40	(4)	(42)	187	(159)

	(9,223)	302	797	(1,352)	(6,373)

Income (loss) before income taxes	(12,423)	(564)	(7,190)	21,264	12,847
Income tax provision (benefit)	874	91	1,333	(1,792)	602

Net income (loss)	(13,297)	(655)	(8,523)	23,056	12,245
Net loss attributable to noncontrolling interests	590	45	274	—	—

Net income (loss) attributable to EGS Corp.	$(12,707)	$(610)	$(8,249)	$23,056	$12,245

Comprehensive income (loss):
Net income (loss)	$(13,297)	$(655)	$(8,523)	$23,056	$12,245
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on cash flow hedges	(491)	—	(2,624)	2,050	—
Foreign currency translation adjustments	1,130	—	—	—	—

Total other comprehensive income (loss), net of tax	639	—	(2,624)	2,050	—

Comprehensive income (loss)	(12,658)	(655)	(11,147)	25,106	12,245
Comprehensive loss attributable to noncontrolling interests	588	45	274	—	—

Comprehensive income (loss) attributable to EGS Corp.	$(12,070)	$(610)	$(10,873)	$25,106	$12,245

See accompanying notes to consolidated financial statements.

EGS Corp. and Subsidiaries

Consolidated Statements of Changes in Equity

(In thousands, except number of shares)

	EGS Corporation Shareholders (Successor)/eTelecare Global Solutions Shareholders (Predecessor)
	Capital Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total
	Shares	Amount
Predecessor balances, January 1, 2006	21,749,346	$832	$17,912	$(5,828)	$—	$—	$12,916
Warrant exercises	400,812	16	946	—	—	—	962
Stock option exercises	32,875	1	102	—	—	—	103
Stock compensation expense	—	—	1,988	—	—	—	1,988
Net income	—	—	—	12,245	—	—	12,245

Predecessor balances, December 31, 2006	22,183,033	849	20,948	6,417	—	—	28,214
Net income	—	—	—	23,056	—	—	23,056
Unrealized gain on cash flow hedges	—	—	—	—	2,050	—	2,050

Comprehensive income							25,106
Cumulative effect of adoption of FIN 48	—	—	—	(315)	—	—	(315)
Proceeds from initial stock offering	6,325,000	262	75,209	—	—	—	75,471
Stock option exercises	471,185	18	1,766	—	—	—	1,784
Stock compensation expense	—	—	2,420	—	—	—	2,420
Tax benefit of stock option exercise	—	—	359	—	—	—	359

Predecessor balances, December 31, 2007	28,979,218	1,129	100,702	29,158	2,050	—	133,039
Net loss	—	—	—	(8,249)	—	(274)	(8,523)
Unrealized loss on cash flow hedges	—	—	—	—	(2,624)	—	(2,624)

Comprehensive loss							(11,147)
Stock option exercises	687,021	28	1,730	—	—	—	1,758
Investment in eTelecare Nicaragua by noncontrolling interest	—	—	—	—	—	916	916
Stock compensation expense	—	—	9,234	—	—	—	9,234
Net tax benefit of exercise of stock options	—	—	1,524	—	—	—	1,524

Predecessor balances, December 11, 2008	29,666,239	1,157	113,190	20,909	(574)	642	135,324
Purchase accounting related to acquisition of predecessor	(29,666,239)	(1,157)	(113,190)	(20,909)	574	(642)	(135,324)

	—	$—	$—	$—	$—	$—	$—

Initial capitalization of EGS Corp. (Successor)	11,640,799	$240	$143,364	$—	$—	$2,275	$145,879
Net loss	—	—	—	(610)	—	(45)	(655)

EGS Corp. balances (Successor), December 31, 2008	11,640,799	240	143,364	(610)	—	2,230	145,224
Net loss (unaudited)	—	—	—	(12,707)	—	(590)	(13,297)
Unrealized loss on cash flow hedges (unaudited)	—	—	—	—	(485)	(6)	(491)
Foreign currency translation adjustments (unaudited)	—	—	—	—	1,122	8	1,130

Comprehensive loss							(12,658)
Acquisition of eTelecare noncontrolling interest (unaudited)	—	—	—	—	—	(878)	(878)

EGS Corp. balances (Successor), June 30, 2009 (unaudited)	11,640,799	$240	$143,364	$(13,317)	$637	$764	$131,688

See accompanying notes to consolidated financial statements.

EGS Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2009	Period From December 12, 2008 to December 31, 2008	Period From January 1, 2008 to December 11, 2008	Year Ended December 31,
				2007	2006
	(Unaudited)
Operating activities
Net (loss) income attributable to EGS Corp.	$(12,707)	$(610)	$(8,249)	$23,056	$12,245
Net loss attributable to noncontrolling interests	(590)	(45)	(274)	—	—

Net (loss) income	(13,297)	(655)	(8,523)	23,056	12,245
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	15,230	1,521	21,503	15,381	10,181
Provisions for:
Doubtful accounts	34	—	22	194	518
Stock compensation costs	—	—	9,234	2,420	1,988
Deferred taxes	(22)	45	(3,850)	(2,630)	507
Accretion and foreign exchange impact on asset retirement obligations	59	13	(89)	502	168
Loss on disposal of property and equipment	202	—	109	752	198
Excess tax benefits from stock-based awards	—	—	(3,107)	(359)	—
Changes in:
Trade and other receivables	1,745	(2,637)	(645)	(16,352)	(8,406)
Prepaid expenses and other current assets	(1,806)	332	(304)	(2,165)	(555)
Trade accounts payable	1,310	(1,378)	(514)	(1,292)	2,720
Accrued and other expenses	8,401	1,377	5,030	3,464	4,982
Fair value of derivatives	(1,156)	(957)	1,351	—	—
Other non-current assets	(83)	(188)	(161)	319	(582)
Other non-current liabilities	740	76	1,899	(464)	(1,492)

Net cash provided by (used in) operating activities	11,357	(2,451)	21,955	22,826	22,472

Investing activities
Acquisition of eTelecare Global Solutions	—	(255,491)	—	—	—
Acquisition of The Phone House (Proprietary) Limited	(4,407)	—	—	—	—
Acquisition of AOL, Member Services—Philippines, Inc.	—	—	—	(1,959)	—
Acquisitions of property and equipment	(5,906)	(807)	(24,897)	(34,284)	(17,577)
Acquisition of eTelecare common stock	(1,842)	—	—	—	—
Change in:
Refundable deposits	59	(1)	(120)	(1,819)	—
Payments for asset retirement obligations	—	—	—	—	(32)

Net cash used in investing activities	(12,096)	(256,299)	(25,017)	(38,062)	(17,609)

EGS Corp. and Subsidiaries

Consolidated Statements of Cash Flows—(Continued)

(In thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2009	Period From December 12, 2008 to December 31, 2008	Period From January 1, 2008 to December 11, 2008	Year Ended December 31,
				2007	2006
	(Unaudited)
Financing activities
Proceeds from:
Revolving line of credit	—	—	—	157,342	191,109
Long-term debt	—	—	—	—	9,950
Related party short-term debt	—	28,000	—	—	—
Related party long-term debt	—	125,841	—	—	—
Payments for:
Revolving line of credit	—	—	—	(158,907)	(198,643)
Long-term debt	—	—	—	(28,500)	(3,700)
Obligations under capital lease	—	—	(145)	(606)	(1,479)
Offering costs	—	—	—	(756)	(3,187)
Debt issuance costs	—	—	—	(455)	(331)
Excess tax benefits from stock-based awards arrangements	—	—	3,107	359	—
Proceeds from stock option and warrant exercises	—	—	1,758	1,784	1,065
Proceeds from sale of common shares of EGS Corp.	—	143,604	—	—	—
Capital contribution from minority shareholder	—	—	916	—	—
Proceeds from public offering	—	—	—	79,414	—

Net cash provided by (used in) financing activities	—	297,445	5,636	49,675	(5,216)
Effect of exchange rate on cash	96	—	—	—	—

Net increase (decrease) in cash and cash equivalents	(643)	38,695	2,574	34,439	(353)
Cash and cash equivalents at beginning of period	38,695	—	35,129	690	1,043

Cash and cash equivalents at end of period	$38,052	$38,695	$37,703	$35,129	$690

Supplemental cash flow information
Cash paid (refunded) during the period for:
Interest	$1,426	$10	$—	$2,242	$5,184
Income taxes	(1,031)	458	863	1,168	(861)
Supplemental information for noncash investing activity:
Accrued capital expenditures in accounts payable	$825	$1,866	$1,341	$3,134	$4,682
Asset retirement obligation recognized	—	—	—	675	484
Interest that was paid-in-kind during the period	3,958	—	—	—	—
Supplemental information for non-cash financing activities:
Lease incentive obligation and deferred rent	$—	$—	$—	$—	$52
Acquisitions:
Fair value of assets acquired, net of cash	$5,913	$290,884	$—	$3,017	$—
Liabilities assumed	(1,506)	(35,393)	—	(1,058)	—

Cash paid, net of cash acquired	$4,407	$255,491	$—	$1,959	$—

See accompanying notes to consolidated financial statements.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands, except share and per share amounts)

1. Background and Basis of Presentation

EGS Corp. (EGS, the Company or the Successor) was incorporated on November 11, 2008 in the Philippines by Newbridge International Investments, Ltd., an affiliate of Ayala Corporation (NIIL) and Providence Equity Partners VI International L.P. (PEP) (collectively, the Purchasers). EGS was organized to purchase or otherwise acquire the issued and outstanding common stock of eTelecare Global Solutions, Inc. (eTelecare or the Predecessor), a company incorporated in the Philippines and registered with the Philippine Securities and Exchange Commission (the Philippine SEC). eTelecare is a provider of business process outsourcing services focusing on the complex, voice-based segment of customer care services.

On September 19, 2008, the Purchasers entered into an acquisition agreement (the Acquisition Agreement) with eTelecare, pursuant to which the Purchasers agreed, among other things and subject to the terms and conditions of the Acquisition Agreement, to commence a tender offer to purchase all of eTelecare’s issued and outstanding common shares listed on the Philippine Stock Exchange and all of its issued and outstanding American Depository Shares (ADSs), traded on the Nasdaq Global Market (collectively, the Common Stock). On December 12, 2008, the tender offer was completed (the Acquisition). As of the expiration of the offer, approximately 18,898,255 common shares and approximately 10,387,391 ADSs were validly tendered in the offer for $9.00 per share cash consideration, which together represented a total of approximately 98.7% of the outstanding common shares of eTelecare as of December 11, 2008. See further discussion at Note 4.

Prior to the Acquisition, EGS was a holding company formed to acquire eTelecare and had no operating activities. eTelecare is deemed to be EGS’s predecessor; therefore, eTelecare’s consolidated balance sheet as of December 31, 2007, consolidated statements of operations and cash flows for the period from January 1, 2008 through December 11, 2008 and the years ended December 31, 2007 and 2006 have been presented for comparative purposes. The results of operations and cash flows of EGS subsequent to the acquisition of eTelecare are not directly comparative to the predecessor eTelecare results of operations and cash flows because the basis for the acquired assets and liabilities of eTelecare have been adjusted to fair value in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (SFAS 141), and EGS incurred debt to complete the Acquisition.

On April 29, 2009, eTelecare purchased an additional 204,755 shares of its then outstanding common stock at a price of $9.00 per share from Deutsche Bank AG NY for a total purchase price of $1,842,795. This repurchase increased the ownership interest of EGS in eTelecare to 99.4% of eTelecare’s issued and outstanding common stock.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, as well as its wholly owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

2. Summary of Significant Accounting Policies

Noncontrolling Interests

The Company applies Statement of Financial Accounting Standards No. 160 Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS 160) for arrangements with noncontrolling interests. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the statement of operations. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that does not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company adopted SFAS 160 on January 1, 2009 and adjusted its December 31, 2008 and 2007 consolidated balance sheets to reflect noncontrolling interests as a component of equity and revised its consolidated statements of operations and comprehensive income for the periods presented prior to January 1, 2009, to include net income (loss) attributable to both the controlling and noncontrolling interests.

Unaudited Financial Information

The accompanying unaudited consolidated financial statements as of and for the six months ended June 30, 2009 have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the six months ended June 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2009.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amount reported in these consolidated financial statements and accompanying notes. Although management believes its estimates are reasonable, actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current period presentation.

Concentrations of Risk

In the normal course of business, the Company is exposed to credit risk. The principal concentrations of credit risk are cash and cash equivalents and accounts receivable. The Company regularly monitors credit risk exposures and takes steps to mitigate the likelihood of these exposures resulting in a loss.

The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. The Company maintains an allowance for doubtful accounts receivable based upon factors surrounding the credit risk of specific clients, historical trends, and other information. Historically, the Company has not experienced significant losses on uncollectible accounts receivable.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Revenue from significant customers over 10% of total revenues and concentrations of accounts receivable over 10% of total trade and other receivables, net are as follows:

	Percent of Revenue				Accounts Receivable
	Successor	Predecessor			Successor		Predecessor
	June 30, 2009	December 31,			June 30, 2009	December 31,
		2008 (1)	2007	2006		2008	2007
	(Unaudited)				(Unaudited)
Customer A	24%	26%	29%	42%	$14,287	$14,030	$5,954
Customer B	16%	22%	22%	18%	7,422	7,831	2,846
Customer C	20%	19%	14%	6%	14,121	12,493	9,034
Customer D	9%	9%	13%	7%	35	4,644	1,696

(1)	Represents revenue for the combined periods January 1, 2008 through December 11, 2008 (Predecessor) and December 12, 2008 through December 31, 2008 (Successor).

The Company has significant operations in the Philippines, and is subject to risks associated with operating in the Philippines including political, social and economic instability and increased security concerns, fluctuation in currency exchange rates, and exposure to different legal standards.

Business Segment

The Company has one reportable segment and, therefore, all segment-related financial information required by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, is included in the consolidated financial statements. The reportable segment reflects the Company’s operating and reporting structure.

Cash and Cash Equivalents

Cash includes cash on hand and in banks. Cash equivalents are short-term, highly liquid investments with remaining maturities of three months or less when acquired. Cash and cash equivalents are deposited or managed by major financial institutions and at times are in excess of Federal Deposit Insurance Corporation (FDIC) and Philippine Deposit Insurance Corporation (PDIC) insurance limits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is maintained at a level considered adequate to provide for uncollectible receivables. The level of allowance is based on historical collections, write-off experience, current economic trends, changes in customer payment terms, and other factors that may affect the ability to collect payments. An evaluation of the receivables, designed to identify changes to the allowance, is performed on a continuing basis during the year using specific identification. Historically, the Company has not experienced significant losses and uncollectible accounts receivable.

Property and Equipment

Property and equipment are stated at cost or fair value for assets acquired through business combinations, less accumulated depreciation, amortization, and any impairment in value.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Furniture, fixtures and office equipment are depreciated over a five-year life, telecommunications and computer equipment over three- to five-year lives and computer software over three- to five-year lives. Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the associated lease. Expenditures for maintenance and repairs are charged to operations in the period in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates the recoverability of the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment charge is recognized when the undiscounted expected cash flows derived from an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired. Under SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill is evaluated for potential impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred. SFAS 142 requires that goodwill be tested for impairment using a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the estimated fair value of the reporting unit containing goodwill with the related carrying amount. If the estimated fair value of the reporting unit exceeds its carrying amount, the reporting unit’s goodwill is not considered to be impaired and the second step of the impairment test is unnecessary. If the reporting unit’s carrying amount exceeds its estimated fair value, the second step of the test must be performed to measure the amount of the goodwill impairment loss, if any. The second step of the test compares the implied fair value of the reporting unit’s goodwill, determined in the same manner as the amount of goodwill recognized in a business combination, with the carrying amount of such goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The Company operates in one reporting unit, which is used for impairment testing and the allocation of acquired goodwill. Adverse changes in operating results and/or unfavorable changes in economic factors used to estimate fair values could result in a noncash impairment charge in the future.

Intangible Assets

Intangible assets arising from business combinations are initially recognized at fair value at the date of acquisition and are amortized over their estimated useful life. The Company evaluates the recoverability of the carrying amount of its intangible assets whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. Impairment is indicated when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value. Intangible assets are amortized using the following useful lives:

Trade names and trademarks	10 years
Customer contracts	3 – 6 years
Customer relationships	4 years

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Asset Retirement Obligations

Under SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143), the fair value of legal obligations associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction or development and the normal operation of a long-lived asset is required to be recognized in the period in which it is incurred. The Company is required either expressly under various lease agreements or through customary business practices required in certain jurisdictions to dismantle the tenant improvements and restore the leased sites to its original condition at the end of the lease contract term. The Company recognizes the fair value of asset retirement obligations when incurred and capitalizes the present value of these costs as part of the carrying value of the related property and equipment. Asset retirement obligations are accreted through a charge to income on a straight-line basis over the related contractual period.

A reliable estimate of market risk premium is not obtainable and therefore is excluded from estimating the fair value of the asset retirement obligation.

Debt Issuance Costs

Issuance costs, underwriting fees and related expenses incurred in connection with the issuance of debt instruments are deferred and amortized using the effective interest rate method over the terms of the instruments. Unamortized debt issuance costs are presented as a deduction from the related liability allocated correspondingly to the current and noncurrent portion and charged to consolidated statements of operations when the related debt is extinguished. Unamortized debt issuance costs of $536 that existed as of the acquisition date were written off in purchase accounting.

Revenue Recognition

Revenue is recognized when it is probable that the economic benefits associated with the transactions will flow to the Company and the amount of revenue can be measured reliably. This is normally demonstrated when: (i) persuasive evidence of an arrangement exists; (ii) the fee is fixed or determinable; (iii) performance of service has been delivered; and (iv) collection is reasonably assured. Almost all of the Company’s revenues are billed and collected in U.S. Dollars given that a majority of its clients are based in the United States.

Service revenue is recognized as services are performed on a per subscriber, per event, per call, per participant or flat monthly fee basis using rates that are detailed in the client contract. Payments received in advance of services performed are recorded as deferred revenue. Certain contracts include performance-based criteria such as confirmed sales transactions or customer satisfaction targets. Revenue is recognized when the performance criteria are met and, therefore, the amount is known and not subject to adjustment. Service revenue also include reimbursement of certain expenses including telecommunications, training and miscellaneous costs for certain customers.

Cost of Services

Cost of services consists primarily of employee-related costs associated with the services rendered on behalf of a client, as well as communication costs, information technology costs associated with providing services, facilities support, and customer management support costs related to the operation of service centers. These amounts exclude amortization of intangible assets related to acquired customer relationships and contracts.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Foreign Currency Transactions and Translation

Most of the Company’s foreign subsidiaries conduct business primarily in U.S. Dollars and as a result, utilize the U.S. Dollar as their functional currencies. For the translation of financial statements of these subsidiaries, assets and liabilities in foreign currencies that are receivable or payable in cash are translated at current exchange rates while other nonmonetary assets in foreign currencies are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions.

The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive loss within equity.

Stock-Based Compensation

The Predecessor adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123(R)) related to its stock-based compensation plan. Share-based compensation cost is measured at the grant date, based on the estimated fair value of the award using the Black-Scholes-Merton, and is recognized as expense over the employee’s requisite service period. EGS does not have a stock-based compensation plan for employees and directors.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which management cannot conclude that it is more likely than not that such deferred taxes will be realized.

In determining the amount of the valuation allowance, estimated future taxable incomes, as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense.

Fair Value Measurement

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and is applied prospectively. In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (FSP 157-2), which delayed the effective date of SFAS 157 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

fiscal years beginning after November 15, 2008. FSP 157-2 is effective upon issuance. Therefore, as of January 1, 2008, eTelecare adopted the provisions of SFAS 157 with respect to its financial assets and liabilities only. SFAS 157 defines fair value under generally accepted accounting principles. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The adoption of SFAS 157, excluding those nonfinancial assets and nonfinancial liabilities exempted by FSP 157-2, did not have a material impact on eTelecare’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected to be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. As of January 1, 2008, eTelecare elected not to measure certain financial instruments within the scope of SFAS 159 at fair value.

The Company’s financial instruments that are not required to be carried at fair value in accordance with SFAS 157 consist of cash, accounts receivable, accounts payable, related party short-term debt and related party long-term debt. The carrying value of the Company’s cash, accounts receivable, accounts payable and short-term debt as reported in its consolidated balance sheet approximates fair value due to the short term nature of these instruments. The fair value of the related party long-term debt was estimated at approximately $158,000 as of June 30, 2009, as compared to its carrying value of $129,191. The fair value was approximately $128,000 on December 31, 2008, as compared to its carrying value of $125,841. The fair value reflects the estimated amount that the Company would pay to transfer these obligations to an entity with a credit standing consistent with the Company’s using Level 2 observable inputs. Market information is used to determine the interest rates that would be available to the Company for loans with similar terms and maturities and such information is used to estimate the fair value of related party long-term debt based on discounted cash flows.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS 141(R)). SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, as well as the goodwill acquired. Significant changes from current practice resulting from SFAS 141(R) include the expansion of the definitions of a “business” and a “business combination.” For all

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. SFAS 141(R) also establishes disclosure requirements to enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is not permitted. The Company’s adoption of SFAS 141(R) will impact its consolidated financials for any further business combinations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS 161 are effective for any quarter ending after November 15, 2008. The Company’s adoption of SFAS 161 over the quarter ended June 30, 2009 did not have an impact on its results of operations, cash flows or financial position.

3. Successor Acquisitions

Acquisition of eTelecare Global Solutions

On December 12, 2008, the Purchasers completed the Acquisition of eTelecare acquiring 29,285,646 shares of Common Stock for $9.00 per share cash consideration. The aggregate purchase price of $255,491 ($293,194 less cash acquired of $37,703) includes direct costs of $29,442 of which $21,724 related to cash paid for the cancelation of eTelecare stock options and restricted stock units held by management and the board of directors and $7,718 of transaction fees paid to third parties. As of the acquisition date the Company owned approximately 98.7% of the outstanding common shares of eTelecare. This acquisition has been accounted for under the purchase method as required under SFAS 141, with EGS as the acquirer.

The following table presents the initial estimate of the fair value of assets acquired and liabilities assumed, including professional fees and other related acquisition costs:

Cash and cash equivalents	$37,703
Trade receivables and others	51,111
Other current assets	9,279
Property and equipment	58,088
Goodwill	143,552
Trade name and trademarks	3,600
Customer contracts	1,600
Customer relationships	20,500
Other assets	3,154

Total assets acquired	328,587

Current liabilities	(30,260)
Long-term liabilities	(2,858)

Total liabilities assumed	(33,118)

Noncontrolling interests	(2,275)

Net assets acquired	$293,194

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The total purchase price paid for the acquisition was $255,491. The excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill and is approximately $143,552. Among the factors that contributed to a purchase price in excess of the fair value of the net assets acquired was the acquisition of an assembled workforce of experienced customer service employees.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event management determines the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the period in which the determination is made.

The initial allocation of the purchase price is based on management estimates and assumptions, and other information compiled by management, which utilized established valuation techniques appropriate for the business process outsourcing industry, which were either the income approach, cost approach or market approach, depending upon which was the most appropriate based on the nature and reliability of the data available. The cost approach takes into account the cost to replace (or reproduce) the asset and the effect on the asset’s value of physical, functional and/or economic obsolescence that has occurred with respect to the asset. The market approach is a technique used to estimate value from an analysis of actual transactions or offerings for economically comparable assets available as of the valuation date.

In accordance with EITF Issue No. 95-3, Recognition of Liabilities in Connection with Purchase Business Combination, the Company recorded $586 of severance related costs incurred directly as a result of the acquisition and included such amount as a liability in its purchase price allocation. At December 31, 2008 and June 30, 2009, the outstanding liability was $586.

On April 29, 2009, eTelecare purchased an additional 204,755 shares of its common stock at a price of $9.00 per share from Deutsche Bank AG NY for a total purchase price of $1,842. Direct acquisition costs of $20 were expensed when incurred during the six months ended June 30, 2009. This repurchase increased the ownership interest of EGS in eTelecare to 99.4% of eTelecare’s issued and outstanding common stock. In accordance with SFAS 141(R), the Company accounted for the repurchase of eTelecare common stock as a step acquisition. The value of the noncontrolling interest acquired as a result of the increase in EGS’s ownership interest is $878. The excess of the purchase price of $1,842 over the noncontrolling interest acquired is $964 which is included in goodwill at June 30, 2009.

Acquisition of The Phone House (Proprietary) Limited

On March 4, 2009, the Company acquired all of the outstanding capital stock of The Phone House (Proprietary) Limited (TPH) from Talk Talk Group Limited (TTG), an affiliate of The Carphone Warehouse Group PLC incorporated in England and Wales and which is a service provider of, amongst other things, mobile and fixed line telecommunications and broadband services. TPH is a South African company which is a provider of contact center and support services in Cape Town, South Africa.

In conjunction with the acquisition, eTelecare entered into and executed an Outsourcing Agreement with TTG and TPH to provide telephone support services to customers of TTG.

The acquisition of TPH has been accounted for using the purchase method in accordance with SFAS 141(R). Accordingly, the purchase price is allocated to the identifiable assets and liabilities of TPH at the date of acquisition using their fair values, with the excess amount recognized as goodwill. The total acquisition

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

cost of TPH was $4,407 (net of $762 cash acquired). In accordance with SFAS 141(R), transaction costs totaling $147 representing primarily legal and due diligence fees were expensed in the period incurred and is included in selling and administrative expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

The fair values of the acquired assets and liabilities assumed of TPH on the acquisition date are as follows:

Cash	$762
Property and equipment	929
Goodwill	1,445
Intangible asset—customer contract	2,600
Other assets	939
Trade and other payables	(1,506)

Net assets acquired	$5,169

4. Predecessor Acquisitions

eTelecare Acquisition of AOL Member Services—Philippines, Inc.

On September 28, 2007, the predecessor Company acquired all of the outstanding capital stock of AOL Member Services – Philippines, Inc., (AOL—Philippines), a wholly owned Philippines subsidiary of AOL, a division of Time Warner Inc (AOL). AOL—Philippines operates a primarily nonvoice customer care and technical support delivery center near Manila to serve the email, chat and other nonvoice needs of existing and potential clients.

Simultaneously with the closing of the acquisition, the predecessor Company and AOL entered into a new service agreement under which eTelecare provides customer support services to AOL.

The acquisition of AOL—Philippines has been accounted for using the purchase method in accordance with SFAS 141. Accordingly, the purchase price is allocated to the identifiable assets and liabilities of AOL—Philippines at the date of acquisition using their fair values, with the excess amount recognized as goodwill. The total acquisition cost of $1,959 (net of $5,626 cash acquired) includes the purchase price and transaction costs representing all incidental costs directly associated with the acquisition.

The fair values of the acquired assets and liabilities assumed of AOL—Philippines on the acquisition date are as follows:

Cash	$5,626
Property and equipment	1,971
Goodwill	592
Intangible asset—customer contract	160
Other assets	294
Trade and other payables	(1,058)

Net assets acquired	$7,585

The amortization period for the customer contract is one year.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

eTelecare Global Solutions Nicaragua

On August 12, 2008, eTelecare entered into a share purchase agreement (the SPA) and a shareholders’ agreement (the Nicaragua SA) with Almori BPO Services, Inc. (Almori), a Texas corporation for the purchase of a 70% interest in eTelecare Global Solutions Nicaragua, S.A. (eTelecare Nicaragua) which operates as a call center based in Nicaragua. In aggregate, eTelecare made an investment of $2,100 for the purchase of the interest and as a capital contribution to eTelecare Nicaragua. Almori owns the remaining 30% interest (the Almori Ownership Interest) in consideration for an initial capital contribution of $900.

The Nicaragua SA includes a put option provision allowing Almori to require eTelecare to purchase the Almori Ownership Interest at any time between August 12, 2010 and August 12, 2013 (the Almori Put Option) at a price equal to (i) 80% of the twelve-month trailing EBITDA multiple of eTelecare (defined as eTelecare’s market value plus market value of interest bearing debt minus total cash and cash equivalents) divided by eTelecare’s twelve-month trailing EBITDA multiplied by the trailing twelve-month EBITDA of eTelecare Nicaragua plus (ii) the aggregate sum of cash and cash equivalents of eTelecare Nicaragua, less (iii) the market value of the Company’s interest-bearing debt, and then multiplied by the Almori Ownership Interest (collectively, the Almori Ownership Value). The Company’s management has concluded that the Almori Put Option does not meet the SFAS 133 definition of a derivative financial instrument because it does not allow for net settlement. Accordingly, SFAS 133 does not require the Almori Put Option to be bifurcated from the Nicaragua SA and accounted for at fair value.

The Nicaragua SA also includes a call option provision allowing eTelecare to purchase the Almori Ownership Interest at any time after August 12, 2013 at a price equal to the greater of $0.9 million or the Almori Ownership Value.

The Almori Ownership Interest does not meet the SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150) definition of a mandatorily redeemable financial instrument because the shares are conditionally redeemable. Accordingly, Almori’s noncontrolling interest in eTelecare Nicaragua is reflected as a noncontrolling interest in the consolidated financial statements. In the event that the Almori Put Option is exercised, the shares will become mandatorily redeemable as defined by SFAS 150 and would be reclassified as a liability at fair value in the consolidated financial statements at the date of their irrevocable election to exercise and step acquisition accounting would be applied in accordance with SFAS 141(R).

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

5. Selected Balance Sheet Information

Balance sheet information is as follows:

	Successor		Predecessor
	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
Trade and other receivables, net
Trade	$51,312	$52,442	$46,697
Other	2,628	2,218	1,377

	53,940	54,660	48,074
Less allowance for doubtful accounts	(946)	(912)	(992)

	$52,994	$53,748	$47,082

Property and equipment, net
Telecommunications and computer equipment	$33,100	$29,068	$49,204
Leasehold improvements	13,486	10,896	16,207
Computer software	10,962	8,251	12,484
Furniture, fixtures and office equipment	6,029	4,624	10,285

	63,577	52,839	88,180
Less accumulated depreciation and amortization	(13,532)	(1,211)	(36,887)

	50,045	51,628	51,293
Add construction-in-progress	1,959	6,585	4,373

	$52,004	$58,213	$55,666

Intangible assets
Customer relationships	$20,500	$20,500	$3,910
Customer contracts	4,200	1,600	—
Trade name and trademarks	3,600	3,600	—
Developed technology	—	—	2,300
Software cost	—	—	1,986

	28,300	25,700	8,196
Impact of foreign exchange	681	—	—
Less accumulated amortization	(3,442)	(313)	(7,057)

	$25,539	$25,387	$1,139

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Amortization expense related to intangibles is as follows:

Successor		Predecessor
Six Months Ended June 30, 2009	Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 11, 2008	Year Ended December 31,
			2007	2006
(Unaudited)
$3,129	$313	$792	$1,437	$1,397

As of December 31, 2008, amortization expense for intangible assets is expected to be as follows over the next five years, and thereafter:

2009	$6,018
2010	6,018
2011	5,991
2012	5,219
2013	360
Thereafter	1,781

	Successor		Predecessor
	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
Other noncurrent liabilities
Pension plan liability	$428	$373	$452
Accrued rent	877	83	2,031
Lease incentive obligations	—	—	623
Other	659	547	517

	$1,964	$1,003	$3,623

Accrued and other expenses
Accruals for:
Employee salaries, wages and benefits	$14,865	$14,015	$12,708
Accrued interest	4,456	717	3
Communication	1,879	2,366	1,086
Withholding and other taxes payable	1,352	432	2,771
Utilities	560	1,019	414
Professional services	431	447	580
Deferred rent and lease incentive obligations	70	—	1,435
Other	5,529	6,830	834

	$29,142	$25,826	$19,831

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

6. Related-Party Debt

Related-party short-term debt consists of the following:

	June 30, 2009	December 31, 2008	Interest Rate	Maturity Date	Accrued Interest as of June 30, 2009	Accrued Interest as of December 31, 2008
	(Unaudited)				(Unaudited)
EGS DutchCo B.V.—Tranche C-1	$9,000	$9,000	12.00%	12/18/2009	$508	$39
AYC Holdings Ltd.—Tranche C-2	9,000	9,000	12.00%	12/18/2009	508	39
EGS DutchCo B.V.—Tranche D-1	5,304	5,000	12.00%	12/18/2009	27	22
AYC Holdings Ltd.—Tranche D-2	5,304	5,000	12.00%	12/18/2009	27	22

Total	$28,608	$28,000			$1,070	$122

Related-party long-term debt consists of the following:

	June 30, 2009	December 31, 2008	Interest Rate	Maturity Date	Accrued Interest as of June 30, 2009	Accrued Interest as of December 31, 2008
	(Unaudited)				(Unaudited)
AYC Holdings Ltd.—Tranche A	$58,350	$55,000	12.00%	12/18/2013	$292	$238
AYC Holdings Ltd.—Tranche B	35,841	35,841	18.00%	12/18/2013	2,859	205
Bank of Philippine Islands	35,000	35,000	Variable	12/12/2013	251	146

	129,191	125,841
Less current portion	(4,668)	—

Related-party long-term debt	$124,523	$125,841			$3,402	$589

Short-Term Related-Party Debt

EGS DutchCo B.V. Tranche D-1 Loan and AYC Holdings Ltd. Tranche D-2 Loan

On December 18, 2008, the Company entered into loan agreements with EGS DutchCo B.V. (EGS DutchCo Tranche D-1 Loan), an affiliate of PEP, a related party and AYC Holdings Ltd. (the AYC Tranche D-2 Loan), an affiliate of NIIL, a related party.

The Company received $5,000 related to the EGS DutchCo Tranche D-1 Loan and $5,000 related to the AYC Tranche D-2 Loan (collectively, the Tranche D Loans). The proceeds of the loans were used primarily to fund the Acquisition of eTelecare. The loans have no debt covenants. Interest payments on the outstanding balance of the loans are payable on March 15, 2009, June 15, 2009, September 15, 2009 and December 15, 2009 by adding the amount of such interest (less any required withholding taxes) to the aggregate principal amount of the loans (Paid-in-kind). Principal and paid-in-kind interest on the Tranche D Loans are due December 18, 2009. As of June 30, 2009, the EGS DutchCo Tranche D-1 Loan and AYC Tranche D-2 Loan balances were $5,304, respectively, which included paid-in-kind interest included in the principal balance of $304, respectively.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

EGS DutchCo B.V. Tranche C-1 Loan and AYC Holdings Ltd. Tranche C-2 Loan

On December 18, 2008, the Company entered into loan agreements with EGS DutchCo B.V. (EGS DutchCo Tranche C-1 Loan), an affiliate of PEP, a related party and AYC Holdings Ltd. (the AYC Tranche C-2 Loan), an affiliate of NIIL, a related party.

The Company received $9,000 related to the EGS DutchCo Tranche C-1 Loan and $9,000 related to the AYC Tranche C-2 Loan (collectively, the Tranche C Loans). The proceeds of the Tranche C Loans were used primarily to fund the Acquisition of eTelecare. The loans have no debt covenants. Interest is payable on the December 18, 2009 maturity date of the loans.

On March 16, 2009, the respective Boards of Directors of eTelecare and EGS Acquisition Corporation approved the merger of the two companies with eTelecare Global Solutions, Inc. remaining as the surviving corporation (the EGS Acquisition and eTelecare Merger). The EGS Acquisition and eTelecare Merger shall be effective on the fifth business day following the issuance by the Philippines Securities and Exchange Commission of a Certificate of Merger. Within three days of consummation of the EGS Acquisition and eTelecare Merger, all unpaid principal and interest on the Tranche C Loans up to $20,000 will be payable. As of the date of these financial statements, the merger has not been consummated.

Long-Term Related-Party Debt

Bank of Philippine Islands Loan

On December 12, 2008, the Company entered into a $35,000 loan agreement with the Bank of Philippine Islands—Asset Management and Trust Group, which is an affiliate of the Ayala Corporation and a related party (the BPI Loan). The proceeds of the loan were used primarily to fund the Acquisition of eTelecare. The BPI Loan bears interest at LIBOR plus 500 basis points which is reset on March 15, June 15, September 15 and December 15 of each year and interest is also payable on these dates. The interest rate on the BPI Loan was 7.89% during 2008.

The Company has pledged as collateral all of the Common Stock of eTelecare owned by EGS held by its wholly owned subsidiary, EGS Acquisition Corporation. The agreement has certain financial covenants which require EGS to maintain a Debt Service Coverage Ratio (defined as EBITDA of EGS divided by the sum of all principal and interest payable on the BPI Loan) above 1.25 during each quarter, a Debt-to-Equity Ratio (defined as the ratio of the aggregate indebtedness, as defined in the BPI Loan agreement, to the total equity of EGS Acquisition Corporation) below 2.0 during each quarter and a Loan-to-Value Ratio (defined as the ratio of the principal balance outstanding on the BPI Loan to the book value of the eTelecare Shares pledged as collateral under the agreement) of less than 0.5 at all times. The agreement also requires the Purchasers to maintain beneficial ownership of eTelecare of at least 66.67% and Ayala Corporation to maintain beneficial ownership of at least 33%. As of December 31, 2008 and June 30, 2009, the Company is in compliance with these covenants.

The agreement also provides for certain events of default. The loan has an acceleration clause in the event of loan default that requires the immediate repayment of the principal balance and all interest accrued.

Deferred debt issuance costs, which pertain to fees and expenses incurred in obtaining BPI Loan, totaled $175 and are included in other current assets in the accompanying consolidated balance sheet. At December 31, 2008, the unamortized debt issuance balance was $173.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

AYC Holdings Ltd. Tranche A Loan

On December 18, 2008, the Company entered into a $55,000 loan agreement with AYC Holdings Ltd., a British Virgin Island limited liability company and an affiliate of NIIL, a related party (the AYC Tranche A Loan).

The proceeds of the loan were used primarily to fund the Acquisition of eTelecare. The Tranche A loan has no debt covenants. Interest payments on the outstanding balance are payable by adding the amount of such interest (less any required withholding taxes) to the aggregate principal amount of the loan (Paid-in-kind) during 2009 on March 15, 2009, June 15, 2009, September 15, 2009 and December 15, 2009. Interest payments on the outstanding balance are due in cash the 15th day of each March, June, September and December of each calendar year beginning in 2010. The AYC Tranche A Loan does not provide for certain events of default and does not contain acceleration clauses or collateral. As of June 30, 2009, the AYC Tranche A Loan balance was $58,350 which included Paid-in-kind interest of $3,350.

On July 30, 2009, the AYC Tranche A Loan agreement was amended to provide for interest adjustments to 12.368% and 12.7679% for the period from September 18, 2009 through December 17, 2009 and the period from December 19, 2009 through March 17, 2010, respectively. The interest rate from March 18, 2010 to maturity is 12%. The amendment also modified the agreement such that interest will no longer be Paid-in-kind on September 15, 2009 and December 15, 2009.

AYC Holdings Ltd. Tranche B Loan

On December 18, 2008, the Company entered into a $35,841 loan agreement with AYC Holdings Ltd., a related party (the AYC Tranche B Loan).

The proceeds of the loan were used primarily to fund the Acquisition of eTelecare. The loan has no debt covenants. Interest on the AYC Tranche B Loan begins accruing on July 18, 2009 and is Paid-in-kind on an annual basis beginning on December 18, 2009. Interest expense on the loan is recognized using the effective interest method during the term of the loan. The Tranche B Loan is not collateralized and provides for certain events of default including failure to pay principal and interest payments when due and if EGS makes a general assignment for the benefit of creditors or any proceeding is instituted by or against EGS seeking to adjudicate it bankrupt or insolvent.

The AYC Tranche B Loan is automatically exchanged into shares of EGS at a conversion price of $9.00 per share immediately prior to a change of control (as defined in the agreement), upon the occurrence of a public offering of EGS common stock or upon an event of default. As of June 30, 2009, the AYC Tranche B Loan balance was $35,841.

On July 15, 2009, the AYC Tranche B Loan agreement was amended to extend the date when interest begins to accrue on the loan from July 18, 2009 to October 18, 2009. Additionally, the interest rate was modified from a fixed 18% to the following:

Period	Applicable Interest Rate
October 18, 2009 to December 17, 2009	12.00%
December 18, 2009 to December 17, 2010	13.44%
December 18, 2010 to December 17, 2011	15.05%
December 18, 2011 to December 17, 2012	16.86%
December 18, 2012 to December 18, 2013	18.88%

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Annual maturities related to the Company’s long-term debt are as follows as of December 31, 2008:

2009	$—
2010	9,000
2011	18,000
2012	27,000
2013	71,841

7. eTelecare Revolving Line of Credit

On July 23, 2007, the Company entered into a credit agreement (the Agreement) with Wells Fargo Bank, National Association (Wells Fargo), which will expire in 2011. Pursuant to the terms of the Agreement, Wells Fargo agreed to extend a revolving line of credit to eTelecare in the maximum aggregate amount of $25,000 (the Revolving Line of Credit), the proceeds of which shall be used to support the Company’s working capital. The Agreement called for an upfront fee payment to Wells Fargo of $125.

The Revolving Line of Credit bears interest either (i) at the Prime Rate or (ii) at the fixed rate of Libor plus 1.25.

Deferred debt issuance costs, which pertain to fees and expenses incurred in obtaining the Revolving Line of Credit, are included in the “Prepaid expenses and other current assets” and “Other noncurrent assets” in the accompanying consolidated balance sheet at December 31, 2007. Activity related to deferred debt issuances costs are as follows:

Unamortized debt issuance costs at January 1, 2007	$532
Additions	455
Amortization	(252)

Unamortized debt issuance costs at December 31, 2007	735
Amortization during the period from January 1, 2008 through December 11, 2008	(199)

Balance at December 12, 2008	536
Amount written off in purchase price allocation	(536)

Balance at December 31, 2008	$—

The remaining unamortized debt issuance costs related to the Revolving Line of Credit at December 11, 2008 were written off in purchase accounting in accordance with SFAS 141.

The Agreement contains certain covenants which include, among other terms and conditions, limitations on eTelecare’s ability to create, incur, assume or permit indebtedness, dispose of assets, pay dividends, make guarantees, and acquire, consolidate or merge with another entity. Additionally, the Agreement also provides certain financial covenants which require the Company to maintain: minimum levels of earnings before interest, tax, depreciation and amortization, a maximum tangible net worth ratio, and maximum capital expenditures determined on a consolidated financial statement basis. The Agreement also provides for certain events of default, but it does not contain any subjective acceleration features and does not have any required payment or principal reduction schedules. As of December 31, 2008 and June 30, 2009, the Company is in compliance with these covenants.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The Agreement is collateralized by a continuing security interest on all rights, titles and interests to all currently existing and hereafter acquired cash deposits, trade receivables, property and equipment and substantially all other assets owned by eTelecare.

Upon consummation of the EGS Acquisition and eTelecare Merger described above, the Company will be in violation of the Revolving Line of Credit’s covenant prohibiting consolidation or merger with another entity and will be unable to borrow against the line of credit. There are no amounts outstanding on the line of credit as of December 31, 2008 and June 30, 2009.

8. Asset Retirement Obligations

The Company is required either expressly under various lease agreements or through customary business practices in certain jurisdictions to dismantle the tenant improvements and restore the leased sites to their original condition at the end of the lease contract terms. The lease agreements for office spaces contain a provision which obligates the Company to pay for the cost of restoration at the end of the lease contract term.

Cost of restoration includes expected expenditures in order to dismantle the tenant improvements and restore the leased sites in the same condition as it was found at the commencement of the lease.

A summary of changes in asset retirement obligations is as follows:

	Successor		Predecessor
	Six Months Ended June 30, 2009	December 12, 2008 to December 31, 2008	January 1, 2008 to December 11, 2008	Year ended December 31,
				2007	2006
	(Unaudited)
Balance at beginning of period	$1,943	$—	$2,019	$1,884	$1,264
Liabilities assumed in acquisition of Predecessor	—	1,930	—	—	—
Additions during the period	—	—	—	163	484
Accretion expense	78	13	189	195	326
Payments	—	—	—	—	(32)
Foreign exchange (gain) loss	(19)	—	(278)	337	—
Adjustment at retirement	—	—	—	(560)	(158)

Balance at end of period	$2,002	$1,943	$1,930	$2,019	$1,884

There were no payments of asset retirement obligations for the period ending June 30 2009, or years of 2008 and 2007.

9. Derivative Financial Instruments

Although substantially all of the Company’s revenue is derived from client contracts invoiced and collected in U.S. dollars, a significant portion of the Company’s cost of services and selling and administrative expenses are incurred and paid in Philippine pesos. Accordingly, the Company’s financial position, financial performance and cash flows are affected by fluctuations in the value of the Philippine peso relative to the U.S. Dollar, the functional and reporting currency of the Company’s United States and Philippines based operations.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Predecessor Accounting

To partially hedge against currency changes between the Philippine peso and U.S. dollar, eTelecare implemented a hedging strategy beginning in 2007. This strategy consisted of a rolling hedge program that entailed contracting with third-party financial institutions to acquire zero cost, nondeliverable forward contracts that were expected to cover approximately 80% of Philippine peso-denominated forecasted expenses for the current quarter, 60% of the forecasted peso expenses for the next quarter, 40% of the forecasted peso expenses for two quarters out and finally, 20% of forecasted peso expenses for three quarters out.

Until the Acquisition, the foreign currency forward contracts that are used to hedge this exposure were designated as cash flow hedges in accordance with the criteria established in SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting treatment. For accounting purposes, effectiveness refers to the cumulative changes in the fair value of the derivative instrument being highly correlated to the inverse changes in the fair value of the hedged item. Based on the criteria established by SFAS 133, all of eTelecare’s cash flow hedge contracts were deemed effective. If any ineffectiveness arose, it would have been recorded in the consolidated statements of operations. There were no ineffective hedges recognized in the consolidated statements of operations for the period January 1, 2008 through December 11, 2008 or for the year ended December 31, 2007. The derivative instruments were recorded in the eTelecare consolidated balance sheets as either an asset or liability measured at its fair value, with changes in the fair value of qualifying hedges recorded in “Accumulated other comprehensive income” account, a component of equity. The settlement of these derivatives resulted in reclassifications from equity to earnings in the period during which the hedge transaction affects earnings.

A total of $2,050 of unrealized gains net of tax of $1,104 and $574 of unrealized losses, net of tax of $0, on derivative instruments as of December 31, 2007 and December 11, 2008, respectively, were recorded in “Accumulated other comprehensive income” in the consolidated balance sheet. Upon the Acquisition, in accordance with SFAS 141, all previously unrealized gains (losses) were removed from accumulated other comprehensive income as the underlying hedge arrangements were recorded at fair value.

For the period January 1, 2008 through December 11, 2008 and the year ended December 31, 2007, the Company recorded a loss of $(5,203) and gain of $517, respectively, for settled hedge contracts. These gains (losses) are reflected in the cost of services and selling and administrative expenses in the consolidated statements of operations.

eTelecare also entered into foreign exchange forward contracts to reduce the short-term effect of foreign currency fluctuations related to accrued liabilities that are denominated in Philippine peso. The gains and losses on these forward contracts are intended to offset the transaction gains and losses on the Philippine Peso obligations. These gains and losses are recognized in earnings as eTelecare elected not to classify the contracts for hedge accounting treatment. The values of these contracts are assets of $375 as of December 31, 2007 and are included in “Fair value of derivatives” account in the consolidated balance sheet. The Company recognized a loss of $(1,309) and a gain of $1,035 on these contracts for the period January 1, 2008 through December 11, 2008 and for the year ended December 31, 2007, respectively, which is recorded within “Foreign exchange gain (loss)” account in the consolidated statements of operations.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The table that follows summarizes the fair value of derivative instruments in the consolidated balance sheet at December 31, 2007:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under Statement 133:
Foreign currency cash flow contracts	Current assets—fair value of derivatives	$3,148	Current liabilities—fair value of derivatives	$—
Derivatives not designated as hedging instruments under Statement 133:
Foreign currency balance sheet contracts	Current assets—fair value of derivatives	381	Current liabilities—fair value of derivatives	—

Total derivatives		$3,529		$—

Successor Accounting

Upon the Acquisition, EGS made the determination that it would no longer designate for hedge accounting its foreign currency forward contracts that existed as of that date. Upon the Acquisition, the net liability balance assumed related to unrealized foreign currency forward contracts was $574. Subsequent to the Acquisition unrealized gains and losses on the foreign currency forward contracts that were entered into prior to the Acquisition will be reflected in “Foreign exchange gain (loss)” in the consolidated statements of operations until the contracts settle. For the six months ended June 30, 2009 and for the period December 12, 2008 through December 31, 2008 the Company recognized a loss of $(81) and a gain of $869, respectively, associated with the change in fair value of these contracts in “Foreign exchange gain (loss).”

Subsequent to the Acquisition, the Company entered into foreign currency forward contracts that have been designated as cash flow hedges in accordance with the criteria established in SFAS 133. The purpose of these contracts is to partially hedge against currency changes between the Philippine peso and U.S. Dollars. Effective March 15, 2009, the Company revised the policy of the rolling hedge program that entails contracting with third-party financial institutions to acquire zero cost, nondeliverable forward contracts previously followed by the Predecessor. Under the revised policy the nondeliverable forward contracts are expected to cover approximately 80% of the forecasted peso expenses for the next quarter, 70% of the forecasted peso expenses for two quarters out, 50% of the forecasted peso expenses for three quarters out, 40% of the forecasted peso expenses for four quarters out and 20% of forecasted peso expenses for five quarters out.

As of June 30, 2009 and December 31, 2008, a loss of $(491) and $0, respectively, related to unrealized cash flow hedge gains (losses), both amounts net of tax of $0, were recorded in “Accumulated other comprehensive income (loss)” in the consolidated balance sheet.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

For the six months ended June 30, 2009 and for the period December 12, 2008 through December 31, 2008, the Company recorded a gain of $249 and $0, respectively, for settled cash flow hedge contracts. This gain is reflected in the cost of services and selling and administrative expenses in the consolidated statements of operations. As of June 30, 2009 and December 31, 2008, the notional amount of the outstanding derivative instruments designated for hedge accounting is summarized as follows:

	As of June 30, 2009	As of December 31, 2008
	(Unaudited)
Local Currency (Philippine Peso) denominated	2,210,739	—
US Dollar denominated	$45,211	$—

The Company also entered into foreign exchange forward contracts to reduce the short-term effect of foreign currency fluctuations related to accrued liabilities that are denominated in Philippine peso. The gains and losses on these forward contracts are intended to offset the transaction gains and losses on the Philippine Peso obligations. These gains and losses are recognized in earnings as the Company elected not to classify the contracts for hedge accounting treatment. The value of these contracts is a liability of $(198) and an asset of $216 as of June 30, 2009 and December 31, 2008, respectively, and is included in the “Fair value of derivatives” account in the consolidated balance sheet. The Company recognized a loss of $(9) and a gain of $88 on these contracts for the year ended June 30, 2009 and for the period from December 12, 2008 through December 31, 2008, respectively, which is included in the “Foreign exchange gain (loss)” account in the consolidated statements of operations.

The table that follows summarizes the fair value of derivative instruments, on a net basis by financial institution, in the consolidated balance sheet at June 30, 2009 and December 31, 2008:

	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
	Balance Sheet Location	June 30, 2009	December 31, 2008	Balance Sheet Location	June 30, 2009	December 31, 2008
		(Unaudited)			(Unaudited)
Derivatives designated as hedging instruments under Statement 133:
Foreign currency cash flow contracts	Current assets—fair value of derivatives	$—	$—	Current liabilities—fair value of derivatives	$(494)	$—
Derivatives not designated as hedging instruments under Statement 133:
Foreign currency cash flow contracts	Current assets—fair value of derivatives	1,864	1,271	Current liabilities—fair value of derivatives	—	(976)
Foreign currency balance sheet contracts	Current assets—fair value of derivatives	—	216	Current liabilities—fair value of derivatives	(198)	—

Total derivatives		$1,864	$1,487		$(692)	$(976)

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

In accordance with SFAS 157, the fair value of the Company’s foreign currency forward agreements are determined based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes three levels of inputs that may be used to measure fair value:

•	Level 1—Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2—Observable inputs, other than Level 1 inputs in active markets, that are observable either directly or indirectly; and

•	Level 3—Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and (liabilities) measured at fair value on a recurring basis are as follows:

	Fair Value	Quoted Prices in Active markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Valuation Technique
June 30, 2009 (Unaudited)
Foreign currency cash flow agreements	$1,370	$—	$1,370	$—	(1)
Foreign currency balance sheet agreements	(198)	—	(198)	—	(1)

December 31, 2008
Foreign currency cash flow agreements	295	—	295	—	(1)
Foreign currency balance sheet agreements	216	—	216	—	(1)

(1)	The Company’s foreign currency agreements are not traded on a market exchange. The fair values are based on quotes received by the Company from financial institutions based on their assessment of the termination value of the underlying derivative instrument as of the date provided. Their estimate is based on a variety of pricing factors, which include the market price of the derivative instrument available in the dealer-market. The Company has consistently applied these calculation techniques to all periods presented.

10. eTelecare Initial Public Offering and Subsequent Delisting

On March 27, 2007, eTelecare entered into a binding underwriting agreement for its initial public offering (IPO) in the United States of 11,000,000 common shares in the form of 5,500,000 ADS at an initial offering price per ADS of $13.50. The ADSs began trading on the NASDAQ Global Market on March 28, 2007. The $69.1 million proceeds, net of underwriting discounts and commissions of $5.2 million, were received on April 2, 2007, which was the closing date of the offering. On April 3, 2007, proceeds from the public offering were used to pay term loans A and B and line of credit amounts of $9.7 million, $17.5 million, and $9.1 million, respectively. On April 5, 2007, eTelecare received additional proceeds of $10.3 million, net of underwriting discounts and commissions of $844,000, as a result of the exercise by the underwriters over-allotment option to purchase an additional 825,000 ADSs from the Company.

On May 5, 2009, eTelecare filed a Form 15F with the United States Securities and Exchange Commission (US SEC) to terminate the registration of its common stock, and its par value two Philippine pesos, represented by American Depositary Shares. Upon filing Form 15F, eTelecare’s reporting obligations with the US SEC were immediately suspended and the deregistration was effective August 5, 2009.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

11. eTelecare Share-Based Payments and Employee Benefits

eTelecare Share-Based Payments

The Acquisition resulted in the cancelation of all the outstanding stock options and restricted stock units effective December 11, 2008. All outstanding options with an exercise price per share less than $9.00, whether unvested or vested (the In-the-money Options), were cancelled in exchange for a cash payment equal to the intrinsic value immediately prior to the close of the acquisition. Any outstanding vested and unvested options with an exercise price per share greater than $9.00 (the Out-of-the-money Options) were canceled with no value exchanged. All outstanding restricted stock units, whether vested or unvested, immediately prior to the Acquisition, were cancelled in exchange for a cash payment equal to the number of restricted stock units multiplied by $9.00.

Prior to the Acquisition, eTelecare had a Key Employees’ Stock Option Plan (KESOP) and a 2006 Stock Incentive Plan (the Incentive Plan).

A total of 15,300,000 shares were approved for issuance under the KESOP. The stock options typically had a term of 5 to 10 years and vested over a period of four years from the date of grant, with 25% of the grant vesting at each anniversary date.

In October 2006, eTelecare adopted the Incentive Plan which was effective as of the date of the IPO outside the Philippines pursuant to a registration statement filed by the Company with the U.S. SEC. The Plan allows for awards in the form of restricted shares, stock units, and options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights. On November 13, 2006, the Company’s stockholders approved the adoption of the Plan.

The aggregate number of shares authorized for issuance under the Plan shall not exceed 552,795 shares which was the number of shares remaining available for grant of awards under the KESOP on the effective date of the Plan, plus an annual increase on the first day of each fiscal year during the term of the Plan, beginning July 1, 2007, in an amount equal to the lesser of (i) 2,000,000 shares, (ii) 3% of the outstanding shares on June 30 of such fiscal year, or (iii) an amount determined by the BOD. The maximum shares added through annual increases may not exceed 15,000,000 shares.

The following tables summarize the information on the activity of stock options under the Predecessor plan described above for the periods ended:

	Period from January 1, 2008 through December 11, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Balance at beginning of year	4,968,825	$5.30	5,275,950	$2.40	3,690,200	$1.86
Granted	362,353	7.24	442,688	10.69	1,789,000	3.42
Exercised	(687,021)	2.69	(471,185)	3.79	(32,875)	1.55
Expired or cancelled	(4,471,731)	5.76	(9,028)	4.24	—	—
Forfeited	(172,426)	7.78	(269,600)	7.24	(170,375)	1.68

Outstanding at end of period	—	$—	4,968,825	$5.30	5,275,950	$2.40

Exercisable at end of period	—	$—	3,456,059	$4.20	3,149,325	$1.89

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

There are no stock options outstanding as of December 31, 2008 or June 30, 2009.

The weighted average fair value of eTelecare’s granted options at grant date was $4.21, $5.48 and $1.45 for the period from January 1, 2008 through December 11, 2008 and the years ended December 31, 2007 and 2006, respectively. Such amounts were estimated using the Black-Scholes-Merton option pricing model with the following weighted average assumptions during each period:

	2008	2007	2006
Expected volatility	58.8%	58.8%	49.1%
Expected dividend yield	0.0%	0.0%	0.0%
Risk free interest rate	3.3%	4.2%	5.0%
Expected life	6.2 years	6.25 years	4.1 years

Expected volatility was based upon stock volatility of comparable companies within the same industry as eTelecare. The expected volatility reflects the assumption that the historical volatility is indicative of future trends, which may also not necessarily be the actual outcome.

The total intrinsic value of options exercised between January 1, 2008 and December 11, 2008 and the year ended 2007 is $2,124 and $3,445, respectively. As of December 31, 2007, the total intrinsic value of outstanding and exercisable stock options was approximately $16,700. As of December 31, 2007, the total unrecognized compensation cost related to unvested awards was approximately $3,800. As of December 31, 2008, there was no unrecognized compensation.

The total amount of compensation cost for share-based payment arrangements recognized in the consolidated statements of operation was $9,235, $2,420 and $1,988 for the period January 1, 2008 through December 11, 2008 and for the years ended December 31, 2007 and 2006, respectively. Of the $9,235 of stock compensation expense recognized for the period January 1, 2008 through December 11, 2008, $6,466 was due to the cancelation of the stock options and restricted stock units that occurred as part of the acquisition of eTelecare. The restricted stock units and stock options were canceled and $21,752 of cash was paid related to the cancelation to holders of these equity instruments. There was no outstanding equity awards during the period from December 12, 2008 through December 31, 2008 and the six months ended June 30, 2009.

401(K) Retirement Plans

The Company maintains a 401(K) retirement plan, a defined contribution retirement plan, for eligible employees. Employees are eligible to participate on the first day of the month following two months of service and attaining the age of 21. Under the terms of the plan, employees are entitled to contribute from 1% to 90% of their total compensation, within limitations established by the Internal Revenue Code of United States. The Company will match 50% of the first 6% of each employee’s contribution and may also contribute additional amounts, all subject to a four year graded vesting schedule. The cost of employer contributions to the plan were $23, $540, $322 and $247 for the periods January 1, 2008 through December 11, 2008, December 12, 2008 through December 31, 2008 and the years ended December 31, 2007 and 2006, respectively. The Company’s U.S. subsidiaries still maintain a 401(K) plan that stopped accepting contributions effective October 1, 2007 when the new 401(K) retirement plan covering all eligible employees was implemented. This inactive plan did not contain an employer match feature. It is the Company’s intention to eventually roll the funds in the Company’s U.S. subsidiaries’ plan into the new 401 (K) plan.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

12. Income Taxes

The following table represents the U.S. and foreign components of income (loss) before the provision for income tax (in thousands):

	Successor	Predecessor
	Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 11, 2008	Year Ended December 31,
			2007	2006
Foreign*	$(687)	$(11,015)	$19,193	$15,985
United States	123	3,825	2,071	(3,138)

Total	$(564)	$(7,190)	$21,264	$12,847

*	Foreign jurisdictions include Philippines, Nicaragua and United Kingdom, and Singapore.

The provision (benefit) for income taxes includes U.S. federal, U.S. state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and the tax bases of assets and liabilities. The components of the provision (benefit) for income taxes are as follows (in thousands):

	Successor	Predecessor
	Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 11, 2008	Year Ended December 31,
			2007	2006
Current:
U.S. federal	$2	$3,421	$453	$4
U.S. state and local taxes	—	—	—	—
Foreign	43	658	385	91

Total current	45	4,079	838	95

Deferred:
U.S. federal	36	(2,340)	(2,012)	452
U.S. state and local taxes	10	(406)	(644)	55
Foreign	—	—	26	—

Total deferred	46	(2,746)	(2,630)	507

Total	$91	$1,333	$(1,792)	$602

The Company is registered with the Philippine Export Zone Authority (PEZA) as an Economic Export Enterprise under RA No. 7916, otherwise known as the Special Economic Zone Act of 1995, to develop and operate a call center business that serves overseas clients by providing customer relationship management services. As a registered enterprise, the Company is entitled to certain tax and nontax incentives which include, among others, tax and duty-free importations, exemption from local taxes and income tax holiday (ITH) for three, four or six years (duration depends on the type of holiday granted) from start of commercial operations with the possibility of one or two-year extensions. The current income tax holidays expire at staggered dates through 2012. Two of the Company’s delivery center sites’ ITH’s were expiring in the second half of 2008. The extension of the incentives for the two sites were approved by PEZA in the first quarter of 2009 (effective upon

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

expiry in 2008), essentially allowing for an additional two years of tax holiday with expiration in 2010. The next anticipated expiring income tax holiday is in the second half of 2009 for three of its delivery center sites. Two of the sites with an expiring ITH are not eligible for extension. For the other site, the Company intends to apply for an extension prior to expiration. While no assurance can be given at present, it is the current practice of PEZA to grant extensions on such tax holidays as a means of attracting foreign investment in specified sectors, including the outsourcing industry.

Under the PEZA registration, the Company shall be liable for a final tax in lieu of all taxes after the expiration of its ITH incentives. The final tax is computed at 5% of gross income less allowable deductions typically characterized as direct costs as defined in RA No. 7916 and shall be paid and remitted in accordance with the amendments contained in RA No. 8748 as follows:

a.	Three percent (3%) to the National Government; and

b.	Two percent (2%) to be remitted directly by the business establishments to the treasurer’s office of the municipality or city where the enterprise is located.

In addition to the tax incentives listed above, eTelecare Clark Services, Inc., the wholly owned Philippines subsidiary acquired from AOL on September 28, 2007, is registered with the Clark Special Economic Zone (CSEZ) and is liable for a final tax of 5% of gross income less allowable deductions.

eTelecare Nicaragua received approval from the Free Trade Zone Commission to be a user in the Free Trade Zone Regime and is entitled to the tax incentives established under the Export Industrial Free Zones Legislation. The benefit of operating in a Free Trade Zone include an exemption from all taxes including the corporate income tax, property tax, municipal tax, value-added tax, and withholding tax for remittances on interest and fees for certain services paid to foreign providers. This benefit is for a ten year period provided eTelecare Nicaragua complies with various requirements set forth by the government with a 60% exemption for all subsequent years. For the period January 1, 2008 through December 11, 2008 and December 12, 2008 through December 31, 2008 eTelecare Nicaragua did not realize any benefit of the tax holiday due to the overall loss in Nicaragua.

The statutory income tax rate in the Philippines for years 2008, 2007, and 2006 is 35% for taxable income derived from nonregistered activities, or 5% on gross income (less allowable deductions) with respect to income derived from activities covered by PEZA or CSEZ registration. Effective January 1, 2009, the Philippine statutory income tax rate on nonregistered activities is reduced from 35% to 30%. The Company had minimal taxable income from nonregistered activities and the 5% tax on gross income because of its ITH incentives in the years ended December 31, 2008, 2007 and 2006. Going forward, the effective overall Philippine income tax rate will vary as the revenue generating activity at each delivery center becomes taxable upon expiration of the ITH applicable to that center. For the years ended December 31, 2007 and 2006, the Company estimated the benefit of the tax holiday in the Philippines to be $6,699 and $5,555, respectively. For the period January 1, 2008 through December 11, 2008 and December 12, 2008 through December 31, 2008, the Company did not realize any benefit of the tax holiday due to the overall loss in the Philippines. The Company’s U.S. subsidiaries, which are taxed based on the taxable income as determined under the U.S. Tax Code, are subject to federal and state income tax rates of 34.0% and 5.0%, respectively.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The reconciliation between the Philippine statutory income tax rate and the Company’s effective rate is as follows:

	Successor	Predecessor
	Period from December 12, 2008 to December 31, 2008	Period from January 1, 2008 to December 11, 2008	Year Ended December 31,
			2007	2006
Philippine statutory income tax rate	35.0%	35.0%	35.0%	35.0%
Income tax holiday on registered activity with PEZA	(48.7)	(65.2)	(31.5)	(43.2)
United States income taxes as different rates	(4.3)	(1.7)	2.0	8.1
Valuation allowance	(0.1)	2.6	(12.9)	4.4
Reversal of taxes previously accrued	0.5	10.7	(1.9)	—
Other	1.5	0.0	0.9	0.4

Total effective rate	(16.1)%	(18.5)%	(8.4)%	4.7%

Philippine income taxes have not been provided on the undistributed earnings of the U.S. subsidiaries over which the Company has sufficient influence to control the distribution of such earnings and have determined that such earnings have been reinvested indefinitely. Should the Company elect in the future to repatriate a portion of the U.S. earnings so invested, the Company could incur income tax expense on such repatriation, net of any available deductions and foreign tax credits. This would result in additional income tax expense beyond the computed expected provision in such periods.

The significant components of deferred tax assets and liabilities are as follows (in thousands):

	Successor	Predecessor
	December 31, 2008	December 31, 2007
Deferred tax assets:
Net operating loss and credit carryforwards	$3,343	$348
Amortization of intangibles	1,663	1,427
Lease incentive obligation	—	355
Employee benefits	915	1,467
Deferred rent	10	229
Other	123	274

Total deferred tax assets	6,054	4,100
Valuation allowance	(24)	(210)

Net deferred tax assets	6,030	3,890
Deferred tax liabilities:
Deferred revenue	(167)	—
Depreciation	(600)	(863)
Amortization of intangibles	(1,963)	—
Amortization of goodwill	(18)	(1,272)
Foreign exchange hedging gains	—	(1,104)

Total deferred tax liabilities	(2,748)	(3,239)

Net deferred tax asset (liabilities)	$3,282	$651

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The net current and noncurrent portions of deferred tax assets and liabilities are as follows (in thousands):

	Successor	Predecessor
	December 31, 2008	December 31, 2007
Net current deferred tax asset	$3,241	$1,151
Net current deferred tax liability	—	(1,104)
Net noncurrent deferred tax asset	41	604

Net deferred tax asset	$3,282	$651

During the years ended December 31, 2008, and 2007, the valuation allowance decreased by approximately $(186) and $(2,755) respectively. The 2008 change in the valuation allowance resulted primarily from a decrease in the valuation allowance in the Philippines on unrealized foreign exchange losses. The 2007 change in the valuation allowance resulted from the release of the valuation allowance on U.S. deferred taxes of $3,027, offset partially by an increase in the valuation allowance in the Philippines on unrealized foreign exchange losses. During 2007, the Company re-evaluated the recoverability of its deferred tax assets and the need for a valuation allowance. Several factors related to the recoverability of the Company’s deferred tax assets including the utilization of primarily all of the U.S. federal and state net operating losses in 2007, the elimination of interest expense in 2007 from the pay down of debt with IPO proceeds, and three years of cumulative U.S. profitability provided enough positive evidence to support the full release of the U.S. valuation allowance in fourth quarter of 2007. The release of the valuation allowance on U.S. deferred taxes provided a one-time favorable income tax benefit in the amount of $3,027 in the fourth quarter of 2007. The valuation allowance remaining at the end of 2008 relates to Philippine deferred taxes as the Company believes it is more likely than not that the related benefits will not be realized.

As of December 31, 2008, the U.S. federal and state net operating loss carryforwards were approximately $4,798 and $4,471, respectively, which expire in varying amounts through 2028. The Company also has U.S. federal and state credit carryforwards at December 31, 2008 of approximately $930 and $560, respectively. Approximately $793 of the federal credit expire in varying amounts through 2028, with the remaining federal and state credits that do not expire. The Company anticipates it will be able to fully utilize all of the U.S. federal and state net operating loss and credit carryforwards prior to expiration, however, the utilization of the federal net operating losses at December 31, 2008 is subject to limitation based on the change in ownership rules of Section 382 of the Internal Revenue Code.

Tax benefits of approximately $1,524 and $359 related to the exercise of employee stock options and other employee stock programs were recorded in equity during the period January 1, 2008 through December 11, 2008 and the year ended December 31, 2007, respectively, in accordance with SFAS 123R.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48), requires that companies recognize the effect of a tax position in their consolidated financial statements if there is a greater likelihood than not of the position being sustained upon audit based on the technical merits of the position. The Company adopted the provisions of FIN 48 effective January 1, 2007. The adoption of FIN resulted in a cumulative effect adjustment of $315 recorded as a decrease to the January 1, 2007 balance of retained earnings. As of December 31, 2008 and 2007, the Company had approximately $1,083 and $1,458, respectively, of unrecognized tax benefits. Of these amounts approximately $114 and $186, respectively, relate to accrued interest and penalties. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision and annual effective tax rate.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

During the period January 1, 2008 to December 11, 2008, the Company released approximately $789 of unrecognized tax benefits due to the expiration of the statute of limitations which had a permanent impact on the Company’s effective tax rate. The unrecognized tax benefits at December 31, 2008 relate to foreign, US, and state jurisdictions. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2007	$1,633
Increases related to current year tax positions	283
Increases related to prior year tax positions	98
Expiration of the statute of limitations for the assessment of taxes	(556)
Settlements with tax authorities	—

Balance at January 1, 2008	1,458
Increases related to current period tax positions	283
Increases related to prior year tax positions	116
Expiration of the statute of limitations for the assessment of taxes	(771)
Settlements with tax authorities	—

Balance at December 11, 2008	1,086
Increases related to current period tax positions	15
Expiration of the statute of limitations for the assessment of taxes	(18)

Balance at December 31, 2008	$1,083

The entire amount of unrecognized tax benefits at December 31, 2008 would, if recognized, reduce the Company’s annual effective tax rate. The Company anticipates approximately $222 of the December 31, 2008 balance will be recognized in the next 12 months due to expiration of the statute of limitations.

The Company operates in and files income tax returns in various jurisdictions in the Philippines, United Kingdom, Nicaragua, and the United States which are subject to tax authorities. With few exceptions, the Company is no longer subject to income tax examinations for years before 2005. The Company is currently under audit by the Internal Revenue Service for tax year 2007 and by the Arizona Department of Revenue for tax years 2004 – 2006. Although there can be no assurance as to the ultimate disposition of these audits, the Company believes that the outcome will not have a material effect on its financial position, results of operation or cash flows.

Interim Period Ended June 30, 2009 (Unaudited)

For the six months ended June 30, 2009 the Company’s effective tax rate was (7.0%) which included a favorable impact for one-time discrete benefits totaling $270, or 2.1%. These discrete benefits recognized during the six months ended June 30, 2009 related to the recognition of previously unrecognized income tax benefits due to the close of 2005 Philippines statute of limitations and the reduction of the Company’s 2008 Philippines tax liability due to PEZA granting an extension of the income tax holidays for two of the Company’s Philippine sites.

As of June 30, 2009, the Company had unrecognized tax benefits of approximately $1,366, of which $338, if recognized, would reduce the Company’s annual tax expense. The Company anticipates approximately $159 of the June 30, 2009 balance will be recognized in the next 12 months due to expiration of the statute of limitations.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

The Company recognizes interest and penalties relating to unrecognized tax benefits in income tax expense. The Company has accrued approximately $122 of accrued interest and penalties related to uncertain tax positions at June 30, 2009 which are included as a component of the total unrecognized tax benefit of approximately $1,366.

13. Geographic Operations

The following table includes certain geographic information regarding the Company’s operations. Revenue is generally attributed to the location where the services are performed.

	Successor		Predecessor
	Six Months Ended June 30, 2009	December 12, 2008 to December 31, 2008	January 1, 2008 to December 11, 2008	Year ended December 31,
				2007	2006
	(Unaudited)
Revenue:
Americas	$53,385	$5,706	$107,419	$104,837	$106,183
Philippines	83,644	8,815	177,841	155,105	88,935
South Africa	3,228	—	—	—	—

	$140,257	$14,521	$285,260	$259,942	$195,118

	Successor		Predecessor
	June 30, 2009	December 31,
		2008	2007
	(Unaudited)
Long-lived assets:
Americas	$60,600	$64,231	$40,719
Philippines	161,239	167,024	34,840
South Africa	5,819	—	—

Total	$227,658	$231,255	$75,559

14. Commitments and Contingencies

Legal Matters

The Company is a defendant in the employment matter of James Dreyfuss vs. eTelecare Global Solutions-US, Inc. filed in the United States District Court, Southern District of New York on February 4, 2008. In the matter, James Dreyfuss, who served as the Company’s Regional Vice President of Sales, has asserted the following claims against the company: (1) two counts of breach of contract; (2) violation of New York Labor Law Sections 190 et seq.; (3) quantum merit; (4) unjust enrichment; (5) breach of covenant of good faith and fair dealing; and (6) promissory estoppel. Mr. Dreyfuss seeks compensatory damages in an amount to be proven at trial, penalties under New York Labor Law Section 198, pre- and post-judgment interest and costs and expenses for such suit, including attorney’s fees. The Company filed a motion to compel arbitration on April 7, 2008 and filed a brief in support of such motion on July 16, 2008 and are now in the early stages of discovery. While the Company cannot predict with certainty the outcome of the litigation, the Company does not believe a liability is probable; therefore, no liability has been recorded in the financial statements.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

On August 7, 2008, an action entitled Peter Mikhalev v. eTelecare Global Solutions, Inc. et al. (Case No. BC 395919) was filed in the Los Angeles County Superior Court. The complaint alleges that in July 2007 the Company refused to allow the plaintiff, a former employee of the Company, to exchange common shares then owned by him into ADSs. The complaint seeks compensatory and punitive damages for conversion. On September 8, 2008, the Company filed a general denial to the complaint. On September 9, 2008, the Company filed a notice of removal of the case to the United States District Court for the Central District of California. On September 12, 2008, the district court issued an order to show cause regarding remand to state court, to which the Company responded on September 26, 2008. Plaintiff did not file a motion to remand the case to state court. A scheduling conference will take place in the district court on December 1, 2008. While the Company cannot predict with certainty the outcome of the litigation, the Company does not believe a liability is probable; therefore, no liability has been recorded in the financial statements.

On November 20, 2006, eTelecare received an assessment letter from the Philippine Social Security System (SSS) alleging that eTelecare had insufficiency remitted employee social security contributions. The Company continues to negotiate with the SSS and has accrued $210 at December 31, 2008 based on its estimate of the probable settlement related to this matter.

The Company is subject to other legal proceedings and claims, which have arisen in the ordinary course of its business. Although there can be no assurance as to the ultimate disposition of these matters and the proceedings disclosed above, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Operating Leases

The Company has a number of lease agreements covering office space and certain equipment that are accounted for as operating leases. A majority of the lease agreements for office spaces have rent escalations which increase monthly rent payments over the lease terms and provide for a renewal option under negotiated terms and conditions upon expiration. The Company records rental expense on a straight-line basis over the base, noncancelable lease terms. Any difference between the calculated expense and amount actually paid is recognized as accrued rent. Accrued rent is reflected as current or noncurrent liability depending on its expected date of reversal. Rent expense incurred under operating leases was $8,435, $632, $13,197, $11,278 and $7,400 for the unaudited six months ended June 30, 2009, the period from December 12, 2008 through December 31, 2008, the period from January 1, 2008 through December 11, 2008, and the years ended December 31, 2007 and 2006, respectively.

Associated with operating leases, the Company periodically receives tenant improvement allowances from lessors. The Company records the value of these improvements and amortizes the assets over the term of the lease. An offsetting obligation is recorded as a lease incentive obligation and amortized as a reduction to lease expense on a straight-line basis.

EGS Corp. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(In thousands, except share and per share amounts)

Following are the schedule of future minimum lease payments for outstanding operating lease agreements as of December 31, 2008:

2009	$12,523
2010	11,658
2011	10,143
2012	5,021
2013	2,826
Thereafter	10,860

15. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to June 30, 2009 through August 10, 2009, the date of the issuance of the financial statements, in accordance with SFAS No. 165, Subsequent Events. During this period, there were no recognized subsequent events requiring recognition in the financial statements and no nonrecognized subsequent events requiring disclosure.

Annexes to Schedule 14C

Stream Global Services, Inc.

Filed August 27, 2009

Opinion of Stone Key Partners	Annex A
Form of Second Amendment to the Certificate of Incorporation	Annex B
Form of Stream Global Services, Inc. Stock Incentive Plan	Annex C
Dutchco Letter Agreement	Annex D
NewBridge Letter Agreement	Annex E
Stream/Ayala Letter Agreement	Annex F
AYC Holdings Letter Agreement	Annex G

A-i

ANNEX A

August 13, 2009

The Board of Directors

Stream Global Services Inc.

20 William Street, Suite 310

Wellesley, Massachusetts 02481-4145

Gentlemen:

We understand that Stream Global Services Inc. (“SGS”), EGS Corp. (“EGS”), and each of the stockholders of EGS (the “EGS Stockholders”) intend to enter into a Share Exchange Agreement, to be dated as of August 14, 2009 (the “Agreement” and the transactions contemplated thereby, the “Transaction”), pursuant to which SGS shall exchange with the EGS Stockholders an aggregate of 33,653,446 shares of SGS common stock, $0.001 par value per share (“SGS Common Stock”), for (i) all of the EGS capital stock held by the EGS Stockholders (other than Director Qualifying Shares) and (ii) all rights of NewBridge International Investment Ltd. and/or its affiliate with respect to $35,840,988 in principal under the Tranche B Bridge Loan of EGS; provided, however, (A) upon certain circumstances, at the election of SGS or EGS, SGS may issue to the EGS Stockholders up to an aggregate of 9,800,000 shares of non-voting common stock, $0.001 per value per share, of SGS in substitution for an equal number of shares of SGS Common Stock otherwise issuable to the EGS Stockholders and (B) at the election of SGS, SGS may pay an aggregate of $9,990 in cash to the EGS Stockholders in substitution for an aggregate of 1,885 shares of SGS Common Stock otherwise issuable to the EGS Stockholders. The consideration to be paid to the EGS Stockholders in the Transaction, as described in the preceding sentence, is referred to below as the “Consideration to be Issued.” Certain capitalized but undefined terms shall have the meanings ascribed to them in the Agreement.

We understand that (i) the Recapitalization will be consummated at or prior to the closing of the Transaction and (ii) at or prior to the execution of the Agreement, (A) Ares Corporate Opportunities Fund II, L.P. (“Ares”) and SGS will execute the Ares Letter Agreement, (B) EGS, the EGS Stockholders, Ayala Corporation and Providence Equity Partners VI International will execute the EGS Letter Agreements and (C) SGS, Ares, the EGS Stockholders, R. Scott Murray and Trillium Capital LLC will execute the Stockholders Agreement (the matters referred to in the preceding clauses (i) and (ii) are referred to below as the “Other Matters”).

You have asked us to render our opinion as to whether the Consideration to be Issued is fair, from a financial point of view, to SGS.

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	reviewed a draft (dated August 13, 2009) of the Agreement, in substantially final form;

•

reviewed SGS’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2007 and 2008, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009 and its Current Reports on Form 8-K filed since December 31, 2008;

•

reviewed EGS’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, and its Current Reports on Form 8-K and Reports on Form 6-K filed since December 31, 2007;

•

reviewed certain operating and financial information relating to SGS’s business and prospects, including projections for the five and one-half years ended December 31, 2014 for each of SGS and SGS and EGS on a pro forma combined basis, all as prepared and provided to us by SGS’s management;

•

reviewed certain operating and financial information relating to EGS’s business and prospects, including EGS’s financial statements and other information since December 31, 2007, all as prepared and provided to us by EGS’s management;

•	reviewed certain estimates of cost savings and other combination benefits expected to result from the Transaction, all as provided to us by SGS’s management;

•	met with certain members of SGS’s senior management to discuss SGS’s business, operations, historical and projected financial results and future prospects;

•	met with certain members of EGS’s senior management to discuss EGS’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the SGS Common Stock;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to SGS and EGS;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to SGS and EGS;

•

performed discounted cash flow analyses based on the projections for SGS on a stand alone basis and for SGS and EGS on a pro forma combined basis, all as prepared and provided to us by SGS’s management;

•	reviewed the pro forma financial results, financial condition and capitalization of SGS giving effect to the Transaction; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by SGS and EGS or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of SGS as to the expected future performance for each of SGS on a stand alone basis and SGS and EGS on a pro forma combined basis. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections; we express no view or opinion as to such projections and the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of SGS and EGS, as the case may be, that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of SGS and EGS, nor have we been furnished with any such appraisals. In rendering our opinion, we have not solicited, nor were we asked to solicit, third party acquisition interest in SGS. We have also assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on SGS or EGS. Moreover, as you are aware, the credit, financial and stock markets are experiencing unusual volatility; we express no opinion or view as to the effects of such volatility on the Transaction or the parties thereto. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by SGS, EGS, and their respective advisors with respect to such issues.

We do not express any opinion as to the price or range of prices at which the shares of SGS Common Stock may trade subsequent to the announcement or consummation of the Transaction.

We have acted as a financial advisor to SGS in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on consummation of the

Transaction. A portion of our compensation was made payable when we informed SGS that we were prepared to deliver this letter, which portion will be credited against the fee payable upon consummation of the Transaction. In addition, SGS has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. We may provide SGS and its affiliates with certain investment banking and other services unrelated to the Transaction in the future.

It is understood that this letter is intended for the benefit and use of the Board of Directors of SGS in connection with its consideration of the Transaction. This letter and our opinion are not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any information statement to be distributed to the holders of SGS Common Stock in connection with the Transaction. This letter and our opinion do not constitute a recommendation to the Board of Directors of SGS in connection with the Transaction, nor do this letter and our opinion constitute a recommendation to any holders of SGS Common Stock as to how to vote in connection with the Transaction. Our opinion does not address SGS’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for SGS or the effects of any other transaction in which SGS might engage. In addition, we express no view or opinion with respect to any of the Other Matters, or the consummation of the transactions contemplated thereby, or as to the merits of the Transaction to any holder of SGS equity relative to any other holder of SGS equity. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of SGS’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be Issued.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Stone Key Partners LLC and the Stone Key Securities division of Hudson Partners Securities LLC. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Issued is fair, from a financial point of view, to SGS.

Very truly yours,

STONE KEY PARTNERS LLC

By:	/s/ MICHAEL J. URFIRER
Co-Chairman & Co-Chief Executive Officer

HUDSON PARTNERS SECURITIES LLC

By:	/s/ MICHAEL J. URFIRER
Senior Managing Director

ANNEX B

FORM OF

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STREAM GLOBAL SERVICES, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Stream Global Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The Board of Directors of the Corporation duly adopted resolutions, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders. The stockholders of the Corporation duly approved said proposed amendment by written consent in lieu of a meeting in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

2. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to (a) delete the Certificate of Designations of the Series A Convertible Preferred Stock of the Corporation initially filed with the Secretary of State of the State of Delaware on August 7, 2008, as amended, and (b) delete the Certificate of Designations of the Series B Convertible Preferred Stock of the Corporation initially filed with the Secretary of State of the State of Delaware on March 13, 2009, as amended.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this         day of                 , 2009.

STREAM GLOBAL SERVICES, INC.

By:
R. Scott Murray Chief Executive Officer

B-1

ANNEX C

STREAM GLOBAL SERVICES, INC.

2008 STOCK INCENTIVE PLAN, AS AMENDED

1.	Purpose.

The purpose of this 2008 Stock Incentive Plan (the “Plan”) of Global BPO Services Corp., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility.

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Recipient”.

3.	Administration and Delegation.

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

(d) Awards to Non-Employee Directors. Discretionary Awards to non-employee directors will only be granted and administered by a Committee, all of the members of which are independent as defined by Section 121.A.2 of the American Stock Exchange Company Guide.

4.	Stock Available for Awards.

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 10,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimits contained in Sections 4(b)(2) and 4(b)(3), (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; provided, however, that independent SARs that may be settled in cash only shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and provided further, in the case of independent SARs, that the full number of shares subject to any stock-settled SAR shall be counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock tendered to the Company by a Recipient to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Recipient Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Recipient under the Plan is 1,000,000 shares per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Recipient limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards other than Options and SARS. The maximum number of shares with respect to which Awards other than Options and SARs may be granted is 20% of the total number of authorized shares set forth in Section 4(a)(1).

(3) Limit on Awards to Directors. The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant is 10% of the total number of authorized shares set forth in Section 4(a)(1).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options.

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Global BPO Services Corp., any of Global BPO Services Corp.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Recipient, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Recipient to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Recipient valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Recipient for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Recipient to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

6.	Stock Appreciation Rights.

(a) General. The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation is determined shall be the exercise date.

(b) Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Exercise Price. The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(e) Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(f) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide a exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

7.	Restricted Stock; Restricted Stock Units.

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Recipients holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Recipient, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Recipient or if the Recipient has died, to the beneficiary designated, in a manner determined by the Board, by a Recipient to receive amounts due or exercise rights of the Recipient in the event of the Recipient’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Recipient, “Designated Beneficiary” shall mean the Recipient’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Recipient shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Recipient.

(2) Voting Rights. A Recipient shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Recipients with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Recipients, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.	Other Stock-Based Awards.

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Recipients (“Other Stock-Based-Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Recipient is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits and share counting rules set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent

Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Recipient, provide that the Recipient’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Recipient within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Recipient equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Recipient’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Recipient, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Recipient and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Recipient, shall be exercisable only by the Recipient; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Recipient to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Recipient and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Recipient and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Recipient, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Recipients uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Recipient and the extent to which, and the period during which, the Recipient, or the Recipient’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Recipient must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Recipient must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Recipient may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Recipient’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Recipient’s rights under the Plan or (ii) the change is permitted under Section 9 hereof.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Recipient has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards.

(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”), subject to the limit in Section 4(b)(1) on shares covered by such grants. Subject to Section 10(i)(4), no Performance Awards shall vest prior to the first anniversary of the date of grant.

(2) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total shareholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Recipient and may be different for different Awards; (ii) may be particular to a Recipient or the department, branch, line of business, subsidiary or other unit in which the Recipient works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Recipient or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Recipient the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Recipient free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Recipient or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Recipient that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the American Stock Exchange (“AMEX”) may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (iii) if AMEX amends its corporate governance rules so that such rules no longer require stockholder approval of AMEX “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the AMEX rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Recipients under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Provisions for Foreign Recipients. The Board may modify Awards granted to Recipients who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Recipient, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ANNEX D

August 14, 2009

EGS Corp.

33/F Tower One

Ayala Triangle

Ayala Avenue

Makati City, 1226

Metro Manila, Philippines

Ladies and Gentlemen:

This agreement is executed and delivered in connection with the transactions (the “Transactions”) contemplated by the Share Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and among Stream Global Services, Inc. (“Stream”), EGS Corp. (the “Company”), EGS Dutchco B.V. (“Dutchco”) and NewBridge International Investment Ltd. (“NewBridge”), and the agreements executed in connection therewith or contemplated hereby or thereby (collectively with the Exchange Agreement, the “Transaction Documents”). In consideration of the promises made herein and in the Transaction Documents, and the respective rights granted to them in connection with the Transactions, Dutchco and the Company agree as follows:

1. Each of Dutchco and the Company hereby agrees and consents to the termination, effective as of the Closing, of the Major Shareholder Agreement, dated as of December 18, 2008, by and among the Company, Dutchco, Providence Equity Partners VI International L.P., NewBridge, Ayala Corporation and other Shareholders Party thereto (“Major Shareholder Agreement”).

2. To the extent any of the Transactions requires the consent or approval of Dutchco under the Major Shareholder Agreement, Dutchco hereby consents to and approves such Transactions.

3. Effective as of the Closing, Dutchco hereby irrevocably releases, and agrees not to sue or to bring suit with or on behalf of another against, the Company or any of its subsidiaries (collectively, the “Company Released Parties”) with respect to any claims, demands, liabilities, actions, causes of action, suits, debts, charges, complaints, obligations, promises, agreements, controversies, damages or expenses (collectively, “Claims”) arising out of facts that occurred prior to the execution of this agreement. For purposes of implementing a full and complete release and discharge of Claims, Dutchco acknowledges that this agreement is intended to include in its effect all the Claims described in the preceding sentence, whether known or unknown, suspected or unsuspected, whether in contract, tort or otherwise, and that this agreement contemplates the extinction of all such Claims.

4. Effective as of the Closing, the Company hereby releases, and agrees not to sue or to bring suit with or on behalf of another against, Dutchco, any of its affiliates, or any of their respective predecessors or successors, or any of their respective partners, directors, officers, shareholders, employees, executives or agents (collectively, the “Dutchco Released Parties”) with respect to any Claims arising out of facts that occurred prior to the execution of this agreement. For purposes of implementing a full and complete release and discharge of Claims, the Company acknowledges that this agreement is intended to include in its effect all the Claims described in the preceding sentence, whether known or unknown, suspected or unsuspected, in contract, tort or otherwise, and that this agreement contemplates the extinction of all such Claims.

5. Notwithstanding the foregoing, (a) the foregoing paragraphs 3 and 4 shall not release any Claims arising under (i) any of the Transaction Documents, (ii) the Tranche C Loans and the Tranche D Loans or (iii) in connection with the Transactions and (b) except as expressly provided herein, each agreement to which Dutchco and the Company are party shall remain in full force and effect.

6. Without regard to whether the Closing occurs or this letter agreement is terminated, the Company shall pay to, or on behalf of, Dutchco, promptly as billed, all fees, disbursements and reasonable out-of-pocket expenses incurred by Dutchco in connection the Transactions (including, without limitation, reasonable fees and disbursements of counsel and other customary expenditures).

7. This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. This agreement may be waived, amended, modified or terminated only by a written agreement signed by each of the parties hereto and Stream and Ares Corporate Opportunities Fund II, L.P., each of which is expressly made a third party beneficiary hereof.

8. Notwithstanding anything that may be expressed or implied in this letter agreement, the Company and Dutcho covenant, agree and acknowledge that (a) no recourse under this letter agreement or any other Transaction Documents shall be had against any current or future director, officer, employee, general or limited partner, manager or member of any of Dutchco or of any affiliate or assignee thereof (each a “Dutchco Person”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) without limiting the foregoing, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Dutchco Person, as such, for any obligation of Dutchco under this letter agreement or any other Transaction Document for any claim based on, in respect of or by reason of such obligations or their creation.

This agreement shall terminate and be of no force or effect if the Exchange Agreement is duly terminated. In addition, the Company covenants and agrees that without the prior written consent of Dutchco, the Company shall not (i) waive any of the Company’s conditions to Closing set forth in Sections 6.1 and 6.3 of the Exchange Agreement, or (ii) amend or waive any other provision of the Exchange Agreement. Notwithstanding the foregoing, the provisions of paragraphs 6, 7 and 8 above shall survive any such termination.

[Signature page follows]

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

EGS DUTCHCO B.V.

By:	/s/ R. DAVIS NOELL
Name:	R. Davis Noell
Title:	Vice President

Accepted and Agreed to as of the date first written above

EGS CORP.

By:	/s/ ALFREDO I. AYALA
Name:	Alfredo I. Ayala
Title:	President

ANNEX E

August 14, 2009

EGS Corp.

33/F Tower One

Ayala Triangle

Ayala Avenue

Makati City, 1226

Metro Manila, Philippines

Ladies and Gentlemen:

This agreement is executed and delivered in connection with the transactions (the “Transactions”) contemplated by the Share Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and among Stream Global Services, Inc. (“Stream”), EGS Corp. (the “Company”), EGS Dutchco B.V. (“Dutchco”) and NewBridge International Investment Ltd. (“NewBridge”), and the agreements executed in connection therewith or contemplated hereby or thereby (collectively with the Exchange Agreement, the “Transaction Documents”). In consideration of the promises made herein and in the Transaction Documents, and the respective rights granted to them in connection with the Transactions, NewBridge and the Company agree as follows:

1. Each of NewBridge and the Company hereby agrees and consents to the termination, effective as of the Closing, of the Major Shareholder Agreement, dated as of December 18, 2008, by and among the Company, Dutchco, Providence Equity Partners VI International L.P., NewBridge, Ayala Corporation and other Shareholders Party thereto (“Major Shareholder Agreement”).

2. To the extent any of the Transactions requires the consent or approval of NewBridge under the Major Shareholder Agreement, NewBridge hereby consents to and approves such Transactions.

3. Effective as of the Closing, NewBridge hereby irrevocably releases, and agrees not to sue or to bring suit with or on behalf of another against, the Company or any of its subsidiaries (collectively, the “Company Released Parties”) with respect to any claims, demands, liabilities, actions, causes of action, suits, debts, charges, complaints, obligations, promises, agreements, controversies, damages or expenses (collectively, “Claims”) arising out of facts that occurred prior to the execution of this agreement. For purposes of implementing a full and complete release and discharge of Claims, NewBridge acknowledges that this agreement is intended to include in its effect all the Claims described in the preceding sentence, whether known or unknown, suspected or unsuspected, whether in contract, tort or otherwise, and that this agreement contemplates the extinction of all such Claims.

4. Effective as of the Closing, the Company hereby releases, and agrees not to sue or to bring suit with or on behalf of another against, NewBridge, any of its affiliates, or any of their respective predecessors or successors, or any of their respective partners, directors, officers, shareholders, employees, executives or agents (collectively, the “NewBridge Released Parties”) with respect to any Claims arising out of facts that occurred prior to the execution of this agreement. For purposes of implementing a full and complete release and discharge of Claims, the Company acknowledges that this agreement is intended to include in its effect all the Claims described in the preceding sentence, whether known or unknown, suspected or unsuspected, in contract, tort or otherwise, and that this agreement contemplates the extinction of all such Claims.

5. Notwithstanding the foregoing, (a) the foregoing paragraphs 3 and 4 shall not release any Claims arising under (i) any of the Transaction Documents, (ii) the $55,000,000 in aggregate principal amount under the Tranche A Convertible Bridge Loan of the Company, the Tranche B Loan, the Tranche C Loans and the Tranche D Loans or (iii) in connection with the Transactions and (b) except as expressly provided herein, each agreement to which NewBridge and the Company are party shall remain in full force and effect.

6. Without regard to whether the Closing occurs or this letter agreement is terminated, the Company shall pay to, or on behalf of, NewBridge, promptly as billed, all fees, disbursements and reasonable out-of-pocket expenses incurred by NewBridge in connection the Transactions (including, without limitation, reasonable fees and disbursements of counsel and other customary expenditures).

7. This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. This letter agreement may be waived, amended, modified or terminated only by a written agreement signed by each of the parties hereto and Stream and Ares Corporate Opportunities Fund II, L.P., each of which is expressly made a third party beneficiary hereof.

8. Notwithstanding anything that may be expressed or implied in this letter agreement, the Company and NewBridge covenant, agree and acknowledge that (a) no recourse under this letter agreement or any other Transaction Documents shall be had against any current or future director, officer, employee, general or limited partner, manager or member of any of NewBridge or of any affiliate or assignee thereof (each a “NewBridge Person”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) without limiting the foregoing, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any NewBridge Person, as such, for any obligation of NewBridge under this letter agreement or any other Transaction Document for any claim based on, in respect of or by reason of such obligations or their creation.

This agreement shall terminate and be of no force or effect if the Exchange Agreement is duly terminated. In addition, the Company covenants and agrees that without the prior written consent of NewBridge, the Company shall not (i) waive any of the Company’s conditions to Closing set forth in Sections 6.1 and 6.3 of the Exchange Agreement, or (ii) amend or waive any other provision of the Exchange Agreement. Notwithstanding the foregoing, the provisions of paragraphs 6, 7 and 8 above shall survive any such termination.

[Signature page follows]

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

NEWBRIDGE INTERNATIONAL INVESTMENT LTD.

By:	/s/ ALFREDO I. AYALA
Name:	Alfredo I. Ayala
Title:	Director

Accepted and Agreed to as of the date first written above

EGS CORP.

By:	/s/ ALFREDO I. AYALA
Name:	Alfredo I. Ayala
Title:	President

ANNEX F

[Stream Letterhead]

August 14, 2009

Ayala Corporation

33/F Tower One

Ayala Triangle

Ayala Avenue

Makati City, 1226

Metro Manila, Philippines

Ladies and Gentlemen:

Reference is made to that certain Share Exchange Agreement (“Exchange Agreement”), dated as of August 14, 2009, by and among Stream Global Services, Inc. (“Stream”), EGS Corp. (the “Company”), EGS Dutchco B.V. (“EGS Dutchco”) and NewBridge International Investment Ltd. (“NewBridge”), pursuant to which Stream shall acquire and EGS Dutchco and NewBridge shall transfer all of the shares of capital stock of the Company owned by them in exchange for shares of Stream Common Stock.

All capitalized terms used but not herein defined shall have the meanings ascribed to them in the Exchange Agreement unless the context otherwise requires.

On or after the Closing, the combined companies resulting from the Exchange and the transactions contemplated by the Exchange Agreement may refinance their outstanding debt obligations and in connection thereto Stream may issue certain debt securities (“High Yield Debt”) in an offering ( an “Offering”). In the event that Stream issues High Yield Debt, Stream hereby agrees to offer, to the extent permitted by law, Ayala Corporation, NewBridge or one of its other affiliates (collectively, “Ayala”) the right to purchase up to 10% of the aggregate principal amount of the High Yield Debt to be sold in such Offering. This letter is being delivered based on Stream’s understanding that Ayala would be entitled to participate in such Offering in reliance on Regulation S under the Securities Act and, if Regulation S is not available for such issuance, Ayala shall have no rights hereunder with respect to such Offering.

Stream shall provide Ayala with 10 days’ prior notice of its intention to consummate an Offering. Ayala shall have the right to purchase such High Yield Debt upon the terms and conditions available to other participants in the Offering (other than as required by Regulation S), including the price to be paid by the public. Ayala shall inform Stream and any underwriter(s) of such Offering of its intention to participate prior to the official pricing of such Offering. If Ayala declines to participate in such Offering or does not , upon the written request of the Company or its underwriter delivered to Ayala pursuant to Section 9.6 of the Exchange Agreement, confirm in writing within 24 hours after such request that he will participate in such Offering, , the rights provided herein shall no longer apply.

F-1

This letter and the terms hereof will be effective only upon the Closing and cannot be amended without the written consent of Ayala. This letter will terminate in any event upon the earlier of the closing of the first Offering following the Closing or the repayment or refinancing of the debt obligations of the combined companies that exist upon the Closing.

Very truly yours,

STREAM GLOBAL SERVICES, INC.

By:	/s/ R. SCOTT MURRAY
Title:

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

AYALA CORPORATION

By:	/s/ ALFREDO I. AYALA
Title:	Authorized Signatory

F-2

ANNEX G

[AYC HOLDINGS LTD. LETTERHEAD]

August 14, 2009

Ares Corporate Opportunities Fund II, L.P.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Providence Equity Partners L.L.C.

Lever House

390 Park Avenue, 4th Floor

New York, NY 10022

Ladies and Gentlemen:

This agreement is executed and delivered in connection with, and as a condition to, the transactions (the “Transactions”) contemplated by the Share Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and among Stream Global Services, Inc. (“Stream”), EGS Corp., EGS Dutchco B.V. (“Dutchco”), and NewBridge International Investment Ltd. (“NewBridge”), and the agreements executed in connection therewith or contemplated thereby (collectively with the Exchange Agreement, the “Transaction Documents”).

NewBridge and AYC Holdings Ltd. (“AYC”) are indirect wholly owned subsidiaries of Ayala Corporation. Dutchco is an indirect wholly owned subsidiary of an affiliate of Providence Equity Partners L.L.C. (“PEP”). Ares Corporate Opportunities Fund II, L.P. (“Ares”) owns a majority of the outstanding equity of Stream. EGS Acquisition Corp. (“EGS Acquisition”) is a wholly owned subsidiary of EGS Corp., other than those shares of EGS Acquisition held by the incorporators and directors of EGS Acquisition.

AYC has loaned $55 million aggregate principal amount to EGS Acquisition (the “Loan”).

To induce each of Ares and PEP to enter into the Transaction Documents to which it is a party, and for other good and valuable consideration the receipt and sufficiency is hereby acknowledged, AYC hereby agrees as follows:

1. As used herein, the following terms shall have the indicated meanings:

“Purchase Price” for any Purchased Loan (as defined below) means (a) if the Purchase Date (as defined below) occurs on or prior to December 31, 2010, the aggregate principal amount of such Purchased Loan plus all accrued and unpaid interest thereon through the Purchase Date, and (b) if the Purchase Date occurs thereafter, the amount that, when paid with respect to such Purchased Loan on the Purchase Date, provides AYC a pre-tax internal rate of return of 17% on the actual cash amount loaned by AYC to EGS Acquisition in connection with such Purchased Loan (after giving effect to all interest on, and other payments made with respect to (including amounts withheld in accordance with applicable laws), such Purchased Loan).

“Pro Rata Portions” means (a) 51.7% in the case of Ares and (b) 19.3% in the case of PEP.

2. AYC hereby grants to each of Ares and PEP the right and option (the “Option”) to purchase up to its Pro Rata Portion of the Loan, in each case at the applicable Purchase Price. The Option may be exercised, in whole or in part, at any time or from time to time, from and after the Closing Date (as defined in the Exchange Agreement) by means of a written notice delivered to AYC (each, an “Exercise Notice”). Each of Ares and PEP may designate in such Exercise Notice one of more of their respective Affiliates to purchase all or any part of their respective Pro Rata Portion of the Loan. Each Exercise Notice shall set forth the portion of the Loan to be purchased (the “Purchased Loan”) and the date of purchase (the “Purchase Date”). On the Purchase Date, AYC shall transfer and sell to Ares, PEP or their designated Affiliates, as the case may be, the Purchased Loan, free and clear of all Liens (as defined in the Exchange Agreement), and in consideration therefore Ares, PEP or their designated Affiliates, as the case may be, shall pay to AYC, upon such transfer, the applicable Purchase Price.

3. AYC represents and warrants that (a) it has full power to execute, deliver and perform this Agreement, and has taken all necessary action to authorize it to enter into and perform this Agreement, and (b) this Agreement is a valid and binding obligation of AYC, enforceable against AYC in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

4. All payments, notices and other communications under this Agreement shall be in writing and shall be personally delivered or delivered by registered or certified mail (return receipt requested), postage prepaid, or by overnight delivery service (delivery charges prepaid), and shall be deemed to be given upon delivery if delivered personally or 48 hours after deposit in the mail or 24 hours after delivery by overnight delivery service, addressed to the party to which such notice is directed at the address determined as hereinafter set forth. Each notice and other communication under this Agreement shall be addressed to the addresses set forth in Exhibit A hereof or to such other address as may be furnished to the other party in writing.

5. This Agreement may be amended or any provision of this Agreement waived only with the written consent of each of AYC, PEP and Ares. All rights or remedies under this Agreement shall be cumulative and not exclusive of any rights or remedies that any party would otherwise have and no course of dealing between the parties nor any failure or delay in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

6. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original but all such counterparts together shall constitute but one and the same instrument.

7. If any provision or obligation in or under this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired.

8. The prevailing party in any controversy, claim or dispute arising out of or relating to this Agreement or any of the documents provided for herein, or the breach hereof or thereof, shall be entitled in addition to any other appropriate relief to recover from the losing party reasonable attorneys’ fees, expenses and costs.

9. The parties hereto agree that irreparable damage might occur if any of the covenants set forth in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of them accordingly agrees that the others shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, without the need to post any bond.

10. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State, without regard to conflicts of law principles thereof that would require the application of the laws of another jurisdiction. Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, (b) agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (c) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such court and (ii) any defense or immunity based on inconvenient forum, lack of venue, lack of residence or other reason to the maintenance of any such suit, action or proceeding in any such court, and (e) consents to service of process in any suit, action or proceeding arising out of or relating to this Agreement in the manner provided for notices (other than telecopy) in paragraph 4 above. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

This agreement shall terminate and be of no force or effect if the Exchange Agreement is duly terminated.

[Signature page follows.]

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours,

AYC HOLDINGS LTD.

By:	/s/ ALFREDO I. AYALA
Name:	Alfredo I. Ayala
Title:	Chairman

Accepted and Agreed to as of the date first written above

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By:	ACOF MANAGEMENT II, L.P., Its General Partner

By:	ACOF OPERATING MANAGER II, L.P., Its General Partner

By:	ARES MANAGEMENT, INC., Its General Partner

By:	/s/ DAVID B. KAPLAN
Name:	David B. Kaplan
Title:	Vice President

PROVIDENCE EQUITY PARTNERS L.L.C.

By:	/s/ RAYMOND M. MATHIEU
Name:	Raymond M. Mathieu
Title:	Chief Financial Officer

EXHIBIT A

If to AYC:

AYC Holdings Ltd.

c/o Ayala Corporation

33/F Tower One & Exchange Plaza

Ayala Triangle

Ayala Avenue

Makati City, 1226

Metro Manila, Philippines

Attention:	Solomon M. Hermosura
Telephone:	+63 (2) 848-5643
Facsimile:	+63 (2) 759-4383

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

U.S.A.

Attention:	Michael Weisser, Esq.
Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007

If to Ares:

Ares Corporate Opportunities Fund II, L.P.

c/o Ares Management, Inc.

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067

U.S.A.

Attention:	David Kaplan and Jeffrey Schwartz
Telephone:	(310) 201-4100
Facsimile:	(310) 201-4157

with a copy to (which shall not constitute notice):

Proskauer Rose LLP

2049 Century Park East

Suite 3200

Los Angeles, California 90067

U.S.A.

Attention:	Michael A. Woronoff, Esq.
Telephone:	(310) 557-2900
Facsimile:	(310) 557-2193

If to PEP:

Providence Equity Partners L.L.C.

Lever House

390 Park Avenue, 4th Floor

New York, NY 10022

Attention:	Raymond M. Mathieu
Telephone:	(401) 751-1700
Facsimile:	(401) 751-1790

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

U.S.A.

Attention:	Michael Weisser, Esq.
Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007